Form 10-K, Exhibit 13
period 1995-12-31
FIRST NATIONAL CORP /SC/
filed 1996-03-29
CIK 764038

PORTIONS OF FIRST NATIONAL CORPORATION'S 1995 ANNUAL REPORT TO SHAREHOLDERS INCORPORATED BY REFERENCE ON FORM 10-K

(Information set forth on the inside front cover of the Registrant's 1995 Annual Report to Shareholders under the heading "STOCK INFORMATION.")

                                STOCK INFORMATION

Common stock of First National Corporation is not listed on any exchange, nor is there a recognized or established trading market. Management believes that the common stock has traded for a price per share of $18.50 to $25.50 during the past two years, giving retroactive effect to stock dividends and stock splits. However, management has knowledge of only a limited number of trades and has no independent means of verifying the price at which trading has occurred. There were approximately 1,718 shareholders at January 18, 1996. Quarterly cash dividends of $0.165, $0.165, $0.17 and $0.18 per share were paid in the first, second, third and fourth quarters of 1995, respectively, and of $0.16 per share in each quarter of 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Equity and Dividends" for a discussion of certain restrictions on the payment of dividends.

(Information set forth on page 3 of the Registrant's Annual Report to Shareholders under the heading "CONSOLIDATED FINANCIAL HIGHLIGHTS")

                                         CONSOLIDATED FINANCIAL HIGHLIGHTS


For the Year (Dollars in thousands,
except per share)                                    1995              1994              1993              1992              1991
                                                     ----              ----              ----              ----              ----

Net income                                      $   4,640         $   4,061         $   3,773         $   3,295         $   2,933

   Per share                                         2.07              1.82              1.69              1.48              1.32

Total assets                                      436,322           374,043           349,056           333,984           315,967

Cash dividends declared per share                    0.68              0.64              0.60              0.56              0.55

Book value per share at year end                    17.72             16.17             14.96             13.75             12.69





Financial Ratios                                      1995              1994              1993            1992             1991
                                                      ----              ----              ----            ----             ----

Return on average assets                              1.13%             1.10%             1.09%           1.00%            0.95%

Return on average equity                             12.25             11.67             11.79           11.17            10.82

Dividend payout ratio                                30.24             29.45             28.62           29.79            32.82

Average equity to average assets                      9.25              9.44              9.20            8.94             8.78





                                                      December 31                                Average Daily Balance
                                                      -----------                                ---------------------


Balance Sheet Highlights                                               Percent                                           Percent
(Dollars in thousands)                    1995           1994           Change           1995            1994            Change
                                          ----           ----           ------           ----            ----            ------

Loans-net of unearned income              $247,883        $208,552      18.9%         $227,466        $193,135             17.8%

Total earning assets                       399,379         341,908      16.8%          378,476         340,269             11.2%

Total assets                               436,322         374,043      16.7%          409,426         368,373             11.1%

Demand deposits                             56,735          48,035      18.1%           52,611          47,069             11.8%

Total deposits                             368,315         320,707      14.8%          343,723         314,286              9.4%

Total interest-bearing liabilities         337,413         287,969      17.2%          316,484         284,591             11.2%

Shareholders' equity                        39,777          36,181       9.9%           37,873          34,789              8.9%



All information has been retroactively restated to give effect to the merger of Santee Cooper State Bank with and into First National Bank effective at the close of business on December 31, 1992.

Per share data have been retroactively adjusted to give effect to a five percent common stock dividend paid to shareholders of record on August 31, 1993, and ten percent common stock dividends paid to shareholders of record on each of October 28, 1994 and October 31, 1995.

This information should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto contained elsewhere in this report.

(Information set forth on pages 6 through 28 of the Registrant's 1995 Annual Report to Shareholders under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

     This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of First National Corporation and its subsidiary First National Bank. The five year period 1991 through 1995 is discussed with particular emphasis on the years 1993, 1994 and 1995. This commentary should be reviewed in conjunction with the financial statements and related footnotes and the other statistical information related to First National Corporation and contained elsewhere herein, (see "Consolidated Financial Statements of First National Corporation"). At the close of business on December 31, 1992 Santee Cooper State Bank, a South Carolina state-chartered bank, was merged with and into First National Bank. The financial statements have been retroactively restated to reflect the results of operations of the combined entities for the periods presented in the financial statements. On January 20, 1995, the Corporation entered into a Purchase and Assumption Agreement to acquire two branches of another commercial bank. The excess of the purchase price over the fair value of the net tangible assets acquired was $3,034,000. Total assets were increased by approximately $34,000,000. The transaction was completed during the second quarter of 1995.


Summary of Operations

     Earnings of First National Corporation were $4,640,000, $4,061,000 and $3,773,000 in 1995, 1994 and 1993, respectively. Net income increased 14.3 percent in 1995 when compared to 1994 and increased 7.6 percent in 1994 when compared to 1993. Net income per share increased to $2.07 compared to $1.82 in 1994. Per share earnings in 1993 were $1.69. The increase in net income in 1995 primarily resulted from an increase in interest income as well as an increase in noninterest income. The increase in net income in 1994 compared to 1993 resulted primarily from an increase in interest income as well as a decrease in the provision for loan losses.
     The per share cash dividend declared in 1995 was $0.68 compared to $0.64 in 1994 and $0.60 in 1993. In 1995 the book value per share of First National Corporation increased $1.55 or 9.6 percent, in 1994 $1.21 or 8.1 percent, and $1.21 in 1993 or 8.8 percent. The return on average assets in 1995 was 1.13 percent, 1.10 percent in 1994 and 1.09 percent in 1993. The return on average shareholders' equity for 1995 was 12.25 percent and was 11.67 percent for 1994 and 11.79 percent in 1993.
     Increases in both deposits and earning assets were realized during 1995 compared to 1994. Deposits at December 31, 1995 were $368,315,000, up $47,608,000 or 14.8 percent, compared to December 31, 1994. At year-end 1994, deposits were $320,707,000, up $14,787,000, or 4.8 percent when compared to December 31, 1993. Average deposits in 1995 were $343,723,000, up $29,437,000 or
9.4 percent from 1994. The average deposits in 1994 were $314,286,000 compared to $304,530,000 in 1993, an increase of $9,756,000 or 3.2 percent. Earning assets reached $399,379,000, up $57,471,000, or 16.8 percent at December 31, 1995 when compared to year-end 1994. At year-end 1994, earning assets were $341,908,000, up $24,067,000, or 7.6 percent from year-end 1993. Average earning assets for 1995 were $378,476,000, an increase of $38,207,000, or 11.2 percent, compared to 1994. In 1994 average earning assets were $340,269,000, up
$20,904,000, or 6.6 percent, compared to 1993. The increases in deposits and earning assets resulted primarily from the acquisition of two branch offices in Walterboro from NationsBank. This transaction added approximately $34,000,000 to our deposit base and approximately $15,000,000 to the loan portfolio.
     Interest income increased by $5,037,000, or 20.0 percent, for the year ended December 31, 1995 when compared to December 31, 1994. This increase is a result of loans and investments being repriced at higher levels due to the increase in the prime lending rate and bond yields as well as a $57,471,000 or
16.8 percent increase in earning assets. For the year ended December 31, 1994, interest income increased $1,342,000, or 5.6 percent, when compared to the same period in 1993. This increase was due to increased volume and rates.
     Interest expense increased by $3,432,000 or 37.7 percent, for the year ended December 31, 1995 compared to the same period in 1994. For the year ended December 31, 1994, interest expense increased $272,000 or 3.1 percent, when compared to the same period in 1993. The 1995 increase is a direct result of a $49,444,000 or 17.2 percent increase in interest-bearing liabilities as well as an increase in rates paid on these liabilities. The increases in rates paid are in response to the overall increase in market interest rates for the same period.


Competition

     First National Corporation competes with a number of financial institutions and other firms that engage in activities similar to banking. As an example, the Corporation competes for deposits with savings and loan associations, credit unions, brokerage firms and other commercial banks. First National continues to receive high marks from bank rating services. This has contributed to deposit growth. In its attempt to fund loans, the Corporation competes with the industries mentioned above as well as consumer finance companies, leasing companies and other lenders. In today's uncertain financial climate, all lenders are searching for quality borrowers. Acquisition of acceptable grade loans becomes more and more difficult.
     Additional financial institution mergers were completed in 1995 and 1994, creating more super regional banks. Although this reduced the number of banks and branches, the changes resulted in intensified competition for quality funds and loans.

Net Interest Income

     Net interest income is the difference between interest income and interest expense. Two significant elements in analyzing bank's net interest income are net interest spread and net interest margin. Net interest spread is the difference between the yield on average earning assets and the rate on average interest-bearing liabilities. Net interest margin is the difference between the yield on average earning assets and the rate on all average liabilities, interest and noninterest bearing, utilized to support earning assets. The significant distinction between spread and net interest margin is that net interest margin reflects the volume of interest-free funds supporting earning assets.
     Net interest income increased $1,605,000 or 10.0 percent during 1995 compared to 1994. The increase was due primarily to an increase in volume on earning assets. Net interest income increased $1,070,000 or 7.1 percent in 1994 when compared to 1993. The increase was due primarily to increased volume of earning assets. The average yield on earning assets increased to 8.0 percent in 1995, from 7.4 percent in 1994 and 7.5 percent in 1993. Total average earning assets increased $38,207,000, or 11.2 percent, from 1994 to 1995, and $20,904,000 or 6.6 percent, from 1993 to 1994. Total average interest-bearing liabilities increased $31,893,000, or 11.2 percent, from 1994 to 1995, and $14,315,000, or 5.3 percent, from 1993 to 1994. This relationship illustrates that growth in earning assets was funded primarily through interest-bearing liabilities. The total volume growth in 1995 compared to 1994 had a positive impact on net interest income of $2,419,000, which was reduced by $814,000 due to the decrease in rates. In 1994 compared to 1993 net interest income was positively affected by $913,000 attributable to volume and $157,000 attributable to rate decreases. In 1995 compared to 1994, net interest spread decreased approximately .2 percent and net interest margin remained nearly the same. In 1994 compared to 1993, net interest spread and net interest margin remained nearly the same.
     Average noninterest-bearing funds supporting earning assets as a percentage of earning assets changed from 13.7 percent in 1993 to 13.8 percent in 1994 and
13.9 percent in 1995.


Table 1


Volume and Rate
Variance Analysis



                                                       1995 Compared to 1994                            1994 Compared to 1993
                                                      Changes Due to Increase                          Changes Due to Increase
                                                           (Decrease) In                                    (Decrease) In
(Dollars in Thousands)                           Volume(1)      Rate(1)      Total                  Volume(1)      Rate(1)    Total
                                                 ---------      -------      -----                  ---------      -------    -----
Interest earning assets:
  Loans (2)                                          $3,280      $1,047      $4,327                   $1,799       $(137)    $1,662
  Investments:
   Taxable                                              219         265         484                      (49)         44         (5)
   Tax exempt (3)                                       224         (11)        213                       20        (102)       (82)
  Funds sold                                            (19)         32          13                     (498)        265       (233)
                                                     -----       ------      ------                    -----       -----     ------

    Total interest income                             3,704       1,333       5,037                    1,272          70      1,342
                                                     ------      ------      ------                   ------       -----     ------

Interest-bearing liabilities:
  Deposits:
   Interest bearing transaction                         130          14         144                      132          45        177
   Saving                                               (89)         81          (8)                      60         (14)        46
   Certificates of deposit                              928       1,628       2,556                      (75)       (146)      (221)
  Funds purchased                                       316         424         740                      242          28        270
                                                     ------      ------      ------                   ------       -----     ------
    Total interest expense                            1,285       2,147       3,432                      359         (87)       272
                                                     ------      ------      ------                   ------       -----     ------

    Net interest income                              $2,419       $(814)     $1,605                   $  913       $ 157     $1,070
                                                     ======      ======      ======                   ======       =====     ======





(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.

(2)  Nonaccrual loans are included in the above analysis.

(3) Tax exempt income is not presented on a tax equivalent basis in the above analysis.


Table 2

Yields on Average Earning Assets and
Rates on Average Interest-bearing Liabilities

(Dollars in thousands)                                                               1995
                                                                                     ----
                                                                 Average                Interest              Average
                                                                 Balance             Earned/Paid           Yield/Rate
                                                                 -------             -----------           ----------

Assets
Interest earning assets:
  Loans, net of unearned income                                 $227,466                 $22,020             9.68%
  Time deposits in other banks
  Investment securities:
   Taxable                                                       109,864                   6,017             5.48
   Tax exempt (1)                                                 32,924                   1,659             5.04
  Funds sold                                                       8,222                     487             5.92
                                                                --------                 -------

    Total earning assets                                         378,476                  30,183             7.98
                                                                                         -------
Cash and other assets                                             34,348
Less allowance for loan losses                                   (3,398)

    Total assets                                                $409,426
                                                                ========
Liabilities
Interest-bearing liabilities:
Deposits:
  Interest-bearing transaction accounts                          $76,476                   1,741             2.28
  Savings                                                         73,524                   2,066             2.81
  Certificates of deposit                                        141,113                   7,436             5.27
Funds purchased                                                   25,371                   1,282             5.05
                                                                --------                 -------

    Total interest-bearing liabilities                           316,484                  12,525             3.96
                                                                                         -------
Demand deposits                                                   52,611
Other liabilities                                                  2,458
Shareholders' equity                                              37,873
                                                                --------

    Total liabilities and shareholders' equity                  $409,426
                                                                ========
                                                                                                             4.02%
                                                                                                             =====
Net interest spread
Impact of interest free funds                                                                                 .65%
                                                                                                             =====
Net interest margin                                                                                          4.67%
                                                                                                             =====
Net interest income                                                                      $17,658
                                                                                         =======



Table 2


                         1994                                                                          1993
--------------------------------------------------------                    --------------------------------------------------------
     Average              Interest          Average                                Average             Interest           Average
     Balance            Earned/Paid       Yield/Rate                               Balance           Earned/Paid         Yield/Rate
     -------            -----------       ----------                               -------           -----------         ----------



        $193,135              $17,693         9.16%                                  $173,415              $16,031             9.24%


         105,704                5,533         5.23                                     93,826                5,538             5.90
          28,470                1,446         5.08                                     28,110                1,528             5.44
          12,960                  474         3.66                                     24,014                  707             2.94
        --------              -------                                                --------              -------

         340,269               25,146         7.39                                    319,365               23,804             7.45
                              -------                                                                      -------
          31,202                                                                       31,298
         (3,098)                                                                      (2,769)
        --------                                                                     --------

        $368,373                                                                     $347,894
        ========                                                                     ========



        $ 70,807                1,597         2.26                                   $ 64,780                1,420              2.19
          75,968                2,074         2.73                                     73,664                2,028              2.75
         120,442                4,880         4.05                                    122,274                5,101              4.17
          17,374                  542         3.12                                      9,558                  272              2.85
        --------               ------                                                --------              -------

         284,591                9,093         3.20                                    270,276                8,821              3.26
                               ------                                                                      -------
          47,069                                                                       43,812
           1,924                                                                        1,816
          34,789                                                                       31,990
        --------                                                                     --------

        $368,373                                                                     $347,894
        ========                                                                     ========

                                              4.19%                                                                            4.19%
                                              =====
                                               .53%                                                                             .50%
                                              =====                                                                            =====
                                              4.72%                                                                            4.69%
                                              =====                                                                            =====
                              $16,053                                                                      $14,983
                              =======                                                                      =======


(1) Tax exempt income is not presented on a tax equivalent basis in the above analysis.

Investment Securities

     Investment securities are the second largest category of earning assets. These assets comprised 37.9 percent of earning assets as of December 31, 1995 and 39.0 percent at year-end 1994. Investment securities are utilized by the
Corporation as a vehicle for the employment of excess funds, to provide liquidity, to fund loan demand or deposit liquidation, and to pledge as collateral for certain deposit and purchased funds.
     The  portfolio   taxable  income  was  $6,017,000  in  1995  compared  with
$5,533,000 in 1994, a net increase of $484,000. Of this increase, a gain of approximately $219,000 was attributable to the $4,160,000 average volume increase of taxable securities. The higher income generated by the increased volume was augmented by an increase of $265,000 resulting from a 25 basis point increase in yield. The taxable income was $5,533,000 in 1994, compared with $5,538,000 in 1993, a net decrease of $5,000. Of this decrease, a loss of approximately $49,000 was attributable to the $11,878,000 average volume increase in taxable securities. The loss generated by the decreased volume was partially offset by an increase of $44,000, resulting from a 67 basis point decline in yield. This is indicative of the decreases in overall interest rates in the past years and their effect upon portfolio investments as higher-yielding securities mature and are replaced by lower-yielding investments. The average maturity of the taxable portfolio at December 31, 1995 for U.S. Treasury securities was 1.6 years and for Federal Agency securities was 2.4 years. This compares with average maturities at year-end 1994 of 1.4 years on treasuries and
2.8 on agencies and at year-end 1993 of 1.4 years on treasuries and 3.2 on agencies, respectively.
     The portfolio non-taxable investment income was $1,659,000 in 1995 compared with $1,446,000 in 1994 and $1,528,000 in 1993, a net increase of $213,000 or
14.7 percent, and a decrease of $82,000 or 5.4 percent, respectively. Of the increase in 1995, a gain of $224,000 was attributable to an increase in average volume of $4,454,000 in municipal securities offset by a decrease of $11,000 resulting from a 4 basis point decrease in yield. The decrease from 1993 to 1994 was $82,000 and was attributable to the increase in volume of $20,000, offset by a decrease of $102,000 resulting from a 36 basis point decrease in yield. The average maturity of the non-taxable portfolio at December 31, 1995 was 2.5 years compared to 2.8 years, and 2.6 years in 1994, and 1993, respectively. First National Corporation continues to actively purchase bank qualified tax-free securities to supplement the taxable portfolio sector. However, with the negative yield adjustment due to the Tax Equity and Fiscal Responsibility Act of 1982 and the alternative minimum tax considerations, each individual purchase continues to be closely evaluated as to its value to First National Corporation.

     At December 31, 1995 the fair value of the securities portfolio totalled $152,430,000, a .6 percent premium. The market valued the Corporation's 1994 portfolio at a 2.8 percent discount and its 1993 portfolio at a 1.5 percent premium.
     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued by the Financial Accounting Standards Board in May, 1993. As required, the Corporation adopted the provisions of this statement effective December 31, 1993, without retroactive application to prior years' financial statements. The Corporation's management reclassified, as of December 31, 1995, the Corporation's investment securities into available-for-sale and held-to-maturity categories based on current intent in accordance with the criteria established by SFAS No. 115. At that date, investment securities with an amortized cost of $55,749,000 and an estimated fair value of $55,836,000 were classified as available-for-sale. The effect in this change in accounting principle was to increase the carrying value of securities $87,000 and directly increase shareholders' equity $54,000, which is net of income taxes of $33,000. The increase, net of income tax effect, is presented in the statement of changes in shareholders' equity as an adjustment of the balance of the separate component of shareholders' equity required by SFAS No. 115 for the unrealized holding gains and losses on available-for-sale securities.
     On an ongoing basis, management assigns securities upon purchase into one of the categories designated by SFAS No. 115 based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements.
     There were no realized gains or losses on sales of investment securities during 1995, 1994 or 1993.


Table 3

Book Value of Investment Securities
December 31,
(Dollars in thousands)                          1995            1994            1993              1992            1991
                                                ----            ----            ----              ----            ----
U. S. Treasury Securities                   $ 49,959        $ 49,164        $ 39,972          $ 40,220        $ 37,911
U. S. Government Agencies
  and Corporations                            63,600          53,914          54,345            33,324          22,910
Other Securities                                 475             476             371               281             281
                                            --------        --------        --------          --------         -------
  Total Taxable                              114,034         103,554          94,688            73,825          61,102
                                            --------        --------        --------          --------         -------

State, County and Municipal
  Obligations                                 37,462          29,802          33,796            29,151          27,497
                                            --------        --------        --------          --------         -------
  Total Tax-exempt                            37,462          29,802          33,796            29,151          27,497
                                            --------        --------        --------          --------         -------
  Total Investment Securities               $151,496        $133,356        $128,484          $102,976         $88,599
                                            ========        ========        ========          ========         =======







Table 4

Maturity Distribution and Yields of Investment Securities
                               Due in          Due After       Due After        Due After
December 31, 1995           1 yr. or Less     1 Thru 5 Yrs.   5 Thru 10 Yrs.      10 Yrs.           Total          Par        Fair
(Dollars in thousands)     Amount   Yield   Amount    Yield  Amount   Yield  Amount    Yield  Amount     Yield    Value      Value
                           ------   -----   ------    -----  ------   -----  ------    -----  ------     -----    -----      -----
U. S. Treasury
 Securities               $21,497   5.00%   $28,462    5.90% $             %    $           % $ 49,959    5.51%  $ 49,150   $ 50,097
U.S. Government Agencies   10,536   4.73     46,683    5.79    6,381   5.95                     63,600    5.63     63,730     63,726
 and Corporations
Other Securities (1)                                                             475    4.51       475    4.51        475        475
                                                                                ----    ----  --------    ----   --------   --------
     Total Taxable         32,033   4.91     75,145    5.83    6,381   5.95      475    4.51   114,034    5.57    113,355    114,298
                          -------  -----    -------    ----  -------  -----     ----    ----  --------    ----   --------   --------
State, County and
 Municipal Obligations(2)  10,687   4.56     20,404    4.93    6,371   5.20                     37,462    4.87     37,050     38,132
                          -------  -----    -------    ----  -------  -----                   --------    ----   --------   --------
     Total                $42,720   4.82%   $95,549    5.64% $12,752   5.58%    $475    4.51% $151,496   5.40%  $150,405   $152,430
                          =======   ====    =======    ====  =======   ====     ====    ====  ========   ====   ========   ========
Percent of Total                     28%                 63%              9%                               100%
Cumulative % of Total                28%                 91%            100%             100%



(1) Federal Reserve Bank and other corporate stocks have no set maturity but are classified in "Due after 10 years."

(2)  Tax exempt yield is not presented on a tax equivalent basis.

Loans

     Loans, net of unearned income, at December 31, 1995, were $247,883,000, which represents an increase of $39,331,000, or 18.9 percent when compared to year-end 1994. Average loans for December 31,1995 increased 17.8 percent to $227,466,000 from $193,135,000 for 1994.
     The largest element of the loan portfolio continues to be the real estate mortgage category. All loans secured by real estate, except real estate construction, are placed in this category regardless of the loan purpose. The use of real estate as security for loans is common in First National Corporation's market area and this, along with other collateral, increases the likelihood of repayment. The real estate mortgage category grew by 17.4 percent to $148,853,000 at year-end and represents 60.1 percent of total loans. This is a decrease from 60.8 percent in 1994. Commercial, financial and agricultural loans increased to $43,108,000 from $34,476,000 the previous year. This increased this category to 17.4 percent of the loan portfolio from 16.5 percent in 1994. Consumer loans represent 20.2 percent of total loans compared to 20.4 percent at year-end 1994. Table 5 provides the distribution of loans for the past five years.
     The prime rate was increased three times and decreased once in 1995, and the yield on the loan portfolio for 1995 was 9.7 percent, up from 9.2 percent for 1994. This increase in yield and the volume growth of the loan portfolio resulted in an interest and fee income increase of $4,327,000, or 24.5 percent, to $22,020,000. Table 6 shows the maturity and interest sensitivity of the commercial, financial and agricultural category and the real estate construction category as of December 31,1995. As of this date, loans that mature in one year or less were $98,023,000. Of the loans that mature after one year, $79,258,000, or 61.5 percent, had fixed interest rates while $49,616,000, or 38.5 percent, had variable rates.
     The placement of loans on a nonaccrual status is dependent upon the type of loan, collateral values and the collection activities in progress. Loans which are well secured and in the process of collection are allowed to remain on an accrual basis until they become 120 days past due. Unsecured commercial loans and well secured loans not in the process of collection are charged off on or before the date they become 90 days past due and, therefore, do not reach a nonaccrual status. Commercial and real estate loans which are partially secured are written down to the collateral value and placed on nonaccrual status on or before becoming 90 days past due. Consumer loans are charged off on or before becoming 120 days past due. All interest accrued in the current year but unpaid at the date a loan goes on nonaccrual status is deducted from interest income, while interest accrued from previous years is charged against the reserve for loan losses. At December 31, 1995, nonaccrual loans were $845,000 compared with $1,214,000 at year-end 1994. At December 31, 1995, loans which were 90 days or more past due had increased by $257,000 to $354,000 as compared to year-end 1994.
     During 1995, income of $39,000 on nonaccrual loans would have been recorded if these loans had been accruing throughout 1995. No interest income on nonaccrual loans was included in net income for 1995. First National Corporation does not have any loans which have been restructured, any foreign loans or any concentrations of loans which exceed 10 percent of total loans.
         Table 7 provides the level of these risk elements for the past five years.


Table 5

Distribution of Net Loans
By Type
December 31,
(Dollars in thousands)                   1995           1994            1993           1992           1991
                                         ----           ----            ----           ----           ----

Commercial, financial,
  agricultural and other             $ 43,108       $ 34,476        $ 28,169       $ 31,715        $ 34,167
Real estate - construction              5,792          4,781           3,321          1,455           2,083
Real estate - mortgage                148,853        126,751         110,113        104,021         102,664
Consumer                               50,130         42,544          36,854         35,745          39,444
                                     --------       --------        --------       --------        --------

Total                                $247,883       $208,552        $178,457       $172,936        $178,358
                                     ========       ========        ========       ========        ========


                                                                Percent of Total
                                                                ----------------
Commercial, financial,
  agricultural and other               17.4%          16.5%           15.8%          18.3%           19.1%
Real estate - construction              2.3            2.3             1.9            0.8             1.2
Real estate - mortgage                 60.1           60.8            61.7           60.2            57.6
Consumer                               20.2           20.4            20.6           20.7            22.1
                                      -----          -----           -----          -----           -----
Total                                 100.0%         100.0%          100.0%         100.0%          100.0%
                                      =====          =====           =====          =====           =====

Table 6

Maturity Distribution of Loans
                                                                       Maturity
                                                                       --------
December 31, 1995                                     1 Year           1 - 5         Over 5
(Dollars in thousands)                               or Less           Years          Years
                                                     -------           -----          -----
Commercial, financial,
 agricultural and other              $ 43,108        $24,220        $ 16,177        $ 2,711
Real estate - construction              5,792          3,694           2,078             20
Real estate - mortgage                148,853         53,661          83,971         11,221
Consumer                               50,130         16,448          26,116          7,566
                                     --------        -------        --------        -------
Total                                $247,883        $98,023        $128,342        $21,518
                                     ========        =======        ========        =======

Loans due after one year with:
   Predetermined interest rates                      $90,913
   Floating or adjustable interest rates             $58,947


Asset Quality

     Asset quality is maintained through the management of credit risk. Each individual earning asset, whether in the investment, loan, or short-term investment portfolio, is reviewed by management for credit risk. To facilitate this review, First National Corporation has established credit policies which include credit limits, documentation, periodic examination and follow-up. In addition, these portfolios are examined for exposure to concentration in any one industry, government agency, or geographic location. In examining the portfolios at December 31, 1995 and 1994, the Corporation did not have more than ten percent of the loan portfolio in any one industry and had no foreign loans.
     Each category of earning assets has a degree of credit risk. To measure credit risk, various techniques are utilized. Credit risk in the investment portfolio can be measured through bond ratings published by independent agencies. In the investment portfolio, 94.8 percent of the investments consist of U.S. Treasury securities, U.S. Agency securities and tax-free securities having a rating of "A" or better. The credit risk of the loan portfolio can be measured by historical experience. The Corporation maintains its loan portfolio in accordance with its established credit policies. Loans are reported as being in nonaccrual status when principal or interest has been in default for a period of 90 days or more unless the obligation is both well secured and in process of collection. Loans which are well secured and in the process of collection are allowed to remain on an accrual basis until they become 120 days past due. Net loan charge-offs over the past five years have not exceeded .54 percent of net average loans. In 1995 net loan charge-offs as a percentage of net average loans were .15 percent compared to .17 percent in 1994.

Table 7
Nonaccrual and Past Due Loans

December 31
(Dollars in thousands)                         1995            1994           1993            1992           1991
----------------------                         ----            ----           ----            ----           ----
Loans past due 90 days or more               $  354          $   97         $  209          $  408           $297
Loans on a nonaccruing basis                    845           1,214            983             645            678
                                             ------          ------         ------          ------           ----

Total                                        $1,199          $1,311         $1,192          $1,053           $975
                                             ======          ======         ======          ======           ====



Table 8

Summary of Loan
Loss Experience
December 31
(Dollars in thousands)                       1995            1994           1993            1992           1991
                                             ----            ----           ----            ----           ----
 Allowance for loan losses -
  January 1                             $   3,194       $   2,955      $   2,685       $   2,418      $   2,099
                                        ---------       ---------      ---------       ---------      ---------
Charge-offs during the year
  Real estate - construction                    -               -              -               -              -
  Real estate - mortgage                     (130)           (175)           (61)           (215)          (160)
  Consumer/Credit cards                      (514)           (378)          (330)           (460)          (483)
  Commercial                                  (47)            (80)          (284)           (571)          (361)
                                        ---------       ---------      ---------       ---------      ---------
   Total charge-offs                         (691)           (633)          (675)         (1,246)        (1,004)
                                        ---------       ---------       --------       ---------      ---------
Recoveries during the year
  Real estate - construction                    -               -              -               -              -
  Real estate - mortgage                      123              58              9              18              4
  Consumer/Credit cards                       143             178            140             185            119
  Commercial                                   90              61             63             102             66
                                        ---------       ---------      ---------       ---------      ---------
   Total recoveries                           356             297            212             305            189
                                        ---------       ---------      ---------       ---------      ---------
Net charge-offs                              (335)           (336)          (463)           (941)          (815)
Provisions from earnings                      844             575            733           1,208          1,134
                                        ---------       ---------      ---------       ---------      ---------
Allowance for loan losses -
  December 31                           $   3,703       $   3,194      $   2,955       $   2,685      $   2,418
                                        =========       =========      =========       =========      =========

Average loans - net of
  unearned income                        $227,466        $193,135       $173,415        $173,063       $172,217
Ratio of net charge-offs
  to average loans - net of
  unearned income                            .15%            .17%           .27%            .54%           .47%


Loan Loss Provision

     First National Corporation maintains a reserve for possible loan losses at a level which management believes is sufficient to provide for potential losses in the loan portfolio. Management evaluates the adequacy of the reserve utilizing its internal risk rating system and regulatory agency examinations to assess the quality of the loan portfolio and identify problem loans. The evaluation process also includes management's analysis of current and future economic conditions, composition of the loan portfolio, past due and nonaccrual loans, concentrations of credit, lending policies and procedures and historical loan loss experience. The provision for loan losses is charged to the income statement in the amount necessary to maintain the allowance at the appropriate level.
     The allowance is established on an overall portfolio basis, and management does not subsequently allocate the allowance by geographic area or loan category.
     The provision for loan losses for the year ended December 31, 1995, was $844,000, compared to $575,000 in 1994, which represents a 46.8 percent increase. The increase in the provision for loan losses was due to several factors. These factors include continued less favorable economic conditions and continued strong loan growth.
     At year-end 1995 the loan loss provision was $844,000 compared to $575,000 for the previous year. These additions increased the allowance for loan losses to $3,703,000, or 1.49 percent of outstanding loans at the end of 1995, and $3,194,000, or 1.53 percent at year-end 1994. Total charge-offs were $691,000 and $633,000, respectively in 1995 and 1994. Recoveries were $356,000 for 1995 and $297,000 for 1994. Net charge-offs were $335,000 in 1995 and $336,000 for
1994. Net charge-offs were centered in consumer loans which increased from $200,000 in 1994 to $371,000 in 1995. Real Estate loan net charge-offs declined by $110,000 in 1995 while consumer loan losses increased by $171,000. Net charge-offs to average loans were .15 percent in 1995 and .17 percent in 1994.
A summary of loan loss experience is provided in Table 8 for 1991 through 1995.
     Other real estate owned includes certain real estate acquired as a result of foreclosure and deeds in lieu of foreclosure, as well as amounts reclassified as in-substance foreclosures. For the period ended December 31, 1995, other real estate owned was $151,000 compared to $133,000 at December 31, 1994. This slight increase resulted from the bank taking title to certain properties during the year while other properties were sold or written down.
     Management anticipates that the level of charge-offs for 1996 will be somewhat higher than the level experienced in 1995. The loan loss provision is considered adequate by management. However, changes in economic conditions in the Corporation's market area can always affect these levels.


Liquidity

     Liquidity is defined as the ability of an entity to generate cash to meet its financial obligations. For a bank liquidity means the consistent ability to meet loan demand and deposit withdrawals. The Corporation has employed its funds in a manner to provide liquidity in both assets and liabilities. Asset liquidity is maintained by the maturity structure of loans, investment securities and other short-term investments. Management has policies and procedures governing the length of time to maturity on loans and investments. As noted in Table 4,
28.0 percent of the investment portfolio matures in one year or less. This part of the investment portfolio consists of U.S. Treasury securities, U.S. Agency securities and bank qualified municipal securities. Loans and other investments are of a longer term nature and are not utilized for day-to-day bank liquidity needs.
     Increases in the Corporation's liabilities provide liquidity on a day-to-day basis. Daily liquidity needs may be met from deposits or from the Corporation's use of federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings at favorable interest rates. The Corporation has an increasing reliance on borrowed funds which are primarily cash management or "sweep" accounts that are accommodations to corporate and governmental customers through the sale of securities sold under agreement to repurchase arrangements. During 1995, the Corporation maintained an even higher level of liquidity with an influx of interest sensitive deposits.


Table 9

Interest Sensitivity Analysis
                                                         After          After Six                         Greater
                                       Within            Three           Through                         Than One
December 31, 1995                       three           Through          Twelve          Within          Year and
(Dollars in thousands)                  Months        Six Months         Months         One Year       Insensitive(1)      Total
                                        ------        ----------         ------         --------       ------------        -----
Loans                                $ 105,961       $  15,262          $ 20,147        $141,370          $106,513      $247,883
Investments                             21,772          13,428             7,268          42,468           109,028       151,496
Funds
  Total interest earning assets      $ 127,733       $  28,690          $ 27,415        $183,838          $215,541      $399,379
                                     =========       =========          ========        ========          ========      ========
  Percent                                 32.0%            7.2%              6.8%           46.0%             54.0%        100.0%
                                     =========       =========          ========        ========          ========      ========
Interest-bearing deposits,
  excluding CDs greater than
    $100,000                         $ 100,185       $  29,175          $ 34,531        $163,891          $116,486      $280,377
CDs greater than $100,000               11,930           4,685             6,267          22,882             8,321        31,203
Short-term borrowings                   25,833                                            25,833                          25,833
                                     ---------                                          --------                        --------
  Total interest-bearing liab.         137,948          33,860            40,798         212,606           124,807(2)    337,413
Interest-free funds                                                                                         61,966        61,966
                                                                                                          --------      --------
  Funds supporting interest
    earning assets                   $ 137,948         $33,860          $ 40,798        $212,606          $186,773      $399,379
                                     =========       =========          ========        ========          ========      ========
  Percent                                 34.5%            8.5%             10.2%           53.2%             46.8%        100.0%
                                     =========       =========          ========        ========          ========      ========
Interest sensitivity gap             $ (10,215)      $  (5,170)         $(13,383)       $(28,768)         $ 28,768
Cumulative gap                       $ (10,215)      $ (15,385)         $(28,768)       $(28,768)
Percent of total interest earning
  assets                                   2.6%            3.9%              7.2%            7.2%


(1) These items are considered insensitive because they are not generally affected by fluctuations in market interest rates.
(2)  Includes savings deposits of $73,207.

     Table 9 discloses the cumulative gap as a percentage of assets included in the computation of gap (total earning assets) rather than total assets.

Interest Sensitivity

     Interest sensitivity analysis refers to the potential impact of interest rate changes on net interest income. Normally this sensitivity is expressed in interest sensitivity gap and cumulative gap. Interest sensitivity analysis utilizes the concept of matching interest sensitive assets with interest sensitive liabilities over a stated time period. Interest sensitivity applies to both assets and liabilities which carry a variable rate or mature during a stated time period. A positive interest sensitivity gap demonstrates that assets are repriced before liabilities during the stated time period. Conversely, a negative gap demonstrates liabilities are repriced before assets.
     The objective of interest sensitivity management is to maintain stable growth in net interest income while minimizing adverse changes. Management is continually changing the gap position of the Corporation in response to changes in money markets and other external factors.
     In 1995, sources of funds continued to become sensitized to changes in interest rates. Table 9 presents the interest sensitive position of the Corporation's balance sheet at December 31, 1995. The analysis illustrates the Corporation's interest sensitivity position at prescribed intervals. Reflected in the table are interest sensitivity gap and cumulative gap for immediate through one year maturities. Management attempts to particularly control gap from zero to twelve months. The position of First National Corporation at December 31, 1995 with regard to the cumulative gap at the 12 month time frame is a negative gap of $28,768,000. Assuming that no other variable changed, the potential impact to First National Corporation's net interest income before taxes in the next year should rates on the asset and liability sides change immediately and equally would be:

     a rise of 1% would decrease earnings by $287,680
     a rise of 2% would decrease earnings by $575,360
     a rise of 3% would decrease earnings by $863,040
     a decline of 1% would increase earnings by $287,680
     a decline of 2% would increase earnings by $575,360
     a decline of 3% would increase earnings by $863,040

     Table 9 reflects the balances of interest earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts of amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled repayments at each scheduled payment date until the loan may be repriced contractually and the unamortized balance is reflected at this point. Investments are reflected at each instrument's ultimate maturity date or pre-refunded call date. Funds sales are reflected at the immediate repricing interval due to the overnight availability of the instruments. A portion of interest-bearing liabilities with no contractual maturity, such as money market deposit accounts and NOW accounts, are reflected in the immediate repricing period due to the contractual arrangements that give First National Corporation the ability to vary the rates paid on those deposits within a thirty-day or shorter period. First National Corporation reflects a portion of its savings deposits as noninterest sensitive to more accurately reflect their anticipated repricing characteristics. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Variable rate time deposits are reflected at the earlier of their next repricing or maturity date. Short-term borrowings (principally securities sold under repurchase agreement secured by investment securities) are reflected in the immediate repricing period due to the contractual arrangements which give First National Corporation the ability to vary the rates paid on those borrowings overnight.


Deposits

     The deposit base provides First National Corporation with funds for the long-term growth of loans and investments. At December 31, 1995, when compared to year-end 1994, total deposits were $368,315,000, up $47,608,000, or 14.8 percent. Noninterest-bearing deposits for the same period were $56,735,000, an increase of $8,700,000, or 18.1 percent, and interest-bearing deposits were $311,580,000, an increase of $38,908,000, or 14.3 percent when compared to December 31, 1994. For the year ended December 31, 1995, total average deposits increased $29,437,000, or 9.4 percent. This growth was comprised of an increase of average interest-bearing accounts of $23,895,000, or 8.9 percent, and average noninterest-bearing accounts of $5,542,000, or 11.8 percent. Growth in the interest-bearing accounts was composed of an increase in interest-bearing transaction accounts of $5,669,000, or 8.0 percent, and certificates of deposit of $20,671,000, or 17.2 percent, and a decrease in savings accounts of $2,444,000, or 3.2 percent.
     At December 31, 1995, the ratio of average interest-bearing deposits to total deposits decreased to 84.7 percent from 85.0 percent at year-end 1994 and was 85.6 percent at year-end 1993. The average rate paid on interest-bearing accounts increased to 4.0 percent from 3.2 percent at year-end 1994 and 3.3 percent in 1993.


Table 10

Maturity Distribution of CD's
of $100,000 or more             December 31                                   1995                    1994
                                                                              ----                    ----
                                (Dollars in thousands)

                                Within three months                        $12,033                 $12,266
                                After three through six months               4,685                   2,765
                                After six through twelve months              6,267                   2,267
                                After twelve months                          8,218                   8,735
                                                                           -------                 -------

                                    Total                                  $31,203                 $26,033
                                                                           =======                 =======




Short-Term Borrowed Funds

     The distribution of First National Corporation's short-term borrowings at the end of the last three years, the average amounts outstanding during each such period, the maximum amounts outstanding at any month-end, and the weighted average interest rates on year-end and average balances in each category are presented below.



                                       (Dollars in thousands)              December 31,
                                     -----------------------------------------------------------------------------------------------

                                                    1995                           1994                            1993
                                                    ----                           ----                            ----

                                          Amount           Rate           Amount           Rate           Amount           Rate
                                          ------           ----           ------           ----           ------           ----

At period-end:
   Federal funds purchased
   and securities sold under
   repurchase agreements                 $25,833           5.44%          $15,297         4.50%          $ 8,081           2.72%

Average for the year:
   Federal funds purchased
   and securities sold under
   repurchase agreements                 $25,371           5.05%          $17,374         3.12%          $ 9,588           2.85%

Maximum month-end balance:
   Federal funds purchased
   and securities sold under
   repurchase agreements                 $30,196                          $27,993                        $12,894



Equity and Dividends

     Throughout the years the strength of the shareholders' equity base has provided stability to current operations and capital adequacy to support growth. The Corporation's shareholder equity base was 9.1 percent of total assets as of December 31, 1995, compared with 9.7 percent at year-end 1994, and 9.6 percent at year-end 1993.
     The Corporation has achieved a consistent record of increasing earnings over the past years. Even though dividends have historically been increased, the Corporation has maintained a relatively constant dividend pay-out policy. The dividend pay-out ratio for 1995 was 30.2 percent compared to 29.5 percent in 1994 and 28.6 percent for 1993. Cash dividend payments in 1995 were $1,403,000 as compared to $1,196,000 in 1994. The retention of the remaining earnings has provided the basis for expansion internally of loans and investments, and acquisitions.
     Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1995, $8,768,000 of the Bank's retained earnings are available for distribution to the Corporation as dividends without prior regulatory approval. In 1995 the Bank paid dividends to the Corporation of $1,403,000.
     The Corporation and subsidiary are subject to certain risk-based capital guidelines. These ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet risks. The values of both balance sheet and off-balance sheet items will be adjusted to reflect credit risk. Under the guidelines of the Board of Governors of the Federal Reserve System, which are substantially similar to the Office of the Comptroller of the Currency guidelines, as of December 31, 1995 Tier 1 capital must be at least 4 percent of risk-weighted assets, while total capital must be 8 percent of risk-weighted assets. The Tier 1 capital ratio for First National Corporation at December 31, 1995 was 15.3 percent compared to 16.9 percent at year-end 1994. The total capital ratio was 16.6 at December 31, 1995 compared to 18.1 percent at year-end 1994.
     In conjunction with the risk-based capital ratio, applicable regulatory agencies have also prescribed a leverage capital ratio in evaluating capital strength and adequacy. The minimum leverage ratio required for banks is between 3 percent and 5 percent, depending on the institution's composite rating as determined by its regulators. At December 31, 1995, First National Corporation's leverage ratio was 9.1 percent, compared to 9.6 percent at year-end 1994. First National Corporation's ratios exceed the minimum standards by substantial margins.


Noninterest Income and Expense

     In today's banking environment, noninterest income provides a stable source of revenue for the Corporation. The expansion of banking services and the use of explicit pricing enables the Corporation to manage its fee income and price services to more closely reflect actual costs. Income from noninterest sources in 1995 was $4,049,000, an increase of $516,000, or 14.6 percent, compared to 1994. For the period ended December 31, 1994 income from noninterest sources was $3,533,000, an increase of $63,000, or 1.8 percent over 1993. In the first quarter of 1993, First National Corporation sold marketable securities assumed in the merger with Santee Cooper State Bank. This sale increased noninterest income for the periods reported. Service charges on transaction accounts in 1995 increased $463,000 or 17.6 percent when compared to 1994 and $186,000, or 7.6 percent, in 1994 compared to 1993. This increase was due to increased account activity, as well as an increase in service fees and the acquisition of two NationsBank offices in Walterboro. The deposit fee pricing structure is continually being reviewed and updated for new services and rising costs. Other charges, commissions and fees increased $53,000 or 5.9 percent in 1995. This compares with a decrease of $28,000 or 3.0 percent in 1994. The increase is a result of an increase in trust income. A $95,000 gain on sale of marketable equity securities was realized during 1993. Noninterest expense increased $979,000 or 7.3 percent in 1995 compared with $838,000 or 6.7 percent in 1994. In comparison to growth in assets, the increases reflect management's continuing efforts to control noninterest expense.
     Salary and employee benefits expense was the largest component of noninterest expense in 1995. Salaries and employee benefits increased 4.0 percent or $294,000 in 1995 as compared with an
8.9 percent or $608,000 increase in 1994. The number of full time equivalent employees was 253 at December 31, 1995 as compared with 256 in 1994 and 255 in 1993. In 1994 management adopted an employee cash incentive plan covering all employees. Cash incentives paid during 1995 under this program were $358,000.
     Net occupancy expense increased 14.5 percent in 1995 compared to an increase of 6.5 percent in 1994. The increase is attributable to higher operating expenses including utilities, maintenance and depreciation.
     Furniture and equipment expense increased 8.1 percent in 1995 compared with a 1.6 percent decrease in 1994. The increased costs in 1995 were due to increases in depreciation expense.
     Total other expense for 1995 was $4,710,000 compared with $4,204,000 in 1994 and $3,997,000 in 1993, or increases of 12.0 percent and 5.2 percent respectively. Included in other noninterest expense is $540,000 in 1995 for the amortization of intangibles, principally core deposit values, under the purchase accounting method utilized for bank acquisitions, compared with $328,000 in 1994 and $455,000 in 1993. Included in expenses for amortization of intangibles for 1995, is $231,000 attributable to the two new branches in Walterboro acquired from NationsBank. Additionally included is $373,000 attributed to Federal Deposit Insurance premiums, a decrease of $318,000, or 46.0 percent in 1995 as compared to 1994 and an increase of $27,000, or 4.1 percent in 1994 as compared to 1993. The decrease in the Federal Deposit Insurance premiums in 1995 included a $201,000 refund as the result of the Bank Insurance Fund of FDIC reaching the
1.25 percent capitalization level for every $100 of deposits insured by the FDIC. The remainder of the increase in other expense for 1995 is distributed among the following expense categories: advertising, insurance and surety bond, office and printing supplies, postage, telephone and line charges, and other expenses.



Table 11

Quarterly Results of Operations
                                                     1995 Quarters                        1994 Quarters
                                           ---------------------------------     --------------------------------
(Dollars in thousands, except per share)     Fourth   Third  Second    First       Fourth   Third   Second   First
                                             ------   -----  ------    -----       ------   -----   ------   -----
Interest income                              $8,043  $7,872  $7,356   $6,912       $6,585  $6,404   $6,196  $5,961
Interest expense                              3,424   3,332   3,063    2,706        2,449   2,302    2,193   2,149
                                             ------  ------  ------   ------       ------  ------   ------  ------
   Net interest income                        4,619   4,540   4,293    4,206        4,136   4,102    4,003   3,812
Provision for loan losses                       504     100     120      120          215     120      120     120
Noninterest income                            1,082   1,032     942      993          904     891      834     904
Noninterest expense                           3,536   3,846   3,458    3,481        3,409   3,442    3,314   3,177
                                             ------  ------  ------   ------       ------  ------   ------  ------
   Income before income taxes                 1,661   1,626   1,657    1,598        1,416   1,431    1,403   1,419
Income taxes                                    513     447     484      458          398     413      408     389
                                             ------  ------  ------   ------       ------  ------   ------  ------
   Net income                                $1,148  $1,179  $1,173   $1,140       $1,018  $1,018   $  995  $1,030
                                             ======  ======  ======   ======       ======  ======   ======  ======
Earnings per share                           $ 0.51  $ 0.53  $ 0.52   $ 0.51       $ 0.45  $ 0.46   $ 0.45  $ 0.46
                                             ======  ======  ======   ======       ======  ======   ======  ======


     The Corporation is sponsoring the organization of a national bank in Rock Hill, South Carolina. The organizers have filed an application with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, respectively, for a charter to form the National Bank of York
County and for insurance of deposits. The Corporation expects to file applications with the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institutions to acquire all of the bank's stock upon completion of its organization, so that the newly formed bank will be a wholly-owned subsidiary of the Corporation. National Bank of York County (In Organization) is expected to begin operations during 1996.
     The Corporation has entered into a $4,500,000 general purpose unsecured line of credit from an unaffiliated bank. There have been no borrowings under this credit arrangement. The Corporation plans to make a stock offering to capitalize the National Bank of York County and may draw on this line to facilitate the transaction.

Effect of Inflation and Changing Prices

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles which require the measure of financial position and results of operations in terms of historical dollars, without consideration of changes in the relative purchasing power over time due to inflation. Unlike most other industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on a financial institution's performance than does the effect of inflation. Interest rates do not necessarily change in the same magnitude as the prices of goods and services.
     While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

REPORT OF MANAGEMENT

     The financial statements, accompanying notes, and other financial information in the Annual Report to Shareholders and Form 10-K were prepared by management of First National Corporation which is responsible for the integrity of the information given. The statements have been prepared in conformity with generally accepted accounting principles and include amounts which are based on management's judgment or best estimates.
     The Corporation maintains a system of internal control to reasonably assure the safeguarding of assets and proper execution of transactions according to management's directives. The control system consists of written policies and procedures, segregation of duties, and an extensive internal audit program. Management is cognizant of the limitations of such controls, but feels reasonable assurance of effectiveness is achieved without extending costs beyond benefits derived.
     Internal audit reports are prepared for the Audit Committee of the Board of Directors and copies are made available to the independent auditors. The Audit Committee of the Board of Directors consists solely of outside directors who meet periodically with management, internal auditors, and the independent auditors. The Audit Committee reviews matters relating to the audit scope, quality of financial reporting and control, and evaluation of management's performance of its financial reporting responsibility. Access to the Audit Committee is available to both internal and independent auditors without management present.
     J. W. Hunt and Company, independent auditors, have audited the financial statements and notes included in this Annual Report and Form 10-K. Their audit was conducted in accordance with generally accepted auditing standards and their opinion presents an objective evaluation of management's discharge of its responsibility to fairly present the financial statements of the Corporation. Their opinion is contained in their report on the facing page. All financial information appearing in this Annual Report and form 10-K is consistent with that in the audited financial statements.

First National Corporation
Orangeburg, South Carolina
January 18, 1996

(Information set forth on pages 29 through 62 of the Registrant's 1995 Annual Report to Shareholders)

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and
   the Board of Directors
First National Corporation


We have audited the consolidated balance sheets of First National Corporation and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


J. W. Hunt and Company, LLP

Columbia, South Carolina
January 18, 1996


CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except par value)
                                                                                              ...DECEMBER 31,...
                                                                                              ------------------
                                                                                                 1995        1994
                                                                                                 ----        ----
                                                      ASSETS
Cash and due from banks (Note 3)                                                              $ 24,144   $ 23,046
                                                                                              --------   --------

                                                                                              --------   --------
Investment securities (Note 4):
  Securities held-to-maturity:
    Taxable                                                                                     58,198     90,045
    Tax-exempt                                                                                  37,462     29,802
                                                                                              --------   --------

      Total (fair value of $96,594 in 1995 and $116,135 in 1994)                                95,660    119,847
  Securities available-for-sale, at fair value                                                  55,836     13,509
                                                                                              --------   --------

      Total investment securities                                                              151,496    133,356
                                                                                              --------   --------

Loans (Note 6)                                                                                 250,423    211,054
  Less, unearned income                                                                         (2,540)    (2,502)
  Less, allowance for loan losses                                                               (3,703)    (3,194)
                                                                                              --------   --------
      Loans, net                                                                               244,180    205,358
                                                                                              --------   --------
Premises and equipment, net (Note 7)                                                             8,250      7,284
                                                                                                 -----   --------
Other assets (Note 8)                                                                            8,252      4,999
                                                                                                 -----   --------

      Total assets                                                                            $436,322   $374,043
                                                                                              ========   ========
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand                                                                                      $ 56,735   $ 48,035
  Interest-bearing transaction accounts                                                         80,894     75,777
  Savings                                                                                       73,207     74,155
  CDs of $100,000 and over                                                                      31,203     26,033
  Other time                                                                                   126,276     96,707
                                                                                              --------     ------
        Total deposits                                                                         368,315    320,707
Federal funds purchased and securities
  sold under agreements to repurchase                                                           25,833     15,297
Other liabilities                                                                                2,397      1,858
                                                                                              --------      -----

        Total liabilities                                                                      396,545    337,862
                                                                                              --------    -------
Shareholders' equity:
  Common  stock  -  $5  par  value;  authorized  5,000,000  shares;  issued  and outstanding 2,244,339 shares in
    1995 and 2,035,000 shares in 1994                                                           11,222     10,175
  Surplus                                                                                       16,260     11,871
  Retained earnings (Note 12)                                                                   12,241     14,304
  Unrealized gain (loss) on securities available-
    for-sale, net of applicable deferred income taxes                                               54       (169)
                                                                                              --------  ---------

        Total shareholders' equity                                                              39,777     36,181
                                                                                              --------  ---------
        Total liabilities and shareholders' equity                                            $436,322   $374,043
                                                                                              ========   ========


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)

                                                                                ...YEAR ENDED DECEMBER 31,...
                                                                                -----------------------------
                                                                                 1995         1994         1993
                                                                                 ----         ----         ----
Interest income:
  Loans, including fees                                                       $22,020       $17,693      $16,031
  Investment securities
    Taxable:
      Held-to-maturity                                                          4,384         4,959        5,538
      Available-for-sale                                                        1,633           574            -
    Tax-exempt-held-to-maturity                                                 1,659         1,446        1,528
  Federal funds sold                                                              487           474          707
                                                                              -------       -------      -------

      Total interest income                                                    30,183        25,146       23,804
                                                                              -------       -------      -------
Interest expense:
  Interest-bearing transaction accounts                                         1,741         1,597        1,420
  Savings                                                                       2,066         2,074        2,028
  Certificates of deposit                                                       7,436         4,880        5,101
  Federal funds purchased and securities sold under
      agreements to repurchase                                                  1,282           542          272
                                                                              -------       -------      -------
      Total interest expense                                                   12,525         9,093        8,821
                                                                              -------       -------      -------
Net interest income:
      Net interest income                                                      17,658        16,053       14,983
  Provision for loan losses (Note 6)                                              844           575          733
                                                                              -------       -------      -------

  Net interest income after provision for loan losses                          16,814        15,478       14,250
                                                                              -------       -------      -------

Non-interest income:
  Service charges on deposit accounts                                           3,094         2,631        2,445
  Other service charges and fees                                                  906           858          799
  Gain on sale of marketable equity securities                                      -             -           95
  Other income                                                                     49            44          131
                                                                              -------       -------      -------

        Total non-interest income                                               4,049         3,533        3,470
                                                                              -------       -------      -------

Non-interest expense:
  Salaries and employee benefits (Note 13)                                      7,732         7,438        6,830
  Net occupancy expense                                                           751           656          616
  Furniture and equipment expense                                               1,128         1,044        1,061
  Other expense (Note 9)                                                        4,710         4,204        3,997
                                                                              -------       -------      -------

        Total non-interest expense                                             14,321        13,342       12,504
                                                                              -------       -------      -------
Earnings:
  Income before income taxes                                                    6,542         5,669        5,216
  Applicable income taxes (Note 10)                                             1,902         1,608        1,443
                                                                              -------       -------      -------

        Net income                                                            $ 4,640       $ 4,061      $ 3,773
                                                                              =======       =======      =======
Earnings per common share (Note 11):
  Net income per common share
                                                                              $  2.07      $   1.82      $  1.69
                                                                              =======      ========      =======

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS


CONSOLIDATED  STATEMENTS  OF CHANGES IN  SHAREHOLDERS'  EQUITY (In  thousands of dollars, except per share data)
                                                                                           Unrealized
                                                                                          Gain (Loss)
                                                                                         On Securities
                                                                                         Available-For-
                                                                                          Sale, Net Of
                                                                                           Applicable
                                             Common Stock                     Retained      Deferred
                                          Shares       Amount     Surplus     Earnings    Income Taxes    Total
                                          ------       ------     -------     --------    ------------    -----
Balance, December 31, 1992               1,760,620   $   8,803  $   7,346    $  14,587      $       -   $  30,736
Net income for year
 ended December 31, 1993                         -           -          -        3,773              -       3,773
Cash dividends declared at
 $.60 per share                                  -           -          -       (1,080)             -      (1,080)
Common stock dividend of 5%,
 date of record August 31, 1993             87,490         437      1,167       (1,604)             -           -
Cash paid in lieu of fractional shares           -           -        (2)            -              -          (2)
Common stock issued                            487           3          6            -              -           9
Changes in unrealized gain (loss) on
 securities available-for-sale,
 net of applicable deferred
 income taxes of $9                              -           -          -            -             15          15
                                         ---------   ---------  ---------    ---------      ---------   ---------

Balance, December 31, 1993               1,848,597       9,243      8,517       15,676             15      33,451
Net income for year ended
 December 31, 1994                               -           -          -        4,061              -       4,061
Cash dividends declared at $.64
 per share                                       -           -          -       (1,196)             -      (1,196)
Common stock dividend of 10%, date
 of record, October 28, 1994               184,297         921      3,316       (4,237)             -           -
Common stock issued                          2,106          11         38            -              -          49
Change in unrealized gain (loss)
 on securities available-for-sale,
 net of applicable deferred income
 taxes of $111                                   -           -          -            -           (184)       (184)
                                         ---------   ---------  ---------    ---------       --------    --------

Balance December 31, 1994                2,035,000      10,175     11,871       14,304           (169)     36,181

Net income for year ended
 December 31, 1995                               -           -          -        4,640              -       4,640
Cash dividends declared at $.68 per share        -           -          -       (1,403)             -      (1,403)
Common stock dividend of 10%,
 date of record, October 31, 1995          203,042       1,015      4,285       (5,300)             -           -
Common stock issued                          6,297          32        104            -              -         136
Changes in unrealized gain (loss) on
 securities available-for-sale,
 net of applicable deferred
 income taxes of $135                            -           -          -            -            223         223
                                         ---------   ---------  ---------    ---------      ---------   ---------

Balance, December 31, 1995               2,244,339   $  11,222  $  16,260    $  12,241      $      54   $  39,777
                                         =========   =========  =========    =========      =========   =========


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

                                                                                 ...YEAR ENDED DECEMBER 31,...
                                                                               1995         1994          1993
                                                                               ----         ----          ----
Cash flows from operating activities:
  Net income                                                                 $  4,640      $  4,061      $  3,773
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                             1,430         1,124         1,243
      Provision for loan losses                                                   844           575           733
      Provision for deferred taxes                                                (50)          (89)         (120)
      Gain on sale of marketable equity securities                                  -             -           (95)
      (Gain) loss on sale of premises and equipment                                 5            (3)            1
      Increase (decrease) in accrued income taxes                                  23           150          (237)
      (Increase) decrease in interest receivable                                 (740)         (247)           19
      Premium amortization and discount accretion                                 315         (103)           268
      Increase (decrease) in interest payable                                     652            18          (107)
      Increase in miscellaneous assets                                         (3,355)         (450)         (235)
      (Increase) decrease in prepaid assets                                        31           (25)          (45)
      Increase (decrease) in other liabilities                                   (137)           86           142
                                                                              -------       --------      --------

        Net cash provided by operating activities                               3,658         5,097         5,340
                                                                             --------      --------      --------


Cash flows from investing activities:
  Proceeds from sale of marketable equity securities                                -             -            95
  Proceeds from sales of investment securities available-for-sale                 149             -             -
  Proceeds from maturities of investment securities held-to-maturity           30,021        45,877        45,725
  Proceeds from maturities of investment securities available-for-sale          7,265         1,316             -
  Purchases of investment securities held-to-maturity                         (22,131)      (47,536)      (71,377)
  Purchases of investment securities available-for-sale                       (33,401)       (4,721)            -
  Decrease in time deposits in other banks                                          -             -           100
  Net increase in customer loans                                              (40,009)      (30,728)       (6,196)
  Recoveries on loans previously charged off                                      343           297           212
  Proceeds from sale of other real estate                                         188           450           548
  Purchases of premises and equipment                                          (1,865)         (943)         (520)
  Proceeds from sale of premises and equipment                                      3            28            30
  Decrease in funds sold                                                            -        10,900        16,875
                                                                             --------      --------      --------

        Net cash used in investing activities                                 (59,437)      (25,060)      (14,508)
                                                                             --------       -------      --------


Cash flows from financing activities:
  Net increase in demand deposits, NOW accounts,
    savings accounts and certificates of deposit                               47,608        14,787        10,373
  Net increase in federal funds purchased and                                  10,536         7,216         2,275
    securities sold under agreements to repurchase
  Common stock issuance                                                            95            49             9
  Dividends paid                                                               (1,403)       (1,196)       (1,080)
  Cash paid in lieu of fractional shares                                            -             -            (2)
  Stock options exercised                                                          41             -             -
                                                                             --------       -------      --------

        Net cash provided  by financing activities                             56,877        20,856        11,575
                                                                             --------       -------      --------



CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In thousands of dollars)

                                                                                ...YEAR ENDED DECEMBER 31,...
                                                                              1995          1994          1993
                                                                              ----          ----          ----

Net increase in cash and cash equivalents                                    $  1,098       $    893     $ 2,407

Cash and cash equivalents at beginning of year                                 23,046         22,153      19,746
                                                                             --------       --------     -------


Cash and cash equivalents at end of year                                     $ 24,144       $ 23,046     $22,153
                                                                             ========       ========     =======

Supplemental disclosures of cash flow information:

Cash paid for
  Interest                                                                   $ 11,873       $  9,075     $ 8,928
                                                                             ========       ========     =======

  Income taxes                                                               $  1,929       $  1,547     $ 1,800
                                                                             ========       ========     =======

Supplemental disclosures of noncash investing activities:

Real estate acquired in full or partial settlement of loans                  $    268       $    123     $    33
                                                                             ========       ========     =======

Transfer of securities from held-to-maturity to
  available-for-sale on December 1, 1995                                     $ 15,948       $      -     $     -
                                                                             ========       ========     =======

Reclassification of securities to available-for-sale
  upon adoption of Statement of Financial
  Accounting Standards No. 115, "Accounting
  for Certain Investments in Debt and Equity
  Securities"                                                                $      -       $      -     $9,995
                                                                             ========       ========     ======

Change in unrealized gain (loss) on securities
  available-for-sale                                                         $    358       $  (295)     $    24
                                                                             ========       ========     =======

Change in deferred income tax expense (benefit) on unrealized
  gain (loss) on securities available-for-sale                               $    135       $   (111)    $     9
                                                                             ========       =========    =======


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

The accounting and reporting policies of First National Corporation (the Corporation) and subsidiary (the Bank) conform with generally accepted accounting principles and with the prevailing practices within the banking industry.
The Company provides general banking services in the State of South Carolina.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the First National Corporation and its wholly-owned subsidiary, First National Bank (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES:

Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Securities available-for-sale also include the required capital stock of the Federal Reserve Bank. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in shareholders' equity. Cost of securities sold is recognized using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES:

Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by methods which generally approximate the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 120 days or more. A nonaccrual loan may not be considered impaired if it is expected that the delay in payment is minimal. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. An allowance for impaired loans is generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

For impairment recognized in accordance with Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

OTHER REAL ESTATE OWNED (OREO):

Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral. Properties acquired by foreclosure or deed in lieu of foreclosure and in-substance foreclosures are transferred to OREO and recorded at the lower of the outstanding loan balance at the time of acquisition or the estimated market value. Market value is determined on the basis of the properties being disposed of in the normal course of business and not on a liquidation or distress basis. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Gains or losses arising from the sale of OREO are reflected in current operations.

PREMISES AND EQUIPMENT:

Office equipment, furnishings, and buildings are stated at cost less accumulated depreciation computed principally on the declining-balance method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Additions to premises and equipment and major replacements are added to the accounts at cost. Maintenance and repairs and minor replacements are charged to expense when incurred. Gains and losses on routine dispositions are reflected in current operations.

INTANGIBLE ASSETS:

Intangible assets consist primarily of core deposit premium costs which resulted from the acquisition of branches from other commercial banks. The excess of the purchase price over the fair value of the net tangible assets acquired in the transactions is included in other assets and is being amortized over the estimated useful lives of the deposit accounts acquired on a method which reasonably approximates the anticipated benefit stream from the accounts. (SEE
NOTE 8).

EMPLOYEE BENEFIT PLANS:

Pension Plan - The Bank has a non-contributory defined benefit pension plan covering all employees who have attained age twenty-one and have completed one year of eligible service. The Bank's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards.

Profit Sharing Plan - The Bank has a profit-sharing plan, including Internal Revenue Code Section 401(k) provisions. Electing employees are eligible to participate after attaining age twenty-one and completing one year of eligible service. Plan participants elect to contribute 1% to 4% of annual base compensation as a before tax contribution. The Bank matches 50% of these contributions. Bank contributions may be made from current or accumulated net profits. Participants may additionally elect to contribute 1% to 6% of annual base compensation as a before tax contribution with no employer matching contribution.

Retiree Medical Plan - Post-retirement health and life insurance benefits are provided to all retirees who were eligible for such benefits as employees. During the year ended December 31, 1993, the Corporation modified the eligibility requirements to include only those employees of the Corporation eligible for early retirement under the pension plan on or before December 31, 1993, and former employees who are currently receiving benefits. The plan was unfunded at December 31, 1995, and the liability for future benefits has been recorded in the consolidated financial statements.

LEASE COMMITMENTS:

The Bank has entered into a number of operating lease agreements for land and buildings used in operations. The agreements expire over various terms with the longest such term extending to the year 2002. Certain of the leases contain renewal options. In addition, the Bank pays maintenance, property taxes and insurance on certain of the leased properties.

CASH AND CASH EQUIVALENTS:

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items in process of collection, and amounts due from banks. Due from bank balances are maintained in other financial institutions.

INCOME TAXES:

The Company is subject to federal and state income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

OTHER:

Certain amounts previously reported have been restated in order to conform with current year presentation. Such reclassifications had no effect on net income.

NOTE 2 - FORMATION OF NATIONAL BANK OF YORK COUNTY:

The Corporation is sponsoring the organization of a national bank in Rock Hill, South Carolina. The organizers have filed an application with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, respectively, for a charter to form the National Bank of York County and for insurance of deposits. The Corporation expects to file applications with the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institutions to acquire all of the bank's stock upon completion of its organization, so that the newly formed bank will be a wholly-owned subsidiary of the Corporation. National Bank of York County (In Organization) is expected to begin operations during 1996.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS:

As a member of the Federal Reserve System, the Bank is required by regulation to maintain an average cash reserve balance with the Federal Reserve Bank. The average amount of such reserve balance as of December 31, 1995, was approximately $8,872,000.

At December 31, 1995, the Bank had due from bank balances in excess of federally insured limits in the amount of $3,527,000.

NOTE 4 - INVESTMENT SECURITIES:

The following is the amortized cost and fair value of investment securities held-to-maturity at December 31, 1995 and 1994:


                                      ....................................... 1995 .......................................

                                                                 GROSS                 GROSS
                                          AMORTIZED           UNREALIZED            UNREALIZED                FAIR
                                             COST                GAINS                LOSSES                 VALUE
                                             ----                -----                ------                 -----
(In thousands of dollars)

U. S. Treasury securities                $ 34,323             $  203                $ (65)                $ 34,461
Obligations of
   U. S. Government
   Agencies and
   Corporations                            23,875                212                  (86)                  24,001
Obligations of states
   and political
   subdivisions                            37,462                714                  (44)                  38,132
                                         --------             ------                -----                 --------

Total                                    $ 95,660             $1,129                $(195)                $ 96,594
                                         ========             ======                =====                 ========


                                      ....................................... 1994 .......................................


                                                                 GROSS                 GROSS
                                          AMORTIZED           UNREALIZED            UNREALIZED                FAIR
                                             COST                GAINS                LOSSES                  VALUE
                                             ----                -----                ------                  -----

(In thousands of dollars)

U. S. Treasury securities                   $ 46,911          $        2            $   (1,399)           $  45,514
Obligations of
   U. S. Government
   Agencies and
   Corporations                               43,134                  31                (2,131)              41,034
Obligations of states
   and political
   subdivisions                               29,802                 253                  (468)              29,587
                                            --------          ----------            ----------            ---------

Total                                       $119,847          $      286            $   (3,998)           $ 116,135
                                            ========          ==========            ==========            =========


The market values of state, county, and municipal securities are established with the assistance of an independent pricing service. The values are based on data which often reflect transactions of relatively small size and are not necessarily indicative of the value of the securities when traded in large volumes.

The   following   is  the   amortized   cost  and  fair   value  of   securities
available-for-sale at December 31, 1995 and 1994:

                                      ....................................... 1995 .......................................


                                                                 GROSS                 GROSS
                                          AMORTIZED           UNREALIZED            UNREALIZED                FAIR
                                             COST                GAINS                LOSSES                  VALUE
                                             ----                -----                ------                  -----
(In thousands of dollars)

U. S. Treasury securities                   $ 15,448               $ 188                $    -            $  15,636
Obligations of
   U. S. Government
   Agencies and
   Corporations                               39,826                 188                  (289)              39,725
Other securities                                 475                   -                     -                  475
                                            --------               -----                ------            ---------

Total                                       $ 55,749               $ 376                $ (289)           $  55,836
                                            ========               =====                ======            =========




                                      ....................................... 1994 .......................................


                                                                 GROSS                 GROSS
                                          AMORTIZED           UNREALIZED            UNREALIZED                FAIR
                                             COST                GAINS                LOSSES                  VALUE
                                             ----                -----                ------                  -----
(In thousands of dollars)

U. S. Treasury securities                   $  2,304       $           -               $   (51)            $  2,253
Obligations of
   U. S. Government
   Agencies and
   Corporations                               11,000                  15                  (235)              10,780
Other securities                                 476                   -                     -                  476
                                            --------       -------------               -------             --------

Total                                       $ 13,780       $          15               $  (286)            $ 13,509
                                            ========       =============               =======             ========


The amortized cost and fair value of debt securities at December 31, 1995 by contractual maturity are detailed below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                           SECURITIES                            SECURITIES
                                                        HELD-TO-MATURITY                     AVAILABLE-FOR-SALE
                                                        ----------------                     ------------------



                                                   AMORTIZED              FAIR             AMORTIZED              FAIR
                                                      COST               VALUE                COST                VALUE
                                                      ----               -----                ----                -----

(In thousands of dollars)



Due in one year or less                              $ 36,183            $ 36,173            $  6,314             $  6,285

Due after one year through

   five years                                          44,368              45,152              48,960               49,076

Due after five years through

   ten years                                            6,469               6,606                   -                    -

Due after ten years                                         -                   -                   -                    -
                                                     --------            --------            --------             --------

          Subtotal                                     87,020              87,931              55,274               55,361

No contractual maturity                                 8,640               8,663                 475                  475
                                                     --------            --------            --------             --------



          Total                                      $ 95,660            $ 96,594            $ 55,749             $ 55,836
                                                     ========            ========            ========             ========

On December 1, 1995, securities classified as held-to-maturity in the amount of $15,948,000 were reclassified as available-for-sale. This reclassification was in accordance with the Guide to Implementation of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, issued in November 1995.

There were no realized gains or losses on sales of investment securities during the three year period ending December 31, 1995.

Investment securities with a book value of $55,126,000 and a market value of $55,617,000 at December 31, 1995 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase, and for other purposes as required and permitted by law.

NOTE 5 - MARKETABLE EQUITY SECURITIES:

In 1945, the Bank acquired marketable equity securities in satisfaction of a loan. Management was unable to establish the original cost of the securities. In the period since 1945, the carrying value of the securities had been written down to $1. During the year ended December 31, 1993, the securities were sold and a gain in the amount of $95,000 was realized.

NOTE 6 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The following is a summary of loans by category at December 31, 1995 and 1994:

                                                                       1995                1994
                                                                       ----
(In thousands of dollars)
Commercial, financial and agricultural                               $  43,108           $  34,476
Real estate - construction                                               5,792               4,781
Real estate - mortgage                                                 148,853             126,751
Consumer                                                                52,670              45,046
                                                                      --------            --------

    Total loans - gross                                               $250,423            $211,054
                                                                      ========            ========

Changes in the allowance for loan losses for the three years ended December 31, 1995, were as follow:

                                                              1995                 1994                1993
                                                              ----
 (In thousands of dollars)

Balance at beginning of year                                  $ 3,194             $ 2,955             $ 2,685
Charge-offs                                                      (691)               (633)               (675)
Recoveries                                                        356                 297                 212
                                                               ------             -------             -------
Balance before provision for loan losses                        2,859               2,619               2,222
Provision for loan losses                                         844                 575                 733
                                                              -------             -------             -------

Balance at end of year                                        $ 3,703             $ 3,194             $ 2,955
                                                              =======             =======             =======

At December 31, 1995 and 1994, the aggregate amount of loans, including those for which impairment has been recognized, for which the accrual of interest had been discontinued was $845,000 and $1,214,000, respectively. Interest income which was foregone was an immaterial amount for each of the three years ended December 31, 1995.
There were no restructured loans at December 31, 1995 and 1994.

Included in the balance sheet under the caption, "Other Assets" are certain real properties which were acquired as a result of completed foreclosure proceedings. Also included in the caption are amounts reclassified as in-substance foreclosures. Other real estate totaled $151,000 and $133,000 at December 31, 1995 and 1994, respectively.

The Bank grants agribusiness, commercial, and residential loans to customers throughout the state. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of Orangeburg County and other surrounding areas.

Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan, and Statement of Financial Accounting Standards No. 118 (SFAS 118), Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. These statements require creditors to account for impaired loans, except for those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate.

The Bank determines when loans become impaired through its normal loan administration and review functions. Those loans identified as substandard or doubtful as a result of the loan review process are potentially impaired loans. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, for the period of delay.

NOTE 6 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

In accordance with these standards, the Bank does not apply SFAS 114 and SFAS 118 to large groups of smaller- balance homogeneous loans that are collectively evaluated for impairment. These groups include the Bank's credit card, residential mortgage, overdraft protection, home equity lines, accounts receivable financing, and consumer installment loans.

The Bank's adoption of these accounting standards did not have a material effect on the financial condition and results of operations of the Bank.

In accordance with SFAS 114, historical information has not been restated to reflect the application of these standards.

At December 31, 1995, the Bank had loans amounting to approximately $290,000 that were specifically classified as impaired. The average recorded investment in such impaired loans during 1995 was $291,000. The allowance for loan losses related to impaired loans amounted to approximately $50,000 at December 31, 1995. Interest income on impaired loans of $16,000 was recognized for cash payments received in 1995.

NOTE 7 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, consist of the following:



                                                                       1995                1994
                                                                       ----

(In thousands of dollars)



Land                                                                  $  1,626            $  1,286

Buildings and leasehold improvements                                     7,659               7,032

Equipment and furnishings                                                6,104               5,746
                                                                       -------            --------

           Total                                                        15,389              14,064

Less, accumulated depreciation and amortization                          7,139               6,780
                                                                      --------            --------



Premises and equipment - net                                          $  8,250            $  7,284
                                                                      ========            ========



Depreciation expense charged to operations was $891,000, $796,000 and $751,000 in 1995, 1994, and 1993, respectively.

NOTE 8 - INTANGIBLE ASSETS:

Core deposit premium cost in the original amount of $1,822,000, which resulted from the purchase of two branches of another commercial bank, is being amortized on the straight-line basis over the estimated useful lives of the deposit accounts acquired, which range from two to fourteen years. The acquisition cost was allocated to the assets acquired based on their fair market value. Amortization expense, which is included in other non-interest expense, for the years ended December 31, 1995, 1994, and 1993, was $120,000, $131,000 and
$131,000, respectively.

On July 1, 1991, the Bank completed the purchase of a branch of another commercial bank. The excess of the purchase price over the fair value of the net tangible assets acquired has been recorded as core deposit premium cost in the amount of $1,124,000, and is being amortized over ten years on a method which reasonably approximates the anticipated benefit stream from the related deposit accounts. Amortization expense for the years ended December 31, 1995, 1994 and 1993, was $122,000, $134,000, and $145,000, respectively.

On June 16, 1995, the Bank completed the purchase of two branches of another commercial bank. The excess of the purchase price over the fair value of the net tangible assets acquired has been recorded as core deposit premium cost in the amount of $3,034,000, and is being amortized over fifteen years on a method which reasonably approximates the anticipated benefit stream from the related deposit accounts. Amortization expense for the year ended December 31, 1995, was $231,000.

Computer software (acquired by purchase) with an original cost of $525,000 is being amortized on the straight-line method over thirty-six months. Amortization expense was $66,000, $63,000, and $49,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 9 - OTHER EXPENSES:

The following is a summary of the components of other non-interest expense for the three years ended December 31, 1995:

                                                              1995                 1994                1993
                                                              ----
(In thousands of dollars)

Office supplies                                              $    406            $    316            $    321
Advertising                                                       371                 325                 261
Amortization of intangible assets                                 540                 328                 455
Federal depository insurance                                      373                 691                 664
Other                                                           3,020               2,544               2,296
                                                             --------            --------            --------

Total                                                        $  4,710            $  4,204            $  3,997
                                                             ========            ========            ========

NOTE 10 - INCOME TAXES:

Income tax expense for the three years ended December 31, 1995, consists of the following:


                                                               1995                1994                 1993
                                                               ----

(In thousands of dollars)



Current:

   Federal                                                   $  1,715             $  1,496            $  1,385

   State                                                          237                  201                 178
                                                             --------             --------             -------

           Total current                                        1,952                1,697               1,563

Deferred                                                          (50)                 (89)               (120)
                                                             --------             --------             -------



           Total                                             $  1,902             $  1,608            $  1,443
                                                             ========             ========            ========


Timing differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

                                                               1995                1994                 1993
                                                               ----
(In thousands of dollars)

Provision for loan losses                                    $   (183)           $     (62)           $   (100)
Pension cost and post-retirement benefits                          79                   18                 (46)
Consumer loan income                                               38                    8                  (6)
Depreciation                                                        2                  (13)                 (5)
Other                                                              14                  (40)                 37
                                                             ---------            ---------           --------

           Total                                             $    (50)            $    (89)           $   (120)
                                                             =========            =========           ========



The reasons for the difference between income tax expense and the amount computed by applying the statutory income tax rate of 34% to pre-tax income are as follows:

                                                               1995                1994                 1993
                                                               ----
(In thousands of dollars)
Income taxes at statutory rate on
   pre-tax income                                            $  2,224             $  1,927            $  1,773
Increase (reduction) of taxes:
   State income taxes, net of federal
      tax benefit                                                 194                  168                 155
   Tax-exempt interest income                                    (588)                (507)               (518)
   Other                                                           72                   20                  33
                                                             --------              -------            --------

           Total                                             $  1,902              $ 1,608            $  1,443
                                                             ========              =======            ========


The net deferred tax asset included in other assets in the accompanying consolidated financial statements includes the following components:

(In thousands of dollars)                                     1995                 1994
                                                              ----

Deferred tax assets                                         $   1,153           $   1,144
Deferred tax liabilities                                       (1,025)               (931)
                                                            ---------           ----------

          Net deferred tax asset                            $     128           $     213
                                                            =========           =========



Statement of Financial Accounting Standards No. 96, Accounting for Income Taxes (SFAS 96) issued in December 1987, provides for the adoption of an asset and liability approach to accounting for income taxes. In February 1992, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
109) was issued which supersedes SFAS 96. This standard retains the asset and liability approach to accounting for income taxes, while revising the computation of deferred tax balances. This standard was adopted during the year ended December 31, 1993. The cumulative effect of adopting SFAS 109 as of January 1, 1993, was not material to consolidated net income.

NOTE 11 - COMMON STOCK AND PER SHARE INFORMATION:

Earnings per share are calculated on the weighted-average number of shares outstanding, giving retroactive effect to stock dividends and stock splits. Grants under the incentive stock option were not material in the computation of average shares outstanding. The number of weighted-average shares outstanding was 2,240,081, 2,236,230 and 2,235,741 for the years ended December 31, 1995,
1994, and 1993, respectively. NOTE 11 - COMMON STOCK AND PER SHARE INFORMATION (CONTINUED):

Dividends per share are calculated using the current equivalent of the number of common shares outstanding at the time of the dividend based on First National Corporation shares outstanding.

NOTE 12 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES:

Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank.

However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency (OCC) is required to pay dividends in excess of the Bank's net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1995, $8,768,000 of the Bank's retained earnings are available for distribution to the Corporation as dividends without prior regulatory approval.

Under Federal Reserve regulation, the Bank also is limited as to the amount it may loan to the Corporation unless such loans are collateralized by specified obligations. The maximum amount available for transfer from the Bank to the Corporation in the form of loans or advances approximated $7,833,000 at December 31, 1995.

NOTE 13 - RETIREMENT PLANS:

The following sets forth the pension plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1995 and 1994:

                                                                                1995                1994
                                                                                ----
(In thousands of dollars)

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
      benefits of $3,117 for 1995 and $2,810 for 1994                          $  3,195              $ 2,855
                                                                               ========              =======

Projected benefit obligation for services rendered to date                     $  4,632              $ 4,259

Plan assets at fair value, primarily guaranteed interest
  contracts, money market accounts and annuity contracts                          4,178                3,538
                                                                               --------              -------
Excess of projected benefit obligation over the plan assets                        (454)                (721)

Unrecognized net gain from past experience different
  from that assumed and effects of changes in assumptions                           743                  779

Unrecognized prior service costs                                                     12                   13

Unrecognized net asset being amortized over 16 years                               (193)                (226)
                                                                               --------              -------

Accrued pension cost included in other liabilities                             $    108              $  (155)
                                                                               ========              =======

NOTE 13 - RETIREMENT PLANS (CONTINUED):

                                                        1995                 1994                1993
                                                        ----                 ----                ----
 (In thousands of dollars)

Net pension expense included
  the following expense (income)
  components:
     Service cost - benefits earned
       during the period                              $   231             $   218              $  184
     Interest cost on projected
       benefit obligation                                 314                 276                 260
     Actual return on plan assets                        (257)               (213)               (216)
     Net amortization and deferral                        (42)                (50)                (20)
                                                       ------              ------              ------

Net periodic pension expense                           $  246              $  231              $  208
                                                       ======              ======              ======

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5%, respectively, for the years ended December 31, 1995 and 1994 and 8% and 6%, respectively, for the year ended December 31, 1993. The expected long-term rate of return on pension plan assets was 8% for each of the three years ended December 31, 1995.

Expenses incurred and charged against operations with regard to all of the Company's retirement plans were as follows:

                                                                       YEAR ENDED DECEMBER 31,

                                                                 1995                 1994                1993
                                                                 ----                 ----                ----
 (In thousands of dollars)
Pension                                                         $  246             $   231              $  180
Profit sharing                                                      89                  83                 125
                                                                ------             -------              ------
          Total                                                 $  335             $   314              $  305
                                                                ======             =======              ======

NOTE 14 - POST-RETIREMENT BENEFITS:

During the year ended December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 Employers' Accounting for Post-Retirement Benefits Other Than Pensions (SFAS 106) issued December 1990, which requires the accrual of nonpension retirement benefits over the employees' active service period, defined as the date of employment up to the date of the employees' eligibility for such benefits.

The following sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1995 and 1994:

(In thousands of dollars)                                                       1995                1994
                                                                                ----
Accumulated postretirement benefit obligation                                   $   504              $   649
Plan assets at fair value                                                             -                    -
                                                                                -------              -------
Funded status                                                                      (504)                (649)
Unrecognized net transition obligation                                              536                  599
Unrecognized gain                                                                  (147)                  (5)
                                                                                -------              -------
Accrued postretirement benefit cost
   included in other liabilities                                                $  (115)             $   (55)
                                                                                ========             ========

Net periodic postretirement benefit cost included the following components:

(In thousands of dollars)                                     1995                 1994                1993
                                                              ----                 ----                ----
Service cost                                               $         -         $         -         $         -
Interest cost                                                       36                  40                  49
Net amortization and deferral                                        7                  22                  30
                                                           -----------         -----------         -----------
Net periodic postretirement benefit cost                   $        43         $        62         $        79
                                                           ===========         ===========         ===========

The   weighted-average   discount  rate  used  in  determining  the  accumulated
postretirement benefit obligation was 7.5%. For measurement purposes, a 13% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1993; the rate was assumed to decrease by 1% per year to 6% at the end of seven years. Increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $59,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $4,000.

NOTE 15 - STOCK OPTION PLAN:

The Corporation's Board of Directors has adopted an incentive stock option plan to be administered by a Committee appointed by the Board. The plan provides that the Committee may grant options to key management employees to purchase $5 par value common stock of First National Corporation at a price no less than the fair market value of the option stock at the time the option is granted. Pursuant to this plan, 63,525 shares of the Corporation's common stock is reserved for issuance. In September 1992, the Corporation granted options to purchase an aggregate of 54,632 shares to certain employees. Options for 2,923 shares were exercised and no options were canceled during the current year. Options to purchase 6,050 shares were granted during the year ended December 31, 1994. The number of shares in the stock option plan has been retroactively restated to reflect stock dividends.

Activity in the stock option plans during 1995 and 1994, is summarized as follows:

                                               ................ 1995 ............... ............... 1994 ................

                                                                         OPTION                                  OPTION
                                                                         PRICE                                    PRICE
                                                                          PER                                      PER
                                                     SHARES              SHARE               SHARES               SHARE
                                                     ------              -----               ------               -----

Outstanding, January 1                                 60,682            $14.16-17.35          54,632               $14.16
Granted                                                     -                                   6,050               $17.35
Exercised                                               2,923                  $14.16               -
Canceled                                                    -                                       -
                                                       ------            ------------          ------               ------

Outstanding, December 31                               57,759                                  60,682
                                                       ======                                  ======

Exercisable, December 31                               57,759                                  60,682
                                                       ======                                  ======

Available for Grant,
     December 31                                       63,525                                  63,525
                                                       ======                                  ======

The Corporation currently accounts for its stock-based compensation plans using the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) effective for transactions entered into after December 15, 1995. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value-based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB 25. SFAS 123 requires that companies electing to continue using the intrinsic value method must make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting had been applied. As the Corporation anticipates continuing to account for stock-based compensation using the intrinsic value method, SFAS 123 will not have an impact on the Corporation's results of operations or financial position.

NOTE 16 - LONG-TERM LEASES:

The Bank was obligated at December 31, 1995, under certain operating leases extending to the year 2002 for land and buildings used primarily for banking purposes. Some of the leases provide for the payment of property taxes and insurance and contain various renewal options. The exercise of renewal options is, of course, dependent upon future events. Accordingly, the following summary does not reflect possible additional payments due if renewal options are exercised.


(In thousands of dollars)
                                                  APPROXIMATE REQUIRED
                YEAR                                 ANNUAL RENTALS
                ----                                 --------------


                1996                                        $  26
                1997                                           26
                1998                                           26
                1999                                           20
                2000                                            7
            Later years                                        12
                                                            -----

                   Total                                    $ 117
                                                            =====


Rental expense for operating leases for the years ended December 31, 1995, 1994, and 1993 was $39,000, $45,000 and $42,000, respectively.

NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES:

The Bank is involved at times in various litigation arising out of the normal course of business. In the opinion of the Bank's legal counsel, there is no pending or threatened litigation of any material consequence at this time.

The Corporation has entered into a $4,500,000 unsecured line of credit from an unaffiliated bank. There have been no borrowings under this credit arrangement.

NOTE 18 - RELATED PARTY TRANSACTIONS:

During 1995 and 1994, the Bank had loan and deposit relationships with certain related parties; principally, directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business. Total loans outstanding to this group (including immediate families and business interests) amounted to $7,342,000 at December 31, 1995, and $9,474,000 at December 31, 1994. During 1995, $13,598,000 of new
loans were made to this group. Repayments of $15,724,000 were made during the year. Other decreases, which included loans outstanding to former officers and directors, totaled $6,000.

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

The Bank is a party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit, interest rate, or liquidity risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments express the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.


                                                                              ...... DECEMBER 31, ......

(In thousands of dollars)                                                       1995                1994
                                                                                ----                ----

Financial instruments whose contract
   amount represents credit risks:
      Commitments to extend credit                                            $50,441             $42,283
      Standby letters of credit and
       financial guarantees written                                           $   594             $   354



COMMITMENTS TO EXTEND CREDIT:

These are legally binding agreements to lend to a customer. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit assessment of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and personal guarantees.

STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN:

These instruments are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All standby letters of credit outstanding at December 31, 1995, expire in 1996. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer.

OTHER:

In October, 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 119 (SFAS 119), Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, effective for fiscal years ending after December 15, 1994. This statement amends existing requirements of SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk to require disaggregation of information about financial instruments with off-balance-sheet risk of accounting loss by class, business activity, risk, or other category that is consistent with the entity's management of those instruments. As of December 31, 1995, the Corporation holds derivative financial instruments in the amount of $16,948,000 which have been reported on the balance sheet. Such on-balance sheet instruments are specifically excluded from the scope of SFAS 119.

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

INVESTMENT SECURITIES:

For securities held as investments, fair value equals quoted market price, if available. If a quoted price is not available, fair value is estimated using quoted market prices for similar securities.

LOAN RECEIVABLES:

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSIT LIABILITIES:

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED:

The fair value of federal funds purchased is estimated based on the current rates offered for borrowings of the same remaining maturities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES
WRITTEN:

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair value of the Bank's financial instruments are as follows:

                                                      .......... 1995 ..........        .......... 1994 ..........

                                                       CARRYING             FAIR            CARRYING             FAIR
(In thousands of dollars)                               AMOUNT             VALUE             AMOUNT             VALUE
-------------------------                               ------             -----             ------             -----

Financial assets:
     Cash and short-term investments                  $ 24,144            $24,144          $ 23,046          $ 23,046
     Investment securities                             151,496            152,430           133,356           129,644
     Loans:
        Loans                                          247,883            261,567           208,552           199,327
        Less, allowance for loan losses                 (3,703)            (3,703)           (3,194)           (3,100)
                                                      --------            -------          --------           -------

              Net loans                                244,180            257,864           205,358           196,227

Financial liabilities:
     Deposits                                          368,315            360,128           320,707           320,272
     Federal funds purchased                            25,833             25,825            15,297            15,297

Unrecognized financial instruments:
     Commitments to extend credit                       50,441             53,225            42,283            37,422
     Standby letters of credit                             594                594               354               354




NOTE 21 - CONDENSED FINANCIAL STATEMENTS:

Presented below are the condensed financial statements for First National Corporation (Parent Company only) and First National Bank (Bank only):

FIRST NATIONAL CORPORATION (PARENT COMPANY ONLY):

                                                                                          ..... DECEMBER 31, .....

(In thousands of dollars)                                                                  1995                 1994
                                                                                           ----

Balance Sheets:
Assets:
   Cash                                                                                   $     112           $      90
   Investment securities                                                                        434                 425
   Investment in banking subsidiary                                                          39,162              35,681
   Other assets                                                                                  83                   5
                                                                                          ---------           ---------

          Total assets                                                                    $  39,791           $  36,201
                                                                                          =========           =========

                                                                                          ..... DECEMBER 31, .....

(In thousands of dollars)                                                                  1995                 1994
                                                                                           ----                 ----

Liabilities:
   Other liabilities                                                                      $      14           $      20
                                                                                          ---------           ---------
          Total liabilities                                                                      14                  20
   Shareholders' equity                                                                      39,777              36,181
                                                                                          ---------           ---------

          Total liabilities and shareholders' equity                                      $  39,791           $  36,201

                                                                          .....YEAR ENDED DECEMBER 31, .....

                                                                       1995                1994                 1993
                                                                       ----
(In thousands of dollars)

Statements of Income:
Income:
   Dividends from banking subsidiary                                   $  1,384             $ 1,183             $ 1,070
   Interest and dividends                                                    22                  18                  12
   Gain on sale of securities                                                 -                   -                  95
                                                                       --------             -------             -------
          Total income                                                    1,406               1,201               1,177
                                                                       --------             -------             -------
Expenses:
   Other general expense                                                     27                   6                   5
                                                                       --------             -------             -------
          Total expenses                                                     27                   6                   5
                                                                       --------             -------             -------
Income before income taxes and equity in
   undistributed earnings of subsidiary                                   1,379               1,195               1,172
Applicable income tax benefit (expense)                                       3                  (3)                (40)
Equity in undistributed earnings of subsidiary                            3,258               2,869               2,641
                                                                       --------             -------             -------

          Net income                                                   $  4,640             $ 4,061             $ 3,773
                                                                       ========             =======             =======


Statements of Changes in Shareholders' Equity:

                                                                                            Unrealized
                                                                                           Gain (Loss)
                                                                                         On Securities
                                                                                            Available-
                                      ... Common Stock ...                               For-Sale, Net

                                                                               Retained     Of Applicable
(In thousands of dollars, except per      Shares     Amount     Surplus        Earnings     Income Taxes      Total
                                         ------     ------     -------        --------     ------------      -----
share data)

Balance, December 31, 1992             1,760,620    $ 8,803     $ 7,346         $14,587     $          -   $ 30,736
Net income - 1993                              -          -           -           3,773                -      3,773
Cash dividends declared                        -          -           -          (1,080)               -     (1,080)
Stock dividends declared                  87,490        437       1,167          (1,604)               -          -
Common stock issued                          487          3           6               -                -          9
Cash paid in lieu of fractional
   shares                                      -          -         (2)               -                -         (2)
Change in unrealized gain (loss)
  on securities available-for-sale, net
  of applicable deferred
  income taxes                                 -          -           -               -               15         15
                                       ---------     ------      ------         -------        ---------   --------

Balance, December 31, 1993             1,848,597      9,243       8,517          15,676               15     33,451
Net income - 1994                              -          -           -           4,061                -      4,061
Cash dividends declared                        -          -           -          (1,196)               -     (1,196)
Stock dividends declared                 184,297        921       3,316          (4,237)               -          -
Common stock issued                        2,106         11          38               -                -         49
Change in unrealized gain (loss)
  on securities available-for-sale,
  net of applicable deferred
  income taxes                                 -          -           -               -             (184)      (184)
                                      ----------     ------      ------         -------       ----------   ---------

Balance, December 31, 1994             2,035,000    $10,175     $11,871         $14,304      $     (169)   $ 36,181



                                                                                      Unrealized
                                                                                      Gain (Loss)
                                                                                     On Securities
                                                                                      Available-
                                   ... Common stock ...                              For-Sale, Net

(In thousands of dollars,                                                Retained     Of Applicable
except per share data)            Shares       Amount      Surplus       Earnings     Income Taxes        Total
----------------------            ------       ------      -------       --------     ------------        -----

Net income - 1995                      -     $      -     $      -     $   4,640      $          -    $  4,640
Cash dividends declared                -            -            -        (1,403)                -      (1,403)
Stock dividends declared         203,042        1,015        4,285        (5,300)                -           -
Common stock issued                6,297           32          104              -                -         136
Change in unrealized gain
   (loss) on securities
   available-for-sale,
   net of applicable
   deferred income taxes               -            -            -              -              223         223
                               ---------     --------     --------       --------     ------------    --------

Balance, December 31, 1995     2,244,339     $ 11,222     $ 16,260       $ 12,241     $          54   $ 39,777
                               =========     ========     ========       ========     =============   ========



                                                                              ... YEAR ENDED DECEMBER 31, ...

(In thousands of dollars)                                                     1995              1994               1993
                                                                              ----              ----               ----

Statements of Cash Flows:
     Cash flows from operating activities:
         Net income                                                      $   4,640        $     4,061           $ 3,773
         Adjustments to reconcile net income
              to net cash provided by operating
              activities:
                  Discount accretion                                           (22)                (9)              (10)
                  Gain on sale of securities                                     -                 -                (95)
                  (Increase) decrease in other assets                          (78)                (4)                9
                  Increase (decrease) in other liabilities                      (6)                 -                 7
                  Undistributed earnings of subsidiary                      (3,258)            (2,869)           (2,641)
                                                                         ---------        -----------           -------

                       Net cash provided by operating activities             1,276              1,179             1,043
                                                                         ---------        -----------           -------

     Cash flows from investing activities:
         Proceeds from sales of marketable securities                          149                  -                95
         Proceeds from maturities of investment securities                   1,265                725             1,350
         Purchases of investment securities                                 (1,401)              (721)           (1,760)
                                                                         ---------        -----------           -------

                       Net cash provided (used) by investing activities         13                  4              (315)
                                                                         ---------        -----------           -------
     Cash flows from financing activities:
         Cash dividends paid                                               (1,403)             (1,196)           (1,080)
         Cash paid in lieu of fractional shares                                  -                 49                (2)
         Common stock issuance                                                  95                  -                 9
         Stock options exercised                                                41                  -                 -
                                                                         ---------        -----------           -------

                           Net cash used by financing activities            (1,267)            (1,147)           (1,073)
                                                                         ---------        -----------           -------

     Net increase in cash and cash equivalents                                  22                 36              (345)
     Cash and cash equivalents at beginning of year                             90                 54               399
                                                                         ---------        -----------           -------

     Cash and cash equivalents at end of year                            $     112        $        90           $    54
                                                                         =========        ===========           =======


FIRST NATIONAL BANK (BANK ONLY):

                                                                                           ... DECEMBER 31, ...
                                                                                           --------------------

(In thousands of dollars)                                                                  1995               1994
-------------------------                                                                  ----               ----
Balance Sheets:
Assets:
   Cash and due from banks                                                                $ 24,144          $ 23,046
   Investment securities                                                                   151,062           132,931
   Loans, net                                                                              244,180           205,358
   Premises and equipment                                                                    8,250             7,284
   Other assets                                                                              8,169             4,994
                                                                                          --------          --------
          Total assets                                                                    $435,805          $373,613
                                                                                          ========          ========
Liabilities:
   Deposits                                                                               $368,427          $320,797
   Funds purchased and other borrowings                                                     25,833            15,297
   Other liabilities                                                                         2,383             1,838
                                                                                          --------          --------
          Total liabilities                                                                396,643           337,932
Shareholder's equity                                                                        39,162            35,681
                                                                                          --------          --------
          Total liabilities and shareholder's equity                                      $435,805          $373,613
                                                                                          ========          ========



                                                                              ...YEAR ENDED DECEMBER 31, ...
                                                                              ------------------------------

(In thousands of dollars)                                                   1995              1994               1993
-------------------------                                                   ----              ----               ----
Statements of Income:
Income:
   Interest on loans                                                     $ 22,020           $ 17,693          $  16,031
   Interest on investment securities                                        5,995              6,961              7,054
   Other interest income                                                    2,146                474                707
   Other income                                                             4,049              3,533              3,375
                                                                         --------           --------           --------
           Total income                                                    34,210             28,661             27,167
                                                                         --------           --------           --------
Expenses:
   Interest on deposits                                                    11,243              8,551              8,549
   Other interest expense                                                   1,282                542                272
   Salaries and employee benefits                                           7,732              7,438              6,830
   Provision for loan losses                                                  844                575                733
   Other expense                                                            6,562              5,898              5,669
                                                                         --------            -------            -------
          Total expenses                                                   27,663             23,004             22,053
                                                                         --------            -------            -------
Income before income taxes                                                  6,547              5,657              5,114
Applicable income taxes                                                    (1,905)            (1,605)             1,403
                                                                         --------           --------           --------
Net income                                                               $  4,642           $  4,052           $  3,711
                                                                         ========           ========           ========


Statements of Changes in                                                                   Unrealized
Shareholder's Equity:                                                                    Gain (Loss) On
                                                                                           Securities
                                                                                           Available-
                                                                                           For-Sale,
                                                                                             Net Of
                                                                                           Applicable
                                       ... Common Stock ...                 Retained        Deferred
(In thousands of dollars,               Shares      Amount     Surplus      Earnings      Income Taxes       Total
                                        ------                 -------      --------      ------------       -----
except per share data)
Balance, December 31, 1992             566,290     $  2,831   $  9,078      $ 18,431    $          -      $ 30,340
Net income - 1993                            -           -           -         3,711               -         3,711
Cash dividends declared                      -           -           -        (1,070)              -        (1,070)
Change in unrealized gain on
   securities available-for-sale,
   net of applicable deferred
   income taxes                              -           -           -             -              15            15
                                       -------     -------    --------      --------    ------------      --------
Balance, December 31, 1993             566,290       2,831       9,078        21,072              15        32,996
Net income - 1994                            -           -           -         4,052               -         4,052
Cash dividends declared                      -           -           -        (1,183)              -        (1,183)
Change in unrealized gain (loss) on
   securities available-for-sale,
   net of applicable deferred
   income taxes                              -           -           -             -            (184)         (184)
                                       -------     -------    --------      --------    ------------      --------
Balance, December 31, 1994             566,290       2,831       9,078        23,941            (169)       35,681
Net income - 1995                            -           -           -         4,642               -         4,642
Cash dividends declared                      -           -           -        (1,384)              -        (1,384)
Change in unrealized gain (loss)
   on securities available-for-sale,
   net of applicable deferred
   income taxes                              -           -           -             -             223           223
                                       -------     -------    --------      --------    ------------      --------
Balance, December 31, 1995             566,290     $  2,831   $  9,078      $ 27,199    $         54      $ 39,162
                                       =======     ========   ========      ========    ============      ========


                                                                             ... YEAR ENDED DECEMBER 31, ...

(In thousands of dollars)                                                 1995               1994               1993
                                                                          ----

Statements of Cash Flows:
Cash flows from operating activities:
   Net income                                                           $  4,642            $  4,052          $  3,711
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation and amortization                                     1,430               1,124             1,243
         Provision for loan losses                                           844                 575               733
         Provision for deferred taxes                                        (50)                (89)             (120)
         (Gain) loss on sale of premises and equipment                         5                  (3)                1
         Increase (decrease) in accrued income taxes -
            current                                                           23                 150              (237)
         (Increase) decrease in interest receivable                         (740)               (247)               19
         Premium amortization and discount accretion                         337                 (94)              278
         Increase (decrease) in interest payable                             652                  18              (107)
         Increase in miscellaneous assets                                 (3,277)               (446)             (244)
         (Increase) decrease in prepaid assets                                31                 (25)              (45)
         Increase (decrease) in other liabilities                           (131)                 86               135
                                                                        --------              ------           -------

               Net cash provided by operating activities                   3,766               5,101             5,367
                                                                        --------             -------           -------

Cash flows from investing activities:
   Proceeds from maturities of investment securities                      36,021              46,468            44,375
   Purchases of investment securities                                    (54,131)            (51,536)          (69,617)
   Decrease in time deposits in other banks                                    -                   -               100
   Net increase in customer loans                                        (40,009)            (30,728)           (6,196)
   Recoveries on loans previously charged off                                343                 297               212
   Proceeds from sale of other real estate                                   188                 450               548
   Purchases of premises and equipment                                    (1,865)               (943)             (520)
   Proceeds from sale of premises and equipment                                3                  28                30
   Decrease in funds sold                                                      -              10,900            16,875
                                                                         -------             -------           -------

               Net cash used in investing activities                     (59,450)            (25,064)          (14,193)
                                                                         -------             --------          -------



(In thousands of dollars)                                                   1995              1994               1993
                                                                            ----

Cash flows from financing activities:
   Net increase in demand deposits, NOW accounts,
      savings accounts and certificates of deposit                       $ 47,630           $ 14,823          $  10,028
   Net increase in federal funds purchased
      and securities sold under agreements to repurchase                   10,536              7,216              2,275
   Dividends paid                                                          (1,384)            (1,183)            (1,070)
                                                                         --------           --------           --------

          Net cash provided by financing activities                        56,782             20,856             11,233
                                                                         --------           --------           --------

Net increase in cash and cash equivalents                                   1,098                893              2,407

Cash and cash equivalents at beginning of year                             23,046             22,153             19,746
                                                                         --------           --------           --------

Cash and cash equivalents at end of year                                 $ 24,144           $ 23,046           $ 22,153
                                                                         ========           ========           ========






















   THESE NOTES ARE AN INTEGRAL PART OF THE ACCOMPANYING FINANCIAL STATEMENTS