Form 10-K, Exhibit 13
period 1996-12-31
FIRST NATIONAL CORP /SC/
filed 1997-03-28
CIK 764038

Portions of Annual Report to Shareholders
                            Incorporated by Reference

(Information set forth on page 2 of the 1996 Annual Report to Shareholders under the caption "Stock Information").

     Common stock of First National Corporation was listed on the American Stock Exchange on January 28, 1997. Trading on the American Stock Exchange opened at $32.00 per share on such date, and trading prices have ranged between $32.00 and $40.75 through March 14, 1997. Management believes that prior to listing the common stock traded for prices ranging from $24.50 to $28.00 per share during the past two years, giving retroactive effect to stock dividends and stock splits. However, management had knowledge of only a limited number of trades and had no independent means of verifying the price at which trading occurred. There were approximately 1,950 shareholders of record at January 19, 1997. Quarterly cash dividends of $0.18, $0.18, $0.19 and $0.19 per share were paid in the first, second, third and fourth quarters of 1996, respectively, and quarterly cash dividends of $0.165 per share, $0.165, $0.17 and $0.18 per share were paid in the first, second, third and fourth quarters of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Equity and Dividends" for a discussion of certain restrictions on the payment of dividends.

(Information set forth on page 3 of 1996 Annual Report to Shareholders under the caption "Consolidated Financial Highlights")

For the Year (Dollars in thousands,
except per share)                                       1996           1995              1994              1993              1992
                                                        ----           ----              ----              ----              ----

Net income                                         $   5,528      $   4,640         $   4,061         $   3,773         $   3,295

   Per share                                            2.27           1.97              1.72              1.60              1.40

Total assets at year end                             497,632        436,322           374,043           349,056           333,984

Cash dividends declared per share                       0.74           0.68              0.64              0.60              0.56

Book value per share at year end                       18.96          16.82             15.34             14.19             13.04





Financial Ratios                                     1996             1995              1994              1993              1992
                                                     ----             ----              ----              ----              ----

Return on average assets                            1.19%             1.13%             1.10%             1.09%            1.00%

Return on average equity                           12.85             12.25             11.67             11.79            11.17

Dividend payout ratio                              31.13             30.24             29.45             28.62            29.79

Average equity to average assets                    9.29              9.25              9.44              9.20             8.94





                                          December 31                                            Average Daily Balance
                                          -----------                                            ---------------------

Balance Sheet Highlights                                                   Percent                                           Percent
(Dollars in thousands)                    1996           1995               Change          1996             1995            Change
----------------------                    ----           ----               ------          ----             ----            ------
Loans-net of unearned income              $293,619        $247,883          18.5%        $264,701         $227,466             16.4%

Total earning assets                       454,500         399,379          13.8%         427,084          378,476             12.8%

Total assets                               497,632         436,322          14.1%         463,252          409,426             13.1%

Demand deposits                             67,232          56,735          18.5%          60,225           52,611             14.5%

Total deposits                             414,153         368,315          12.4%         387,086          343,723             12.6%

Total interest-bearing liabilities         379,468         337,413          12.5%         356,680          316,484             12.7%

Shareholders' equity                        48,346          39,777          21.5%          43,015           37,873             13.6%


(Information  set  forth on pages 6  through  28 of the 1996  Annual  Report  to
Shareholders  under  the  Caption  "Management's   Discussion  and  Analysis  Of
Financial Condition And Results Of Operations".)

Overview

     This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of First National Corporation and its subsidiaries, First National Bank and National Bank of York County. The five year period 1992 through 1996 is discussed with particular emphasis on the years 1994, 1995 and 1996. This commentary should be reviewed in conjunction with the financial statements and related footnotes and the other statistical information related to First National Corporation contained elsewhere herein, (see "Consolidated Financial Statements of First National Corporation"). At the close of business on December 31, 1992, Santee Cooper State Bank, a South Carolina state-chartered bank, was merged with and into First National Bank. The financial statements have been retroactively restated to reflect the results of operations of the combined entities for the periods presented in the financial statements. In 1995, the Corporation acquired two branches of another commercial bank in Walterboro, South Carolina. The excess of the purchase price over the fair value of the net tangible assets acquired was $3,034,000. Total assets were increased by approximately $34,000,000. The transaction was completed during the second quarter of 1995.

     In 1996, the Corporation sponsored the organization of National Bank of York County in Rock Hill, South Carolina, and sold 170,000 shares of the Corporation's common stock to capitalize the new bank and pay organizational and pre-opening expenses. National Bank of York County began operations on July 11, 1996, as a wholly-owned subsidiary of the Corporation.

Forward Looking Statements

     Statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be, and are hereby identified as, 'forward looking statements' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. First National Corporation cautions readers that forward looking statements, including without limitation, those relating to First National Corporation's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in First National Corporation's reports filed with the Securities and Exchange Commission.

Summary of Operations

     Earnings of First National Corporation were $5,528,000, $4,640,000 and $4,061,000 in 1996, 1995 and 1994, respectively. Net income increased 19.1 percent in 1996 when compared to 1995 and increased 14.3 percent in 1995 when compared to 1994. Net income per share increased to $2.27 compared to $1.97 in 1995. Per share earnings in 1994 were $1.72. The increase in net income in 1996 primarily resulted from an increase in interest income as well as an increase in noninterest income. The increase in net income in 1995 compared to 1994 also resulted primarily from an increase in interest income as well as an increase in noninterest income.

     The per share cash dividend declared in 1996 was $0.74 compared to $0.68 in 1995 and $0.64 in 1994.

     The book value per share of First National  Corporation  increased $2.14 or
12.7 percent in 1996, $1.48 or 9.6 percent in 1995, and $1.15 or 8.1 percent in 1994. The return on average assets was 1.19 percent in 1996, 1.13 percent in 1995 and 1.10 percent in 1994. The return on average shareholders' equity was
12.85 percent for 1996 and was 12.25 percent for 1995 and 11.67 percent in 1994.

     Increases in both deposits and earning assets were realized during 1996 compared to 1995. Deposits at December 31, 1996 were $414,153,000, up $45,838,000 or 12.4 percent, compared to December 31, 1995. At year-end 1995, deposits were $368,315,000, up $47,608,000, or 14.8 percent, compared to December 31, 1994. Average deposits in 1996 were $387,086,000, up $43,363,000 or
12.6 percent from 1995. The average deposits in 1995 were $343,723,000 compared to $314,286,000 in 1994, an increase of $29,437,000 or 9.4 percent. Earning assets reached $454,500,000, up $55,121,000, or 13.8 percent at December 31, 1996 when compared to year-end 1995. At year-end 1995, earning assets were $399,379,000, up $57,471,000, or 16.8 percent from year-end 1994. Average earning assets for 1996 were $427,084,000, an increase of $48,608,000, or 12.8 percent, compared to 1995. In 1995 average earning assets were $378,476,000, up $38,207,000, or 11.2 percent, compared to 1994. The increase in earning assets in 1996 resulted primarily from banking operations at First National Bank and National Bank of York County. The increases in earning assets in 1995 resulted primarily from the acquisition of two branch offices in Walterboro from NationsBank. This transaction added approximately $34,000,000 to the deposit base and approximately $15,000,000 to the loan portfolio.

     Interest income increased by $4,080,000, or 13.5 percent, for the year ended December 31, 1996 when compared to December 31, 1995. This increase is a result of a $55,121,000 or 13.8 percent increase in earning assets. For the year ended December 31, 1995, interest income increased $5,037,000, or 20.0 percent, when compared to the same period in 1994. This increase was a result of loans and investments being repriced at higher levels due to the increase in the prime lending rate and bond yields as well as a $57,471,000 or 16.8% increase in earning assets.

     Interest expense increased by $1,461,000 or 11.7 percent, for the year ended December 31, 1996 compared to the same period in 1995. For the year ended December 31, 1995, interest expense increased $3,432,000 or 37.7 percent, when compared to the same period in 1994. The 1996 increase is a direct result of a $42,055,000 or 12.5 percent increase in interest-bearing liabilities just as the 1995 increase was a direct result of a $49,444,000 or 17.2 percent increase in interest-bearing liabilities.

Competition

     First National Corporation competes with a number of financial institutions and other firms that engage in activities similar to banking. For example, the Corporation competes for deposits with savings and loan associations, credit unions, brokerage firms and other commercial banks. First National continues to receive high marks from bank rating services. This has contributed to deposit growth. In its attempt to make loans, the Corporation competes with the industries mentioned above as well as consumer finance companies, leasing companies and other lenders. In today's uncertain financial climate, all lenders are searching for quality borrowers. Acquisition of acceptable grade loans becomes more and more difficult.

     Additional financial institution mergers were completed in 1996 and 1995, continuing the trend toward consolidation. Although these mergers reduced the number of banks and branches, the changes resulted in intensified competition for quality funds and loans.

Net Interest Income

     Net interest income is the difference between interest income and interest expense. Two significant elements in analyzing a bank's net interest income are net interest spread and net interest margin. Net interest spread is the difference between the yield on average earning assets and the rate on average interest-bearing liabilities. Net interest margin is the difference between the yield on average earning assets and the rate on all average liabilities, interest and noninterest bearing, utilized to support earning assets. The significant distinction between spread and net interest margin is that net interest margin reflects the volume of interest-free funds supporting earning assets.

     Net interest income increased $2,619,000 or 14.8 percent during 1996 compared to 1995. The increase was due primarily to an increase in volume of earning assets. Net interest income increased $1,605,000 or 10.0 percent in 1995 when compared to 1994. The increase was also due primarily to increased volume of earning assets. The average yield on earning assets was 8.0 percent in 1996 and 1995 respectively and was 7.4 percent in 1994. Total average earning assets increased $48,608,000, or 12.8 percent, from 1995 to 1996, and $38,207,000 or
11.2 percent, from 1994 to 1995. Total average interest-bearing liabilities increased $40,196,000, or 12.7 percent, from 1995 to 1996, and $31,893,000, or
11.2 percent, from 1994 to 1995. Growth in earning assets was funded primarily through interest-bearing liabilities. The total volume growth in 1996 compared to 1995 had a positive impact on net interest income of $2,317,000, which was increased by $302,000 due to rates paid on liabilities decreasing more than yields on assets. In 1995 compared to 1994 net interest income was positively affected by $2,204,000 attributable to volume which was partially offset by $599,000 attributable to rate decreases. In 1996 compared to 1995, net interest spread increased approximately .1 percent and net interest margin increased by
 .1  percent.   In  1995  compared  to  1994,  net  interest   spread   decreased
approximately .2 percent and net interest margin remained nearly the same.

     Average noninterest-bearing funds supporting earning assets as a percentage of earning assets changed from 13.8 percent in 1994 to 13.9 percent in 1995 and to 14.1 percent in 1996.

Table 1

Volume and Rate
Variance Analysis



                                                     1996 Compared to 1995                              1995 Compared to 1994
                                                     ---------------------                              ---------------------
                                                    Changes Due to Increase                            Changes Due to Increase
                                                    -----------------------                            -----------------------
                                                         (Decrease) In                                      (Decrease) In
                                                         -------------                                      -------------
(Dollars in Thousands)                          Volume(1)       Rate(1)       Total          Volume(1)       Rate(1)         Total
----------------------                          ---------       -------       -----          ---------       -------         -----
Interest earning assets:
  Loans (2) ..................................       $3,536       $(417)       $ 3,119        $ 3,280        $ 1,047        $ 4,327
  Investments:
   Taxable ...................................          455         436            891            219            265            484
   Tax exempt (3) ............................           59         (50)             9            224            (11)           213
  Funds sold .................................          119         (58)            61           (213)           226             13
                                                     ------       -----        -------        -------        -------        -------

    Total interest income ....................        4,169         (89)         4,080          3,510          1,527          5,037
                                                     ------       -----        -------        -------        -------        -------

Interest-bearing liabilities:
  Deposits:
   Interest bearing transaction ..............          139        (248)          (109)           130             14            144
   Saving ....................................          133        (198)           (65)           (68)            60             (8)
   Certificates of deposit ...................        1,362         187          1,549            928          1,628          2,556
  Funds purchased ............................          198        (132)            66            316            424            740
  Notes payable ..............................           20           0             20
                                                     ------       -----        -------        -------        -------        -------
    Total interest expense ...................        1,852        (391)         1,461          1,306          2,126          3,432
                                                     ------       -----        -------        -------        -------        -------

    Net interest income ......................       $2,317       $ 302        $ 2,619        $ 2,204        $  (599)       $ 1,605
                                                     ======       =====        =======        =======        =======        =======


(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances.
(2)  Nonaccrual loans are included in the above analysis.
(3) Tax exempt income is not presented on a tax equivalent basis in the above analysis.

Table 2

Yields on Average Earning Assets and                                               1996
------------------------------------                                               ----
Rates on Average Interest-bearing Liabilities

(Dollars in thousands)
                                                                 Average              Interest              Average
                                                                 Balance             Earned/Paid           Yield/Rate
                                                                 -------             -----------           ----------

Assets
Interest earning assets:
  Loans, net of unearned income ............................    $ 264,701              $25,139               9.50%
  Investment securities:
   Taxable .................................................      117,822                6,908               5.86
   Tax exempt (1) ..........................................       34,142                1,668               4.89
  Funds sold ...............................................       10,419                  548               5.26
                                                                ---------              -------               ----

    Total earning assets ...................................      427,084               34,263               8.02
                                                                                       -------
Cash and other assets ......................................       40,356
Less allowance for loan losses .............................       (4,188)
                                                                ---------

    Total assets ...........................................    $ 463,252
                                                                =========
Liabilities
Interest-bearing liabilities:
Deposits:
  Interest-bearing transaction accounts ....................    $  82,820                1,632               1.97
  Savings ..................................................       77,699                2,001               2.58
  Certificates of deposit ..................................      166,342                8,985               5.40
Funds purchased ............................................       29,546                1,348               4.56
Notes payable ..............................................          273                   20               7.33
                                                                ---------              -------               ----

    Total interest-bearing liabilities .....................      356,680               13,986               3.92
                                                                                       -------
Demand deposits ............................................       60,225
Other liabilities ..........................................        3,332
Shareholders' equity .......................................       43,015
                                                                ---------

    Total liabilities and shareholders' equity .............    $ 463,252
                                                                =========


Net interest spread ........................................                                                 4.10%
                                                                                                             ====
Impact of interest free funds ..............................                                                  .65%
                                                                                                             ====
Net interest margin ........................................                                                 4.75%
                                                                                                             ====
Net interest income ........................................                         $  20,277
                                                                                     =========

Table 2


                         1995                                                             1994
                         ----                                                             ----
     Average              Interest          Average                   Average             Interest           Average
     Balance            Earned/Paid       Yield/Rate                  Balance           Earned/Paid         Yield/Rate
     -------            -----------       ----------                  -------           -----------         ----------



        $227,466              $22,020         9.68%                  $193,135              $17,693             9.16%


         109,864                6,017         5.48                    105,704                5,533             5.23
          32,924                1,659         5.04                     28,470                1,446             5.08
           8,222                  487         5.92                     12,960                  474             3.66
        --------              -------                                --------              -------

         378,476               30,183         7.98                    340,269               25,146             7.39
                             --------                                                      -------
          34,348                                                       31,202
          (3,398)                                                      (3,098)
        -------                                                      -------

        $409,426                                                     $368,373
        ========                                                     ========



        $ 76,476                1,741         2.28                   $ 70,807                1,597             2.26
          73,524                2,066         2.81                     75,968                2,074             2.73
         141,113                7,436         5.27                    120,442                4,880             4.05
          25,371                1,282         5.05                     17,374                  542             3.12
          ------                -----                                --------               ------


         316,484               12,525         3.96                    284,591                9,093             3.20
                              -------                                                      -------
          52,611                                                       47,069
           2,458                                                        1,924
          37,873                                                       34,789
        --------                                                     --------

        $409,426                                                     $368,373
        ========                                                     ========

                                              4.02%                                                            4.19%
                                              ====                                                             ====
                                               .65%                                                             .53%
                                              ====                                                             ====
                                              4.67%                                                            4.72%
                                              ====                                                             ====
                              $17,658                                                      $16,053
                              =======                                                      =======

(1) Tax exempt income is not presented on a tax equivalent basis in the above analysis.

Investment Securities

     Investment securities are the second largest category of earning assets. These assets comprised 35.4 percent of earning assets at December 31, 1996 and
37.9 percent at year-end 1995. Investment securities are utilized by the Corporation as a vehicle for the employment of excess funds, to provide liquidity, to fund loan demand or deposit liquidation, and to pledge as collateral for certain deposits and purchased funds.

     The  portfolio   taxable  income  was  $6,908,000  in  1996  compared  with
$6,017,000 in 1995, a net increase of $891,000. Of this increase, a gain of approximately $455,000 was attributable to the $7,958,000 average volume increase of taxable securities. The higher income generated by the increased volume was augmented by an increase of $436,000 resulting from a 38 basis point increase in yield. The taxable income was $6,017,000 in 1995, compared with $5,533,000 in 1994, an increase of $484,000. Of this increase, a gain of approximately $219,000 was attributable to the $4,160,000 average volume increase in taxable securities. The gain generated by the increased volume was aided by an increase of $265,000, resulting from a 25 basis point increase in yield. This is indicative of the increases in overall interest rates in the past years and their effect upon portfolio investments as lower-yielding securities mature and are replaced by higher- yielding investments. The average maturity of the taxable portfolio at December 31, 1996 was 2.4 years compared with average maturities at year-end 1995 of 2.1 years and at year-end 1994 of 2.3 years.

     The portfolio non-taxable investment income was $1,668,000 in 1996 compared with $1,659,000 in 1995 and $1,446,000 in 1994, a net increase of $9,000 or .5 percent, and an increase of $213,000 or 14.7 percent, respectively. Of the increase in 1996, a gain of $59,000 was attributable to an increase in average volume of $1,218,000 in municipal securities offset by a decrease of $50,000 resulting from a 15 basis point decrease in yield. The increase from 1994 to 1995 was $213,000 of which $224,000 was attributable to an increase in volume which was offset by a decrease of $11,000 resulting from a 4 basis point decrease in yield. The average maturity of the non-taxable portfolio at December 31, 1996 was 2.9 years compared to 2.5 years and 2.8 years in 1995 and 1994, respectively. First National Corporation continues to actively purchase bank qualified tax-free securities to supplement the taxable portfolio. However, with the negative yield adjustment due to the Tax Equity and Fiscal Responsibility Act of 1982 and the alternative minimum tax considerations, the value to First National Corporation of each individual purchase continues to be closely evaluated.

     At December 31, 1996 the fair value of the securities portfolio totalled $161,188,000, a .8 percent premium. The market valued the Corporation's 1995 portfolio at a .6 percent premium and its 1994 portfolio at a 2.8 percent discount.

     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued by the Financial Accounting Standards Board in May, 1993. As required, the Corporation adopted the provisions of this statement effective December 31, 1993, without retroactive application to prior years' financial statements. At December 31, 1996, investment securities with an amortized cost of $95,765,000 and an estimated fair value of $95,684,000 were classified as available-for-sale. The effect of adoption of this accounting standard was to decrease the carrying value of securities $81,000 and directly decrease shareholders' equity $50,000, net of an estimated income tax benefit of $31,000. The decrease, net of income tax effect, is presented in the statement of changes in shareholders' equity as an adjustment of the balance of the separate component of shareholders' equity required by SFAS No. 115 for the unrealized holding gains and losses on available-for-sale securities.

     On an ongoing basis, management assigns securities upon purchase into one of the categories designated by SFAS No. 115 based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements.

     There were realized losses on sales of investment securities during 1996 of $50,000. There were no realized gains or losses during 1995 or 1994.

Table 3

Book Value of Investment Securities
December 31,
(Dollars in thousands)                         1996              1995           1994            1993              1992
----------------------                         ----              ----           ----            ----              ----
U. S. Treasury Securities                  $ 37,853          $ 49,959       $ 49,164        $ 39,972          $ 40,220
U. S. Government Agencies
  and Corporations                           87,840            63,600         53,914          54,345            33,324
Other Securities                                610               475            476             371               281
                                           --------          --------       --------        --------          --------
  Total Taxable                             126,303           114,034        103,554          94,688            73,825
                                           --------          --------       --------        --------          --------
State, County and Municipal
  Obligations                                34,578            37,462         29,802          33,796            29,151
                                           --------          --------       --------        --------          --------
  Total Tax-exempt                           34,578            37,462         29,802          33,796            29,151
                                           --------          --------       --------        --------          --------
  Total Investment Securities              $160,881          $151,496       $133,356        $128,484          $102,976
                                           ========          ========       ========        ========          ========

Table 4

Maturity Distribution and Yields of Investment Securities

                             Due in          Due After        Due After        Due After
December 31, 1996         1 yr. or Less    1 Thru 5 Yrs.    5 Thru 10 Yrs.      10 Yrs.           Total          Par      Fair
(Dollars in thousands)   Amount  Yield   Amount     Yield  Amount   Yield  Amount    Yield  Amount     Yield    Value    Value
----------------------   ------  -----   ------     -----  ------   -----  ------    -----  ------     -----    -----    -----
U. S. Treasury
   Securities           $14,433  5.73%   $23,420    5.97% $              %   $           % $ 37,853    5.88%  $ 37,250   $ 37,901
U.S. Government Agencies
   and Corporations      11,689  5.45     73,791    6.28    2,360    6.14                    87,840    6.17     87,977     87,743
Other Securities (1)                                                          610    5.00       610    5.00        610        610
                        -------  ----    -------    ----  -------    ----    ----    ----  --------    ----   --------   --------
         Total Taxable   26,122  5.60     97,211    6.21    2,360    6.14     610    5.00   126,303    6.08    125,837    126,254
                        -------  ----    -------    ----  -------    ----    ----    ----  --------    ----   --------   --------
State, County
 and Municipal
 Obligations (2)          7,756  4.33     18,334    5.13    8,488    4.70                    34,578    4.85     34,260     34,934
                        -------  ----    -------    ----  -------    ----    ----    ----  --------    ----   --------   --------
         Total          $33,878  5.31%   $115,545   6.04% $10,848    5.01%   $610    5.00% $160,881    5.82%  $160,097   $161,188
                        =======  ====    ========   ====  =======    ====    ====    ====  ========    ====   ========   ========
Percent of Total                   21%                72%               7%                              100%
Cumulative % of Total              21%                93%             100%            100%

(1) Federal Reserve Bank and other corporate stocks have no set maturity but are classified in "Due after 10 years."
(2)  Tax exempt yield is not presented on a tax equivalent basis.

Loans

     Loans, net of unearned income, at December 31, 1996, were $293,619,000, which represents an increase of $45,736,000, or 18.5 percent when compared to year-end 1995. Average loans for 1996 increased 16.4 percent to $264,701,000 from $227,466,000 for 1995.

     The largest element of the loan portfolio continues to be the real estate mortgage category. All loans secured by real estate, except real estate construction, are placed in this category regardless of the loan purpose. The use of real estate as security for loans is common in First National Corporation's market area and this, along with other collateral, increases the likelihood of repayment. The real estate mortgage category grew by 19.9 percent to $178,544,000 at year-end and represents 60.8 percent of total loans. This is an increase from 60.1 percent in 1995.
Commercial, financial and agricultural loans increased to $46,392,000 from $43,108,000 the previous year but were only 15.8 percent of the loan portfolio compared to 17.4 percent at December 31, 1995. Consumer loans represented 20.1 percent of total loans compared to 20.2 percent at year-end 1995. Table 5 provides the distribution of loans for the past five years.

     The prime rate decreased once in 1996, and the yield on the loan portfolio for 1996 was 9.5 percent, down from 9.7 percent for 1995. Notwithstanding this decrease in yield, the volume growth of the loan portfolio resulted in an interest and fee income increase of $3,119,000, or 14.2 percent, to $25,139,000. Table 6 shows the maturity and interest sensitivity of the commercial, financial and agricultural category of the loan portfolio and the real estate construction category of the loan portfolio as of December 31,1996. As of that date, loans that mature in one year or less were $53,302,000. Of the loans that mature after one year, $205,763,000 or 85.6 percent, had fixed interest rates while $34,554,000, or 14.4 percent, had variable rates.

     The placement of loans on a nonaccrual status is dependent upon the type of loan, collateral values and the collection activities in progress. Loans which are well secured and in the process of collection are allowed to remain on an accrual basis until they become 120 days past due. Unsecured commercial loans and well secured loans not in the process of collection are charged off on or before the date they become 90 days past due and, therefore, do not reach a nonaccrual status. Commercial and real estate loans which are partially secured are written down to the collateral value and placed on nonaccrual status on or before becoming 90 days past due. Consumer loans are charged off on or before becoming 120 days past due. All interest accrued in the current year but unpaid at the date a loan goes on nonaccrual status is deducted from interest income, while interest accrued from previous years is charged against the reserve for loan losses. At December 31, 1996, nonaccrual loans were $974,000 compared with $845,000 at year-end 1995. At December 31, 1996, loans which were 90 days or more past due had decreased by $134,000 to $220,000 as compared to year-end 1995.

     During 1996, income of $57,000 on nonaccrual loans would have been recorded if these loans had been accruing throughout 1996. No interest income on nonaccrual loans was included in net income for 1996. First National Corporation does not have any loans which have been restructured or any foreign loans.

     Concentrations of credit are considered to exist when the amounts loaned to a multiple number of borrowers engaged in similar business activities which would cause them to be similarly impacted by general economic conditions represents 25% of equity. As of December 31, 1996, loans to the hotel and motel industry group exceeded this amount. Loans in this category were made to different firms throughout the state.

     Table 7 provides the level of risk elements in the loan portfolio for the past five years.


Table 5
Distribution of Net Loans
By Type
December 31,
(Dollars in thousands)                   1996           1995            1994           1993            1992
----------------------                   ----           ----            ----           ----            ----
Commercial, financial,
  agricultural and other             $ 46,392       $ 43,108        $ 34,476       $ 28,169        $ 31,715
Real estate - construction              9,625          5,792           4,781          3,321           1,455
Real estate - mortgage                178,544        148,853         126,751        110,113         104,021
Consumer                               59,058         50,130          42,544         36,854          35,745
                                     --------       --------        --------       --------        --------

Total                                $293,619       $247,883        $208,552       $178,457        $172,936
                                     ========       ========        ========       ========        ========

                                                                     Percent of Total
Commercial, financial,
  agricultural and other               15.8%           17.4%          16.5%          15.8%          18.3%
Real estate - construction              3.3             2.3            2.3            1.9            0.8
Real estate - mortgage                 60.8            60.1           60.8           61.7           60.2
Consumer                               20.1            20.2           20.4           20.6           20.7
                                      -----           -----          -----          -----          -----
Total                                 100.0%          100.0%         100.0%         100.0%         100.0%
                                      =====           =====          =====          =====          =====


Table 6
Maturity Distribution of Loans
                                                               Maturity
                                                               --------
December 31, 1996                                     1 Year           1 - 5         Over 5
(Dollars in thousands)                               or Less           Years          Years
----------------------                               -------           -----          -----
Commercial, financial,
 agricultural and other              $ 46,392        $12,571         $29,769         $4,052
Real estate - construction              9,625          7,894           1,247            484
Real estate - mortgage                178,544         24,127          89,025         65,392
Consumer                               59,058          8,710          44,670          5,678
                                     --------        -------        --------        -------
Total                                $293,619        $53,302        $164,711        $75,606
                                     ========        =======        ========        =======
Loans due after one year with:
   Predetermined interest rates                     $205,763
   Floating or adjustable interest rates            $ 34,554

Asset Quality

     Asset quality is maintained through the management of credit risk. Each individual earning asset, whether in the investment, loan, or short-term investment portfolio, is reviewed by management for credit risk. To facilitate this review, First National Corporation has established credit policies which include credit limits, documentation, periodic examination and follow-up. In addition, these portfolios are examined for exposure to concentration in any one industry, government agency, or geographic location. In examining the portfolios at December 31, 1996 and 1995, the Corporation did not have more than ten percent of the loan portfolio in any one industry and had no foreign loans.

     Each category of earning assets has a degree of credit risk. To measure credit risk, various techniques are utilized. Credit risk in the investment portfolio can be measured through bond ratings published by independent agencies. In the investment portfolio, 95.7 percent of the investments consist of U.S. Treasury securities, U.S. Agency securities and tax-free securities having a rating of "A" or better. The credit risk of the loan portfolio can be measured by historical experience. The Corporation maintains its loan portfolio in accordance with its established credit policies. Net loan charge-offs over the past five years have not exceeded .54 percent of net average loans. In 1996 net loan charge-offs as a percentage of net average loans were .12 percent compared to .15 percent in 1995. See "Loans" for a discussion of the Company's charge-off and nonaccrual policies.


Table 7
Nonaccrual and Past Due Loans

December 31
(Dollars in thousands)                         1996           1995           1994            1993            1992
----------------------                         ----           ----           ----            ----            ----
Loans past due 90 days or more               $  220         $  354        $    97          $  209          $  408
Loans on a nonaccruing basis                    974            845          1,214             983             645
                                             ------         ------         ------          ------          ------

Total                                        $1,194         $1,199         $1,311          $1,192          $1,053
                                             ======         ======         ======          ======          ======



Table 8
Summary of Loan
Loss Experience
December 31
(Dollars in thousands)                              1996             1995               1994              1993              1992
----------------------                              ----             ----               ----              ----              ----
 Allowance for loan losses -
  January 1 ..............................       $   3,703         $   3,194         $   2,955         $   2,685         $   2,418
                                                 ---------         ---------         ---------         ---------         ---------
Charge-offs during the year
  Real estate - construction .............               -                 -                 -                 -                 -
  Real estate - mortgage .................             (35)             (130)             (175)              (61)             (215)
  Consumer ...............................            (584)             (514)             (378)             (330)             (460)
  Commercial, financial,
   agricultural and other ................             (72)              (47)              (80)             (284)             (571)
                                                 ---------         ---------         ---------         ---------         ---------
   Total charge-offs .....................            (691)             (691)             (633)             (675)           (1,246)
                                                 ---------         ---------         ---------         ---------         ---------
Recoveries during the year
  Real estate - construction .............               -                 -                 -                 -                 -
  Real estate - mortgage .................             151               123                58                 9                18
  Consumer ...............................             185               143               178               140               185
  Commercial, financial,
   agricultural and other ................              38                90                61                63               102
                                                 ---------         ---------         ---------         ---------         ---------
   Total recoveries ......................             374               356               297               212               305
                                                 ---------         ---------         ---------         ---------         ---------
Net charge-offs ..........................            (317)             (335)             (336)             (463)             (941)
Provisions from earnings .................           1,319               844               575               733             1,208
                                                 ---------         ---------         ---------         ---------         ---------
Allowance for loan losses -
  December 31 ............................       $   4,705         $   3,703         $   3,194         $   2,955         $   2,685
                                                 =========         =========         =========         =========         =========

Average loans - net of
  unearned income ........................       $ 264,701         $ 227,466         $ 193,135         $ 173,415         $ 173,063
Ratio of net charge-offs
  to average loans - net of
  unearned income ........................             .12%              .15%              .17%              .27%              .54%


Loan Loss Provision

     First National Corporation maintains a reserve for possible loan losses (the allowance for loan losses) at a level which management believes is sufficient to provide for potential losses in the loan portfolio. Management periodically evaluates the adequacy of the allowance utilizing its internal risk rating system and regulatory agency examinations to assess the quality of the loan portfolio and identify problem loans. The evaluation process also includes management's analysis of current and future economic conditions, composition of the loan portfolio, past due and nonaccrual loans, concentrations of credit, lending policies and procedures and historical loan loss experience. The provision for loan losses is charged to the income statement in the amount necessary to maintain the allowance at the appropriate level.

     The allowance is established on an overall portfolio basis, and management does not subsequently allocate the allowance by geographic area or loan category.

     The provision for loan losses for the year ended December 31, 1996, was $1,319,000, compared to $844,000 in 1995, which represents a 56.3 percent increase. The increase in the provision for loan losses was due to continued strong loan growth.

     The  allowance  for  loan  losses  was  $4,705,000,   or  1.60  percent  of
outstanding loans at the end of 1996, and $3,703,000, or 1.49 percent at year-end 1995. Total charge-offs were $691,000 in 1996 and 1995, respectively. Recoveries were $374,000 for 1996 and

$356,000 for 1995. Net charge-offs  were $317,000 in 1996 and $335,000 for 1995.
Net charge-offs were greatest in consumer loans which increased from $371,000 in 1995 to $399,000 in 1996. Real estate loan net charge-offs declined by $123,000 in 1996 while commercial loan losses increased by $77,000. Net charge-offs to average loans were .12 percent in 1996 and .15 percent in 1995. A summary of loan loss experience for 1992 through 1996 is provided in Table 8.

     Other real estate owned includes certain real estate acquired as a result of foreclosure and deeds in lieu of foreclosure, as well as amounts reclassified as in-substance foreclosures. For the period ended December 31, 1996, other real estate owned was $63,000 compared to $151,000 at December 31, 1995. This decrease resulted from properties being sold or written down.

     Management anticipates that the level of charge-offs for 1997 will be somewhat higher than the level experienced in 1996. Although changes in economic conditions in the Corporation's market area can always affect this level, the loan loss provision is considered adequate by management.

Liquidity

     Liquidity is defined as the ability of an entity to generate cash to meet its financial obligations. For a bank, liquidity means the consistent ability to meet loan demand and deposit withdrawals. The Corporation has employed its funds in a manner to provide liquidity in both assets and liabilities.

     Asset liquidity is maintained by the maturity structure of loans, investment securities and other short-term investments. Management has policies and procedures governing the length of time to maturity on loans and investments. As noted in Table 4, 21.0 percent of the investment portfolio matures in one year or less. This part of the investment portfolio consists of U.S. Treasury securities, U.S. Agency securities and bank qualified municipal securities. Loans and other investments are of a longer term nature and are not utilized for day-to-day bank liquidity needs.

     Increases in the Corporation's liabilities provide liquidity on a day-to-day basis. Daily liquidity needs may be met from deposits or from the Corporation's use of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings at favorable interest rates. The Corporation places an increasing reliance on borrowed funds which are primarily cash management or "sweep" accounts that are accommodations to corporate and governmental customers pursuant to sale of securities sold under agreement to repurchase arrangements. During 1996, the Corporation maintained an even higher level of liquidity with an influx of interest sensitive deposits.

Table 9

Interest Sensitivity Analysis
                                                     After       After Six                      Greater
                                     Within          Three        Through                       Than One
December 31, 1996                     three         Through       Twelve        Within          Year and
(Dollars in thousands)                Months      Six Months      Months       One Year      Insensitive(1)    Total
----------------------                ------      ----------      ------       --------      --------------    -----
Loans ............................  $ 131,213      $ 17,603      $ 24,464      $ 173,280      $ 120,339        $293,619
Investments ......................     20,254         7,660        13,577         41,491        119,390         160,881
Funds
                                    ---------      --------      --------      ---------      ---------        --------
  Total interest earning assets ..  $ 151,467      $ 25,263      $ 38,041      $ 214,771      $ 239,729        $454,500
                                    =========      ========      ========      =========      =========        ========
  Percent ........................       33.3%          5.6%          8.4%          47.3%          52.7%          100.0%
                                    =========      ========      ========      =========      =========        ========
Interest-bearing deposits,
  excluding CDs greater than
  $100,000 .......................  $ 123,283      $ 40,877      $ 39,775      $ 203,935      $ 104,370        $308,305
CDs greater than $100,000 ........     15,096         7,603         9,852         32,551          6,065          38,616
Short-term borrowings ............     32,547                                     32,547                         32,547
                                    ---------      --------      --------      ---------      ---------        --------
  Total interest-bearing liab ....    170,926        48,480        49,627        269,033        110,435(2)      379,468
Interest-free funds ..............                                                               75,032          75,032
                                    ---------      --------      --------      ---------      ---------        --------
  Funds supporting interest
    earning assets ...............  $ 170,926      $ 48,480      $ 49,627      $ 269,033      $ 185,467        $454,500
                                    =========      ========      ========      =========      =========        ========
  Percent ........................       37.6%         10.7%         10.9%          59.2%          40.8%          100.0%
                                    =========      ========      ========      =========      =========        ========
Interest sensitivity gap .........  $ (19,459)     $(23,217)     $(11,586)     $ (54,262)     $  54,262
Cumulative gap ...................  $ (19,459)     $(42,676)     $(54,262)     $ (54,262)
Percent of total interest
  earning assets .................        4.3%          9.4%         11.9%          11.9%


(1)These items are considered insensitive because they are not generally affected by fluctuations in market interest rates.
(2)Includes savings deposits of $79,739.

         Table 9 discloses the cumulative gap as a percentage of assets included in the computation of gap (total earning assets) rather than as a percentage of total assets.

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

     Table 9 presents the interest sensitive position of the Corporation's balance sheet at December 31, 1996. The analysis illustrates the Corporation's interest sensitivity position at prescribed intervals. Reflected in the table are interest sensitivity gap and cumulative gap for immediate through one year maturities. Management particularly attempts to control gap from zero to twelve months. The position of First National Corporation at December 31, 1996 with regard to the cumulative gap at the 12 month time frame is a negative gap of $54,262,000. Assuming that no other variable changed, the potential impact to First National Corporation's net interest income before taxes in the next year should rates on the asset and liability sides change immediately and equally would be as follows:

          a rise of 1% would decrease earnings by $542,620
          a rise of 2% would decrease earnings by $1,085,240
          a rise of 3% would decrease earnings by $1,627,860
          a decline of 1% would increase earnings by $542,620
          a decline of 2% would increase earnings by $1,085,240 a decline of 3% would increase earnings by $1,627,860

Table 9 reflects the balances of interest earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts of amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled repayments at each scheduled payment date until the loan may be repriced contractually, and the unamortized balance is reflected at this point. Investments are reflected at each instrument's ultimate maturity date or pre-refunded call date. Funds sales are reflected at the immediate repricing interval due to the overnight availability of the instruments. A portion of interest-bearing liabilities with no contractual maturity, such as money market deposit accounts and NOW accounts, are reflected in the immediate repricing period due to the contractual arrangements that give First National Corporation the ability to vary the rates paid on those deposits within a thirty-day or shorter period. First National Corporation reflects a portion of its savings deposits as noninterest sensitive to more accurately reflect their anticipated repricing characteristics. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Variable rate time deposits are reflected at the earlier of their next repricing or maturity date. Short-term borrowings (principally securities sold under repurchase agreements secured by investment securities) are reflected in the immediate repricing period due to the contractual arrangements which give First National Corporation the ability to vary the rates paid on those borrowings overnight.

Deposits

     The deposit base provides First National Corporation with funds for the long-term growth of loans and investments. At December 31, 1996, when compared to year-end 1995, total deposits were $414,153,000, up $45,838,000, or 12.4 percent. Noninterest- bearing deposits for the same period were $67,232,000, an increase of $10,497,000, or 18.5 percent, and interest-bearing deposits were $346,921,000, an increase of $35,341,000, or 11.3 percent when compared to December 31, 1995. For the year ended December 31, 1996, total average deposits increased $43,363,000, or 12.6 percent. This growth was comprised of an increase of average interest-bearing accounts of $35,749,000, or 12.3 percent, and average noninterest-bearing accounts of $7,614,000, or 14.5 percent. Growth in the interest-bearing accounts was composed of an increase in interest-bearing transaction accounts of $6,344,000, or 8.3 percent, and certificates of deposit of $25,230,000, or 17.9 percent, and an increase in savings accounts of $4,175,000, or 5.7 percent.

     At December 31, 1996, the ratio of average interest-bearing deposits to total deposits decreased to 84.4 percent from 84.7 percent at year-end 1995 and was 85.0 percent at year-end 1994. The average rate paid on interest-bearing accounts decreased to 3.9 percent from 4.0 percent at year-end 1995 and was 3.2 percent at year-end 1994.



Table 10

Maturity Distribution of
CD's of $100,000 or more        December 31                                   1996                    1995
------------------------        -----------                                   ----                    ----
                                (Dollars in thousands)

                                Within three months                        $15,096                 $12,033
                                After three through six months               7,603                   4,685
                                After six through twelve months              9,851                   6,267
                                After twelve months                          6,066                   8,218
                                                                           -------                 -------

                                    Total                                  $38,616                 $31,203
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

                                       (Dollars in thousands)              December 31,
                                                  1996                            1995                            1994
                                                  ----                            ----                            ----

                                           Amount          Rate         Amount            Rate           Amount           Rate
                                           ------          ----         ------            ----           ------           ----

At period-end:
   Federal funds purchased
   and securities sold under
   repurchase agreements                  $32,547         4.69%         $25,833          5.44%           $15,297         4.50%

Average for the year:
   Federal funds purchased
   and securities sold under
   repurchase agreements and
   other borrowings                       $29,819         4.59%         $25,371          5.05%           $17,374         3.12%

Maximum month-end balance:
   Federal funds purchased
   and securities sold under
   repurchase agreements                  $36,568                       $30,196                          $27,993


Equity and Dividends

     Throughout the years the strength of the shareholders' equity base has provided stability to current operations and capital adequacy to support growth. The Corporation's shareholder equity base was 9.7 percent of total assets as of December 31, 1996, compared with 9.1 percent at year-end 1995, and 9.7 percent at year-end 1994.

     The Corporation has achieved a consistent record of increasing earnings over the past years. Even though dividends have historically been increased, the Corporation has maintained a relatively constant dividend pay-out policy. The dividend pay-out ratio for 1996 was 31.1 percent compared to 30.2 percent in 1995 and 29.5 percent for 1994. Cash dividend payments in 1996 were $1,721,000 as compared to $1,403,000 in 1995. The retention of the remaining earnings has provided the basis for expansion of loans and investments, and acquisitions.

     Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Banks; however, certain restrictions exist regarding the ability of the Banks to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Banks' net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1996, $6,960,000 of the Banks' retained earnings were available for distribution to the Corporation as dividends without prior regulatory approval. In 1996 the Banks paid dividends to the Corporation of $4,499,000.

     The Corporation and subsidiaries are subject to certain risk-based capital guidelines. These ratios measure the relationship of capital to a combination of balance sheet and off- balance sheet risks. The values of both balance sheet and off-balance sheet items will be adjusted to reflect credit risk. Under the guidelines of the Board of Governors of the

Federal Reserve System, which are substantially similar to the Office of the Comptroller of the Currency guidelines, as of December 31, 1996, Tier 1 capital must be at least 4 percent of risk-weighted assets, while total capital must be 8 percent of risk-weighted assets. The Tier 1 capital ratio for First National Corporation at December 31, 1996 was 15.8 percent compared to 15.3 percent at year-end 1995. The total capital ratio was 17.1 at December 31, 1996 compared to
16.6 percent at year-end 1995.

     In conjunction with the risk-based capital ratio, applicable regulatory agencies have also prescribed a leverage ratio of total capital to total assets in evaluating capital strength and adequacy. The minimum leverage ratio required for banks is between 3 percent and 5 percent, depending on the institution's composite rating as determined by its regulators. At December 31, 1996, First National Corporation's leverage ratio was 9.5 percent, compared to 9.1 percent at year-end 1995. First National Corporation's ratios exceed the minimum standards by substantial margins.

Noninterest Income
and Expense

     In today's banking environment, noninterest income provides a stable source of revenue for the Corporation. The expansion of banking services and the use of explicit pricing enables the Corporation to manage its fee income and price services to more closely reflect actual costs. Income from noninterest sources in 1996 was $5,344,000, an increase of $1,295,000, or 32.0 percent, compared to 1995. For the period ended December 31, 1995 income from noninterest sources was $4,049,000, an increase of $516,000, or 14.6 percent over 1994.

     Service charges on transaction accounts in 1996 increased $894,000 or 28.9 percent when compared to 1995 and $463,000, or 17.6 percent, in 1995 compared to 1994. This increase was due to increased account activity, as well as an increase in service fees. The deposit fee pricing structure is continually being reviewed and updated for new services and rising costs.

     Other charges, commissions and fees increased $401,000 or 42.0 percent in 1996 compared to an increase of $53,000 or 5.9 percent in 1995. The increase is a result of an increase in secondary market origination fees, ATM surcharge fees, trust income and mutual fund fee income.

     Noninterest expense increased $2,031,000 or 14.2 percent in 1996 compared with $979,000 or 7.3 percent in 1995.

     Salary and employee benefits expense was the largest component of noninterest expense in 1996. Salaries and employee benefits increased 16.7 percent or $1,289,000 in 1996 as compared with a 4.0 percent or $294,000 increase in 1995. The number of full time equivalent employees was 281 at December 31, 1996 as compared with 253 in 1995 and 256 in 1994. The increase in 1996 was primarily the result of the commencement of operations by the National Bank of York County. In 1994 management adopted an employee cash incentive plan covering all employees. Cash incentives paid during 1996 under this program were $574,000.

     Net occupancy expense increased 2.9 percent in 1996 compared to an increase of 14.5 percent in 1995. The increase is attributable to higher operating expenses including utilities, maintenance and depreciation.

     Furniture and equipment expense increased 26.8 percent in 1996 compared with a 8.1 percent increase in 1995. The increased costs in 1996 were due to increases in depreciation expense and equipment service contracts.

     Total other expense for 1996 was $5,078,000 compared with $4,710,000 in 1995 and $4,204,000 in 1994, or increases of 7.8 percent and 12.0 percent respectively. Included in other noninterest expense is $644,000 in 1996 for the amortization of intangibles, principally core deposit values, under the purchase accounting method utilized for bank acquisitions, compared with $540,000 in 1995 and $328,000 in 1994. Included in expenses for amortization of intangibles for 1996, is $375,000 attributable to the two new branches in Walterboro acquired from NationsBank as compared to $231,000 in 1995. Also included in other expense is $2,000 attributed to Federal Deposit Insurance premiums, a decrease of $371,000, or 99.5 percent in 1996 as compared to 1995 and a decrease of $318,000, or 46.0 percent in 1995 as compared to 1994. The decrease in the Federal Deposit Insurance premiums in 1995 included a $201,000 refund as the result of the Bank Insurance Fund of the FDIC reaching the 1.25 percent capitalization level for every $100 of deposits insured by the FDIC. The remainder of the increase in other expense for 1996 is distributed among the following expense categories: advertising, insurance and surety bond, office and printing supplies, postage, telephone and line charges, and other expenses.


Table 11

Quarterly Results of Operations
                                                    1996 Quarters                         1995 Quarters
                                                    -------------                         -------------
(Dollars in thousands, except per share)     Fourth   Third  Second   First      Fourth   Third    Second     First
----------------------------------------     ------   -----  ------   -----      ------   -----    ------     -----
Interest income                              $9,127  $8,609  $8,373  $8,154      $8,043  $7,872    $7,356    $6,912
Interest expense                              3,726   3,484   3,356   3,420       3,424   3,332     3,063     2,706
                                             ------  ------  ------  ------      ------  ------    ------    ------
   Net interest income                        5,401   5,125   5,017   4,734       4,619   4,540     4,293     4,206
Provision for loan losses                       530     269     300     220         504     100       120       120
Noninterest income                            1,477   1,260   1,294   1,313       1,082   1,032       942       993
Noninterest expense                           4,405   4,119   3,949   3,879       3,536   3,846     3,458     3,481
                                             ------  ------  ------  ------      ------  ------    ------    ------
   Income before income taxes                 1,943   1,997   2,062   1,948       1,661   1,626     1,657     1,598
Income taxes                                    597     611     663     551         513     447       484       458
                                             ------  ------  ------  ------      ------  ------    ------    ------
   Net income                                $1,346  $1,386  $1,399  $1,397      $1,148  $1,179    $1,173    $1,140
                                             ======  ======  ======  ======      ======  ======    ======    ======
Earnings per share                           $ 0.55  $ 0.56  $ 0.58  $ 0.58      $ 0.49  $ 0.50    $ 0.50    $ 0.48
                                             ======  ======  ======  ======      ======  ======    ======    ======

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

     While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses. Inflation also affects the bank's customers which may result in an indirect effect on the banks' business.

  Report of Management

     The financial statements, accompanying notes, and other financial information in this Annual Report to Shareholders were prepared by management of First National Corporation which is responsible for the integrity of the information given. The statements have been prepared in conformity with generally accepted accounting principles and include amounts which are based on management's judgment or best estimates.

     The Corporation maintains a system of internal controls to reasonably assure the safeguarding of assets and proper execution of transactions according to management's directives. The control system consists of written policies and procedures, segregation of duties, and an extensive internal audit program. Management is cognizant of the limitations of such controls, but feels reasonable assurance of effectiveness is achieved without extending costs beyond benefits derived.

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

     J. W. Hunt and Company, independent auditors, have audited the financial statements and notes included in this Annual Report. Their audit was conducted in accordance with generally accepted auditing standards and their opinion presents an objective evaluation of management's discharge of its responsibility to fairly present the financial statements of the Corporation. Their opinion is contained in their report on the facing page. All financial information appearing in this Annual Report is consistent with that in the audited financial statements.

First National Corporation
Orangeburg, South Carolina
January 27, 1997

(Information set forth on pages 29 through 61 of the 1996 Annual Report to Shareholders.")


                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and
   the Board of Directors
First National Corporation

We have audited the consolidated balance sheets of First National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                     J. W. Hunt and Company, LLP

Columbia, South Carolina
January 27, 1997


CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except par value)

                                                                               ...DECEMBER 31,...
                                                                                1996        1995
                                                                                ----        ----
                                                      ASSETS
Cash and due from banks (Note 3)                                              $  28,824    $  24,144
                                                                              ---------    ---------
Investment securities (Note 4):
  Securities held-to-maturity:
    Taxable ...............................................................      30,619       58,198
    Tax-exempt ............................................................      34,578       37,462
                                                                              ---------    ---------
      Total (fair value of $65,504 in 1996 and $96,594 in 1995) ...........      65,197       95,660
  Securities available-for-sale, at fair value ............................      95,684       55,836
                                                                              ---------    ---------
       Total investment securities .........................................    160,881      151,496
                                                                              ---------    ---------
Loans (Note 5) ............................................................     296,865      250,423
  Less, unearned income ...................................................      (3,246)      (2,540)
  Less, allowance for loan losses .........................................      (4,705)      (3,703)
                                                                              ---------    ---------
       Loans, net ..........................................................    288,914      244,180
                                                                              ---------    ---------
Premises and equipment, net (Note 6) ......................................      10,848        8,250
                                                                              ---------    ---------
Other assets (Note 7) .....................................................       8,165        8,252
                                                                              ---------    ---------

      Total assets ........................................................   $ 497,632    $ 436,322
                                                                              =========    =========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand ..................................................................   $  67,232    $  56,735
  Interest-bearing transaction accounts ...................................      85,402       80,894
  Savings .................................................................      79,739       73,207
  CDs of $100,000 and over ................................................      38,616       31,203
  Other time ..............................................................     143,164      126,276
                                                                              ---------    ---------
        Total deposits ....................................................     414,153      368,315
Federal funds purchased and securities
  sold under agreements to repurchase (Note 10) ...........................      32,547       25,833
Other liabilities .........................................................       2,586        2,397
                                                                              ---------    ---------
        Total liabilities .................................................     449,286      396,545
                                                                              ---------    ---------
Shareholders' equity:
  Common  stock $5 par value; authorized 5,000,000 shares;
    issued and outstanding 2,550,024 shares in
    1996 and 2,244,339 shares in 1995 .....................................      12,750       11,222
  Surplus .................................................................      22,856       16,260
  Retained earnings (Note 14) .............................................      12,790       12,241
  Unrealized gain (loss) on securities available-
    for-sale, net of applicable deferred income taxes .....................         (50)          54
                                                                              ---------    ---------
        Total shareholders' equity ........................................      48,346       39,777
                                                                              ---------    ---------
        Total liabilities and shareholders' equity ........................   $ 497,632    $ 436,322
                                                                              =========    =========

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)


                                                                                ...YEAR ENDED DECEMBER 31,...
                                                                               1996         1995         1994
                                                                               ----         ----         ----
Interest income:
  Loans, including fees                                                      $ 25,139       $22,020      $17,693
  Investment securities
    Taxable:
      Held-to-maturity                                                          2,553         4,384        4,959
      Available-for-sale                                                        4,355         1,633          574
    Tax-exempt-held-to-maturity                                                 1,668         1,659        1,446
  Federal funds sold                                                              548           487          474
                                                                             --------       -------      -------
      Total interest income                                                    34,263        30,183       25,146
                                                                             --------       -------      -------
Interest expense:
  Interest-bearing transaction accounts                                         1,632         1,741        1,597
  Savings                                                                       2,001         2,066        2,074
  Certificates of deposit                                                       8,985         7,436        4,880
  Federal funds purchased and securities
    sold under agreements to repurchase                                         1,348         1,282          542
  Notes payable                                                                    20             -            -
                                                                             --------       -------      -------
      Total interest expense                                                   13,986        12,525        9,093
                                                                             --------       -------      -------
Net interest income:
  Net interest income                                                          20,277        17,658       16,053
  Provision for loan losses (Note 5)                                            1,319           844          575
                                                                             --------       -------      -------
      Net interest income after provision for loan losses                      18,958        16,814       15,478
                                                                             --------       -------      -------
Non-interest income:
  Service charges on deposit accounts                                           3,988         3,094        2,631
  Other service charges and fees                                                1,314           906          858
  Other income                                                                     42            49           44
                                                                             --------       -------      -------
        Total non-interest income                                               5,344         4,049        3,533
                                                                             --------       -------      -------
Non-interest expense:
  Salaries and employee benefits (Note 15)                                      9,021         7,732        7,438
  Net occupancy expense                                                           773           751          656
  Furniture and equipment expense                                               1,430         1,128        1,044
  Loss on sale of securities available-for-sale                                    50             -            -
  Other expense (Note 12)                                                       5,078         4,710        4,204
                                                                             --------       -------      -------
        Total non-interest expense                                             16,352        14,321       13,342
                                                                             --------       -------      -------
Earnings:
  Income before income taxes                                                    7,950         6,542        5,669
  Applicable income taxes (Note 11)                                             2,422         1,902        1,608
                                                                             --------       -------      -------
        Net income                                                           $  5,528       $ 4,640      $ 4,061
                                                                             ========       =======      =======
Earnings per common share (Note 13):
  Net income per common share                                                $   2.27       $  1.97      $  1.72
                                                                             ========       =======      =======


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS


CONSOLIDATED  STATEMENTS  OF CHANGES IN  SHAREHOLDERS'  EQUITY (In  thousands of dollars, except per share data)
                                                                                           Unrealized
                                                                                          Gain (Loss)
                                                                                         On Securities
                                                                                         Available-For-
                                                                                          Sale, Net Of
                                                                                           Applicable
                                             Common Stock                     Retained      Deferred
                                          Shares       Amount     Surplus     Earnings    Income Taxes    Total
                                          ------       ------     -------     --------    ------------    -----

Balance, December 31, 1993 ..............  1,848,597     $ 9,243     $ 8,517     $ 15,676      $  15      $ 33,451
Net income for year ended
 December 31, 1994 ......................          -           -           -        4,061          -         4,061
Cash dividends declared at
 $.64 per share ............. ...........          -           -           -       (1,196)         -        (1,196)
Common stock dividend of 10%, date
 of record, October 28, 1994 ............    184,297         921       3,316       (4,237)         -             -
Common stock issued .....................      2,106          11          38            -          -            49
Change in unrealized gain (loss)
 on securities available-for-sale,
 net of applicable deferred income
 taxes of $111 ..........................          -           -           -            -       (184)         (184)
                                           ---------     -------     -------     --------      -----     ---------
Balance December 31, 1994 ...............  2,035,000      10,175      11,871       14,304       (169)       36,181
Net income for year ended
 December 31, 1995 ......................          -           -           -        4,640          -         4,640
Cash dividends declared at
 $.68 per share .........................          -           -           -       (1,403)         -        (1,403)
Common stock dividend of 10%,
 date of record, October 31, 1995 .......    203,042       1,015       4,285       (5,300)         -          --
Common stock issued .....................      6,297          32         104            -          -           136
Changes in unrealized gain (loss) on
 securities available-for-sale,
 net of applicable deferred
 income taxes of $135 ...................          -           -           -            -        223           223
                                           ---------     -------     -------     --------      -----      --------
Balance, December 31, 1995 ..............  2,244,339      11,222      16,260       12,241         54        39,777

Net income for year ended
 December 31, 1996 ......................          -           -           -        5,528          -         5,528
Cash dividends declared
 at $.74 per share ......................          -           -           -       (1,721)         -        (1,721)
Common stock dividend of 10%,
 date of record, October 31, 1996 .......    120,891         604       2,654       (3,258)         -             -
Common stock issued .....................    184,794         924       3,942            -          -         4,866
Changes in unrealized gain (loss) on
 securities available-for-sale,
 net of applicable deferred
 income taxes of $64 ....................          -           -           -            -       (104)         (104)
                                           ---------     -------     -------     --------      -----      --------
Balance, December 31, 1996 ..............  2,550,024     $12,750     $22,856     $ 12,790      $ (50)     $ 48,346
                                           =========     =======     =======     ========      =====      ========


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

                                                                                 ...YEAR ENDED DECEMBER 31,...
                                                                                  1996           1995            1994
Cash flows from operating activities:
  Net income ................................................................ $  5,528        $  4,640        $  4,061
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization .........................................    1,674           1,430           1,124
      Provision for loan losses .............................................    1,319             844             575
      Provision for deferred taxes ..........................................     (379)            (50)            (89)
      Loss on sale of securities available-for-sale .........................       50               -               -
      (Gain) loss on sale of premises and equipment .........................       (6)              5              (3)
      Increase (decrease) in accrued income taxes ...........................     (156)             23             150
      Increase in interest receivable .......................................     (140)           (740)           (247)
      Premium amortization and discount accretion ...........................      298             315            (103)
      Increase in interest payable ..........................................      157             652              18
      Increase in miscellaneous assets ......................................      (89)         (3,355)           (450)
      (Increase) decrease in prepaid assets .................................      225              31             (25)
      Increase (decrease) in other liabilities ..............................       (2)           (137)             86
                                                                               -------         -------        --------
        Net cash provided by operating activities ...........................    8,479           3,658           5,097
                                                                               -------         -------        --------

Cash flows from investing activities:
  Proceeds from sales of investment securities available-for-sale ...........    2,951             149               -
  Proceeds from maturities of investment securities held-to-maturity ........   39,002          30,021          45,877
  Proceeds from maturities of investment securities available-for-sale ......   12,320           7,265           1,316
  Purchases of investment securities held-to-maturity .......................   (8,865)        (22,131)        (47,536)
  Purchases of investment securities available-for-sale .....................  (55,309)        (33,401)         (4,721)
  Net increase in customer loans ............................................  (46,371)        (40,009)        (30,728)
  Recoveries on loans previously charged off ................................      318             343             297
  Proceeds from sale of other real estate ...................................       70             188             450
  Purchases of premises and equipment .......................................   (3,692)         (1,865)           (943)
  Proceeds from sale of premises and equipment ..............................       80               3              28
  Decrease in federal funds sold ............................................        -               -          10,900
                                                                               -------         -------         -------
        Net cash used in investing activities ...............................  (59,496)        (59,437)        (25,060)
                                                                               -------         -------         -------

Cash flows from financing activities:
  Net increase in demand deposits, NOW accounts,
    savings accounts and certificates of deposit ............................   45,838          47,608          14,787
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase ..........................    6,714          10,536           7,216
  Proceeds from issuance of other borrowings ................................    2,000               -               -
  Repayment of other borrowings .............................................   (2,000)              -               -
  Common stock issuance .....................................................    4,655              95              49
  Dividends paid ............................................................   (1,721)         (1,403)         (1,196)
  Stock options exercised ...................................................      211              41               -
                                                                               -------         -------         -------
        Net cash provided  by financing activities ..........................   55,697          56,877          20,856
                                                                               -------         -------         -------


CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In thousands of dollars)

                                                                                   ...YEAR ENDED DECEMBER 31,...
                                                                               1996            1995              1994

Net increase in cash and cash equivalents ................................  $  4,680          $ 1,098         $    893

Cash and cash equivalents at beginning of year ...........................    24,144           23,046           22,153
                                                                            --------          -------           ------
Cash and cash equivalents at end of year .................................  $ 28,824          $24,144         $ 23,046
                                                                            ========          =======         ========

Supplemental disclosures of cash flow information:

Cash paid for
  Interest ...............................................................  $ 13,829          $11,873         $  9,075
                                                                            ========          =======         ========

  Income taxes ...........................................................  $  2,957          $ 1,929         $  1,547
                                                                            ========          =======         ========

Supplemental disclosures of noncash investing activities:

Real estate acquired in full or partial settlement of loans ..............  $     28          $   268         $    123
                                                                            ========          =======         ========

Transfer of securities from held-to-maturity to
  available-for-sale on December 1, 1995 .................................  $      -          $15,948         $      -
                                                                            ========          =======         ========

Change in unrealized gain (loss) on securities
  available-for-sale .....................................................  $   (168)         $   358         $   (295)
                                                                            ========          =======         ========

Change in deferred income tax expense (benefit) on unrealized
  gain (loss) on securities available-for-sale ...........................  $    (64)         $   135         $   (111)
                                                                            ========          =======         ========

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

The accounting and reporting policies of First National Corporation (the Corporation) and subsidiaries conform with generally accepted accounting principles and with the prevailing practices within the banking industry. The Company provides general banking services in the State of South Carolina.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the First National Corporation and its wholly-owned subsidiaries, First National Bank (FNB) and National Bank of York County (NBYC). All significant intercompany balances and transactions have been eliminated in consolidation.

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

INTANGIBLE ASSETS:

Intangible assets consist primarily of core deposit premium costs which resulted from the acquisition of branches from other commercial banks. The excess of the purchase price over the fair value of the net tangible assets acquired in the transactions is included in other assets and is being amortized over the estimated useful lives of the deposit accounts acquired on a method which reasonably approximates the anticipated benefit stream from the accounts. (SEE
NOTE 7).

EMPLOYEE BENEFIT PLANS:

Pension Plan - The Corporation and its subsidiaries have a non-contributory defined benefit pension plan covering all employees who have attained age twenty-one and have completed one year of eligible service. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards.

Profit Sharing Plan - The Corporation and its subsidiaries have a profit-sharing plan, including Internal Revenue Code Section 401(k) provisions. Electing employees are eligible to participate after attaining age twenty-one and completing one year of eligible service. Plan participants elect to contribute 1% to 4% of annual base compensation as a before tax contribution. The Company matches 50% of these contributions. Employer contributions may be made from current or accumulated net profits. Participants may additionally elect to contribute 1% to 6% of annual base compensation as a before tax contribution with no employer matching contribution.

Retiree Medical Plan - Post-retirement health and life insurance benefits are provided to eligible employees which is limited to those employees of the Corporation eligible for early retirement under the pension plan on or before December 31, 1993, and former employees who are currently receiving benefits. The plan was unfunded at December 31, 1996, and the liability for future benefits has been recorded in the consolidated financial statements.

LEASE COMMITMENTS:

The Corporation's subsidiaries have entered into a number of operating lease agreements for land and buildings used in operations. The agreements expire over various terms with the longest such term extending to the year 2002. Certain of the leases contain renewal options. In addition, the subsidiaries pay maintenance, property taxes and insurance on certain of the leased properties.

CASH AND CASH EQUIVALENTS:

For the purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks". These amounts include cash on hand, cash items in process of collection, and amounts due from banks. Due from bank balances are maintained in other financial institutions.

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

ADVERTISING COSTS:

The Company expenses the cost of advertising as incurred.

OTHER:

Certain amounts previously reported have been restated in order to conform with current year presentation. Such reclassifications had no effect on net income.

NOTE 2 - FORMATION OF NATIONAL BANK OF YORK COUNTY:

The National Bank of York County commenced business operations as a national bank in Rock Hill, South Carolina, on July 11, 1996. The National Bank of York County is also a full service commercial bank and its deposits are insured to applicable limits by the Federal Deposit Insurance Corporation (FDIC). Upon completion of its organization, 100% of the common stock of the National Bank of York County was acquired by First National Corporation, and the bank operates as a wholly owned subsidiary of the Corporation with its own Board of Directors and operating policies.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS:

As a members of the Federal Reserve System, the Corporation's banking subsidiaries are required by regulation to maintain an average cash reserve balance with the Federal Reserve Bank. The average amount of such reserve balance as of December 31, 1996, was approximately $10,328,000.

At December 31, 1996, the Corporation and its subsidiaries had due from bank balances in excess of federally insured limits in the amount of $3,613,000. The risks associated with this excess is limited due to the soundness of the financial institutions with which the funds are deposited.

NOTE 4 - INVESTMENT SECURITIES:

The following is the amortized cost and fair value of investment securities held-to-maturity at December 31, 1996 and 1995:

                                         ....................................... 1996 .......................................

                                                                        GROSS                   GROSS
                                              AMORTIZED               UNREALIZED              UNREALIZED                FAIR
                                                 COST                   GAINS                   LOSSES                 VALUE
                                                 ----                   -----                   ------                 -----
(In thousands of dollars)

U. S. Treasury securities                     $ 13,794                   $   50                $    (2)             $ 13,842
Obligations of
   U. S. Government
   Agencies and
   Corporations                                 16,825                       70                   (167)               16,728
Obligations of states
   and political
   subdivisions                                 34,578                      432                    (76)               34,934
                                             ---------                   ------                -------             ---------

Total                                        $  65,197                   $  552                $  (245)            $  65,504
                                             =========                   ======                =======             =========

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

The   following   is  the   amortized   cost  and  fair   value  of   securities
available-for-sale at December 31, 1996 and 1995:

                                         ....................................... 1996 .......................................

                                                                        GROSS                   GROSS
                                              AMORTIZED               UNREALIZED              UNREALIZED                FAIR
                                                 COST                   GAINS                   LOSSES                 VALUE
                                                 ----                   -----                   ------                 -----
(In thousands of dollars)

U. S. Treasury securities                    $  24,094                   $   27                $   (62)            $  24,059
 Obligations of
   U. S. Government
   Agencies and
   Corporations                                 71,061                      224                   (270)               71,015
Federal Reserve Bank stock                         492                        -                      -                   492
Other securities                                   118                        -                      -                   118
                                             ---------                    -----                -------             ---------

Total                                        $  95,765                    $ 251                $  (332)            $  95,684
                                             =========                    =====                =======             =========

                                          ....................................... 1995 .......................................

                                                                         GROSS                   GROSS
                                               AMORTIZED               UNREALIZED              UNREALIZED                FAIR
                                                  COST                   GAINS                   LOSSES                 VALUE
                                                  ----                   -----                   ------                 -----
(In thousands of dollars)

U. S. Treasury securities                     $ 15,448                    $ 188                 $    -              $ 15,636
 Obligations of
   U. S. Government
   Agencies and
   Corporations                                 39,826                      188                   (289)               39,725
Federal Reserve Bank stock                         357                        -                      -                   357
Other securities                                   118                        -                      -                   118
                                              --------                    -----                 ------              --------

Total                                         $ 55,749                    $ 376                 $ (289)             $ 55,836
                                              ========                    =====                 ======              ========

The amortized cost and fair value of debt securities at December 31, 1996 by contractual maturity are detailed below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                          SECURITIES                             SECURITIES
                                                       HELD-TO-MATURITY                      AVAILABLE-FOR-SALE


                                                 AMORTIZED               FAIR              AMORTIZED               FAIR
                                                    COST                VALUE                 COST                VALUE
                                                    ----                -----                 ----                -----
(In thousands of dollars)

Due in one year or less                           $  19,305            $  19,335            $  11,921            $  11,907
Due after one year through
   five years                                        30,596               30,916               83,234               83,167
Due after five years through
   ten years                                          8,488                8,513                    -                    -
Due after ten years                                       -                    -                    -                    -
                                                  ---------            ---------            ---------            ---------
          Subtotal                                   58,389               58,764               95,155               95,074
No contractual maturity                               6,808                6,740                  610                  610
                                                  ---------            ---------            ---------            ---------

          Total                                   $  65,197            $  65,504            $  95,765            $  95,684
                                                  =========            =========            =========            =========

On December 1, 1995, the Company reclassified securities with an amortized cost of $15,948,000 from held-to- maturity to available-for-sale. This reclassification was made pursuant to a reassessment of the investment securities portfolio based on the issuance of a special report by the Financial Accounting Standards Board "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the report, business entities were allowed a one time reclassification of the investment securities portfolio between November 15, 1995 and December 31, 1995. There were no transfers of held-to-maturity securities in 1996. There were no sales of securities held-to-maturity during 1996 or 1995.

Proceeds from the sales of available-for-sale securities totaled $2,951,000 and $149,000 for the years ended December 31, 1996 and 1995, respectively. Gross realized losses on sales of available-for-sale securities were $50,000 during the year ended December 31, 1996. There were no realized gains or losses on sales of investment securities during the years ended December 31, 1995 and 1994. The income tax benefit recognized on the realized losses was $19,000 for the year ended December 31, 1996.

Investment securities with a book value of $65,754,000 and a market value of $65,930,000 at December 31, 1996 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase, and for other purposes as required and permitted by law.

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

The following is a summary of loans by category at December 31, 1996 and 1995:

                                                  1996                  1995
                                                  ----                  ----
(In thousands of dollars)

Commercial, financial and agricultural         $  46,392             $  43,108
Real estate - construction                         9,625                 5,792
Real estate - mortgage                           178,544               148,853
Consumer, net of unearned income                  59,058                50,130
                                                --------              --------

     Total loans                                $293,619              $247,883
                                                ========              ========

Changes in the allowance for loan losses for the three years ended December 31, 1996, were as follows:

                                                                   1996                1995                  1994
                                                                   ----                ----                  ----
 (In thousands of dollars)

Balance at beginning of year .................................  $ 3,703              $ 3,194              $ 2,955
Charge-offs ..................................................     (691)                (691)                (633)
Recoveries ...................................................      374                  356                  297
                                                                -------              -------              -------
Balance before provision for loan losses .....................    3,386                2,859                2,619
Provision for loan losses ....................................    1,319                  844                  575
                                                                -------              -------              -------

Balance at end of year .......................................  $ 4,705              $ 3,703              $ 3,194
                                                                =======              =======              =======

At December 31, 1996 and 1995, the aggregate amount of loans, including those for which impairment has been recognized, for which the accrual of interest had been discontinued was $974,000 and $845,000, respectively. Interest income which was foregone was an immaterial amount for each of the three years ended December 31, 1996. There were no restructured loans at December 31, 1996 and 1995.

Included in the balance sheet under the caption, "Other Assets" are certain real properties which were acquired as a result of completed foreclosure proceedings. Also included in the caption are amounts reclassified as in-substance foreclosures. Other real estate totaled $63,000 and $151,000 at December 31, 1996 and 1995, respectively.

The Corporation's banking subsidiaries grant agribusiness, commercial, and residential loans to customers throughout the state. Although the subsidiaries have a diversified loan portfolio, a substantial portion of their debtors' ability to honor their contracts is dependent upon the economy of Orangeburg County, York County, and other surrounding areas.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan, and Statement of Financial Accounting Standards No. 118 (SFAS 118), Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. These statements require creditors to account for impaired loans, except for those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate.

The Company determines when loans become impaired through its normal loan administration and review functions. Those loans identified as substandard or doubtful as a result of the loan review process are potentially impaired loans. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest accrued at the contractual interest rate, for the period of delay.

In accordance with these standards, the Company does not apply SFAS 114 and SFAS 118 to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. These groups include the banking subsidiaries' credit card, residential mortgage, overdraft protection, home equity lines, accounts receivable financing, and consumer installment loans.

The adoption of these accounting standards did not have a material effect on the financial condition and results of operations of the Company.

In accordance with SFAS 114, historical information has not been restated to reflect the application of these standards.

There were no impaired loans at December 31, 1996. At December 31, 1995, the Corporation's banking subsidiaries had loans amounting to approximately $290,000 that were specifically classified as impaired. The average recorded investment in such impaired loans was $134,000 and $291,000 during 1996 and 1995, respectively. The allowance for loan losses related to impaired loans amounted to approximately $50,000 at December 31, 1995. Interest income on impaired loans of $31,000 and $16,000 was recognized for cash payments received in 1996 and 1995, respectively.

Under guidelines established by the Company, concentrations of credit are considered to exist when the amounts loaned to a multiple number of borrowers engaged in similar business activities which would cause them to be similarly impacted by general economic conditions represents 25% of equity. As of December 31, 1996, loans to the hotel and motel industry group exceeded this amount. Loans in this category were made to different firms, in varied locations throughout the state.

NOTE 6 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, consisted of the following:

                                                     1996               1995
                                                     ----               ----
(In thousands of dollars)

Land                                                $   1,995        $  1,626
Buildings and leasehold improvements                    9,319           7,659
Equipment and furnishings                               7,389           6,104
                                                     --------        --------
           Total                                       18,703          15,389
Less, accumulated depreciation and amortization         7,855           7,139
                                                     --------        --------

Premises and equipment - net                         $ 10,848        $  8,250
                                                     ========        ========

Depreciation expense charged to operations was $1,020,000, $891,000, and $796,000 in 1996, 1995, and 1994, respectively.

NOTE 7 - INTANGIBLE ASSETS:

Core deposit premium cost in the original amount of $1,822,000, which resulted from the purchase of two branches of another commercial bank, is being amortized on the straight-line basis over the estimated useful lives of the deposit accounts acquired, which range from two to fourteen years. The acquisition cost was allocated to the assets acquired based on their fair market value. Amortization expense, which is included in other non-interest expense, for the years ended December 31, 1996, 1995, and 1994, was $80,000, $120,000, and $131,000, respectively.

On July 1, 1991, FNB completed the purchase of a branch of another commercial bank. The excess of the purchase price over the fair value of the net tangible assets acquired has been recorded as core deposit premium cost in the amount of $1,124,000, and is being amortized over ten years on a method which reasonably approximates the anticipated benefit stream from the related deposit accounts. Amortization expense for the years ended December 31, 1996, 1995, and 1994, was $110,000, $122,000, and $134,000, respectively.

On June 16, 1995, FNB completed the purchase of two branches of another commercial bank. The excess of the purchase price over the fair value of the net tangible assets acquired has been recorded as core deposit premium cost in the amount of $3,034,000, and is being amortized over fifteen years on a method which reasonably approximates the anticipated benefit stream from the related deposit accounts. Amortization expense for the year ended December 31, 1996 and 1995, was $375,000 and $231,000, respectively.

Computer software (acquired by purchase) with an original cost of $638,000 is being amortized on the straight-line method over thirty-six months. Amortization expense was $79,000, $66,000, and $63,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

NOTE 8 - IMPAIRMENT OF LONG-LIVED ASSETS AND CERTAIN
     IDENTIFIABLE INTANGIBLES:

In March, 1995, the Financing Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the total of the expected future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the assets, an impairment loss is recognized. Impairment losses resulting from the application of this statement should be reported in the period in which the recognition criteria are first applied and met. The initial application of SFAS 121 is to be reported as the cumulative effect of a change in accounting principle. As of December 31, 1996, the Corporation and its banking subsidiaries did not hold any long-lived assets or intangibles which have to be considered impaired as a result of the application of SFAS 121.

NOTE 9 - DEPOSITS:

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000 was approximately $38,616,000 and $31,203,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                 (In thousands of dollars)
                           1997                                    $  150,857
                           1998                                        22,225
                           1999                                         4,898
                           2000                                           658
                           2001                                           457
                        Thereafter                                      2,445
                                                                   ----------

                                                                   $  181,540
                                                                   ==========

NOTE 10 - FEDERAL  FUNDS  PURCHASED  AND  SECURITIES  SOLD UNDER  AGREEMENTS  TO
REPURCHASE:

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to three days from the transaction date. Certain of the borrowings have no defined maturity date. All securities underlying these agreements are institution-owned securities.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                  1996                  1995
                                                  ----                  ----

Average balance during the year                $ 29,819              $ 25,371
Average interest rate during the year             4.59%                 5.05%
Maximum month-end balance during the year      $ 36,568              $ 30,196


NOTE 11 - INCOME TAXES:

Income tax expense for the three years ended December 31, 1996, consists of the following:

                                               1996         1995          1994
                                               ----         ----          ----
(In thousands of dollars)

Current:
   Federal ...........................      $ 2,507       $ 1,715       $ 1,496
   State .............................          294           237           201
                                            -------       -------       -------
           Total current .............        2,801         1,952         1,697
Deferred .............................         (379)          (50)          (89)
                                            -------       -------       -------

           Total .....................      $ 2,422       $ 1,902       $ 1,608
                                            =======       =======       =======

Timing differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in deferred income taxes as follows:

                                                     1996        1995      1994
                                                     ----        ----      ----
(In thousands of dollars)

Provision for loan losses ......................     $(341)     $(183)     $(62)
Pension cost and post-retirement benefits ......        47         79        18
Consumer loan income ...........................        13         38         8
Depreciation ...................................        14          2       (13)
Other ..........................................      (112)        14       (40)
                                                     -----      -----      ----

           Total ...............................     $(379)     $ (50)     $(89)
                                                     =====      =====      ====


The reasons for the difference between income tax expense and the amount computed by applying the statutory income tax rate of 34% to pre-tax income are as follows:

                                                  1996        1995        1994
                                                  ----        ----        ----
(In thousands of dollars)

Income taxes at statutory rate on
   pre-tax income ..........................    $ 2,703     $ 2,224     $ 1,927
Increase (reduction) of taxes:
   State income taxes, net of federal
      tax benefit ..........................        236         194         168
   Tax-exempt interest income ..............       (606)       (588)       (507)
   Other ...................................         89          72          20
                                                -------     -------     -------

           Total ...........................    $ 2,422     $ 1,902     $ 1,608
                                                =======     =======     =======

The net deferred tax asset included in other assets in the accompanying consolidated financial statements includes the following components:

                                                             1996        1995
                                                             ----        ----
(In thousands of dollars)

Allowance for loan losses ..............................   $ 1,419    $ 1,078
Post-retirement benefits ...............................        64         53
Intangible assets ......................................       125         20
Other real estate ......................................         -         13
Unrealized losses on investment securities
     available-for-sale ................................        31          -
Start-up expenses ......................................        51          -
                                                           -------     ------
               Total deferred tax assets ...............     1,690      1,164
                                                           -------     ------

Depreciation ...........................................      (808)      (794)
Consumer loan income ...................................      (159)      (146)
Bond discount accretion ................................       (84)       (53)
Pension plan ...........................................       (68)       (10)
Unrealized gains on investment securities
     available-for-sale ................................         -        (33)
                                                           -------    -------
               Total deferred tax liabilities ..........    (1,119)    (1,036)
                                                           -------    -------

               Net deferred tax asset ..................   $   571    $   128
                                                           =======    =======

NOTE 12 - OTHER EXPENSES:

The following is a summary of the components of other non-interest expense for the three years ended December 31, 1996:

                                          1996           1995           1994
                                          ----           ----           ----
(In thousands of dollars)

Office supplies                            $   482      $     406      $     316
Advertising                                    432            371            325
Amortization of intangible assets              644            540            328
Federal depository insurance                     2            373            691
Other                                        3,518          3,020          2,544
                                           -------       --------       --------

           Total                           $ 5,078       $  4,710       $  4,204
                                           =======       ========       ========

NOTE 13 - COMMON STOCK AND PER SHARE INFORMATION:

Earnings per share are calculated on the weighted-average number of shares outstanding, giving retroactive effect to stock dividends and stock splits. Grants under the incentive stock option plans represented less than 3% dilution in the computation of average shares outstanding. The number of weighted-average shares outstanding was 2,434,849, 2,360,972, and 2,357,121 for the years ended December 31, 1996, 1995, and 1994, respectively.

Dividends per share are calculated using the current equivalent of the number of common shares outstanding at the time of the dividend based on First National Corporation shares outstanding.

NOTE 14 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES:

Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the banking subsidiaries. However, certain restrictions exist regarding the ability of the subsidiaries to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency (OCC) is required to pay dividends in excess of the subsidiaries' net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1996, $6,960,000 of FNB's retained earnings are available for distribution to the Corporation as dividends without prior regulatory approval.

Under Federal Reserve regulation, the banking subsidiaries are also limited as to the amount they may loan to the Corporation unless such loans are collateralized by specified obligations. The maximum amount available for transfer from FNB and NBYC to the Corporation in the form of loans or advances approximated $8,096,000 and $834,000, respectively, at December 31, 1996.

NOTE 15 - RETIREMENT PLANS:

The following sets forth the pension plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1996 and 1995:

                                                                           1996                  1995
                                                                           ----                  ----
(In thousands of dollars)

Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits of
   $3,508 for 1996 and $3,117 for 1995                                  $  3,616              $  3,195
                                                                        ========              ========

Projected benefit obligation for services rendered to date              $  5,229              $  4,632
Plan assets at fair value, primarily guaranteed interest
   contracts, money market accounts and annuity contracts                  4,525                 4,178
                                                                        --------              --------
Excess of projected benefit obligation over the plan assets                 (704)                 (454)
Unrecognized net gain from past experience different from
   that assumed and effects of changes in assumptions                      1,131                   743
Unrecognized prior service costs                                              13                    12
Unrecognized net asset being amortized over 16 years                        (160)                 (193)
                                            --                          --------              --------

Accrued (prepaid) pension cost included in other
   liabilities (assets)                                                 $   (280)             $    108
                                                                        ========              ========

                                                                   1996                   1995                  1994
                                                                   ----                   ----                  ----
 (In thousands of dollars)

Net pension expense included the following expense
 (income) components:
     Service cost - benefits earned
       during the period                                         $   269                $   231                $  218
     Interest cost on projected
       benefit obligation                                            342                    314                   276
     Actual return on plan assets                                    (70)                  (257)                 (213)
     Net amortization and deferral                                  (281)                   (42)                  (50)
                                                                 -------                -------                ------

Net periodic pension expense                                     $   260                $   246                $  231
                                                                 =======                =======                ======

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0%, respectively, for each of the years ended December 31, 1996, 1995 and 1994. The expected long-term rate of return on pension plan assets was 8.0% for each of the three years ended December 31, 1996.
                                       58

Expenses incurred and charged against operations with regard to all of the Company's retirement plans were as follows:

                                            YEAR ENDED DECEMBER 31,

                                       1996           1995             1994
                                       ----           ----             ----
 (In thousands of dollars)

Pension                             $  260           $  246          $   231
Profit sharing                         100               89               83
                                    ------           ------          -------
          Total                     $  360           $  335          $   314
                                    ======           ======          =======

NOTE 16 - POST-RETIREMENT BENEFITS:

The following sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1996 and 1995:

                                                              1996         1995
                                                              ----         ----
(In thousands of dollars)
Accumulated post-retirement
 benefit obligation ................................        $ 503         $ 504
Plan assets at fair value ..........................            -             -
                                                            -----         -----
Funded status ......................................         (503)         (504)
Unrecognized net
 transition obligation .............................          505           536
Unrecognized gain ..................................         (133)         (147)
                                                            -----         -----
Accrued post-retirement benefit cost
   included in other liabilities ...................        $(131)        $(115)
                                                            =====         =====

Net periodic post-retirement benefit cost included the following components:

                                                   1996         1995        1994
                                                   ----         ----        ----
(In thousands of dollars)
Service cost ...............................         $ -         $ -         $ -
Interest cost ..............................          36          36          40
Net amortization and deferral ..............           7           7          22
                                                     ---         ---         ---
Net periodic post-retirement
 benefit cost ..............................         $43         $43         $62
                                                     ===         ===         ===

The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5%. For measurement purposes, a 13% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1993; the rate was assumed to decrease by 1% per year to 6% at the end of seven years. Increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996 by $59,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $4,000.

NOTE 17 - STOCK-BASED COMPENSATION PLANS:

The Corporation has reserved 66,701 shares of common stock for issuance to key employees under the Incentive Stock Option Plan of 1992 and an additional 76,650 shares of common stock for issuance to key employees under the 1996 Incentive Stock Option Plan. Options under both plans may not be exercised in whole or in part within one year following the date of the grant of the options, and thereafter become exercisable in 25% increments over the next four years. The exercise price of the options may not be less than fair market value of the common stock on the date of the grant. No options may be exercised after five years from the date of the grant.

Activity in both stock option plans is summarized below. All information has been retroactively restated to reflect stock dividends.

                                        ................ 1996 ...............         ............... 1995 ................


                                                                        WEIGHTED                                          WEIGHTED
                                                      RANGE OF           AVERAGE                        RANGE OF          AVERAGE
                                                      EXERCISE          EXERCISE                        EXERCISE          EXERCISE
                                      SHARES           PRICES             PRICE           SHARES         PRICES            PRICE
                                      ------           ------             -----           ------         ------            -----

Outstanding, January 1                60,647      $13.49-16.53          $14.50           63,715       $13.49-16.53          $13.79
Granted                                    -                                                  -
Exercised                              5,276            $13.49          $13.49            3,068             $13.49          $13.49
                                      ------                                             ------
Outstanding, December 31              55,371                            $15.87           60,647                             $14.50
                                      ======                                             ======
Exercisable, December 31              55,371                            $15.87           60,647                             $14.50
                                      ======                                             ======
Available for Grant,
   December 31                        66,701                                             66,701
                                      ======                                             ======

                                                ................ 1996 ...............


                                                                                      WEIGHTED
                                                                RANGE OF              AVERAGE
                                                                EXERCISE              EXERCISE
                                              SHARES             PRICES                PRICE
                                              ------             ------                -----
1996 Incentive Stock Option Plan:

Outstanding, January 1                               -                -                     -
Granted                                         47,250           $25.71                $25.71
Exercised                                            -                -                     -
                                                ------
Outstanding, December 31                        47,250                                 $25.71
                                                ======
Exercisable, December 31                             -
                                                ======
Available for Grant,
   December 31                                  76,650
Weighted-average fair value
   of options granted during
   the year                                     $ 5.50
                                                ======


The Corporation has entered into a Restricted Stock Agreement with the chief executive officer. The agreement grants to the employee 5,444 shares of restricted common stock conditioned upon continued employment. The options vest free of restrictions as follows: 25% in 1999, 25% in 2001, and 50% in 2003. Termination of employment prior to a vesting date would terminate any interest in non-vested shares. Prior to vesting of the shares, as long as employed as chief executive officer, the employee will have the right to vote such shares and to receive dividends paid with respect to such shares. All restricted shares will fully vest in the event of change of control of the Corporation or upon the death of the employee. The weighted average fair value of the shares granted under this agreement is $6.34.

The fair value of the options granted and the stock issued was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.125%, dividend yield of 2.7%, expected life of options of 5 years, expected life of restricted stock of 7 years, and volatility of 7.85%.

The Corporation currently accounts for its stock-based compensation plans using the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) effective for transactions entered into after December 15, 1995. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value-based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB 25. Had compensation cost for the 1996 stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                             .............. 1996 ...............

(In thousands of dollars,          AS REPORTED          PRO FORMA
 except per share data)               -------           ---------

Net income                         $5,528                $5,505

Earnings per share                  $2.27                 $2.26


NOTE 18 - LONG-TERM LEASES:

The Corporation's banking subsidiaries were obligated at December 31, 1996, under certain operating leases extending to the year 2002 for land and buildings used primarily for banking purposes. Some of the leases provide for the payment of property taxes and insurance and contain various renewal options. The exercise of renewal options is, of course, dependent upon future events. Accordingly, the following summary does not reflect possible additional payments due if renewal options are exercised.

     (In thousands of dollars)
                                                  APPROXIMATE REQUIRED
                YEAR                                 ANNUAL RENTALS


                1997                                        $  53
                1998                                           56
                1999                                           50
                2000                                           37
                2001                                           19
            Later years                                         5
                                                            -----

                   Total                                    $ 220
                                                            =====

Rental expense for operating leases for the years ended December 31, 1996, 1995, and 1994 was $32,000, $39,000, and $45,000, respectively.

NOTE 19 - COMMITMENTS AND CONTINGENT LIABILITIES:

The Corporation and its banking subsidiaries are involved at times in various litigation arising out of the normal course of business. In the opinion of the Company's legal counsel, there is no pending or threatened litigation of any material consequence at this time.

The Corporation has entered into a $4,500,000 unsecured line of credit from an unaffiliated bank. During the year, the maximum amount of borrowings under this credit arrangement was $2,000,000. Average borrowings were $273,000 and the average interest rate was 7.33%. There were no borrowings outstanding at December 31, 1996.

NOTE 20 - RELATED PARTY TRANSACTIONS:

During 1996 and 1995, the Corporation's banking subsidiaries had loan and deposit relationships with certain related parties; principally, directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business. Total loans outstanding to this group (including immediate families and business interests) amounted to $8,970,000 at December 31, 1996, and $7,342,000 at December 31, 1995. During 1996, $16,820,000 of new loans were made to this group. Repayments of $15,217,000 were made during the year. Other changes, which included loans outstanding to new or former officers and directors, resulted in an increase of $25,000.

NOTE 21 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

The Corporation's banking subsidiaries are parties to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit, interest rate, or liquidity risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments express the extent of involvement the banks have in particular classes of financial instruments.

The subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

                                                  ...... DECEMBER 31, ......

(In thousands of dollars)                         1996                  1995
                                                  ----                  ----

Financial instruments whose contract
  amount represents credit risks:
      Commitments to extend credit                 $49,145               $50,441
     Standby letters of credit and
         financial guarantees written              $ 1,135               $   594


COMMITMENTS TO EXTEND CREDIT:

These are legally binding agreements to lend to a customer. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The banking subsidiaries evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiaries upon extension of credit, is based on management's credit assessment of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and personal guarantees.

STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN:

These instruments are conditional commitments issued by the banking subsidiaries guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All standby letters of credit outstanding at December 31, 1996, expire in 1997. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the customer.

NOTE 22 - DERIVATIVE FINANCIAL INSTRUMENTS:

In accordance with established policy, the Corporation and its banking subsidiaries hold derivative financial instruments which meet the following criteria: (1) government agency security, (2) five years or less in maturity,
(3) readily identifiable indexes, and (4) "conservative" investment. The total amount of the investment in structured notes, as a percentage of capital, has been set by policy not to exceed 61 percent. The Company no longer purchases structured notes.


The financial derivatives held by the Company as of December 31, 1996 and 1995, consist of structured notes which meet the above criteria. The purpose of such holdings include the ability to take advantage of enhanced basis point yield spread and to take advantage of variable rate products to facilitate in the management of the gap ratio. All such investments are classified as available-for-sale and, therefore, recorded at fair value in the financial statements. During the year ended December 31, 1996, derivative financial instruments were sold and a loss of $50,000 reported. No gains or losses were reported in the income statements from these holdings in 1995.

As of December 31, 1996 and 1995, the Corporation and its subsidiaries held derivative financial instruments in the amount of $7,999,000 and $16,948,000.

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

The estimated fair value of the Corporation's financial instruments are as follows:

                                                    .......... 1996 ..........              .......... 1995 ..........

                                                    CARRYING               FAIR              CARRYING              FAIR
                                                     AMOUNT                VALUE              AMOUNT               VALUE
                                                    --------            --------            --------            --------
(In thousands of dollars)

Financial assets:
   Cash and short-term
      investments ............................     $  28,824           $  28,824           $  24,144           $  24,144
   Investment securities .....................       160,881             161,188             151,496             152,430
   Loans:
      Loans ..................................       293,619             308,618             247,883             261,567
      Less, allowance for loan
         losses ..............................        (4,705)             (4,705)             (3,703)             (3,703)
                                                    --------            --------            --------            --------
               Net loans .....................       288,914             303,913             244,180             257,864

Financial liabilities:
   Deposits ..................................       414,153             404,731             368,315             360,128
   Federal funds purchased ...................        32,547              32,547              25,833              25,825

Unrecognized financial
   instruments:
      Commitments to extend
         credit ..............................        49,145              51,616              50,441              53,225
      Standby letters of credit ..............         1,135               1,135                 594                 594

NOTE 24 - REGULATORY MATTERS:

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiaries must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and its subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Corporation and its subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the entities must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.

Actual capital amounts and ratios are also presented in the table.

(In thousands of dollars)

                                                                                                                To Be Well
                                                                                                           Capitalized Under
                                                                                  For Capital Adequacy     Prompt Corrective
                                                               Actual                  Purposes            Action Provisions
                                                               ------                  --------            -----------------
                                                         AMOUNT         RATIO      AMOUNT      RATIO       AMOUNT      RATIO
                                                         ------         -----      ------      -----       ------      -----
As of December 31, 1996:
   Total capital (to risk weighted assets):
      Consolidated ................................      $49,479         17.10%   $23,162      8.00%      $28,952      10.00%
      First National Bank .........................       40,533         14.80     21,910      8.00        27,387      10.00
      National Bank of York County ................        4,166         33.30      1,001      8.00         1,251      10.00
   Tier I Capital (to risk weighted assets):
      Consolidated ................................       45,846         15.80     11,585      4.00        17,377       6.00
      First National Bank .........................       37,571         13.70     10,970      4.00        16,454       6.00
      National Bank of York County ................        4,166         33.30        500      4.00           751       6.00
   Tier I Capital (to average assets)
      Consolidated ................................       45,846          9.50     19,344      4.00        24,180       5.00
      First National Bank .........................       37,571          8.10     18,554      4.00        23,192       5.00
      National Bank of York County ................        4,166         22.40        744      4.00           930       5.00
As of December 31, 1995:
   Total capital (to risk weighted assets):
      Consolidated ................................       42,870         16.60     20,660      8.00        25,825      10.00
      First National Bank .........................       39,108         15.00     20,858      8.00        26,072      10.00
   Tier I Capital (to risk weighted assets):
      Consolidated ................................       39,639         15.30     10,363      4.00        15,545       6.00
      First National Bank .........................       35,619         13.80     10,324      4.00        15,487       6.00
   Tier I Capital (to average assets)
      Consolidated ................................       39,639          9.10     17,424      4.00        21,780       5.00
      First National Bank .........................       35,619          8.10     17,590      4.00        21,987       5.00


NOTE 25 - CONDENSED FINANCIAL STATEMENTS:

Presented below are the condensed financial statements for First National Corporation (Parent Company only):

                                                             ... DECEMBER 31, ..

(In thousands of dollars)                                      1996        1995
                                                               ----        ----

Balance Sheets:
Assets:
   Cash ..................................................    $   461    $   112
   Investment securities .................................      3,040        434
   Investment in banking subsidiaries ....................     44,649     39,162
   Premises and equipment ................................        126          -
   Other assets ..........................................         83         83
                                                              -------    -------
          Total assets ...................................    $48,359    $39,791
                                                              =======    =======
Liabilities:
   Other liabilities .....................................    $    13    $    14
                                                              -------    -------
          Total liabilities ..............................         13         14
   Shareholders' equity ..................................     48,346     39,777
                                                              -------    -------
          Total liabilities and shareholders' equity .....    $48,359    $39,791
                                                              =======    =======

                                                    ..YEAR ENDED DECEMBER 31, ..
                                                      1996      1995      1994
                                                      ----      ----      ----
(In thousands of dollars)
Statements of Income:
Income:
   Dividends from banking subsidiaries .........    $4,499    $1,384    $ 1,183
   Interest and dividends ......................        51        22         18
   Other income ................................        10         -          -
                                                    ------    ------     ------
          Total income .........................     4,560     1,406      1,201
                                                    ------    ------     ------
Expenses:
   Interest expense ............................        20         -          -
   Other general expense .......................       144        27          6
                                                    ------    ------     ------
          Total expenses .......................       164        27          6
                                                    ------    ------     ------
Income before income taxes and equity in
   undistributed earnings of subsidiaries ......     4,396     1,379      1,195
Applicable income tax benefit (expense) ........        41         3         (3)
Equity in undistributed earnings of
   subsidiaries ................................     1,091     3,258      2,869
                                                    ------    ------    -------
          Net income ...........................    $5,528    $4,640    $ 4,061
                                                    ======    ======    =======


Statements of Changes in Shareholders' Equity:

(In thousands of dollars, except                                                               Unrealized
 per share data)                                                                              Gain (Loss)
                                                                                             On Securities
                                                                                             Available-For-
                                                                                              Sale, Net Of
                                                                                               Applicable
                                                           Common Stock                     Retained      Deferred
                                                        Shares       Amount     Surplus     Earnings    Income Taxes    Total
                                                        ------       ------     -------     --------    ------------    -----

Balance, December 31, 1993 ........................    1,848,597     $ 9,243     $ 8,517     $ 15,676      $  15      $ 33,451
Net income for year ended
 December 31, 1994 ................................            -           -           -        4,061          -         4,061
Cash dividends declared at $.64 per share .........            -           -           -       (1,196)         -        (1,196)
Common stock dividend of 10%, date
 of record, October 28, 1994 ......................      184,297         921       3,316       (4,237)         -             -
Common stock issued ...............................        2,106          11          38            -          -            49
Change in unrealized gain (loss)
 on securities available-for-sale,
 net of applicable deferred income
 taxes of $111 ....................................            -           -           -            -       (184)         (184)
                                                       ---------     -------     -------      -------      -----       -------
Balance December 31, 1994 .........................    2,035,000      10,175      11,871       14,304       (169)       36,181
Net income for year ended
 December 31, 1995 ................................            -           -           -        4,640          -         4,640
Cash dividends declared at $.68 per share .........            -           -           -       (1,403)         -        (1,403)
Common stock dividend of 10%,
 date of record, October 31, 1995 .................      203,042       1,015       4,285       (5,300)         -             -
Common stock issued ...............................        6,297          32         104            -          -           136
Changes in unrealized gain (loss) on
 securities available-for-sale,
 net of applicable deferred
 income taxes of $135 .............................            -           -           -            -        223           223
                                                       ---------     -------     -------      -------      -----       -------
Balance, December 31, 1995 ........................    2,244,339      11,222      16,260       12,241         54        39,777

Net income for year ended
 December 31, 1996 ................................            -           -           -        5,528          -         5,528
Cash dividends declared at $.74 per share .........            -           -           -       (1,721)         -        (1,721)
Common stock dividend of 10%,
 date of record, October 31, 1996 .................      120,891         604       2,654       (3,258)         -             -
Common stock issued ...............................      184,794         924       3,942            -          -         4,866
Changes in unrealized gain (loss) on
 securities available-for-sale,
 net of applicable deferred
 income taxes of $64 ..............................            -           -           -            -       (104)         (104)
                                                       ---------     -------     -------     --------      -----      --------
Balance, December 31, 1996 ........................    2,550,024     $12,750     $22,856     $ 12,790      $ (50)     $ 48,346
                                                       =========     =======     =======     ========      =====      ========




                                                                         ... YEAR ENDED DECEMBER 31, ...

(In thousands of dollars)                                          1996                1995                  1994
-------------------------                                          ----                ----                  ----

Statements of Cash Flows:
   Cash flows from operating activities:
      Net income ............................................     $ 5,528             $ 4,640             $ 4,061
      Adjustments to reconcile net income
      to net cash provided by operating
      activities:
         Depreciation and amortization ......................          10                   -                   -
         Discount accretion .................................          (4)                (22)                 (9)
         Decrease in other assets ...........................           -                 (78)                 (4)
         Increase in other liabilities ......................          (1)                 (6)                  -
         Undistributed earnings of subsidiary ...............      (1,091)             (3,258)             (2,869)
                                                                  -------             -------             -------

               Net cash provided by operating
                  activities ................................       4,442               1,276               1,179
                                                                  -------             -------             -------

Cash flows from investing activities:
   Proceeds from sales of investment securities .............           -                 149                   -
   Proceeds from maturities of investment
      securities ............................................         320               1,265                 725
   Purchases of investment securities .......................      (2,922)             (1,401)               (721)
   Purchases of premises and equipment ......................        (136)                  -                   -
   Purchase of stock of banking subsidiary ..................      (4,500)                  -                   -
                                                                  -------             -------             -------

               Net cash provided (used) by
                  investing activities ......................      (7,238)                 13                   4
                                                                  -------             -------             -------

Cash flows from financing activities:
   Cash dividends paid ......................................      (1,721)             (1,403)             (1,196)
   Cash paid in lieu of fractional shares ...................           -                   -                  49
   Common stock issuance ....................................       4,655                  95                   -
   Stock options exercised ..................................         211                  41                   -
                                                                  -------             -------             -------

               Net cash provided (used) by
                  financing activities ......................       3,145              (1,267)             (1,147)
                                                                  -------             -------             -------

Net increase in cash and cash equivalents ...................         349                  22                  36
Cash and cash equivalents at beginning
   of year ..................................................         112                  90                  54
                                                                  -------             -------             -------

Cash and cash equivalents at end of year ....................     $   461             $   112             $    90
                                                                  =======             =======             =======

    THESE NOTES ARE AN INTEGRAL PART OF THE ACCOMPANYING FINANCIAL STATEMENTS