Form 10-K405, Exhibit 13
period 1999-12-31
FIRST NATIONAL CORP /SC/
filed 2000-03-30
CIK 764038

                                   EXHIBIT 13

                                  A Breed Apart
                               1999 Annual Report
                           First National Corporation

Mission Statement

Our mission is to be a progressive financial services company with emphasis on community banking that is dedicated to the growth and development of communities we serve. We intend to provide a wide array of high quality financial services and products in a customer friendly and professional atmosphere. We plan to provide our shareholders an investment with a focus on soundness, profitability, and growth with the proper balance to achieve success in each category. At the same time, we believe we should provide our employees career advancement opportunities in a professional environment with competitive rewards and recognition based on performance.


About this Report

For more financial information about the Company, please refer to First National Corporation's Annual Report on Form 10-K, a copy of which is included with the package provided to the Company's shareholders in connection with the Company's 2000 annual meeting of shareholders.

Financial Highlights

                                                         At or for the Year Ended             % Change
                                                               December 31,                   Increase
(dollars in thousands except per share)                  1999               1998             (Decrease)

For The Year
    Interest income                                $     60,569       $     54,487             11.16%
-------------------------------------------------------------------------------------------------------------------
    Interest expense                                     23,916             23,122              3.43%
-------------------------------------------------------------------------------------------------------------------
    Net interest income                                  36,653             31,365             16.86%
-------------------------------------------------------------------------------------------------------------------
    Provision for loan losses                             1,613              1,213             32.98%
-------------------------------------------------------------------------------------------------------------------
    Other income                                          9,727              8,856              9.84%
-------------------------------------------------------------------------------------------------------------------
    Non-interest expense                                 33,802             26,866             25.82%
-------------------------------------------------------------------------------------------------------------------
    Income before provision for income taxes             10,965             12,142             (9.69%)
-------------------------------------------------------------------------------------------------------------------
    Provision for income taxes                            3,025              3,871            (21.85%)
-------------------------------------------------------------------------------------------------------------------
    Net income                                            7,940              8,271             (4.00%)
-------------------------------------------------------------------------------------------------------------------

Per Common Share
    Net income                                   $          1.14    $          1.24            (8.06%)
-------------------------------------------------------------------------------------------------------------------
    Net income, diluted                                     1.13               1.21            (6.61%)
-------------------------------------------------------------------------------------------------------------------
    Cash dividends                                          0.52               0.48             8.33%
-------------------------------------------------------------------------------------------------------------------
    Book value                                             10.77              10.77             -
-------------------------------------------------------------------------------------------------------------------

Key Performance Ratios
    Return on average assets                                 .98%              1.15%          (14.78%)
-------------------------------------------------------------------------------------------------------------------
    Return on average equity                               10.79              12.19           (11.48%)
-------------------------------------------------------------------------------------------------------------------
    Nonperforming assets as a percentage of assets           .18                .21           (14.29%)
-------------------------------------------------------------------------------------------------------------------
    Average stockholder's equity
    as a percentage of average assets                       9.25               9.68            (4.44%)
-------------------------------------------------------------------------------------------------------------------

Selected Year End Balances

    Assets                                          $   872,398        $   750,077             16.31%
-----------------------------------------------------------------------------------------------------
    Loans, net of unearned income                       610,541            493,144             23.81%
-----------------------------------------------------------------------------------------------------
    Investment securities                               195,572            206,137             (5.13%)
-----------------------------------------------------------------------------------------------------
    Deposits                                            689,665            611,891             12.71%
-----------------------------------------------------------------------------------------------------
    Borrowings                                          103,150             58,500             76.32%
-----------------------------------------------------------------------------------------------------
    Stockholders' equity                                 75,819             74,325              2.01%
-----------------------------------------------------------------------------------------------------
    Common shares outstanding                         7,041,101          6,899,679              2.05%
-----------------------------------------------------------------------------------------------------

* The decrease in 1999 Net Income is directly attributable to non-recurring expenses associated with the acquisition of FirstBancorporation and two Carolina First branches which reduced net income after taxes by $1,684,000.

                                                          At or for the Year Ended December 31,
(dollars in thousands except per share)             1999       1998       1997        1996       1995

Summary of Operations
    Interest income                               $60,569    $54,487     $48,896    $41,302     $36,573
-------------------------------------------------------------------------------------------------------
    Interest expense                               23,916     23,122      20,788     17,267      15,631
-------------------------------------------------------------------------------------------------------
    Net interest income                            36,653     31,365      28,108     24,035      20,942
-------------------------------------------------------------------------------------------------------
    Provision for loan losses                       1,613      1,213       1,416      1,481       1,036
-------------------------------------------------------------------------------------------------------
    Net interest income after provision for
       loan losses                                 35,040     30,152      26,692     22,554      19,906
-------------------------------------------------------------------------------------------------------
    Other income                                    9,727      8,856       7,002      5,962       4,541
-------------------------------------------------------------------------------------------------------
    Noninterest expense                            33,802     26,866      22,833     19,742      17,028
-------------------------------------------------------------------------------------------------------
    Income before provision for income taxes       10,965     12,142      10,861      8,774       7,419
-------------------------------------------------------------------------------------------------------
    Provision for income taxes                      3,025      3,871       3,448      2,745       2,252
-------------------------------------------------------------------------------------------------------
    Net income                                      7,940      8,271       7,413      6,029       5,167
-------------------------------------------------------------------------------------------------------

Per Common Share
    Net income                                     $ 1.14    $ 1.24       $ 1.14     $  .97      $  .85
-------------------------------------------------------------------------------------------------------

A Breed Apart

When it comes to picking a winner, some consider pedigree. Others reflect on past performance. There are those who look simply at numbers.

We at First National Corporation suggest you look at all of the above when considering a financial services partner.

For more than 65 years, we have set the standards for community banking in South Carolina, first in Orangeburg and now throughout the Midlands, Lowcountry, Pee Dee and Piedmont regions. We offer a rare combination of personal service, attention to individual needs, financial resources that are far and above those of our peers, and a stable of up-to-the-minute products and services. This strategy has proved to be a sure thing for today First National is a $872,398,000 million corporation with three powerful community bank divisions and a growing finance company that together account for 31 locations in 11 counties across South Carolina. Few financial services corporations in our class have the muscle, the stamina, and the wherewithal to compete at nearly all levels of the banking game. First National is quite frankly, a breed apart.

A Letter to Our Shareholders, Customers and Friends

The stakes in today's banking environment are incredibly high. Megabanks continue to treat customers impersonally and we often see businesses and individuals who are less than enamored with these monolithic entities. At the opposite end of the spectrum are small, community-based banks that attempt to counter the influx of the megabanks with personal service. While attractive to the disenchanted, these community-oriented financial institutions simply do not have the clout many customers require to compete in their own fields.

Then there is First National Corporation.

It is not our intent to sound boastful when we say that First National is a breed apart. It is, however, the truth. We have the foundation, the commitment to innovation, the breadth of products and services, and the people necessary to compete and win. Our performance in 1999 gives credence to this statement. Net income for 1999 without one-time charges for the FirstBank acquisition totaled $9,624,000, or $1.36 diluted earnings per share representing a 16.4 percent increase over the same period in 1998. Including merger-related charges, net income was $7,940,000. The Company achieved a return on assets and a return on equity of .98 percent and 10.58 percent respectively. Investments made in 1998 in Florence County National Bank and CreditSouth Financial Services Corporation, are beginning to show progress. The new affiliates support our strategic goals to balance slow and high growth markets, diversify revenue streams, and further enhance our geographical reach.

Throughout 1999 First National experienced superior balance sheet growth, maintaining our established record of stability and strength. Total assets grew
16.3 percent, from $750,077,000 to $872,398,000 at year-end. Total deposits were up 12.7 percent over the same period in 1998. Noninterest bearing deposits reached $105,018,000, up 21.7 percent from the previous year. Loan growth was exceptional in 1999. Total loans were up 23.8 percent to $610,541,000.

Relationship banking is a key driver of First National's future growth, with loans often serving as the starting point for both relationships and future income generation. For this reason, we continued to place emphasis on quality loans in 1999. These efforts paid off as our loan accounts continued to deliver enviable results. At year-end, total net charge-offs were $661,000 or .12 percent of outstanding loans. Other real estate owned property was $227,000. Non accruals also were well managed, ending the year at $1,537,000. At the closing of 1999, the Company had $7,886,000 in loan reserves or 1.29 percent, which compares favorably with South Carolina averages. In summary, our overall lending record clearly establishes First National as a first class lending institution.

Capital is also used to judge performance and once again First National has proven it can go the distance. Shareholder equity rose to $75,819,000 in 1999, up 2.0 percent from $74,325,000 in 1998. While this increase is not as pronounced as in previous years, it reinforces the consistency and reliability delivered year after year by the Company. Our strong capital position allows us to take advantage of opportunities and leveraging existing capital remains a top corporate goal.

A major goal of the Company is to grow into a statewide organization and we are well on our way. Today First National serves a total of 23 communities through 31 offices in 11 counties. In September 1999 we completed the acquisition of FirstBank in Columbia and Beaufort County, adding four locations in the process. We also purchased two branches from Carolina First in Jasper County, achieving a leadership position in this community. These acquisitions are important for a number of reasons. The addition of the Columbia branch gives us a greater presence in the Capitol City, which is both a center of influence and a dynamic growth market. Our foothold in Columbia is now significantly enhanced and we are aggressively pursuing further expansion in this market. The new locations in Beaufort and Jasper Counties has further enhanced our position in what is among the fastest growing areas in South Carolina. It also strengthens our Lowcountry presence and paves the way for expansion into Charleston. Additionally, two offices were bought in Ridgeland and Hardeeville solidifying our number one position in marketshare in Jasper County.

While growth is important, we are not growing just to be large. We are executing our expansion in a careful, calculated manner, with strong focus on the long-term goal of becoming a statewide community-based banking organization. Too, we remain cognizant of the concurrent goals of remaining sound and profitable.

Technology was a major area of focus as we prepared to be Y2K compliant and also as we worked toward the successful implementation of our new $5 million computer systems and software. While the capital investment was made primarily in 1998, the hard part - integration - occupied our thoughts and our efforts in 1999. Investing in a system and making it perform are two distinctly separate issues. Metaphorically speaking, First National bought a blue-blooded thoroughbred and needed the jockeys to make the horse run up to speed. Therefore training at all levels of the organization was and continues to be a top priority.

But what an incredible tool! With this state-of-the-art technology, First National joins the upper echelons of financial institutions and can now compete in e-commerce and e-business arenas, with greatly advanced product offerings and better customer service. At the same time, we are positioned to achieve significant operational efficiencies.

First National is high tech, but we haven't lost sight of what got us where we are today: high touch. We recognize the need for face to face interaction, for compassion and understanding. Our loan officers continued to earn high marks for their ability to go beyond numbers when evaluating loan applications. In some markets we introduced a new courier service, ZipBanking that delivers a new level of service to our business customers. A 24-hour customer service line was launched and while it is technology driven, it delivers something customers crave: convenience.

The importance of our people can never be underestimated. First National is nearly a one billion-dollar organization and we need people with the skills and attitudes to grow with the Company. This year we made significant additions to our management team.

Don Kerr is our new chief technology officer. Prior to joining First National, he was with MainStreet Financial Services in Virginia. Frank G. Carter is our new senior vice president/director of marketing, coming to us from First Union. Please join us in welcoming these able people to First National.

The momentum is here. We have made incredible strides in growing the business, adding and integrating technology, developing exciting new products and services, and in preparing our people to be the best in the business. We thank our shareholders for your continued support and confidence. We thank our employees for their ongoing commitment and hard work. We thank our customers for your loyalty and your business. Together we make First National what we are today, a breed apart.

Respectfully,

/S C. John Hipp, III
-------------------------------------
C. John Hipp, III
President and Chief Executive Officer

/S Robert R. Horger
-------------------------------------
Robert R. Horger
Chairman of the Board

/S Dwight W. Frierson
-------------------------------------
Dwight W. Frierson
Vice Chairman of the Board


1999: The Year in Review

In 1999, First National deliberately picked up the pace in our bid to become a statewide financial institution, using strategic acquisitions to solidify our position in important growth markets.

The Midlands, home of the state's capitol city of Columbia and Lexington County, among the fastest growing and most prosperous counties in South Carolina, represents a prime opportunity. The Company established a mortgage office in Columbia in 1998 and despite a full field of competitors, it is generating a high volume of loans. We have also established a local board of directors who are playing an instrumental role in plotting our course.

In August the Company made a key move, acquiring FirstBank, which included locations in Columbia, Beaufort, Bluffton and Lady's Island. In addition to gaining a stronger position in Columbia, the deal succeeded in cementing First National's position as one of the leading financial institutions in Beaufort County, also among the fastest growing counties in the state. With a growing population of affluent retirees and established core of residents, First National's blend of highly personalized service; progressive lending, investment and trust services; and full range of commercial and individual products make for a good fit.

The momentum continued with the acquisition of two branches of Carolina First in Hardeeville and Ridgeland, giving First National a huge share of the Jasper County market. This and the FirstBank acquisition has established the Company as a major force in the Lowcountry and provides an excellent starting point for our anticipated move into Charleston.

While acquisitions certainly provided significant highlights in 1999, the Company also worked hard bringing other areas of the business in racing form. The Company announced plans to build a new branch of the National Bank of York County in York. A more customer-friendly office is currently under construction and should be completed by year-end. Y2K was also a priority and employees throughout the organization were instrumental in guaranteeing all aspects of the business were Y2K compliant. These efforts were rewarded and we welcomed the new millennium without any difficulty.



Taking the Lead with Technology

If a company does not have the right technological resources available, it may as well be put out to pasture. Intent on staying in the lead, First National invested more than $5 million in 1998 to upgrade its computer systems. This investment was seen as a critical move toward maintaining our competitive advantage and speeding our transition from a traditional, paper-based operation to the world of e-business and e-commerce. The resources found at far larger financial institutions are now available at First National.

Acquiring the technology was merely a beginning. In 1999, First National underwent a massive implementation project to ensure these systems were successfully integrated throughout the organization. A major training initiative was conducted to prepare employees at all levels. This was not, however, an exercise in showing people how to push buttons. Our goal was too introduce an entirely new way of doing business that uses state-of-the-art technology to enhance customer service, accuracy, efficiency and ultimately, profitability.

By year-end, all of the Company's offices were linked by a wide area network. A new check imaging system was in use and commercial and individual products adjusted to take full advantage of the system. Telephone banking and automated teller machine (ATM) systems were enhanced, bringing new functionality to customers. The Year 2000 was met with total compliance, without any interruptions to service. Finally, a new generation of advanced products and services such as Internet banking will be available in the near future.

The best, as they say, is yet to come. First National is now better positioned to grow our business, enhance customer relationships and win.



Process Improvement:
Getting Better at What We Do Best

Growing the business isn't just an external function. It also involves growing from the inside by establishing processes that are more efficient, more results-oriented and that employ human resources in the most effective manner possible. First National recognizes the need to maximize operating efficiency and in 1999 laid the groundwork for a major process improvement project.

Our ultimate goal is to meld technology, processes and people so that we can provide the best products, services and support to our customers while maximizing our resources.

A core objective is to maintain our cost advantage across all of our businesses by streamlining our processes. One reason First National is so successful is our use of highly competitive pricing structures in the lending arena. Relationships established through loans are then leveraged into other product lines, which also offer attractive fee structures and interest rates. Therefore it is critical to gain operating efficiencies to protect this important advantage.

This initiative will also serve to make us more attractive to customers and the marketplace at large as we offer more market-driven products and services such as Internet and phone banking. We are expanding our emphasis on sales, incorporating it into our culture through highly targeted employee training. Instead of waiting to respond to our customers, we will actively take new products to customers and the market.

It is important to understand that given the dramatic changes revolutionizing business that process improvement at First National is ongoing. We must adapt to the new dynamics of e-commerce and e-business and embrace change in a logical and measured fashion so that we may take advantage of the opportunities that accompany change. With our process improvement initiative, we are doing just that.



The Sport of Kings: Commercial Services

When it comes to delivering exceptional commercial banking services, First National's breeding shines, clearly defining our unique position as a community-based bank with muscle.

Our offerings are diverse, blending high tech with high touch. A full range of checking accounts designed for all sizes of businesses, from large corporations to sole proprietors. The ability to lend up to $7.5 million dollars to any single borrower via competitive loan products that can be structured to complement individual business objectives. A bonded courier service that redefines convenience for simple but essential banking transactions. A new realm of sophisticated banking services that leverage the advantages of technology. All of this is coupled with something other financial institutions cannot duplicate: First National's absolute commitment to fostering personal relationships with the communities we serve and the businesses we partner with. Trust. Loyalty. Integrity. These words guide and inspire us.

Leadership is also paramount at First National. And we are now using our advanced technology to usher in a new wave of products and services that will assist our customers in meeting their own business goals. Electronic banking forms the cornerstone of these new offerings. Commercial customers can now access their accounts at any time of the day or night, with speed, accuracy and convenience. Other options allow customers to receive important financial information such as monthly statements on CD-ROM, eliminating paperwork and in the process, inefficiency.

The strength of First National is our ability to match the needs of the customer with the right solutions. Being able to listen and respond immediately. Making decisions at a local level so as to advance rather than impede progress. It's what makes First National and more importantly, our customers, winners.



Table Stakes:
Individual Financial Services

First National's bread and butter continues to be our individual customers; South Carolinians of all ages, backgrounds and income levels. We're committed to answering each customer's financial services needs with options that fit a wide range of personal goals. While our table stakes are products such as checking and savings accounts, bank cards and debit cards, certificates of deposit and individual retirement accounts, we have picked up the pace in developing and offering products and services that meet today's changing lifestyles. Extensive lending products are available with less hassle and red tape that mega banks require.

Because convenience is a personal matter, customers can choose from a number of ways to access their accounts, from traditional branch and drive-through banking to automated teller machines. First National is part of the STAR(R) ATM network, giving customers thousands of outlets for their financial transactions. Our newest option is 24-hour self-service telephone banking. All the customer needs is a touch tone phone to check balances of checking and savings accounts, check deposits or withdrawals, transfer funds between accounts, and make loan payments from either checking or savings.

Realizing that the financial needs of its customers are increasingly complex and geared toward the future rather than just the here and now, First National's Asset Management Group offers trust and investment services, combining innovative solutions with personalized guidance and professional counsel to help customers secure immediate and long-term financial goals.

We are quickly becoming leaders in the growing field of wealth management. In addition to comprehensive fee-only financial planning and investment management, First National's Asset Management Group also serves our customers in its roles as trustee, custodian, escrow agent, and executor. We have also developed strong capabilities in IRA planning, Management and distribution during the customer's lifetime and in their estate.

First National also helps customers make informed decisions on a wide range of investment options through UVEST Investment Services. Experienced investment consultants located in First National branch banks are available for consulting and will develop personalized investment strategies. Some of the investment vehicles available include mutual funds, unit investment trusts, tax-deferred annuities, municipal bonds, U.S. government securities and qualified retirement plans.



Friends You Can Count On:
Community Involvement

In South Carolina, a promise made is a promise kept. When First National makes the statement that we are "Friends You Can Count On," it's a promise we take to heart. Our customers count on us to protect their interests, offer sound products and services and treat them with respect, regardless of the size of the account. But we look after our customers in other ways as well.

Our employees are also exceptionally generous with their time, talents and treasures, serving as little league coaches, Sunday school teachers and scout leaders as well as participating in First National's annual fund drive for United Way.

FIRST NATIONAL CORPORATION
OFFICERS

Robert R. Horger
Chairman of the Board

C. John Hipp, III
President and Chief Executive Officer

Dwight W. Frierson
Vice Chairman  of the Board

W. Louis Griffith
Chief Financial Officer

James C. Hunter, Jr.
Secretary

John C. Pollok
Executive Vice President

Colden R. Battey, Jr.
Partner and Attorney
Harvey & Battey
Beaufort, SC

Charles W. Clark*
President
Santee Shores, Inc.
Santee, SC

William W. Coleman, Jr.
President and Chief Executive Officer
Florence County National Bank
Florence, SC

Dwight W. Frierson*
Vice President and General Manager
Coca-Cola Bottling Company
Orangeburg, SC

John L. Gramling, Jr.
Farmer
Orangeburg, SC

Richard L. Gray
Chairman of the Board
Grayco Company
Beaufort, SC

Robert R. Hill, Jr.
Senior Executive Vice President and Chief Operating Officer
First National Bank
Orangeburg, SC

C. John Hipp, III*
President and Chief Executive Officer
First National Corporation

First National Bank
Orangeburg, SC

Robert R. Horger*
Chairman
First National Corporation
First National Bank
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

Harry M. Mims, Jr.*
President
J.F. Cleckley & Company
Orangeburg, SC

Ralph W. Norman
President
Warren Norman Co., Inc.
Rock Hill, SC

Anne H. Oswald
Oswald, White & Associates, Inc.
Walterboro, SC

Samuel A. Rodgers
Vice Chairman
Carolina Eastman, Inc.
Florence, SC

James W. Roquemore*
Executive Vice President
Patten Seed Company, Inc.
General Manager
Super-Sod
Orangeburg, SC

Walter L. Tobin
Retired Consultant and Educator
Columbia, SC

Johnny E. Ward
President
W&W Truck & Tractor, Inc.
Moncks Corner, SC

A. Dewall Waters
Partner
Main-Waters Enterprises Partnership
Orangeburg, SC

Cathy Cox Yeadon
Cox Wood Preserving Co., Inc.
Orangeburg, SC

C. Parker Dempsey (Emeritus )
Dempsey Wood  Products, Inc.
Orangeburg, SC

E. Everett Gasque, Jr. (Emeritus)
EE Gasque & Son, Inc.
Gasque Farms
Elloree, SC

R.H. Jennings, III
(Chairman Emeritus)
First National Corporation
First National Bank

J.C. McAlhany
(Emeritus)
Retired Farmer and Cotton Broker
St. George, SC

L.D. Westbury
Retired President and Chairman Emeritus
First National Corporation
First National Bank
Orangeburg, SC


*Member Executive Committee


FIRST NATIONAL BANK
EXECUTIVE OFFICERS

Robert R. Horger
Chairman of the Board

C. John Hipp, III
President and Chief Executive Officer

Dwight W. Frierson
Vice Chairman of the Board

W. Louis Griffith
Senior Vice President
Chief Financial Officer

Allen M. Hay, Jr.
Senior Vice President
Support Division

Robert R. Hill, Jr.
Senior Executive Vice President and Chief Operating Officer

James C. Hunter, Jr.
Executive Vice President
Secretary

Dane H. Murray
Executive Vice President
Regional Executive - Region II

Philip M. Smith

Executive Vice President
Chief Credit Officer

Alex Shuford
Executive Vice President

BOARD OF DIRECTORS

Colden R. Battey, Jr.
Partner and Attorney
Harvey & Battey
Beaufort, SC

Charles W. Clark*
President
Santee Shores, Inc.
Santee, SC

C. Parker Dempsey
Secretary
Dempsey Wood Products, Inc.
Orangeburg, SC

Ozzie Fogle
President and Chief Executive Officer
Decolam, Inc.
Orangeburg, SC

Dwight W. Frierson*
Vice President and General Manager
Coca-Cola Bottling Company
Orangeburg, SC

E. Everett Gasque, Jr.
President
EE Gasque & Son, Inc.
Gasque Farms
Elloree, SC

John L. Gramling, Jr.
Farmer
Orangeburg, SC

Richard L. Gray
Chairman of the Board
Grayco Company
Beaufort, SC

C. John Hipp, III*
President and Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

Robert R. Horger*
Chairman
First National Corporation
First National Bank

Attorney
Horger, Barnwell & Reid
Orangeburg, SC

Harry M. Mims, Jr.*
President
J.F. Cleckley & Company
Orangeburg, SC

Anne H. Oswald
Oswald, White & Associates, Inc.
Walterboro, SC

James W. Roquemore*
Executive Vice President
Patten Seed  Company, Inc.
General Manager
Super-Sod
Orangeburg, SC

Thomas E. Suggs
President
Rooney, McArthur & Suggs, Inc.
Columbia, SC

Walter L. Tobin
Retired Consultant and Educator
Columbia, SC

Johnny E. Ward
President
W & W Truck & Tractor, Inc.
Moncks Corner, SC

A. Dewall Waters
Partner
Main-Waters Enterprises Partnership
Orangeburg, SC

J.W. Williamson, III
President
J.W. Williamson Ginnery, Inc.
Denmark, SC

Cathy Cox Yeadon
Cox Wood Preserving Co., Inc.
Orangeburg, SC

L.D. Westbury
Chairman Emeritus
Orangeburg, SC


NATIONAL BANK OF YORK COUNTY
EXECUTIVE OFFICERS

Ralph W. Norman, Jr.
Chairman of the Board

Bernard N. Ackerman
Vice Chairman of the Board

Thomas S. Camp
President and Chief Executive Officer

Board of Directors
Bernard N. Ackerman, CPA, PA
Rock Hill, SC

Thomas S. Camp
President and Chief Executive Officer
National Bank of York County
Rock Hill, SC

Ronnie P. Campbell
Chief Executive Officer
AME, Inc.
Fort Mill, SC

Dwight W. Frierson
Vice President and General Manager
Coca-Cola Bottling Company
Orangeburg, SC

R. Wesley Hayes, Jr.
Attorney
Harrelson and Hayes
Rock Hill, SC

C. John Hipp, III
President and Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

Ralph W. Norman, Jr.
President
Warren Norman Co., Inc.
Rock Hill, SC

Jacob D. Smith
President
Smith Enterprises, Inc.
Rock Hill, SC

Jolene Stepp
President
Step-Tuttle Realty
Rock Hill, SC

Frank M. Wilkerson, Jr.
President
Wilkerson Fuel Co., Inc.
Rock Hill, SC

FLORENCE COUNTY NATIONAL BANK

EXECUTIVE OFFICERS

Samuel A. Rodgers
Chairman of the Board

William W. Coleman, Jr.
President and Chief Executive Officer
John L. Hanna
Senior Vice President

BOARD OF DIRECTORS

Samuel A. Rodgers
Vice Chairman
Carolina Eastern
Scranton, SC

Starlee B. Alexander
State Farm Insurance
Florence, SC

Dr. J. William Burch
Dentist-Farmer-Businessman
Lake City, SC

William W. Coleman, Jr.
President and Chief Executive Officer
Florence County National Bank
Florence, SC

Dr. W. S. "Bill" Edwards
Orthopedic Surgeon
Florence, SC

Dr. F. Gregg Jones
Anesthesiologist
Florence, SC
James C. Gregg, Jr.
Sheriff, Florence County
Effingham, SC

D.P. "Tilly" Thompson
Retired Executive Officer - Belk
Florence, SC

C. John Hipp, III
President and Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

Robert R. Horger
Chairman of Board
First National Corporation
Orangeburg, SC

CREDITSOUTH FINANCIAL SERVICES CORPORATION
EXECUTIVE OFFICERS

Robert R. Horger
Chairman of the Board

George M. Creel
President

Jay J. Creel
Executive Vice President

BOARD OF DIRECTORS

George M. Creel
President
CreditSouth Financial Services

Jay J. Creel
Executive Vice President
CreditSouth Financial Services

Dwight W. Frierson
Vice President and General Manager
Coca-Cola Bottling Company
Orangeburg, SC

C. John Hipp, III
President and Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

Robert R. Horger*
Chairman of the Board
First National Corporation
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

A. Dewall Waters
Partner
Main-Waters Enterprises Partnership
Orangeburg, SC

FIRST NATIONAL CORPORATION LOCATIONS
FIRST NATIONAL BANK

Bamberg
317 North Main Street
Bamberg, SC 29003
(803) 245-2416

Beaufort
1121 Boundary Street
Beaufort, SC 29901
(843) 521-5600

Lady's Island
184 Sea Island Parkway

Beaufort, SC 29901
(843) 521-5660

Bluffton
1328 Fording Island Road
Bluffton, SC 29910
(843) 837-2100

Cameron
202 North Main Street
Cameron, SC 29042
(803) 823-2333

Columbia
1900 Assembly Street
Columbia, SC 29201
(803) 771-2265

Denmark
127 South Palmetto Ave.
Denmark, SC 29042
(803) 793-3324

Elloree
6512 Old No. 6 Highway
Elloree, SC 29047
(803) 897-2121

Hardeeville
26 Highway 17
Hardeeville, SC 29927
(843) 784-3151

Harleyville
122 West Main Street
Harleyville, SC 29448
(843) 462-7687

Hilton Head
81 Main Street
Hilton Head, SC 29926
(843) 342-2100

Moncks Corner
317 North Highway 52
Moncks Corner, SC 29416
(843) 761-8024

Norway
8703 Savannah Highway
Norway, SC 29113
(803) 263-4295

Orangeburg
Bank Center
950 John C. Calhoun Drive
Orangeburg, SC 29115
(803) 534-2175

1501 Old Edisto Drive
Orangeburg, SC 29115
(803) 531-0540

1255 St. Matthews Road
Orangeburg, SC 29118
(803) 531-0520

3025 St. Matthews Road
Orangeburg, SC 29115
(803) 531-0550

Ridgeland
207 Jacob Smart Boulevard
Ridgeland, SC 29936
(843) 726-5596

Santee
657 Bass Drive
Santee, SC 29142
(803) 854-2451

St. George
5542 Memorial Boulevard
St. George, SC 29477
(843) 563-2324

Walterboro
520 N. Jefferies Boulevard
Walterboro, SC 29844
(843) 549-1553

600 Robertson Boulevard
Walterboro, SC 29488


NATIONAL BANK
OF YORK COUNTY

Fort Mill
808 Tom Hall Street
Fort Mill, SC 29715
(803) 548-6292

Rock Hill
1127 Ebenezer Road
Rock Hill, SC 29732
(803) 329-1222

York
1 South Congress Street
York, SC 29745
(803) 684-5554



FLORENCE COUNTY NATIONAL BANK

Florence
1600 W. Palmetto Street
Florence, SC 29501
(843) 673-9900

Lake City
266 W. Main Street
Lake City, SC 29560
(843) 394-1417



CREDITSOUTH
FINANCIAL SERVICES CORPORATION

Florence
609 Chestnut Street
Florence, SC 29501
(843) 669-0778

480 Second Loop Road
Florence, SC 29501
(843) 669-4616

Orangeburg
552 John C. Calhoun Drive
Orangeburg, SC 29115
(803) 536-0706

Myrtle Beach
4505 Socastee Boulevard
Socastee Plaza - Suite L
Myrtle Beach, SC 29577
(843) 293-3050


STOCK PERFORMANCE AND STATISTICS

                                                       1999            1998           1997            1996          1995

Stock Performance
    Dividends paid per share                         $      .52      $     .48     $      .40      $      .37    $      .34
---------------------------------------------------------------------------------------------------------------------------
    Dividend payout percentage                           40.14%         30.69%         27.78%          28.55%        33.31%
    Dividend yield
       (based on the average of the high
       and low price for the year)                        1.97%          1.94%          1.78%           1.38%         1.37%
---------------------------------------------------------------------------------------------------------------------------
    Price/earnings ratio
       (based on year-end stock price
       and diluted earnings per share)                   19.80x         20.83x         19.10x          12.60x        12.05x
---------------------------------------------------------------------------------------------------------------------------
    Price/book ratio
       (end of year)                                      2.08x          2.34x          2.07x           2.97x         2.93x
---------------------------------------------------------------------------------------------------------------------------

Common Stock Statistics
    Stock price ranges:
---------------------------------------------------------------------------------------------------------------------------
       High                                             $30.750        $28.800        $25.144         $11.970       $10.000
---------------------------------------------------------------------------------------------------------------------------
       Low                                               22.000         20.750         19.800          10.900         9.042
---------------------------------------------------------------------------------------------------------------------------
       Close                                             22.375         25.200         21.206          11.970        10.000
---------------------------------------------------------------------------------------------------------------------------

    Volume Traded                                       281,300        351,800        281,100             n/a           n/a
---------------------------------------------------------------------------------------------------------------------------
    As a percentage of average shares outstanding         4.02%          5.26%          4.31%             n/a           n/a
---------------------------------------------------------------------------------------------------------------------------
    Earnings per share (basic)                        $    1.14       $   1.24      $    1.14       $     .97    $      .85
---------------------------------------------------------------------------------------------------------------------------
    Earning per share (diluted)                            1.13           1.21           1.11             .95           .83
---------------------------------------------------------------------------------------------------------------------------
    Book value per share                                  10.77          10.77          10.26            9.44          8.84
---------------------------------------------------------------------------------------------------------------------------

Quarterly Common Stock Price Ranges and Dividends

                         1999                             1998                                        1997
  Quarter          High            Low       Dividend      High           Low        Dividend    High         Low     Dividend
------------------------------------------------------------------------------------------------------------------------------
    1st           $30.250       $25.000       $0.13      $23.400         $20.475       $0.12    $19.463     $14.400     $0.10
------------------------------------------------------------------------------------------------------------------------------
    2nd            28.500        26.000        0.13       25.088          21.488        0.12     25.144      19.294      0.10
------------------------------------------------------------------------------------------------------------------------------
    3rd            31.000        22.125        0.13       25.650          21.488        0.12     24.356      22.500      0.10
------------------------------------------------------------------------------------------------------------------------------
    4th            30.750        22.000        0.13       28.800          22.500        0.12     24.075      19.800      0.10
------------------------------------------------------------------------------------------------------------------------------


Per share data have been retroactively adjusted to give effect to a ten percent common stock dividend paid to shareholders of record on October 31, 1995, five percent common stock dividend paid to shareholders of record October 31, 1996, a 2 for 1 stock split paid to shareholders of record on May 19, 1997, and a ten percent common stock dividend paid to shareholders of record on November 2, 1998.

This information should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto contained elsewhere in this report.

Selected Consolidated Financial Data

                                                          At or for the Year Ended December 31,
(dollars in thousands except per share)             1999       1998       1997        1996       1995

At December 31
    Assets                                       $872,398   $750,077    $657,256   $589,352    $519,356
-------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income                 610,541    493,144     436,982    373,062     320,631
-------------------------------------------------------------------------------------------------------------------
    Investment securities                         195,572    206,137     168,243    163,366     154,126
-------------------------------------------------------------------------------------------------------------------
    Deposits                                      689,665    611,891     531,837    492,454     443,220
-------------------------------------------------------------------------------------------------------------------
    Borrowings                                    103,150     58,500      59,361     38,146      26,833
-------------------------------------------------------------------------------------------------------------------
    Stockholders' equity                           75,819     74,325      61,881     55,391      46,295
-------------------------------------------------------------------------------------------------------------------
    Number of offices                                  31         25          21         21          18
-------------------------------------------------------------------------------------------------------------------
    Full-time equivalent employees                    426        353         288        281         253
-------------------------------------------------------------------------------------------------------------------

Selected Ratios
    Return on average equity                         10.58%     12.14%     12.64%     11.86%      11.73%
-------------------------------------------------------------------------------------------------------------------
    Return on average assets                           .98       1.18       1.19       1.09        1.05
-------------------------------------------------------------------------------------------------------------------
    Average equity as a percentage of average assets  9.25       9.68       9.22       9.03        8.98
-------------------------------------------------------------------------------------------------------------------

Asset Quality Ratios
    Allowance for loan losses to period end loans    1.29%      1.41%      1.43%       1.43%      1.30%
-------------------------------------------------------------------------------------------------------------------
    Allowance for loan losses to period end
       non-performing loans                         513.08     448.22     432.25      374.91     311.86
-------------------------------------------------------------------------------------------------------------------
    Nonperforming assets to period end loans           .26        .31        .34         .38        .43
-------------------------------------------------------------------------------------------------------------------
    Nonperforming assets to period end total assets    .18        .21        .22         .24        .26
-------------------------------------------------------------------------------------------------------------------
    Net charge-offs to average loans                   .12        .12        .13         .09        .13
-------------------------------------------------------------------------------------------------------------------

Consolidated Balance Sheets

                                                                                       December 31
(dollars in thousands except per share)                                             1999        1998

Assets Cash and cash equivalents:
-------------------------------------------------------------------------------------------------------------------
    Cash and due from banks                                                      $  39,479  $  28,343
-------------------------------------------------------------------------------------------------------------------
    Interest-bearing deposits with banks                                             1,848      6,764
-------------------------------------------------------------------------------------------------------------------
       Total cash and cash equivalents                                              41,327     35,107
-------------------------------------------------------------------------------------------------------------------
    Investment securities:
       Securities held-to-maturity:
-------------------------------------------------------------------------------------------------------------------
         Taxable                                                                     4,335      8,242
-------------------------------------------------------------------------------------------------------------------
         Tax-exempt                                                                 42,933     38,138
-------------------------------------------------------------------------------------------------------------------
           Total (fair value of $46,529 in 1999 and $47,456 in 1998)                47,268     46,380
-------------------------------------------------------------------------------------------------------------------
       Securities available-for-sale, at fair value                                148,304    159,757
-------------------------------------------------------------------------------------------------------------------
         Total investment securities                                               195,572    206,137
-------------------------------------------------------------------------------------------------------------------
    Loans                                                                          613,961    496,218
-------------------------------------------------------------------------------------------------------------------
       Less, unearned income                                                        (3,420)    (3,074)
-------------------------------------------------------------------------------------------------------------------
       Less, allowance for loan losses                                              (7,886)    (6,934)
-------------------------------------------------------------------------------------------------------------------
         Loans, net                                                                602,655    486,210
-------------------------------------------------------------------------------------------------------------------
    Premises and equipment, net                                                     15,693     12,392
-------------------------------------------------------------------------------------------------------------------
    Other assets                                                                    17,151     10,231
-------------------------------------------------------------------------------------------------------------------
         Total assets                                                             $872,398   $750,077
-------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
    Deposits:
       Demand                                                                     $105,018  $  86,280
-------------------------------------------------------------------------------------------------------------------
       Interest-bearing transaction accounts                                       123,597    134,002
-------------------------------------------------------------------------------------------------------------------
       Savings                                                                     134,203    109,137
-------------------------------------------------------------------------------------------------------------------
       CDs of $100,000 and over                                                     88,762     78,065
-------------------------------------------------------------------------------------------------------------------
       Other time                                                                  238,085    204,407
-------------------------------------------------------------------------------------------------------------------
         Total deposits                                                            689,665    611,891
-------------------------------------------------------------------------------------------------------------------
    Federal funds purchased and securities
       sold under agreements to repurchase                                          76,400     52,150
-------------------------------------------------------------------------------------------------------------------
    Notes payable                                                                   26,750      6,350
-------------------------------------------------------------------------------------------------------------------
    Other liabilities                                                                3,764      5,361
-------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                         796,579    675,752
-------------------------------------------------------------------------------------------------------------------
    Shareholders' equity:
       Common stock - $2.50 par value, authorized 40,000,000 shares, issued and
         outstanding 7,041,101 shares in 1999 and 6,899,679 shares in 1998          17,603     17,249
-------------------------------------------------------------------------------------------------------------------
       Surplus                                                                      47,666     47,072
-------------------------------------------------------------------------------------------------------------------
       Retained earnings                                                            13,496      8,743
-------------------------------------------------------------------------------------------------------------------
       Accumulated other comprehensive income (loss)                                (2,946)     1,261
-------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                 75,819     74,325
-------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                               $872,398   $750,077
-------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Income

                                                                            Year ended December 31
(dollars in thousands except per share)                                 1999         1998        1997
    Interest income:
       Loans, including fees                                           $47,701     $41,799      $37,913
-------------------------------------------------------------------------------------------------------------------
       Investment securities:
         Taxable:
-------------------------------------------------------------------------------------------------------------------
            Held-to-maturity                                               400         676        1,426
-------------------------------------------------------------------------------------------------------------------
            Available-for-sale                                           9,899       9,290        7,371
-------------------------------------------------------------------------------------------------------------------
         Tax-exempt - held-to-maturity                                   1,847       1,672        1,602
-------------------------------------------------------------------------------------------------------------------
       Federal funds sold                                                  456         579          483
-------------------------------------------------------------------------------------------------------------------
       Deposits with banks                                                 266         471          101
-------------------------------------------------------------------------------------------------------------------
         Total interest income                                          60,569      54,487       48,896
-------------------------------------------------------------------------------------------------------------------
    Interest expense:
       Interest-bearing transaction accounts                             1,014       2,437        2,533
-------------------------------------------------------------------------------------------------------------------
       Savings                                                           4,090       3,246        2,753
-------------------------------------------------------------------------------------------------------------------
       Certificates of deposit                                          14,540      14,770       13,164
-------------------------------------------------------------------------------------------------------------------
       Federal funds purchased and securities
         sold under agreements to repurchase                             2,818       2,425        2,131
-------------------------------------------------------------------------------------------------------------------
       Notes payable                                                     1,454         244          207
-------------------------------------------------------------------------------------------------------------------
         Total interest expense                                         23,916      23,122       20,788
-------------------------------------------------------------------------------------------------------------------
    Net interest income:
       Net interest income                                              36,653      31,365       28,108
-------------------------------------------------------------------------------------------------------------------
       Provision for loan losses                                         1,613       1,213        1,416
-------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses            35,040      30,152       26,692
-------------------------------------------------------------------------------------------------------------------
    Noninterest income:
       Service charges on deposit accounts                               5,838       5,619        4,798
-------------------------------------------------------------------------------------------------------------------
       Other service charges and fees                                    3,632       3,096        2,114
-------------------------------------------------------------------------------------------------------------------
       Gain on sale of securities available-for-sale                       214          95            3
-------------------------------------------------------------------------------------------------------------------
       Other income                                                         43          46           87
-------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                        9,727       8,856        7,002
-------------------------------------------------------------------------------------------------------------------
    Noninterest expenses:
       Salaries and employee benefits                                   16,841      14,367       12,257
-------------------------------------------------------------------------------------------------------------------
       Net occupancy expense                                             1,773       1,417        1,218
-------------------------------------------------------------------------------------------------------------------
       Furniture and equipment expense                                   3,042       1,937        1,872
-------------------------------------------------------------------------------------------------------------------
       Other expense                                                    12,146       9,145        7,486
-------------------------------------------------------------------------------------------------------------------
         Total noninterest expenses:                                    33,802      26,866       22,833
-------------------------------------------------------------------------------------------------------------------
    Earnings:
       Income before provision for income taxes                         10,965      12,142       10,861
-------------------------------------------------------------------------------------------------------------------
       Provision for income taxes                                        3,025       3,871        3,448
-------------------------------------------------------------------------------------------------------------------
         Net income                                                   $  7,940    $  8,271     $  7,413
-------------------------------------------------------------------------------------------------------------------
    Earnings per share:
       Basic                                                          $   1.14    $   1.24     $   1.14
-------------------------------------------------------------------------------------------------------------------
       Diluted                                                        $   1.13    $   1.21      $   1.1

Corporate Information

General Offices
950 John C. Calhoun Drive, SE
Orangeburg, South Carolina 29115-6715
803-534-2175


Annual Meeting

The Annual Meeting of Shareholders will be held at 2 p.m. on Tuesday, April 25, 2000 in the Oak Room of First National Bank, 950 John C. Calhoun Drive, SE, Orangeburg, South Carolina.

Analyst Contact

Milton E. Smith
Controller
First National Corporation
Post Office Box 1287
Orangeburg, South Carolina 29116-1287
803-534-2175

Form 10-K and Other Information

Copies of First National Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits thereto), and other information may be obtained without charge by written request to:

Milton E. Smith
Controller
First National Corporation
Post Office Box 1287
Orangeburg, South Carolina 29116-1287
803-534-2175


Stock Information

The Company's Common Stock is listed on the American Stock Exchange under the trading symbol FNC.