Form 10-K405, Exhibit 13
period 2000-12-31
FIRST NATIONAL CORP /SC/
filed 2001-03-30
CIK 764038

                                 A LOOK INSIDE

                                 FIRST NATIONAL
                                  CORPORATION

                               ANNUAL REPORT 2000

Headquartered in Orangeburg, S.C., First National

Corporation is a $970 million bank holding

company - the fourth largest independent S.C.-based

depository institution - with 32 locations in 11

counties. The Company owns First National Bank,

National Bank of York County, Florence

County National Bank, and 90% of

CreditSouth Financial Services Corporation.

                               TABLE OF CONTENTS

Letter                     2                 Locations                  12

Relationships              6                 Financial Statements       14

Products and Services      8                 Board and Officers         18

The Future                10                 Corporate Information      25

For more financial information about the Company, please refer to First National Corporation's Annual Report on Form 10-K, a copy of which is included with the package provided to the Company's shareholders in connection with the Company's 2000 annual meeting of shareholders.

                              FINANCIAL HIGHLIGHTS


                                                                                                    INCREASE
                                                                    YEAR ENDED DECEMBER 31         (DECREASE)
(dollars in thousands except per share)                             2000              1999           %CHANGE
---------------------------------------                          ----------       ----------       ----------
FOR THE YEAR
Interest income                                                  $   73,846       $   60,569        21.92%
Interest expense                                                     33,232           23,916        38.95%
Net interest income                                                  40,614           36,653        10.81%
Provision for loan losses                                             1,838            1,613        13.95%
Noninterest income                                                   10,971            9,727        12.79%
Noninterest expense                                                  34,096           33,802          .87%
Income before provision for income taxes                             15,651           10,965        42.74%
Provision for income taxes                                            5,118            3,025        69.19%
Net income                                                           10,533            7,940*       32.66%

PER COMMON SHARE
Net income                                                       $     1.50       $     1.14        31.58%
Net income, diluted                                                    1.49             1.13        31.86%
Cash dividends                                                          .54              .52         3.85%
Book value                                                            12.09            10.77        12.26%

KEY PERFORMANCE RATIOS
Return on average assets                                               1.11%             .98%       12.24%
Return on average equity                                              13.14            10.58        24.20%
Nonperforming assets as a percentage of assets                          .15              .18        (16.67)%
Average stockholders' equity as a percentage of average assets         8.41             9.25         (9.30)%

SELECTED YEAR END BALANCES
Assets                                                           $  969,848       $  872,398        11.17%
Loans, net of unearned income                                       729,049          610,541        19.41%
Investment securities                                               183,198          195,572        (6.33)%
Deposits                                                            757,576          689,665         9.85%
Borrowings                                                          122,998          103,150        19.24%
Stockholders' equity                                                 84,936           75,819        12.03%
Common shares outstanding                                         7,026,901        7,041,101         (.20)%



                                                                                  YEAR ENDED DECEMBER 31
(dollars in thousands except per share)            2000         1999        1998        1997        1996
SUMMARY OF OPERATIONS
Interest income                                 $ 73,846    $ 60,569    $ 54,487     $48,896     $41,302
Interest expense                                  33,232      23,916      23,122      20,788      17,267
Net interest income                               40,614      36,653      31,365      28,108      24,035
Provision for loan losses                          1,838       1,613       1,213       1,416       1,481
Net interest income after provision
     for loan losses                              38,776      35,040      30,152      26,692      22,554
Noninterest income                                10,971       9,727       8,856       7,002       5,962
Noninterest expense                               34,096      33,802      26,866      22,833      19,742
Income before provision for income taxes         15,651      10,965      12,142       10,861       8,774
Provision for income taxes                         5,118       3,025       3,871       3,448       2,745
Net income                                        10,533       7,940       8,271       7,413       6,029

PER COMMON SHARE
Net income                                      $   1.50    $   1.14    $   1.24     $   1.14    $   .97
Net income, diluted                                 1.49        1.13        1.21        1.11         .95
Book value                                         12.09       10.77       10.77       10.26        9.44
Dividends                                            .54         .52         .48         .40         .37
Dividends payout ratio                             36.09%      40.14%      30.69%      27.78%      28.55%

*In 1999 non-recurring expenses associated with the acquisition of FirstBancorporation and two Carolina First branches reduced net income by $1,684,000.

LETTER TO SHAREHOLDERS

We have witnessed many changes in the financial markets over the course of our 66 years in operation. While First National Corporation has been a constant in many of South Carolina's communities, our success is due to our ability to adapt to the changes that allow us and our customers to flourish. Through a combination of internal growth, careful acquisitions, and strategic initiatives, First National has achieved the necessary scale to be even more responsive to customer needs while broadening our reach in the state.

         We made strong progress this year despite difficult business conditions in the banking sector. Due to higher interest rates during most of the year and the slowing of the U.S. economy, our industry was out of favor with Wall
Street, and our stock price performance lagged well behind our solid operating performance in 2000. Fortunately, First National's success is less dependent than larger national and regional banks' success on world economic conditions. Our superior asset quality, excellent customer service, and strong markets helped us achieve impressive results in 2000.

         Net income for 2000 increased 32.7% year-over-year to $10,533,000, or $1.49 diluted earnings per share. (1999's net income of $7,940,000 was impacted by non-recurring expenses totaling $1,684,000 associated with the acquisition of FirstBancorporation and the purchase of two additional bank branches.) The 2000 net income of $10,533,000 was also an increase of 9.4% over 1999's core operating earnings of $9,624,000 or $1.365 diluted earnings per share, which excludes the one-time acquisition expenses in 1999. The Company achieved a return on average equity and a return on average assets of 13.14% and 1.10%, respectively.

         Total assets grew 11.2% to $969,848,000 during the year, led by a 19.4% increase in loans to $729,049,000. We are gratified that this significant growth occurred without sacrificing asset quality, a distinguishing hallmark of our company. Net charge-offs of 0.12%


                           FIRST NATIONAL CORPORATION

                                    [PHOTO]

                      Our superior asset quality, excellent
             customer service, and strong markets helped us achieve
                           impressive results in 2000.

                 Dwight W. Frierson, Vice Chairman of the Board
                    Robert R. Horger, Chairman of the Board
                   C. John Hipp, III, Chief Executive Officer


                           FIRST NATIONAL CORPORATION
of average loans remained well below local and national peer averages. Other measures of asset quality - such as non-performing loans as a percentage of total loans at 0.44%, a loan-loss reserve coverage of non-performing loans at
2.73 times and coverage of charged-off loans at 11.0 times - also indicate First National's high quality of lending.

         The Company's funding sources and capital base also increased during the year. Total deposits grew 10% to $757,576,000. First National Corporation also expanded its use of other funding through correspondent banks, government agency sources, and customer cash management repurchase agreements. Through retained earnings, the Company increased its shareholder equity by a healthy 12% to $84,936,000. At the same time, First National increased its cash dividend per share to stock owners in the middle of 2000. Your company has a solid capital position, and comfortably retains "well-capitalized" levels for all regulatory standards.

         Our financial performance is a testament to the power of the franchise First National has continued to build through our extensive customer relationships and the outstanding group of professionals in the Company today.

         Other notable accomplishments in 2000 include a second branch in Columbia and the continued integration of acquired banking centers in Beaufort and Jasper counties. We initiated a Customer Care (Call) Center to better serve our customers via telephone and in the branches. We continue to reach out to customers throughout our markets with broader product offerings and progressive approaches to service.

         We also added talented, experienced managers to our executive management team in the financial and credit administration areas. Richard C. Mathis was named Executive Vice President and Chief Financial Officer of the Corporation, and Joe Burns was hired as Executive Vice President and Chief Credit Officer. In addition, we restructured our executive group and Robert R. Hill, Jr. was named President and Chief Operating Officer of First National Bank in Orangeburg, South Carolina, and John C. Pollok was named Executive Vice President and Chief Administrative Officer. These appointments have already enhanced our leadership and operational focus.

         Part of being a community bank is providing the solutions that are unique to each community where we have operations. To aid our growth and to provide optimum service at the


                           FIRST NATIONAL CORPORATION
local level, we have established three regional presidents: Jeff E. Fulp, Regional President for Beaufort County; David J. Charpia, Regional President for Columbia; and Gene McConnell, Regional President for Orangeburg, Bamberg, and Colleton Counties. These newly created positions will keep our decision-makers close to our customers, which is vital as we continue to expand throughout the state.

         Through technology investments and reengineering, we have streamlined many departments and improved internal processes to bring greater efficiencies to our customers. First National has not only made substantial investments in technology, we've invested a considerable amount of time, energy, and resources into making sure that this technology will serve our company's needs today and tomorrow. We expect our efficiency ratio to make further gains as synergies continue to be realized, technology expenses dissipate, and our de novo branches mature.

         Our performance in 2000 demonstrates that our strategy is working. Florence County National Bank, which is now approximately 2.5 years old, produced a monthly profit in each of the final six months of 2000 and very nearly broke even for the year in net income. National Bank of York County, only
4.5 years old, had a very good year with 723,000 in net income. Our largest and oldest bank, First National Bank, eclipsed the $10 million net income threshold. All our banks finished the year with strong momentum and are well positioned for profitable growth in 2001.

         We believe your company has emerged from the year 2000 with solid business fundamentals, strong growth momentum across all our banks, and confidence in our ability to successfully manage the year ahead. We know that outstanding customer service is key to our financial performance, and we are proud that ours is still and always will be a business of relationships.

Sincerely,


/s/ Dwight W. Frierson         /s/ Robert R. Horger        /s/ C. John Hipp, III

  Dwight W. Frierson             Robert R. Horger            C. John Hipp, III
    Vice Chairman                    Chairman                 Chief Executive
    of the Board                   of the Board                   Officer


                           FIRST NATIONAL CORPORATION

                                    [PHOTO]


               At First National Corporation, we are only as good

           as the quality of our employees, our standard of service,

                       and our flawlessness of execution.

             Rene Brannan, Vice President and Relationship Manager
                          National Bank of York County

                      Gary Hood, Executive Vice President
                          National Bank of York County


                           FIRST NATIONAL CORPORATION

                                  RELATIONSHIPS


At First National Corporation, we are welcoming new customers while honoring trusted relationships with long-time constituents. Efficiencies achieved through centralized administrative and support functions contribute to our ability to provide individualized, high-level customer service. This emphasis on people has enabled us to attract customers from larger banks, while our expertise and attention to detail have allowed us to garner a substantial level of repeat business.

We regularly and actively seek customer feedback, and we continually analyze and evaluate the quality of service we provide. In 2000, our customer service measurements rose as we identified and expanded our best practices. We have listened and responded proactively since our establishment and will continue to follow this mutually beneficial course. First National is committed to creating value for customers.

At First National Corporation, we are only as good as the quality of our employees, our standard of service, and our flawlessness of execution. Our decentralized management philosophy fosters a culture of entrepreneurship at all levels within our corporate structure. We create significant and attractive career opportunities in an environment that is productive and supportive of employees' needs.

As a result, First National Corporation attracts an exceptional pool of capable professionals eager to be a part of our building process. Our commitment to excellence continues through the group of extremely talented people that are custodians of our franchise.


                           FIRST NATIONAL CORPORATION

                              PRODUCTS AND SERVICES


                     We will continue to expand our diverse

                     range of products and services to meet

                   the ever-changing needs of our customers.

                 Michelle Smoak, Assistant Vice President and
                     Marketing Manager, First National Bank

                   Terrance Rivers, Assistant Vice President
                    Treasury Management; First National Bank

First National Corporation is one of the few community banks to offer a wealth of services on an integrated basis. We deliver large-bank innovation and access with a community-bank touch. We are committed to developing new products to meet emerging consumer needs.

First National offers a variety of deposit services, including savings accounts, certificates of deposits, Individual Retirement Accounts, money market accounts and a full array of interest-bearing and checking accounts. On the retail deposit side, we have refined our delivery methods to meet the needs of customer convenience and market demand. Our delivery channels expanded in 2000 through new branch locations, our Customer Care Center, and expanded Internet banking capabilities.

We are meeting consumer mortgage needs as a leading lender in the communities where we maintain a retail presence. First National is building on its share of home equity, mortgage, and installment loans with flexible terms, competitive rates, easy application, and fast closing.

To further accommodate customers seeking diversified investment portfolios, First National works in tandem with UVEST Investment Services, a provider of investments and securities at First National branch offices. Through UVEST, First National is meeting customer demand for fixed and variable annuities, mutual funds, and other non-FDIC insured investment products. Clients can rely on sophisticated investment analysis and advice as well as other services that provide immediate access to markets and information.

Our Asset Management group offers private banking services to individuals often overlooked by larger banks. Delivering sophisticated, integrated expertise in personal trust and employee benefit plans, estate planning, charitable trusts and tax planning, we also provide clients with investment advice and asset management services.

Our website undergoes continual refinement, reflecting the company's commitment to serving our customers in new ways - capitalizing on technology to


                           FIRST NATIONAL CORPORATION

                                    [PHOTO]


generate growth and enhance efficiency - using the Internet to build relationships.

First National Corporation is a leading provider of small-to-medium-sized business banking solutions. Our strategy is to anticipate and respond to the evolving needs of your business and develop new capabilities to improve your experience with us. Through creative products, streamlined application, and processing procedures, we differentiate ourselves by satisfying business needs with greater speed and convenience.

We have aligned ourselves with business clients by providing the capital and advice they need to grow. Specializing in companies with sales under $50 million, our experts bring premier services to small-to-medium-sized businesses. We offer a series of flexible checking, cash management, and credit options, including lines of credit and commercial loans to fit any enterprise. Our business relationships are built upon intimate knowledge of the communities we serve.

First National's Business Link provides unparalleled access to business accounts-24 hours a day, seven days a week. Detailed account information, internal account transfers, wire transfers and account reconciliation - all available online - strengthen our ties to our business customers. First National Image Link images canceled checks on compact disks, reducing file storage in an easy-to-use format.

Despite our high-tech offerings, we have not lost sight of the fact that our business is to help your business grow. First National is proud to be a leading commercial lender in the Low Country of South Carolina.

Our banking performance reflects the growing customer appreciation of our efforts. While all our channels represent a broad range of innovative bank products, one channel - on-line financial services - represents real industry leadership. First National's Internet banking product has become the foundation of an aggressive effort to electronically expand our complete range of services.


                           FIRST NATIONAL CORPORATION

                                    [PHOTO]


             As a community bank, our philosophy will continue to be

             based on providing our customers with fast, friendly,

       accurate service together with all of the possibilities offered by new technology.




        Cathy Diller, Assistant Vice President and Relationship Manager

                      Beaufort County, First National Bank


           Bruce VanHorn, Assistant Vice President and City Executive

                  Northern Beaufort County, First National Bank




                           FIRST NATIONAL CORPORATION

                          THE FUTURE OF FIRST NATIONAL


First National Corporation's progressive position, based on time proven banking policies, establishes the foundation for a successful future. Despite the ever-changing influence of market climates throughout our history, First National has endured exceedingly well.

We fared better than most banks in the interest rate environment of 2000. Based on the published asset quality results of local and national peers, First National Corporation ranks among the nation's best-performing financial institutions in this regard. We will continue to do so by adhering to our basic philosophy of sound, steady and consistent business practices. We believe the industry consolidation over the years has created a vacuum in the market that can only be filled by a bank like ours.

First National Corporation is building an outstanding community financial services company that remains as much a part of South Carolina's future as it has for the past 66 years. We intend to be here with the diverse range of products our customers need, along with the personalized service of a bank firmly grounded in the communities it serves. Our strategy of service, sound-ness, profitability, and growth is a balanced approach to banking in the Palmetto State. We are better prepared than ever to meet the banking and financial services needs of our customers today and well into the future.


                           FIRST NATIONAL CORPORATION

                                   LOCATIONS


FIRST NATIONAL BANK                                             NATIONAL BANK
                                                                OF YORK COUNTY
BAMBERG                        LADY'S ISLAND
317 North Main Street          184 Sea Island Parkway           FORT MILL
Bamberg, SC 29003              Beaufort, SC 29901               808 Tom Hall Street
(803) 245-2416                 (843) 521-5660                   Fort Mill, SC 29715
                                                                (803) 548-6292
BEAUFORT                       MONCKS CORNER
1121 Boundary Street           317 North Highway 52             ROCK HILL
Beaufort, SC 29901             Moncks Corner, SC 29416          1127 Ebenezer Road
(843) 521-5600                 (843) 761-8024                   Rock Hill, SC 29732
                                                                (803) 329-1222
BLUFFTON                       NORWAY
1328 Fording Island Road       8703 Savannah Highway            YORK
Bluffton, SC 29910             Norway, SC 29113                 1 South Congress Street
(843) 837-2100                 (803) 263-4295                   York, SC 29745
                                                                (803) 684-5554
1 Burnt Church Road            ORANGEBURG
Bluffton, SC 29910             BANK CENTER
(843) 837-7726                 950 John C. Calhoun Drive        FLORENCE COUNTY
                               Orangeburg, SC 29115             NATIONAL BANK
CAMERON                        (803) 534-2175
202 North Main Street                                           FLORENCE
Cameron, SC 29042              1501 Old Edisto Drive            1600 W. Palmetto Street
(803) 823-2333                 Orangeburg, SC 29115             Florence, SC 29501
                               (803) 531-0540                   (843) 673-9900
COLUMBIA
1900 Assembly Street           1255 St. Matthews Road           LAKE CITY
Columbia, SC 29201             Orangeburg, SC 29118             266 W. Main Street
(803) 771-2265                 (803) 531-0520                   Lake City, SC 29560
                                                                (843) 394-1417
COLUMBIA NE                    3025 St. Matthews Road
2010 Clemson Road              Orangeburg, SC 29115
Columbia, SC 29229             (803) 531-0550                   CREDITSOUTH FINANCIAL
(803) 736-6479                                                  SERVICES CORPORATION
                               RIDGELAND
DENMARK                        207 Jacob Smart Boulevard        FLORENCE
127 South Palmetto Ave.        Ridgeland, SC 29936              480 Second Loop Road
Denmark, SC 29042              (843) 726-5596                   Florence, SC 29501
(803) 793-3324                                                  (843) 669-4616
                               SANTEE
ELLOREE                        657 Bass Drive                   ORANGEBURG
6512 Old No. 6 Highway         Santee, SC 29142                 552 John C. Calhoun Drive
Elloree, SC 29047              (803) 854-2451                   Orangeburg, SC 29115
(803) 897-2121                                                  (803) 536-0706
                               ST. GEORGE
HARDEEVILLE                    5542 Memorial Boulevard          MYRTLE BEACH
26 Highway 17                  St. George, SC 29477             4505 Socastee Boulevard
Hardeeville, SC 29927          (843) 563-2324                   Socastee Plaza - Suite L
(843) 784-3151                                                  Myrtle Beach, SC 29577
                               WALTERBORO                       (843) 293-3050
HARLEYVILLE                    520 N. Jefferies Boulevard
122 West Main Street           Walterboro, SC 29488
Harleyville, SC 29448          (843) 549-1553
(843) 462-7687
                               600 Robertson Boulevard
HILTON HEAD                    Walterboro, SC 29488
81 Main Street                 (843) 549-1553
Hilton Head, SC 29926
(843) 342-2100


                           FIRST NATIONAL CORPORATION

                              [SOUTH CAROLINA MAP]


         First National Bank                 Florence County National Bank

    National Bank of York County            CreditSouth Financial Services

                           FIRST NATIONAL CORPORATION

                  STOCK PERFORMANCE AND STATISTICS


All of the following financial information from page 14 to 17 should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in First National Corporation's Annual Report on Form 10-K.

(dollars in thousands except per share)                     2000           1999           1998           1997          1996
STOCK PERFORMANCE
Dividends paid per share                                $    .54       $    .52       $    .48       $    .40       $   .37
Dividend payout percentage                                 36.09%         40.14%         30.69%         27.78%        28.55%
Dividend yield (based on the average
  of the high and low price for the year)                   3.10%          1.97%          1.94%          1.78%         1.38%
Price/earnings ratio (based on year-end
  stock price and diluted earnings per share)               8.81x         19.80x         20.83x         19.10x        12.60x
Price/book ratio (end of year)                              1.09x          2.08x          2.34x          2.07x         2.97x

COMMON STOCK STATISTICS
Stock price ranges:
  High                                                  $ 22.750       $ 30.750       $ 28.800       $ 25.144       $11.970
  Low                                                     12.063         22.000         20.750         19.800        10.900
  Close                                                   13.125         22.375         25.200         21.206        11.970
Volume traded (on AMEX)                                  617,900        281,300        351,800        281,100           n/a
As a percentage of average shares outstanding               8.78%          4.02%          5.26%          4.31%          n/a
Earnings per share (basic)                              $   1.50       $   1.14       $   1.24       $   1.14       $   .97
Earnings per share (diluted)                                1.49           1.13           1.21           1.11           .95
Book value per share                                       12.09          10.77          10.77          10.26          9.44

QUARTERLY COMMON STOCK PRICE RANGES AND DIVIDENDS

                                               2000                                    1999                                    1998
QUARTER           HIGH           LOW       DIVIDEND       HIGH           LOW       DIVIDEND        HIGH         LOW        DIVIDEND
1st             $ 22.750      $ 17.625      $ 0.13      $ 30.250      $ 25.000      $ 0.13      $ 23.400      $ 20.475      $ 0.12
2nd               18.250        16.188        0.13        28.500        26.000        0.13        25.088        21.488        0.12
3rd               17.000        13.250        0.14        31.000        22.125        0.13        25.650        21.488        0.12
4th               15.688        12.063        0.14        30.750        22.000        0.13        28.800        22.500        0.12

Per share data have been retroactively adjusted to give effect to five percent common stock dividend paid to shareholders of record October 31, 1996, a 2 for 1 stock split paid to shareholders of record on May 19, 1997, and a ten percent common stock dividend paid to shareholders of record on November 2, 1998.


                           FIRST NATIONAL CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                             AT OR FOR THE YEAR ENDED DECEMBER 31
(dollars in thousands)                                           2000           1999           1998           1997           1996
AT DECEMBER 31
Assets                                                       $969,848       $872,398       $750,077       $657,256       $589,352
Loans, net of unearned income                                 729,049        610,541        493,144        436,982        373,062
Investment securities                                         183,198        195,572        206,137        168,243        163,366
Deposits                                                      757,576        689,665        611,891        531,837        492,454
Borrowings                                                    122,998        103,150         58,500         59,361         38,146
Stockholders' equity                                           84,936         75,819         74,325         61,881         55,391
Number of offices                                                  32             31             25             21             21
Full-time equivalent employees                                    402            426            353            288            281

SELECTED RATIOS
Return on average equity                                        13.14%         10.58%         12.14%         12.64%         11.86%
Return on average assets                                         1.11            .98           1.18           1.19           1.09
Average equity as a percentage of average assets                 8.39           9.25           9.68           9.22           9.03

ASSET QUALITY RATIOS
Allowance for loan losses to period end loans                    1.22%          1.29%          1.41%          1.43%          1.43%
Allowance for loan losses to period end
  nonperforming loans                                          273.14         513.08         448.22         432.25         374.91
Nonperforming assets to period end loans                          .20            .26            .31            .34            .38
Nonperforming assets to period end total assets                   .15            .18            .21            .22            .24
Net charge-offs to average loans                                  .12            .12            .12            .13            .09


                           FIRST NATIONAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                                                                  DECEMBER 31
(dollars in thousands)                                                                              2000                 1999
ASSETS
Cash and cash equivalents:
  Cash and due from banks                                                                     $   31,843           $   39,479
  Interest-bearing deposits with banks                                                               158                1,848
                                                                                              ----------           ----------
    Total cash and cash equivalents                                                               32,001               41,327
                                                                                              ----------           ----------
Investment securities:
    Securities held-to-maturity:
       Taxable                                                                                       615                4,335
       Tax-exempt                                                                                 37,935               42,933
                                                                                              ----------           ----------
         Total (fair value of $38,530 in 2000 and 46,529 in 1999)                                 38,550               47,268
    Securities available-for-sale, at fair value                                                 144,648              148,304
                                                                                              ----------           ----------
       Total investment securities                                                               183,198              195,572
                                                                                              ----------           ----------
Loans:                                                                                           732,266              613,961
    Less, unearned income                                                                         (3,217)              (3,420)
    Less, allowance for loan losses                                                               (8,922)              (7,886)
                                                                                              ----------           ----------
       Loans, net                                                                                720,127              602,655
                                                                                              ----------           ----------
Premises and equipment, net                                                                       16,311               15,693
Other assets                                                                                      18,211               17,151
                                                                                              ----------           ----------
       Total assets                                                                           $  969,848           $  872,398
                                                                                              ----------           ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand                                                                                      $  111,997           $  105,018
  Interest-bearing transaction accounts                                                          128,196              123,597
  Savings                                                                                        152,453              134,203
  CDs of $100,000 and over                                                                       116,663               88,762
  Other time                                                                                     248,267              238,085
                                                                                              ----------           ----------
    Total deposits                                                                               757,576              689,665
                                                                                              ----------           ----------
Federal funds purchased and securities sold under agreements to repurchase                        65,948               76,400
Notes payable                                                                                     57,050               26,750
Other liabilities                                                                                  4,338                3,764
                                                                                              ----------           ----------
    Total liabilities                                                                            884,912              796,579
                                                                                              ----------           ----------
Shareholders' equity:
  Common stock - $2.50 par value, authorized 40,000,000 shares, issued and
    outstanding 7,026,901 shares in 2000 and 7,041,101 shares in 1999                             17,567               17,603
  Surplus                                                                                         47,488               47,666
  Retained earnings                                                                               20,228               13,496
  Accumulated other comprehensive income (loss)                                                     (347)              (2,946)
                                                                                              ----------           ----------
    Total shareholders' equity                                                                    84,936               75,819
                                                                                              ----------           ----------
    Total liabilities and shareholders' equity                                                $  969,848           $  872,398
                                                                                              ==========           ==========



                           FIRST NATIONAL CORPORATION

                         CONSOLIDATED INCOME STATEMENTS


                                                                                            YEAR ENDED DECEMBER 31
(dollars in thousands except per share data)                              2000              1999              1998
INTEREST INCOME:
Loans, including fees                                                 $ 61,284          $ 47,701          $ 41,799
Investment securities:
  Taxable:
    Held-to-maturity                                                        67               400               676
    Available-for-sale                                                   9,185             9,899             9,290
  Tax-exempt - held-to-maturity                                          1,775             1,847             1,672
Federal funds sold                                                       1,501               456               579
Deposits with banks                                                         34               266               471
                                                                      --------          --------          --------
  Total interest income                                                 73,846            60,569            54,487
                                                                      --------          --------          --------
INTEREST EXPENSE:
Interest-bearing transaction accounts                                    1,222             1,014             2,437
Savings                                                                  5,056             4,090             3,246
Certificates of deposit                                                 19,180            14,540            14,770
Federal funds purchased and securities
  sold under agreements to repurchase                                    5,923             2,818             2,425
Notes payable                                                            1,851             1,454               244
                                                                      --------          --------          --------
  Total interest expense                                                33,232            23,916            23,122
                                                                      --------          --------          --------
NET INTEREST INCOME:
Net interest income                                                     40,614            36,653            31,365
Provision for loan losses                                                1,838             1,613             1,213
                                                                      --------          --------          --------
  Net interest income after provision for loan losses                   38,776            35,040            30,152
                                                                      --------          --------          --------
NONINTEREST INCOME:
Service charges on deposit accounts                                      7,358             5,838             5,619
Other service charges and fees                                           3,545             3,632             3,096
Gain on sale of securities available-for-sale                               --               214                95
Other income                                                                68                43                46
                                                                      --------          --------          --------
  Total noninterest income                                              10,971             9,727             8,856
                                                                      --------          --------          --------
NONINTEREST EXPENSE:
Salaries and employee benefits                                          17,304            16,841            14,367
Net occupancy expense                                                    1,989             1,773             1,417
Furniture and equipment expense                                          3,569             3,042             1,937
Other expense                                                           11,234            12,146             9,145
                                                                      --------          --------          --------
  Total noninterest expense:                                            34,096            33,802            26,866
                                                                      --------          --------          --------
EARNINGS:
Income before provision for income taxes                                15,651            10,965            12,142
Provision for income taxes                                               5,118             3,025             3,871
                                                                      --------          --------          --------
  Net income                                                          $ 10,533          $  7,940          $  8,271
                                                                      --------          --------          --------
EARNINGS PER SHARE:
Basic                                                                 $   1.50          $   1.14          $   1.24
Diluted                                                               $   1.49          $   1.13          $   1.21


                           FIRST NATIONAL CORPORATION

                           FIRST NATIONAL CORPORATION


                                    OFFICERS

ROBERT R. HORGER                             DWIGHT W. FRIERSON                           JOE BURNS
Chairman of the Board                        Vice Chairman of the Board                   Executive Vice President and
                                                                                          Chief Credit Officer
C. JOHN HIPP, III                            JAMES C. HUNTER, JR.
Chief Executive Officer                      Secretary                                    LORAN ADAMS
                                                                                          Senior Vice President and
RICHARD C. MATHIS                            JOHN C. POLLOK                               General Auditor
Executive Vice President and                 Executive Vice President and
Chief Financial Officer                      Chief Administrative Officer


                               BOARD OF DIRECTORS

COLDEN R. BATTEY, JR.                        JOHN L. GRAMLING, JR.                        ROBERT R. HORGER(*)
Partner and Attorney                         Farmer                                       Chairman
Harvey & Battey                              Orangeburg, SC                               First National Corporation
Beaufort, SC                                                                              First National Bank
                                             RICHARD L. GRAY(*)                           Attorney
CHARLES W. CLARK(*)                          Chairman of the Board                        Horger, Barnwell & Reid
President                                    Grayco Company                               Orangeburg, SC
Santee Shores, Inc.                          Beaufort, SC
Santee, SC                                                                                HARRY M. MIMS, JR.(*)
                                             ROBERT R. HILL, JR.                          President
WILLIAM W. COLEMAN, JR.                      President and                                J.F. Cleckley & Company
President and                                Chief Operating Officer                      Orangeburg, SC
Chief Executive Officer                      First National Bank
Florence County National Bank                Orangeburg, SC                               RALPH W. NORMAN
Florence, SC                                                                              President
                                             C. JOHN HIPP, III(*)                         Warren Norman Co., Inc.
DWIGHT W. FRIERSON(*)                        Chief Executive Officer                      Rock Hill, SC
Vice President and                           First National Corporation
General Manager                              First National Bank                          ANNE H. OSWALD
Coca-Cola Bottling Company                   Orangeburg, SC                               Oswald, White & Associates, Inc.
Orangeburg, SC                                                                            Walterboro, SC


                           FIRST NATIONAL CORPORATION

                           FIRST NATIONAL CORPORATION

                           [BOARD OF DIRECTORS PHOTO]

SAMUEL A. RODGERS                            A. DEWALL WATERS                             R.H. JENNINGS, III
Vice Chairman                                Partner                                      (Chairman Emeritus)
Carolina Eastman, Inc.                       Main-Waters Enterprises Partnership          First National Corporation
Florence, SC                                 Orangeburg, SC                               First National Bank
                                                                                          Orangeburg, SC
JAMES W. ROQUEMORE(*)                        CATHY COX YEADON
Chief Executive Officer                      Cox Wood Preserving Co., Inc.                J.C. MCALHANY (EMERITUS)
Patten Seed Company, Inc.                    Orangeburg, SC                               Retired Farmer and Cotton Broker
General Manager                                                                           St. George, SC
Super-Sod                                    C. PARKER DEMPSEY (EMERITUS)
Orangeburg, SC                               Dempsey Wood Products, Inc.                  L.D. WESTBURY (EMERITUS)
                                             Orangeburg, SC                               Retired President and Chairman
WALTER L. TOBIN                                                                           First National Corporation
Retired Consultant and Educator              E. EVERETT GASQUE, JR. (EMERITUS)            First National Bank
Columbia, SC                                 EE Gasque & Son, Inc.                        Orangeburg, SC
Retired 12-21-00                             Gasque Farms
                                             Elloree, SC                                  (*)Member Executive Committee
JOHNNY E. WARD
President
W & W Truck & Tractor, Inc.
Moncks Corner, SC
Retired 8-17-00


                           FIRST NATIONAL CORPORATION

                           FIRST NATIONAL CORPORATION

                     [EXECUTIVE MANAGEMENT COMMITTEE PHOTO]


                                C. JOHN HIPP, III
                             Chief Executive Officer

                               ROBERT R. HILL, JR.
                                  President and
                             Chief Operating Officer
                               First National Bank
                                 Orangeburg, SC

                                RICHARD C. MATHIS
                          Executive Vice President and
                             Chief Financial Officer

                                 JOHN C. POLLOK
                          Executive Vice President and
                          Chief Administrative Officer

                                    JOE BURNS
                          Executive Vice President and
                              Chief Credit Officer

                                 THOMAS S. CAMP
                                  President and
                             Chief Executive Officer
                          National Bank of York County
                                  Rock Hill, SC

                             WILLIAM W. COLEMAN, JR.
                                  President and
                             Chief Executive Officer
                         Florence County National Bank
                                  Florence, SC


                           FIRST NATIONAL CORPORATION

                              FIRST NATIONAL BANK

                              EXECUTIVE OFFICERS

C. JOHN HIPP, III
Chief Executive Officer

RICHARD C. MATHIS
Executive Vice President and
Chief Financial Officer

JOHN C. POLLOK
Executive Vice President and
Chief Administrative Officer

ROBERT R. HILL, JR.
President and
Chief Operating Officer

JAMES C. HUNTER, JR.
Executive Vice President

DON KERR
Senior Vice President and
Chief Technology Officer

DANE H. MURRAY
Executive Vice President

JOE BURNS
Executive Vice President and
Chief Credit Officer

ALEX SHUFORD
Executive Vice President

                               BOARD OF DIRECTORS

COLDEN R. BATTEY, JR.
Partner and Attorney
Harvey & Battey, Beaufort, SC

LUTHER J. BATTISTE, III
Johnson, Toal & Battiste, P.A.
Columbia and Orangeburg, SC

CHARLES W. CLARK(*)
President
Santee Shores, Inc., Santee, SC

C. PARKER DEMPSEY
Secretary
Dempsey Wood Products, Inc.
Orangeburg, SC

M. OSWALD FOGLE
President and Chief
Executive Officer
Decolam, Inc., Orangeburg, SC

DWIGHT W. FRIERSON(*)
Vice President and General
Manager
Coca-Cola Bottling Company
Orangeburg, SC

E. EVERETT GASQUE, JR.
President
EE Gasque & Son, Inc.
Gasque Farms, Elloree, SC

JOHN L. GRAMLING, JR.
Farmer, Orangeburg, SC

RICHARD L. GRAY(*)
Chairman of the Board
Grayco Company, Beaufort, SC

C. JOHN HIPP, III(*)
Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

ROBERT R. HORGER(*)
Chairman of the Board
First National Corporation
First National Bank
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

HARRY M. MIMS, JR.(*)
President
J.F. Cleckley & Company
Orangeburg, SC

ANNE H. OSWALD
Oswald, White & Associates, Inc.
Walterboro, SC

JAMES W. ROQUEMORE(*)
Chief Executive Officer
Patten Seed Company, Inc.
General Manager
Super-Sod, Orangeburg, SC

THOMAS E. SUGGS(*)
President
Rooney, McArthur & Suggs, Inc.
Columbia, SC

WALTER L. TOBIN
Retired Consultant and Educator
Columbia, SC, Retired 12-21-00

JOHNNY E. WARD
President
W & W Truck & Tractor, Inc.
Moncks Corner, SC
Retired 8-17-00

A. DEWALL WATERS
Partner
Main-Waters Enterprises Partnership
Orangeburg, SC

J.W. WILLIAMSON, III
President
J.W. Williamson Ginnery, Inc.
Denmark, SC

CATHY COX YEADON
Cox Wood Preserving Co., Inc.
Orangeburg, SC

DIRECTORS EMERITI
Robert H. Jennings, III
J. Carlisle McAlhany
Larry D. Westbury

*Member Executive Committee


                           FIRST NATIONAL CORPORATION

                          NATIONAL BANK OF YORK COUNTY


                               EXECUTIVE OFFICERS

                               BERNARD N. ACKERMAN
                              Chairman of the Board

                             FRANK M. WILKERSON, JR.
                           Vice Chairman of the Board

                                 THOMAS S. CAMP
                                  President and
                             Chief Executive Officer

                                  J. GARY HOOD
                            Executive Vice President

                               BOARD OF DIRECTORS

BERNARD N. ACKERMAN CPA, PA
Rock Hill, SC

THOMAS S. CAMP
President and
Chief Executive Officer
National Bank of York County
Rock Hill, SC

FRANK S. CAMPBELL
President
AME, Inc.
Fort Mill, SC

DWIGHT W. FRIERSON
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

R. WESLEY HAYES, JR.
Attorney
Harrelson and Hayes
Rock Hill, SC

C. JOHN HIPP, III
Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

RALPH W. NORMAN, JR.
President
Warren Norman Co., Inc.
Rock Hill, SC

DR. JAY K. SHAH, MD
Carolina Cardiology Associates
Rock Hill, SC

JACOB D. SMITH
President
Smith Enterprises, Inc.
Rock Hill, SC

JOLENE STEPP
President
Stepp-Tuttle Realty
Rock Hill, SC

FRANK M. WILKERSON, JR.
President
Wilkerson Fuel Co., Inc.
Rock Hill, SC


                           FIRST NATIONAL CORPORATION

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

WILLIAM W. COLEMAN, JR.
President and
Chief Executive Officer
Florence County National Bank
Florence, SC

DR. W. S. "BILL" EDWARDS
Orthopedic Surgeon
Florence, SC

DR. F. GREGG JONES
Anesthesiologist
Florence, SC

JAMES C. GREGG, JR.
Sheriff, Florence County
Effingham, SC

C. JOHN HIPP, III
Chief Executive Officer
First National Corporation
First National Bank
Orangeburg, SC

ROBERT R. HORGER
Chairman of the Board
First National Corporation
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

JERRY SHEALY
Jerry Shealy Agency, Inc.
Florence, SC

SAMUEL F. SPARROW
CPA, EA
Florence, SC

D.P. "TILLY" THOMPSON
(EMERITUS)
Retired Executive Officer
Belk
Florence, SC


                           FIRST NATIONAL CORPORATION

                       CREDITSOUTH FINANCIAL SERVICES CORP


                               EXECUTIVE OFFICERS

                                ROBERT R. HORGER
                              Chairman of the Board

                                  JAY J. CREEL
                                    President

                               BOARD OF DIRECTORS

                                  JAY J. CREEL
                                    President
                         CreditSouth Financial Services

                               DWIGHT W. FRIERSON
                       Vice President and General Manager
                           Coca-Cola Bottling Company
                                 Orangeburg, SC

                                C. JOHN HIPP, III
                             Chief Executive Officer
                           First National Corporation
                               First National Bank
                                 Orangeburg, SC

                                ROBERT R. HORGER
                              Chairman of the Board
                           First National Corporation
                                    Attorney
                             Horger, Barnwell & Reid
                                 Orangeburg, SC

                                A. DEWALL WATERS
                                     Partner
                       Main-Waters Enterprises Partnership
                                 Orangeburg, SC


                           FIRST NATIONAL CORPORATION

                              CORPORATE INFORMATION


                                 GENERAL OFFICES

                          950 John C. Calhoun Drive, SE

                      Orangeburg, South Carolina 29115-6715

                                  803-534-2175

                                 ANNUAL MEETING

 The Annual Meeting of Shareholders will be held at 2 p.m. on Tuesday, April 24,
                           2001 in the Liberty Room,

            1857 Joe S. Jeffords Highway, Orangeburg, South Carolina.

                         FORM 10-K AND OTHER INFORMATION

   Copies of First National Corporation's Annual Report to the Securities and
                             Exchange Commission on

  Form 10-K (excluding exhibits thereto), and other information may be obtained without charge by written request to:

                                John L. Phillips

                                   Controller

                           First National Corporation

                              Post Office Box 1287

                      Orangeburg, South Carolina 29116-1287

                                  803-534-2175

                                 ANALYST CONTACT

                                Richard C. Mathis

                             Chief Financial Officer

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

                                    WEBSITES

        www.1nationalbank.com      www.banknbyc.com     www.bankfcnb.com

                           FIRST NATIONAL CORPORATION

                                  P.O. Box 1287

                        Orangeburg, South Carolina 29116

                                  800.277.2175