Form 10-K, Exhibit 13
period 2001-12-31
FIRST NATIONAL CORP /SC/
filed 2002-03-29
CIK 764038

EXHIBIT 13
                                                                      ----------

                           FIRST NATIONAL CORPORATION

                            -----------------------



                    BUILDING SOUTH CAROLINA'S COMMUNITY BANK

                               2001 ANNUAL REPORT

Financial Highlights

                                                                                                Increase
                                                                      Year Ended December 31   (Decrease)
(dollars in thousands except per share)                                  2001        2000       % Change
----------------------------------------                             ----------------------------------------
FOR THE YEAR
Interest income                                                     $   74,472      $   73,846        0.85%
Interest expense                                                        29,972          33,232       (9.81%)
Net interest income                                                     44,500          40,614        9.57%
Provision for loan losses                                                2,304           1,838       25.35%
Noninterest income                                                      13,680          10,971       24.69%
Noninterest expense                                                     37,133          34,096        8.91%
Income before provision for income taxes                                18,743          15,651       19.76%
Provision for income taxes                                               6,486           5,118       26.73%
Net income                                                              12,257          10,533       16.37%
                                                                    --------------------------------------
PER COMMON SHARE
Net income                                                          $     1.75      $     1.50       16.67%
Net income, diluted                                                       1.75            1.49       17.45%
Cash dividends                                                            0.57            0.54        5.56%
Book value                                                               13.36           12.09       10.50%
                                                                    --------------------------------------
KEY PERFORMANCE RATIOS
Return on average assets                                                  1.21%           1.11%       9.01%
Return on average equity                                                 13.64           13.14        3.81%
Nonperforming assets as a percentage of assets                            0.47            0.15      213.33%
Average stockholders' equity as a percentage of average assets            8.81            8.41        4.76%
                                                                    --------------------------------------
SELECTED YEAR END BALANCES
Assets                                                              $1,024,747      $  969,848        5.66%
Loans, net of unearned income                                          768,864         729,049        5.46%
Investment securities                                                  189,933         183,198        3.68%
Deposits                                                               811,523         757,576        7.12%
Borrowings                                                             116,117         122,998      (45.84%)
Stockholders' equity                                                    93,065          84,936        9.57%
Number of common shares outstanding                                  6,964,878       7,026,901       (0.88%)
==========================================================================================================


                                                                    Year Ended December 31
(dollars in thousands except per share)              2001        2000        1999        1998        1997
----------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                    $74,472     $73,846     $60,569     $54,487     $48,896
Interest expense                                    29,972      33,232      23,916      23,122      20,788
Net interest income                                 44,500      40,614      36,653      31,365      28,108
Provision for loan losses                            2,304       1,838       1,613       1,213       1,416
Net interest income after provision
  for loan losses                                   42,196      38,776      35,040      30,152      26,692
Noninterest income                                  13,680      10,971       9,727       8,856       7,002
Noninterest expense                                 37,133      34,096      33,802      26,866      22,833
Income before provision for income taxes            18,743      15,651      10,965      12,142      10,861
Provision for income taxes                           6,486       5,118       3,025       3,871       3,448
Net income                                          12,257      10,533       7,940*      8,271       7,413
                                                   -------------------------------------------------------
PER COMMON SHARE
Net income                                         $  1.75     $  1.50     $  1.14     $  1.24     $  1.14
Net income, diluted                                   1.75        1.49        1.13        1.21        1.11
Book value                                           13.36       12.09       10.77       10.77       10.26
Dividends                                             0.57        0.54        0.52        0.48        0.40
Dividend payout ratio                                32.63%      36.09%      45.61%      38.71%      35.09%
==========================================================================================================

*In 1999 non-recurring expenses associated with the acquisition of FirstBancorporation and two Carolina First branches reduced net income by $1,684,000.

For more financial information about the Company, please refer to First National Corporation's Annual Report for 2001 on Form 10-K, a copy of which is included with the package provided to the Company's shareholders in connection with the Company's 2002 annual meeting of shareholders.

                                   Our Vision


Our vision is to build South Carolina's Community Bank, with soundness, profitability and growth, by providing the best in banking services with a personal touch, and by creating mutually rewarding, long-term relationships with business and individual customers throughout the state.

      [PHOTO OF C. JOHN HIPP, III, DWIGHT W. FRIERSON AND ROBERT R. HORGER]

  C. John Hipp, III            Dwight W. Frierson           Robert R. Horger
Chief Executive Officer    Vice Chairman of the Board    Chairman of the Board



                             Letter to Shareholders

                               ------------------

By any measure, First National Corporation turned in an excellent performance in 2001. We surpassed the $1 billion mark in assets, expanded our deposit base and significantly increased our earnings despite a slowing economy.

We accomplished these gains by focusing first and foremost on what we do best: providing superior, personalized service to our individual and commercial customers in the many commu-nities we serve across South Carolina.

In August 2001, we announced plans to shift our corporate headquarters from Orangeburg to Columbia by the end of 2002. This move to the state capital signals our intention to extend our responsive, hands-on style of banking through-out South Carolina in years to come. Our goal is to become South Carolina's community bank - big enough to meet any need, small enough to know our customers well.

This corporate relocation will not immediately affect our existing customers, although our statewide presence will benefit many as it evolves. Meanwhile, the operations of our three banking subsidiaries will remain where they are, including our largest, Orangeburg-based First National Bank, which provides support services for all three banks.

Strong 2001 Results Net income increased a strong 16.4% to $12.26 million from $10.53 million in 2000. Earnings per share (EPS) grew even more, increasing more than 17% from $1.49 per diluted share to $1.75. The faster EPS growth reflected a reduction in average shares outstanding, as we retired some 138,000 shares during 2001 as part of a 160,000-share repur-chase program. The repurchase program has been extended in early 2002 to enable the buy-back of an additional 200,000 shares. Each of our corporation's three subsidiary banks and our

                          [PHOTO OF ROBERT R. HORGER]

"Our people are our defining competitive advantage. They are relationship driven-they're professional, they know their communities, and they are empowered to make local decisions. They provide what customers really want: big bank services with small bank service."

                                                               -Robert R. Horger

                               ------------------

consumer finance company operated profitably in 2001.

We grew moderately in assets from $970 mil-lion to $1.03 billion, or 5.8%, with our newer and smaller banks - National Bank of York County and Florence County National Bank - growing faster than the corporation as a whole. Our return on average assets (ROA), a measure of profitability, increased from 1.11% to 1.21%. Return on average equity (ROE), another meas-ure of earning power, rose to 13.64% from 13.14% in the prior year.

Our loan portfolio grew by a modest 5.5% dur-ing the year, constrained by the softening econ-omy and refinancing activities prompted by falling interest rates. Loans increased in every category except home mortgages. Our mort-gage origination activity increased, but much of it involved refinancing of existing mortgages into 15-year or 30-year fixed-rate mortgage loans.

Because we sell in the secondary market most loans with rate commitments of more than five years, our portfolio of mortgage loans retained on our balance sheet did not grow, and in fact, somewhat diminished. However, the resulting decline in mortgage net interest income was largely offset by increased fee income.

Deposits at year end were 7.1% higher than at the end of 2000 with good growth at all three banks. Our traditional emphasis on personal relationships with our customers contributed to the gain, and depressed securities markets may have led some customers to shift assets into bank deposits.

Preparing for Growth Every survey we have conducted has indicated that the real strength of our banks-and what differentiates them from others-is the caliber of our people, which is reflected in their responsiveness to customers and the quality of service they provide. These

                          [PHOTO OF DWIGHT W. FRIERSON]

"Employee satisfaction is a major focus of our company. We adopted a stock award program that makes every employee an owner of the business. We are glad that our employees can benefit from this and other incentive based sources of income."

                                                             -Dwight W. Frierson

                               ------------------

characteristics, fostered and reinforced by our culture and philosophy, are what make relation-ship banking work.

We also concluded that our kind of relationship banking could succeed in any market, whether urban, suburban or rural. Thus this special, per-sonal approach has been a key element in the growth of our company, which has tripled in size since 1994. We have grown by increasing our market share, by acquisition and by starting new banks with local people, as we did in York and Florence counties.

We have also seen the banking environment change over time, as most of South Carolina's biggest banks have been acquired by out-of-state interests. We believe that will present opportu-nities for us in the months and years ahead.

Meanwhile, we have built a strong foundation for growth, investing heavily in recent years in the advanced technology needed to provide efficient, up-to-the-minute services to the larger, broader customer base we are attracting.

Our growing presence in Columbia gives us access to a $6-plus billion deposit market, as well as providing an excellent window on the rest of the state. We are building a 57,000-square-foot corporate office in Columbia that will house our headquarters complement. It is scheduled for completion by December 2002. Another office in Northeast Columbia will be completed in March 2002.

During the coming year, we hope to expand our existing operations through start-ups or acquisi-tions of branches or smaller banks. We took the first step in this direction in February 2002 by hiring John Windley as Regional President to head our entry into Greenville and the upstate markets. We will continue looking for the right opportunities in Charleston and other areas of the state that we do not currently serve.

The Importance of Financial Strength First National's roots go back 67 years, to the depths of the Great Depression. So it is not surprising that we have always placed heavy emphasis on

                          [PHOTO OF C. JOHN HIPP, III]

"Relationships are critical to our success. In all our markets, we hire local people to help build strong relationships. We know our customers, and they rely on us not only as bankers but as active contributors to our communities."

                                                              -C. John Hipp, III

                               ------------------

maintaining the financial soundness that would enable us to survive and grow. Today our strength is evident in various measures, such as earnings, ROA and ROE cited above. We are well capitalized by all regulatory standards, and our equity base increased 9.6% during the year to $93.1 million. Our net interest margin - the spread between what money costs us and what we earn with it - increased throughout the year and totaled a strong 4.82% in the fourth quarter of 2001. This margin indicates that we are able to manage interest rate income and expense better than many financial institutions. And our loan quality remains extremely high, despite a slowing economy that was further weakened by the September 11 terrorist attacks. Only about six tenths of one percent of our loans were non-performing at year-end 2001, and net charge-offs - less than two tenths of a percent - were amply covered by reserves.

While building on our equity base, we were still able to continue our history of increasing dividends by raising the cash dividend to share-holders by 7% during 2001. Furthermore, we are gratified that our stock price increased in value 47% during the year, providing very positive returns to longstanding and new shareholders.

A Positive Outlook We believe we are well positioned to make important strides in 2002 in earnings, size, and geographic reach, particu-larly if the economy rebounds. We intend to increase our existing market share and will soon put down roots in attractive new markets.

One thing that won't change as we grow is our commitment to quick, responsive service, whether we are providing basic banking for an individual or sophisticated cash management services for a large corporation.

Meanwhile, we thank all who helped make 2001 such an excellent year for the bank: our loyal customers, our dedicated and capable employees, and our supportive shareholders. With your help, 2002 can be even better.

                      [PHOTO OF GAIL FRALIX AND ED HENDRIX]


         Gail Fralix                                  Ed Hendrix
      Vice President and                    Owner of Sawmill Custom Cooking
     Retail Market Leader                             St. George
St. George, First National Bank

                           THE VALUE OF RELATIONSHIPS

                               ------------------

Relationships are the foundation upon which our company has been built over the past 67 years. A relationship may start with a check-ing account, a car loan or a mortgage for a first home. It may begin with a business checking account for a startup service business. But when it proves valuable for the customer, the relation-ship will last and grow.

The true value of a banking relationship cannot be measured solely in dollars and cents. Our role differs for every customer-resource, part-ner, adviser, or some combination of these. Our skilled, courteous people provide the reliable, efficient, up-to-the-minute banking services that customers value and expect.

But the added value that makes relationships blossom derives in part from our accessibility and responsiveness. In fact, we designed our centralized customer care center to handle rou-tine questions and issues on the spot so that our branch personnel could be more available for one-on-one consultation and problem-solving. We also add value by being knowledgeable about our customers, by anticipating their needs, and by thinking creatively to help them solve financial or business problems and pursue their dreams.

This approach, over time, helps create a climate of confidence and trust in which relation-ships flourish.

  We pride ourselves on building relationships by understanding our customers needs and helping them meet their goals.

                                 RELATIONSHIPS

                 [PHOTO OF MARY ETTA MCCARTHY AND DAVID CHARPIA]

       Mary Etta McCarthy                          David Charpia
President of Executive Staffing     Senior Vice President and Regional President
   Services of Columbia, Inc.               Columbia, First National Bank


                          A CATALYST IN OUR COMMUNITIES

                               ------------------

We are, above all, a community bank, and we take the word "community" seriously. In every community we serve, we have become an inte-gral part of the social and economic fabric, and an energetic catalyst for growth. It's a role we have been playing successfully in our many communities since the bank opened its doors 67 years ago.

Money is the lifeblood of commerce, and we provide financing and expert banking services that businesses need to thrive and grow, and that individuals and families also require. But we also recognize the importance of providing leadership and ongoing support to the many civic organizations that contribute so much to a community's vitality and quality of life. Our people, at every level in the bank, are deeply involved in community activities and projects, often with support from the bank itself. We pro-vided funding for the construction of a Habitat for Humanity home, a low- and moderate-income housing community, in Orangeburg, for example. While in Moncks Corner, we paid for a much-needed outdoor basketball court. Other examples abound.

We work hard to make each community we serve a better place in which to live and work.

                                   Community

We are dedicated to playing an active role in the growth, well-being, and safety of the communities in which we serve.

              [PHOTO OF GAIL FOGLE, A. J. HUTTO AND PATRICIA HUTTO]

          Gail Fogle                        A. J. Hutto and Patricia Hutto
   Senior Vice President and             Owners of Dukes Harley Funeral Home
Commercial Relationship Manager,                    Orangeburg
Orangeburg, First National Bank

                                 A BRIGHT FUTURE

                               ------------------

As we pursue our goal of becoming South Caro-lina's community bank, the future looks bright. First National is well positioned to continue the rapid progress of recent years. We are finan-cially strong. Our company, with its three bank-ing subsidiaries, is solidly profitable and steadily growing in loans and deposits. At a time when technology is revolutionizing banking services, our systems are up to date with capacity for fur-ther growth. Our products and services rival those of the largest banks, while our hands-on approach and personal touch give our custom-ers the benefits of hometown banking.

Our expansion prospects appear to be favorable. Both the Greenville/Spartanburg and Charleston markets have long-term appeal. We will enter the Greenville/Spartanburg market by the middle of 2002, and will continue to seek opportunities in other growth markets. It is our hope to purchase some branches in smaller markets as well. Com-pletion of our new headquarters building in Columbia, where we have two branches, will give us a highly visible presence in the state capital, a $6 billion deposit market.

Meanwhile, continuing consolidation among large banks in the region, including several with operations in South Carolina, has loosened longtime banking relationships, creating oppor-tunities for us to expand our customer base. Without wavering from our strong community focus, we intend to make the most of these opportunities to grow.

                                     FUTURE

Above all, we will continue our commitment to personal service. And we will look to enter new markets in South Carolina through carefully managed expansion.

                 [MAP OF SOUTH CAROLINA SHOWING BANK LOCATIONS]

                                 SOUTH CAROLINA

     Over the past 67 years South Carolina has been home to First National
                                  Corporation.

 We can attribute much of our success to the dynamic and growing markets within the state.

                           FIRST NATIONAL CORPORATION
                         STOCK PERFORMANCE & STATISTICS

                               ------------------

The financial information on pages 14 through 17 should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in First National Corporation's Annual Report on Form 10-K.

(dollars in thousands except per share)        2001        2000        1999        1998        1997
------------------------------------------------------------------------------------------------------
STOCK PERFORMANCE
Dividends paid per share                    $     0.57  $     0.54  $     0.52  $     0.48  $     0.40
Dividend payout percentage                      32.63%      36.09%      40.14%      30.69%      27.78%
Dividend yield (based on the average
  of the high and low for the year)              3.28%       3.10%       1.97%       1.94%       1.78%
Price/earnings ratio (based on year-end
  stock price and diluted
  earnings per share)                           11.03x       8.81x      19.80x      20.83x      19.10x
Price/book ratio (end of year)                   1.44x       1.09x       2.08x       2.34x       2.07x
                                            ----------------------------------------------------------
COMMON STOCK STATISTICS
Stock price ranges:
  High                                      $   21.750  $   22.750  $   30.750  $   28.800  $   25.144
  Low                                           13.000      12.063      22.000      20.750      19.800
  Close                                         19.300      13.125      22.375      25.200      21.206
Volume traded (on AMEX)                        732,600     617,900     281,300     351,800     281,100
As a percentage of average
  shares outstanding                            10.45%       8.78%       4.02%       5.26%       4.31%
Earnings per share (basic)                  $     1.75  $     1.50  $     1.14  $     1.24  $     1.14
Earnings per share (diluted)                      1.75        1.49        1.13        1.21        1.11
Book value per share                             13.36       12.09       10.77       10.77       10.26
------------------------------------------------------------------------------------------------------

QUARTERLY COMMON STOCK PRICE RANGES AND DIVIDENDS

                              2001                        2000                        1999

QUARTER    HIGH      LOW    DIVIDEND   HIGH      LOW    DIVIDEND   HIGH      LOW    DIVIDEND
--------------------------------------------------------------------------------------------
1st      $19.980   $13.000   $0.14   $22.750   $17.625   $0.13   $30.250   $25.000   $0.13
2nd       18.900    15.000    0.14    18.250    16.188    0.13    28.500    26.000    0.13
3rd       21.750    18.850    0.14    17.000    13.250    0.14    31.000    22.125    0.13
4th       19.660    17.600    0.15    15.688    12.063    0.14    30.750    22.000    0.13
--------------------------------------------------------------------------------------------

Per share data have been retroactively adjusted to give effect to a five percent common stock dividend paid to shareholders of record October 31, 1996, a 2 for 1 stock split paid to shareholders of record on May 19, 1997, and a ten percent common stock dividend paid to shareholders of record on November 2, 1998.

                           FIRST NATIONAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

                               ------------------

                                                                  At or For The Year Ended December 31
(dollars in thousands)                         2001        2000        1999        1998        1997
------------------------------------------------------------------------------------------------------
AT DECEMBER 31
Assets                                      $1,024,747  $  969,848  $  872,398  $  750,077  $  657,256
Loans, net of unearned income                  768,864     729,049     610,541     493,144     436,982
Investment securities                          189,933     183,198     195,572     206,137     168,243
Deposits                                       811,523     757,576     689,665     611,891     531,837
Borrowings                                     116,117     122,998     103,150      58,500      59,361
Stockholders' equity                            93,065      84,936      75,819      74,325      61,881
Number of full-service offices                      30          30          29          25          21
Full-time equivalent employees                     442         402         426         353         288
                                            ----------------------------------------------------------
SELECTED RATIOS
Return on average equity                        13.64%      13.14%      10.58%      12.14%      12.64%
Return on average assets                          1.21        1.11        0.98        1.18        1.19
Average equity as a percentage
  of average assets                               8.81        8.39        9.25        9.68        9.22
                                            ----------------------------------------------------------
ASSET QUALITY RATIOS
Allowance for loan losses to
  period end loans                               1.28%       1.22%       1.29%       1.41%       1.43%
Allowance for loan losses to
  period end nonperforming loans                203.74      273.14      513.08      448.22      432.25
Nonperforming assets to
  period end loans                                0.63        0.20        0.26        0.31        0.34
Nonperforming assets to
  period end total assets                         0.47        0.15        0.18        0.21        0.22
Net charge-offs to average loans                  0.19        0.12        0.12        0.12        0.13
------------------------------------------------------------------------------------------------------

RETURN ON AVERAGE EQUITY   RETURN ON AVERAGE ASSETS   TOTAL ASSETS AT YEAR-END
'97                        '99                            (in millions)
'98                        '97                        '99
'99                        '98                        '97
'00                        '00                        '98
'01 = 13.64%               '01 = 1.21%                '00
                                                      '01 = $1,025

                           FIRST NATIONAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                               ------------------

                                                                   December 31,
(dollars in thousands)                                     2001        2000
------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents:
  Cash and due from banks                               $   40,126  $   31,843
  Interest-bearing deposits with banks                          49         158
  Federal funds sold                                         1,000           -
                                                        ----------  ----------
    Total cash and cash equivalents                         41,175      32,001
                                                        ----------  ----------
Investment securities:
  Securities held-to-maturity (fair value of
    $35,662 in 2001 and $38,530 in 2000)                    35,014      38,550
  Securities available-for-sale, at fair value             154,919     144,648
                                                        ----------  ----------
    Total investment securities                            189,933     183,198
                                                        ----------  ----------
Loans                                                      771,156     732,266
  Less, unearned income                                     (2,292)     (3,217)
  Less, allowance for loan losses                           (9,818)     (8,922)
                                                        ----------  ----------
    Loans, net                                             759,046     720,127
                                                        ----------  ----------
Premises and equipment, net                                 19,537      16,311
                                                        ----------  ----------
Other assets                                                15,056      18,211
                                                        ----------  ----------
    Total assets                                        $1,024,747  $  969,848
------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                   $  129,698  $  111,997
  Interest-bearing                                         681,825     645,579
                                                        ----------  ----------
    Total deposits                                         811,523     757,576
                                                        ----------  ----------
Federal funds purchased and securities sold under
  agreements to repurchase                                  66,617      65,948
Notes payable                                               49,500      57,050
Other liabilities                                            4,042       4,338
                                                        ----------  ----------
    Total liabilities                                      931,682     884,912
                                                        ----------  ----------
Shareholders' equity:
  Common stock-$2.50 par value; authorized 40,000,000
    shares; issued and outstanding 6,964,878 shares in
    2001 and 7,026,901 shares in 2000                       17,412      17,567
  Surplus                                                   46,016      47,488
  Retained earnings 28,485 20,228
  Accumulated other comprehensive income (loss)              1,152        (347)
                                                        ----------  ----------
    Total shareholders' equity                              93,065      84,936
                                                        ----------  ----------
    Total liabilities and shareholders' equity          $1,024,747  $  969,848
------------------------------------------------------------------------------

                           FIRST NATIONAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                               ------------------

                                                        Year Ended December 31
(dollars in thousands, except per share)       2001        2000        1999
------------------------------------------------------------------------------
Interest income:
  Loans, including fees                     $   63,196  $   61,284  $   47,701
  Investment securities:
    Taxable                                      9,088       9,252      10,299
    Tax-exempt                                   1,606       1,775       1,847
  Federal funds sold and securities
    purchased under agreements to resell           578       1,501         456
  Deposits with banks                                4          34         266
                                            ----------  ----------  ----------
    Total interest income                       74,472      73,846      60,569
                                            ----------  ----------  ----------
Interest expense:
  Deposits                                      25,423      25,458      19,644
  Federal funds purchased and securities sold
    under agreements to repurchase               2,438       5,923       2,818
  Notes payable                                  2,111       1,851       1,454
                                            ----------  ----------  ----------
    Total interest expense                      29,972      33,232      23,916
                                            ----------  ----------  ----------
Net interest income:
  Net interest income                           44,500      40,614      36,653
  Provision for loan losses                      2,304       1,838       1,613

    Net interest income after provision     ----------  ----------  ----------
     for loan losses                            42,196      38,776      35,040
                                            ----------  ----------  ----------

Noninterest income:
  Service charges on deposit accounts            7,750       7,358       5,838
  Other service charges and fees                 5,360       3,545       3,632
  Gain on sale of securities
    available-for-sale                             570           -         214
  Other income                                       -          68          43
                                            ----------  ----------  ----------
    Total noninterest income                    13,680      10,971       9,727
                                            ----------  ----------  ----------

Noninterest expenses:
  Salaries and employee benefits                19,757      17,304      16,841
  Net occupancy expense                          2,053       1,989       1,773
  Furniture and equipment expense                3,723       3,569       3,042
  Other expense                                 11,600      11,234      12,146
                                            ----------  ----------  ----------
    Total noninterest expenses                  37,133      34,096      33,802
                                            ----------  ----------  ----------
Earnings:
  Income before provision for income taxes      18,743      15,651      10,965
  Provision for income taxes                     6,486       5,118       3,025
                                            ----------  ----------  ----------
    Net income                              $   12,257  $   10,533  $    7,940
------------------------------------------------------------------------------
Earnings per share
  Basic                                     $     1.75  $     1.50  $     1.14
  Diluted                                   $     1.75  $     1.49  $     1.13
-------------------------------------------------------------------------------

                           FIRST NATIONAL CORPORATION

                               ------------------

BOARD OF DIRECTORS

Colden R. Battey, Jr.           C. John Hipp, III*                 Thomas E. Suggs*
Partner and Attorney            Chief Executive Officer            President and
Harvey & Battey                 First National Corporation         Chief Executive Officer
Beaufort, SC                    First National Bank                Keenan & Suggs, Inc.
                                Orangeburg, SC                     Columbia, SC
Luther J. Battiste, III
Johnson, Toal & Battiste, P.A.  Robert R. Horger*                  A. Dewall Waters
Columbia and Orangeburg, SC     Chairman of the Board              Partner
                                First National Corporation         Main-Waters Enterprises
Charles W. Clark*               First National Bank                Partnership
President                       Attorney                           Orangeburg, SC
Santee Shores, Inc.             Horger, Barnwell & Reid
Santee, SC                      Orangeburg, SC                     J. W. Williamson, III
                                                                   President
M. Oswald Fogle                 Harry M. Mims, Jr.*                J. W. Williamson Ginnery, Inc.
President and                   President                          Denmark, SC
Chief Executive Officer         J.F. Cleckley & Company
Decolam, Inc.                   Orangeburg, SC                     Cathy Cox Yeadon
Orangeburg, SC                                                     Cox Wood Preserving Co., Inc.
                                Ralph W. Norman                    Orangeburg, SC
Dwight W. Frierson*             President
Vice President and              Warren Norman Co., Inc.            E. Everett Gasque, Jr. (Emeritus)
General Manager                 Rock Hill, SC                      President
Coca-Cola Bottling Company                                         EE Gasque & Son, Inc.
Orangeburg, SC                  Anne H. Oswald                     Gasque Farms
                                Oswald, White & Associates, Inc.   Elloree, SC
John L. Gramling, Jr.           Walterboro, SC
Farmer                                                             Robert H. Jennings, III
Orangeburg, SC                  Samuel A. Rodgers                  (Chairman Emeritus)
                                Vice Chairman                      First National Corporation
Richard L. Gray*                Carolina Eastern                   First National Bank
Chairman of the Board           Scranton, SC                       Orangeburg, SC
Grayco Company
Beaufort, SC                    James W. Roquemore*                J. Carlisle McAlhany (Emeritus)
                                Chief Executive Officer            Retired Farmer and
Robert R. Hill, Jr.             Patten Seed Company, Inc.          Cotton Broker
President and                   General Manager                    St. George, SC
Chief Operating Officer         Super-Sod
First National Bank             Orangeburg, SC                     Larry D. Westbury (Emeritus)
Orangeburg, SC                                                     Retired President and Chairman
                                                                   First National Corporation
                                                                   First National Bank
                                                                   Orangeburg, SC

                                                                   *Member Executive Committee

EXECUTIVE OFFICERS

Robert R. Horger                Dwight W. Frierson              Joe Burns
Chairman of the Board           Vice Chairman of the Board      Executive Vice President and
                                                                Chief Credit Officer
C. John Hipp, III               James C. Hunter, Jr.
Chief Executive Officer         Executive Vice President and    Loran Adams
                                Secretary                       Senior Vice President and
Richard C. Mathis                                               General Auditor
Executive Vice President and    John C. Pollok
Chief Financial Officer         Executive Vice President and
                                Chief Administrative Officer


                           FIRST NATIONAL CORPORATION

                               ------------------

EXECUTIVE MANAGEMENT COMMITTEE

C. John Hipp, III                John C. Pollok                   Thomas S. Camp
Chief Executive Officer          Executive Vice President and     President and
                                 Chief Administrative Officer     Chief Executive Officer
Robert R. Hill, Jr.                                               National Bank of York County
President and                    Joe Burns                        Rock Hill, SC
Chief Operating Officer          Executive Vice President and
First National Bank              Chief Credit Officer             Jeff E. Fulp
Orangeburg, SC                                                    President and
                                 Don Kerr                         Chief Executive Officer
Richard C. Mathis                Executive Vice President and     Florence County National Bank
Executive Vice President and     Chief Technology Officer         Florence, SC
Chief Financial Officer

                              FIRST NATIONAL BANK

                               ------------------

EXECUTIVE OFFICERS

C. John Hipp, III               Robert R. Hill, Jr.              Dane Murray
Chief Executive Officer         President and                    Executive Vice President
                                Chief Operating Officer
Richard C. Mathis                                                Joe Burns
Executive Vice President and    James C. Hunter, Jr.             Executive Vice President and
Chief Financial Officer         Executive Vice President         Chief Credit Officer

John C. Pollok                  Don Kerr                         Alex Shuford
Executive Vice President and    Executive Vice President and     Executive Vice President
Chief Administrative Officer    Chief Technology Officer


BOARD OF DIRECTORS

Colden R. Battey, Jr.              John L. Gramling, Jr.               James W. Roquemore*
Partner and Attorney               Farmer                              Chief Executive Officer
Harvey & Battey                    Orangeburg, SC                      Patten Seed Company, Inc.
Beaufort, SC                                                           General Manager
                                   Richard L. Gray*                    Super-Sod
Luther J. Battiste, III            Chairman of the Board               Orangeburg, SC
Johnson, Toal & Battiste, P.A.     Grayco Company
Columbia and Orangeburg, SC        Beaufort, SC                        Thomas E. Suggs*
                                                                       President and
Charles W. Clark*                  Robert R. Hill, Jr.                 Chief Executive Officer
President                          President and                       Keenan & Suggs, Inc.
Santee Shores, Inc.                Chief Operating Officer             Columbia, SC
Santee, SC                         First National Bank
                                   Orangeburg, SC                      A. Dewall Waters
C. Parker Dempsey                                                      Partner
Secretary                          C. John Hipp, III*                  Main-Waters Enterprises
Dempsey Wood Products, Inc.        Chief Executive Officer             Partnership
Orangeburg, SC                     First National Corporation          Orangeburg, SC
Retired 4-24-01                    First National Bank
                                   Orangeburg, SC                      J. W. Williamson, III
M. Oswald Fogle                                                        President
President and                      Robert R. Horger*                   J. W. Williamson Ginnery, Inc.
Chief Executive Officer            Chairman of the Board               Denmark, SC
Decolam, Inc.                      First National Corporation
Orangeburg, SC                     First National Bank                 Cathy Cox Yeadon
                                   Attorney                            Cox Wood Preserving Co., Inc.
Dwight W. Frierson*                Horger, Barnwell & Reid             Orangeburg, SC
Vice President and                 Orangeburg, SC
General Manager                                                        Directors Emeriti
Coca-Cola Bottling Company         Harry M. Mims, Jr.*                 Robert H. Jennings, III
Orangeburg, SC                     President                           J. Carlisle McAlhany
                                   J.F. Cleckley & Company             Larry D. Westbury
E. Everett Gasque, Jr.             Orangeburg, SC
President                                                              *Member Executive Committee
EE Gasque & Son, Inc.              Anne H. Oswald
Gasque Farms                       Oswald, White & Associates, Inc.
Elloree, SC                        Walterboro, SC

                          NATIONAL BANK OF YORK COUNTY

                               ------------------

EXECUTIVE OFFICERS

Bernard N. Ackerman             Thomas S. Camp             J. Gary Hood
Chairman of the Board           President and              Executive Vice President
                                Chief Executive Officer
Frank M. Wilkerson, Jr.
Vice Chairman of the Board

BOARD OF DIRECTORS

Bernard N. Ackerman, CPA, PA     R. Wesley Hayes, Jr.           Dr. Jay K. Shah, MD
Rock Hill, SC                    Attorney                       Carolina Cardiology Associates
                                 Harrelson and Hayes            Rock Hill, SC
Thomas S. Camp                   Rock Hill, SC
President and                                                   Jacob D. Smith
Chief Executive Officer          C. John Hipp, III              President
National Bank of York County     Chief Executive Officer        Smith Enterprises, Inc.
Rock Hill, SC                    First National Corporation     Rock Hill, SC
                                 First National Bank
Frank S. Campbell                Orangeburg, SC                 Frank M. Wilkerson, Jr.
President                                                       President
AME, Inc.                        Ralph W. Norman, Jr.           Wilkerson Fuel Co., Inc.
Fort Mill, SC                    President                      Rock Hill, SC
                                 Warren Norman Co., Inc.
Dwight W. Frierson               Rock Hill, SC
Vice President and
General Manager                  Jolene Stepp Setliff
Coca-Cola Bottling Company       President
Orangeburg, SC                   Stepp-Tuttle Realty
                                 Rock Hill, SC


                         FLORENCE COUNTY NATIONAL BANK

                               ------------------

EXECUTIVE OFFICERS

Samuel A. Rodgers          Jeff E. Fulp                John L. Hanna
Chairman of the Board      President and               Executive Vice President
                           Chief Executive Officer

BOARD OF DIRECTORS

Dr. J. William Burch               Robert R. Horger               Jerry Shealy
Dentist-Farmer-Businessman         Chairman of the Board          President
Lake City, SC                      First National Corporation     Jerry Shealy Agency, Inc.
                                   First National Bank            Florence, SC
Dr. W. S. "Bill" Edwards           Attorney
Orthopedic Surgeon                 Horger, Barnwell & Reid        Samuel F. Sparrow
Pee Dee Orthopedic Assoc.          Orangeburg, SC                 Enrolled Agent
Florence, SC                                                      Florence, SC
                                   Dr. F. Gregg Jones
Jeff E. Fulp                       Anesthesiologist               D. P. "Tilly" Thompson
President and                      Medical Anesthesia             (Emeritus)
Chief Executive Officer            Consultants, LLC               Retired Executive Officer
Florence County National Bank      Florence, SC                   Belk
Florence, SC                                                      Florence, SC
                                   Samuel A. Rodgers
C. John Hipp, III                  Vice Chairman
Chief Executive Officer            Carolina Eastern
First National Corporation         Scranton, SC
First National Bank
Orangeburg, SC

FIRST NATIONAL BANK           Lady's Island                  NATIONAL BANK OF YORK COUNTY
                              184 Sea Island Parkway
Bamberg                       Lady's Island, SC 29902        Fort Mill
317 Main Street               (843) 521-5660                 808 Tom Hall Street
Bamberg, SC 29003                                            Fort Mill, SC 29715
(803) 245-2416                Moncks Corner                  (803) 548-6292
                              317 North Highway 52
Beaufort                      Moncks Corner, SC 29461        Rock Hill
1121 Boundary Street          (843) 761-8024                 1127 Ebenezer Road
Beaufort, SC 29901                                           Rock Hill, SC 29732
(843) 521-5600                Norway                         (803) 329-1222
                              8403 Savannah Highway
Bluffton                      Norway, SC 29113               York
1328 Fording Island Road      (803) 263-4295                 801 East Liberty Street
Bluffton, SC 29910                                           York, SC 29745
(843) 837-2100                Orangeburg                     (803) 684-5554
                              Bank Center
1 Burnt Church Road           950 John C. Calhoun Drive
Bluffton, SC 29910            Orangeburg, SC 29115           FLORENCE COUNTY NATIONAL BANK
(843) 837-7726                (803) 534-2175
                                                             Florence
Cameron                       2705 Old Edisto Drive          1600 W. Palmetto Street
216 Boyce Lawton Drive        Orangeburg, SC 29115           Florence, SC 29501
Cameron, SC 29042             (803) 531-0540                 (843) 673-9900
(803) 823-2333
                              1255 St. Matthews Road         Lake City
Columbia                      Orangeburg, SC 29118           266 W. Main Street
1900 Assembly Street          (803) 531-0520                 Lake City, SC 29560
Columbia, SC 29201                                           (843) 394-1417
(803) 771-2265                3025 St. Matthews Road
                              Orangeburg, SC 29115
Columbia NE                   (803) 531-0550                 CREDITSOUTH FINANCIAL
2010 Clemson Road                                            SERVICES CORPORATION
Columbia, SC 29229            Ridgeland
(803) 736-6479                207 Jacob Smart Boulevard      Florence
                              Ridgeland, SC 29936            480 Second Loop Road
Denmark                       (843) 726-5596                 Florence, SC 29501
127 S. Palmetto Avenue                                       (843) 669-4616
Denmark, SC 29042             Santee
(803) 793-3324                657 Bass Drive                 Myrtle Beach
                              Santee, SC 29142               4505 Socastee Boulevard
Elloree                       (803) 854-2451                 Socastee Plaza-Suite L
6512 Old No. 6 Highway                                       Myrtle Beach, SC 29577
Elloree, SC 29047             St. George                     (843) 293-3050
(803) 897-2121                5542 Memorial Boulevard
                              St. George, SC 29477           Orangeburg
Hardeeville                   (843) 563-2324                 552 John C. Calhoun Drive
26 S. Coastal Highway 17                                     Orangeburg, SC 29115
Hardeeville, SC 29927         Walterboro                     (803) 536-0706
(843) 784-3151                520 N. Jefferies Boulevard     Locations
                              Walterboro, SC 29488
Harleyville                   (843) 549-1553
122 West Main Street
Harleyville, SC 29448         600 Robertson Boulevard
(843) 462-7687                Walterboro, SC 29488
                              (843) 549-1553
Hilton Head
81 Main Street
Hilton Head Island, SC 29926
(843) 342-2100

                             CORPORATE INFORMATION

                                 ---------------

                                GENERAL OFFICES
                         950 John C. Calhoun Drive, SE
                           Orangeburg, South Carolina
                                   29115-6715
                                  803-534-2175


                                 ANNUAL MEETING
                             The Annual Meeting of
                          Shareholders will be held at
                       2 p.m. on Tuesday, April 23, 2002
                              in the Liberty Room,
                         1857 Joe S. Jeffords Highway,
                          Orangeburg, South Carolina.


                                   FORM 10-K
                              & Other Information
                            Copies of First National
                         Corporation's Annual Report to
                          the Securities and Exchange
                            Commission on Form 10-K
                         (excluding exhibits thereto),
                          and other information may be
                           obtained without charge by
                              written request to:


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


                               STOCK INFORMATION
                           The Company's Common Stock
                        is listed on the American Stock
                           Exchange under the trading
                                  symbol FNC.


                                    WEBSITES
                             www.1nationalbank.com
                                www.banknbyc.com
                                www.bankfcnb.com

                           FIRST NATIONAL CORPORATION

                            -----------------------

                                 P.O. Box 1287
                              Orangeburg, SC 29116
                                 (800) 277-2175
                                 (803) 534-2175