Form 10-K, Exhibit 13
period 2002-12-31
FIRST NATIONAL CORP /SC/
filed 2003-03-21
CIK 764038

SOUTH CAROLINA'S BANK
                           FIRSTNATIONAL CORPORATION
                           2002 ANNUAL REPORT

       [PHOTO]



                    BUILDING SOUTH CAROLINA BANK AND TRUST.

When our Board of Directors first began discussing the idea of going statewide in the late 1990's, we knew there were issues we had to address. At that time, we were a 60-year-old company focused on rural communities. Although these stable markets enabled us to grow, we knew we needed the balance in higher growth markets to continue to give our shareholders strong growth in earnings per share. We wondered how well our style of banking would be received in larger, affluent markets.

           SCBT           We also needed a new name that people could connect
          SOUTH           with. With thirteen other banks in South Carolina
         CAROLINA         having "first" in their name, we knew we had to stand
      --------------      out. Even our customers found our three identities
      BANK AND TRUST      confusing. We wanted people to have a distinct message
                          about who we are with one look at our logo.

It's now 2003 and our subsidiaries have new names and new logos to present a clearer picture of who we are. We looked to the people of South Carolina to choose our name and market research shows their perceptions of our name ring true - we're about people, relationships and community. One unexpected benefit was the word trust means more to consumers than a service the bank provides.

We have recently moved into our new corporate headquarters in Columbia, South Carolina's capital city. Where we are today is the culmination of years of work but one thing's for sure. We may have a new name but our founding principles remain constant.

                           "OUR FOCUS ON EMPLOYEES AND
                          CUSTOMERS IS THE FORMULA FOR
                         SUCCESS THAT EQUALS RESULTS FOR
                               OUR SHAREHOLDERS."


                                C. JOHN HIPP III

   [PHOTO]                   CHIEF EXECUTIVE OFFICER
                           FIRST NATIONAL CORPORATION
                         SOUTH CAROLINA BANK AND TRUST.






                                      SCBT
                                     SOUTH
                                    CAROLINA
                                 --------------
                                 BANK AND TRUST

        [PHOTO]




FINANCIAL HIGHLIGHTS
                                                                      %Change
                                           YEAR ENDED DECEMBER 31     INCREASE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)       2002         2001      (DECREASE)

FOR THE YEAR
Interest income                            $   67,487   $   74,472       (9.38%)
Interest expense                               18,748       29,972      (37.45%)
Net interest income                            48,739       44,500        9.53%
Provision for loan losses                       3,227        2,304       40.06%
Noninterest income                             17,681       13,680       29.25%
Noninterest expense                            42,567       37,133       14.63%
Income before provision for income taxes       20,626       18,743       10.05%
Provision for income taxes                      6,792        6,486        4.70%
Net Income                                     13,834       12,257       12.87%
                                           ------------------------------------

PER COMMON SHARE
Net income                                 $     1.80   $     1.59       13.84%
Net income, diluted                              1.79         1.59       12.58%
Cash dividends                                   0.57         0.52        9.62%
Book value                                      13.49        12.15       11.03%
                                           ------------------------------------

KEY PERFORMANCE RATIOS
Return on average assets                        1.28%        1.21%        5.79%
Return on average equity                        14.09        13.64        3.30%
Nonperforming assets as percentage
  of assest                                      0.51         0.47        8.51%
Average stockholders' equity as a
  percentage of assets                           9.05         8.81        2.72%
                                           ------------------------------------

SELECTED YEAR END BALANCES
Assets                                     $1,144,948   $1,025,682       11.63%
Loans, net of unearned income                 902,563      768,864       17.39%
Investment securities                         164,951      189,933      (13.15%)
Deposits                                      898,163      811,523       10.68%
Borrowings                                    138,116      116,117       57.37%
Stockholders' equity                          103,495       93,065       11.21%
Number of common shares outstanding         7,673,339    6,964,878       10.17%
                                           ------------------------------------

                                                                YEAR ENDED DECEMBER 31
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)       2002         2001         2000         1999         1998

SUMMARY OF OPERATIONS
Interest income                            $   67,486   $   74,472   $   73,846   $   60,569   $   54,487
Interest expense                               18,747       29,972       33,232       23,916       23,122
Net interest income                            48,739       44,500       40,614       36,653       31,365
Provision for loan losses                       3,227        2,304        1,838        1,613        1,213
Net interest income after
  provision for loan losses                    45,512       42,196       38,776       35,040       30,152
Noninterest income                             17,681       13,680       10,971        9,727        8,856
Noninterest expense                            42,567       37,133       34,096       33,802       26,866
Income before provision
  for income taxes                             20,626       18,743       15,651       10,965       12,142
Provision for income taxes                      6,792        6,486        5,118        3,025        3,871
Net income                                     13,834       12,257       10,533        7,940*       8,271
                                           --------------------------------------------------------------

PER COMMON SHARE
Net income                                 $     1.80   $     1.59   $     1.36   $     1.03   $     1.12
Net income, diluted                              1.79         1.59         1.36         1.02         1.10
Book value                                      13.49        12.15        10.97         9.85         8.46
Dividends                                        0.57         0.52         0.49         0.47         0.44
Dividend payout ratio                          31.74%       32.63%       36.09%       40.14%       33.82%
---------------------------------------------------------------------------------------------------------

*In 1999 non-recurring expenses associated with the acquisition of FirstBancorporation and two Carolina First branches reduced net income by $1,684,000.

For more financial information about the company, please refer to First National Corporation's 2002 Annual Report on Form 10-K, a copy of which is included with the package provided to the company's shareholders in connection with the company's 2003 annual meeting of shareholders.



                                   THROUGH THE SUPERB CALIBER OF SERVICES OUR
              [PHOTO] CUSTOMERS RECEIVE EVERYDAY, RELATIONSHIPS HAVE NOT ONLY BLOSSOMED BUT HAVE GROWN DEEP ROOTS.

                      [PHOTO]


2002
--------------------------------------------------------
o Assets surpassed $1 billion
o Earnings increased by 12.9%
o Loans grew by 17.4% from the prior year's ending total
o Deposits rose 10.7% from the prior year's ending total
o Opened new loan production office in West Columbia
o Opened branch in Greenville

A LETTER TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS

Ten years ago, we realized the face of the banking industry was changing. As a result, we began to craft a vision to further commit our company to a personalized style of banking that had all but disappeared. As faceless out-of-state banks acquired local banks at a staggering rate, we made a commitment to our belief that the people of South Carolina deserved a dependable local bank for financial products and services. Now years later, that vision is a reality. It is our honor to announce the year-end results of First National Corporation and its subsidiaries - South Carolina Bank and Trust, N.A., South Carolina Bank and Trust of the Pee Dee, N.A. and South Carolina Bank and Trust of the Piedmont, N.A.

BUILDING ON HISTORY. Our company was founded in 1934 to provide community-based banking services. Since then, we have remained true to our mission and we have been rewarded with a company that has consistently been a strong, stable investment. In 2002, our net income increased 12.9% to $13,834,000 from $12,257,000 in 2001. Earnings per share (EPS) grew similarly, with the value rising to



                                    [PHOTO]



FROM LEFT TO RIGHT: DWIGHT W. FRIERSON, VICE CHAIRMAN OF THE BOARD ROBERT R. HORGER, CHAIRMAN OF THE BOARD C. JOHN HIPP III, CHIEF EXECUTIVE OFFICER

                                                                          SCBT 2

$1.79 per diluted share. We're pleased to report that all three subsidiary banks and our consumer finance company performed profitably in 2002.

While 2002 was a successful year in urban markets like Greenville and Columbia, it is also important to note that much growth came from existing markets where banking relationships have flourished for decades. We experienced marked growth in 2002 while we remained true to our pursuit of solid financial performance.

In 2002, our assets increased 11.6% reaching a new benchmark of $1,145,000,000. Two measures of earning power also continued to climb in 2002. Our return on average assets (ROA) rose to 1.28% from 1.21% in 2001. And return on average equity (ROE) increased to 14.09% from 13.64% in 2001. In spite of a soft economy, our stock value increased from $17.55* in 2001 to a noteworthy $24.00 per share. Our loan portfolio grew 17.4% and deposits for all three banks at year-end were 10.7% higher than 2001. The past year was a pivotal moment in our bank's growth and we are poised to enter 2003 as financially strong as ever. We owe a debt of gratitude to our employees who committed themselves to these levels of performance.

COMMITTING TO A VISION. When we recently celebrated the grand opening of our 57,000 square foot corporate headquarters in Columbia, we were one step closer to realizing our goal of statewide coverage. Reaching this goal would have been impossible without the continued dedication of our bank's greatest asset - our more than 540 South Carolina Bank and Trust employees.

In 1994, our assets were approximately $300 million. With a vision to bring our style of banking statewide, we looked to our employees to examine our internal procedures and modernize our technology. We centralized support functions and through attrition only, we reduced staff size and eliminated duplicated services without sacrificing local decision power. Throughout our history, we're proud of the fact that no employee has ever been laid off. Preparation for growth, while difficult, has resulted in many wonderful and unexpected benefits for our staff and company.

* ADJUSTED TO REFLECT A 10% STOCK DIVIDEND DISTRIBUTED IN DECEMBER 2002.

---------------------------------     ---------------------------------
        EARNINGS PER SHARE                   DIVIDENDS PER SHARE
            (dilited)
  98     99     00     01     02        98     99     00     01     02
$1.10  $1.02  $1.35  $1.59  $1.79     $0.44  $0.47  $0.49  $0.52  $0.57
---------------------------------     ---------------------------------

3. SCBT

Through a caring corporate culture and emphasis on personal development, we're pleased employee turnover is an industry low of 10%. We've improved and upgraded our technology to enhance our employees' working environ-ment and our customers' banking experiences. One confirmation that we were on the correct path was the success of our expansion efforts in Hilton Head and Rock Hill. Both were profitable in a very short time - 14 months versus an industry average of 36 months.

Our company has nearly quadrupled in size since 1994, with assets of $1.15 billion at the end of 2002. Our employees made much of this growth possible. Through the superb caliber of service our customers receive every day in branches across South Carolina, relationships have not only blossomed but have also grown deep roots.

PLANNING FOR OUR FUTURE. While we are positioned for continued growth in 2003, our careful commitment to managed growth will allow us to capitalize on opportunities as they arise. Our lending capabilities are strong and sound. We will seek opportunities in new markets with careful attention to ensuring the right team is in place to make the opportunity a reality.

We will further diversify revenue streams while maintaining our ever-present commitment to personal service. We guarantee responsive, personal banking to all of our customers whether they are large corporations with multiple needs or individuals preparing to open their first checking account.

 We
are well underway with our mission to be South Carolina's premier community bank and we look forward to even more progress in 2003. We thank our faithful customers, dedicated and able employees and the 4,600 shareholders who support our vision every day. We're looking forward to another successful year in 2003.


/s/ C. John Hipp III        /s/ Dwight W. Frierson      /s/ Robert R. Horger
----------------------      ----------------------      ----------------------
C. John Hipp III            Dwight W. Frierson          Robert R. Horger


2003
---------------------------------------------
o Open new SCBT headquarters in Columbia
o Open a regional headquarters in the Upstate
o Open new branch in Rock Hill
o Grow from initiatives of past five years
o Continue to diversify revenue streams
o Continue to focus on efficiency


                       "WE HAVE NEVER SACRIFICED FINANCIAL
                            PERFORMANCE FOR GROWTH."

                               ROBERT R. HILL JR.
                     PRESIDENT AND CHIEF OPERATING OFFICER
                         SOUTH CAROLINA BANK AND TRUST.

                                                                          SCBT 4

                                     [PHOTO]

                            GROWING A COMMUNITY BANK
                               FOR SOUTH CAROLINA















5. SCBT

                                     [PHOTO]

                                    SOUNDNESS













                                                                          SCBT 6

RELATIONSHIPS ARE HOW WE GROW

At South Carolina Bank and Trust, we believe relationship banking is more than a buzzword or slogan...it's how we do business everyday. When our company was founded in 1934, our philosophy was simple; to provide a variety of financial solutions combined with personal banking to local communities. We approach expansion carefully whether in high-growth urban areas or familiar hometowns, with great attention to maintaining our reputation as a sound and stable investment. Decades later, our name has changed but our philosophy remains the same.

We're committed to keeping our decision-making process at a local level. Our cus-tomers know they will get answers at their local branch. The decision-makers are our employees, active members of the communities in which they work and live. The relationships we've developed with our customers have enabled our continued growth. And they will ensure our position for years to come.

                      "BACK IN THE MID 60S I WITNESSED THEM
                     SUPPORTING THE GROWTH OF THIS AREA; AND
                        NOW, HALF A LIFETIME LATER, I SEE
                        THEM STILL WORKING TO HELP US."
                           HENRY LAWTON, RIDGELAND, SC


                                    [PHOTO]

OUR DEDICATION TO GETTING THE JOB DONE BEGINS WITH CEO JOHN HIPP, WHO WASHED DISHES DURING THE FIRST EVER SOUTH CAROLINA BANK AND TRUST TELEVISION COMMERCIAL.

                               BIG BANK SERVICES.
                              SMALL BANK SERVICE.

   ----------------------------------     ----------------------------------
            LOANS AT YEAR-END                    DEPOSITS AT YEAR-END
             (IN MILLIONS)                          (IN MILLIONS)
     98     99     00     01     02         98     99     00     01     02
   $493.1 $610.5 $729.0 $768.9 $902.6     $611.9 $689.7 $757.6 $811.5 $898.2
   ----------------------------------     ----------------------------------


7 SCBT

                                    [PHOTO]

                       "THE PEOPLE AT SOUTH CAROLINA BANK
                      AND TRUST TREAT THEIR CUSTOMERS LIKE
                            WE TREAT OUR CUSTOMERS."

                          PHIL AND ELENI HAFTOGLOU AND
                    JOHN AND MARIA SALIARIS, ORANGEBURG, SC

The folks at The House of Pizza know a lot about customer service. They serve pizza, sandwiches and Greek dishes to more than 300 Orangeburg locals each day. When they made the decision to move their banking relationship from a large national bank to a local one, the restaurant owners turned to South Carolina Bank and Trust.


They enjoy working
with their banker, Bruce Rheney, who helps them manage their business and personal accounts. The House of Pizza knows high quality customer service is on the menu everyday at South Carolina Bank and Trust.

Business Banking
-------------------------
o Checking Accounts
o Cash Management
o Business Link
o Credit Options
o Streamlining Operations



                                     [PHOTO]

                                  PROFITABILITY

                                                                          SCBT 8

                      INVESTING IN PEOPLE AND COMMUNITIES

At South Carolina Bank and Trust, our employees are our most valuable asset. That's why we invest heavily in their training and development. Our commitment to our employees has reduced our turnover to an industry low. Each day across South Carolina, our employees deliver unparalleled customer service. We are grateful for their commitment to our vision. We believe it is through our reputation as a good employer that we are able to attract such good bankers. Our employees have fueled our company's steady growth over the years and have attracted many of our new employees.

Our employees are dedicated to their customers and communities, working to meet the needs of both. Our customers know they can count on us to offer an extra set of helping hands on a community project. Some of our employees have even stepped up to the plate to coach local little league teams. Each community and neighborhood is a vital part of what makes South Carolina special. We believe our branches are community members and want to ensure communities are thriving for generations of South Carolinians to come.


                                     [PHOTO]

              TRAVEL ALMOST ANYWHERE IN SOUTH CAROLINA AND YOU'LL
              FIND THE PERSONALIZED SERVICE OF SOUTH CAROLINA BANK
                                   AND TRUST.


                       "SOUTH CAROLINA BANK AND TRUST HAS
                      INVESTED CONSIDERABLE TIME, TALENT,
                         AND MONEY INTO OUR COMMUNITY."

                             ROSE DUKES, NORWAY, SC

                       ----------------------------------
                              SHAREHOLDERS' EQUITY
                                  (IN MILLIONS)
                         98     99     00     01     02
                       $74.3  $75.8  $84.9  $93.1  $103.5
                       ----------------------------------

9 SCBT

                                     [PHOTO]


                         "I KNOW SOUTH CAROLINA BANK AND
                       TRUST CARES ABOUT MY BUSINESS AND
                           WANTS IT TO BE SUCCESSFUL."

                        SHELLY COOPER, MONCKS CORNER, SC

When Shelly Cooper purchased Dial-Murray Funeral Home in 1996, her plans for her new business were nearly sidelined by a bad banking relationship. As her frustrations mounted, a friend suggested she look for a bank close to home - South Carolina Bank and Trust. Banker Vicki Walling quickly went out of her way to help Shelly resolve her problems and get her plans back on track. Today, Shelly credits South Carolina Bank and Trust for the ability to expand her Moncks Corner location and for future expansion plans in nearby St. Stephens.


PERSONAL BANKING
----------------------------
o Checking, Credit and Loans
o Savings and CDs
o Money Management
o IRAs and Investing
o Trust and Estate Planning

                                     [PHOTO]

                                     GROWTH

                                                                         SCBT 10

                WE ARE ON A MISSION TO BE SOUTH CAROLINA'S BANK

Where we are today is the result of many years of work. The process began with a new vision for the future of our company. Our employees' dedication to our corporate vision was paired with careful expansion. Through hard work, we have a new brand name people can connect with from the mountains to the coast. We've upgraded technology and diversified our product offering. We have grown to be South Carolina's bank, offering the products and services of a big bank with the personal touch of a banker who knows and under-stands our customers' needs.

This year we not only renamed our subsidiaries, we also relocated our corporate head-quarters to Columbia. The relocation to our state's capital provides us central access to all areas of South Carolina. We plan to open new branches in 2003 and expect continued growth to come from initiatives already in place in Florence, Rock Hill, Greenville


                                     [PHOTO]

OUR CUSTOMERS SAID, "DON'T CHANGE MY BANKER. DON'T CHANGE MY PRODUCTS AND SERVICES. AND DON'T CHANGE YOUR FOCUS." SO WE DIDN'T.


                          "WE MAY NOT BE THEIR BIGGEST
                     CUSTOMER, BUT WE'RE CERTAINLY MADE TO
                      FEEL LIKE THEIR MOST IMPORTANT ONE."

                            WILL AND ELIZABETH DUKES
                                  BEAUFORT, SC

    ---------------------------------     ----------------------------------
        RETURN ON AVERAGE ASSETS               RETURN ON AVERAGE EQUITY

     98     99     00     01     02         98     99     00     01     02
    1.18%  0.98%  1.11%  1.21%  1.28%     12.14% 10.58% 13.14% 13.64% 14.09%
    ---------------------------------     ----------------------------------

11 SCBT
and Columbia. Careful growth management allows us to capitalize on opportunities while remaining a sound and stable investment to our stockholders.

As we move forward into the future, we will nurture growing markets while maintaining quality customer service in the communities that helped us establish our strong foundation. These long-time relationships have enabled us to maintain continuous solid financial performance. At South Carolina Bank and Trust, we are proud to once again offer South Carolina a special kind of banking. We have built a bank for the people of South Carolina and hope to have the opportunity to serve you for many years to come.


                                     [PHOTO]

             WE EXPECT TO CONTINUE OUR GROWTH BY NURTURING EXISTING
            RELATIONSHIPS AND EXPANDING INTO NEW AREAS OF OUR STATE.


                                     [PHOTO]

                         "OUR BANKER MAKES HOUSE CALLS,
                             SO WE ARE OPEN TO SERVE
                                 OUR PATIENTS."

                      DORIAN KNIGHT AND DEBBY COTTINGHAM,
                                  FLORENCE, SC

With only three employees, Vascular Diagnostics, LLC relies on South Carolina Bank and Trust of the Pee Dee for more than banking expertise. Diagnosing blood clots and sleeping disorders for 250 patients monthly, Dorian and Debby save time by using our small business courier service. They appreciate the extra service and enjoy working with their hometown banker John Hanna. A helpful and professional attitude toward banking goes a long way, especially for small business clients like Vascular Diagnostics.

DIVERSIFIED SERVICES
-------------------------
o Mortgage Lending
o Trust Planning
o Small Business Services
o Correspondent Banking
o Retail Investments
o Sales Finance

                                                                         SCBT 12

                                     [PHOTO]

                                   FOUNDATIONS













13 SCBT

                        FROM THE MOUNTAINS TO THE COAST.

SOUTH CAROLINA             GREENVILLE                          LEGEND
BANK AND TRUST             200 E. Broad Street
                           Greenville, SC 29601          o  South Carolina
BAMBERG                    (864) 250-4455                   Bank and Trust
317 North Main Street
Bamberg, SC 29003          HARDEEVILLE                   o  South Carolina
(803) 245-2416             26 S. Coastal Highway 17         Bank and Trust
                           Hardeeville, SC 29927            of the Piedmont
BEAUFORT                   (843) 784-3151
1121 Boundary Street                                     o  South Carolina
Beaufort, SC 29901         HARLEYVILLE                      Bank and Trust
(843) 521-5600             122 West Main Street             of the Pee Dee
                           Harleyville, SC 29448
BLUFFTON                   (843) 462-7687                o  CreditSouth
1328 Fording Island Road                                    A DIVISION OF
Bluffton, SC 29910         HILTON HEAD                      SOUTH CAROLINA
(843) 837-2100             81 Main Street                   BANK AND TRUST
                           Hilton Head, SC 29926
One Burnt Church Road      (843) 342-2100             RIDGELAND
Hwy. 278                                              207 Jacob Smart Boulevard
Bluffton, SC 29910         LADY'S ISLAND              Ridgeland, SC 29936
(843) 837-7726             184 Sea Island Parkway     (843) 726-5596
                           Lady's Island, SC 29902
CAMERON                    (843) 521-5660             SANTEE
216 N. Boyce Lawton Drive                             657 Bass Drive
Cameron, SC 29042          MONCKS CORNER              Santee, SC 29142
(803) 823-2333             317 North Highway 52       (803) 854-2451
                           Moncks Corner, SC 29461
COLUMBIA                   (843) 761-8024             ST. GEORGE
520 Gervais Street                                    5542 Memorial Boulevard
Columbia, SC 29201         NORWAY                     St. George, SC 29477
(803) 771-2265             8403 Savannah Highway      (843) 563-2324
                           Norway, SC 29113
2010 Clemson Road          (803) 263-4295             WALTERBORO
Columbia, SC 29229                                    520 N. Jefferies Boulevard
(803) 736-6479             ORANGEBURG                 Walterboro, SC 29488
                           950 John C. Calhoun Drive  (843) 549-1553
932 Knox Abbott Road       Orangeburg, SC 29115
West Columbia, SC 29169    (803) 534-2175             600 Robertson Boulevard
(803) 739-7029                                        Walterboro, SC 29488
LOAN ORIGINATION ONLY      2705 Old Edisto Drive      (843) 549-1553
                           Orangeburg, SC 29115
DENMARK                    (803) 531-0540
127 S. Palmetto Avenue
Denmark, SC 29042          1255 St. Matthews Road
(803) 793-3324             Orangeburg, SC 29118
                           (803) 531-0520
ELLOREE
6512 Old No. 6 Highway     3025 St. Matthews Road
Elloree, SC 29047          Orangeburg, SC 29115
(803) 897-2121             (803) 531-0550

                                                                         SCBT 14

          [MAP OF SOUTH CAROLINA]

Hilton Head     Norway          Lake City
Lady's Island   West Columbia   Santee
Beaufort        Columbia        Elloree
Walterboro      Greenville      Cameron
Moncks Corner   York            Harleyville
St. George      Fort Mill       Ridgeland
Bamberg         Rock Hill       Hardeeville
Orangeburg      Florence        Bluffton
Denmark



SOUTH CAROLINA             YORK                       CREDITSOUTH
BANK AND TRUST             801 East Liberty           A DIVISION OF
OF THE PIEDMONT            Street York, SC 29745      SOUTH CAROLINA
                           (803) 684-5554             BANK AND TRUST
FORT MILL
808 Tom Hall Street        SOUTH CAROLINA             FLORENCE
Fort Mill, SC 29715        BANK AND TRUST             480 Second Loop Road
(803) 548-6292             OF THE PEE DEE             Florence, SC 29501
                                                      (843) 669-4616
ROCK HILL - EASTSIDE       FLORENCE
1274 E. Main Street        1600 W. Palmetto Street    ORANGEBURG
Rock Hill SC 29730         Florence, SC 29501         950 John C. Calhoun Drive
(803) 329-5100             (843) 673-9900             Orangeburg, SC 29115
                                                      (803) 536-0706
ROCK HILL                  LAKE CITY
1127 Ebenezer Road         266 W. Main Street
Rock Hill, SC 29732        Lake City, SC 29560
(803) 329-1222             (843) 394-1417


                          WE DON'T FORCE OPPORTUNITIES
                        BUT WE WILL CONTINUE TO BUILD ON
                               WHAT WE HAVE NOW.


                                      SCBT
                                      SOUTH
                                    CAROLINA
                                    --------
                                 BANK AND TRUST


                               BIG BANK SERVICES.
                              SMALL BANK SERVICE.

15 SCBT

                                       2002
                                      -----
                                      Stock
                                   Performance

           FIRST NATIONAL CORPORATION STOCK PERFORMANCE & STATISTICS.

The financial information on pages 16 through 19 should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in First National Corporation's 2002 Annual Report on Form 10-K.

---------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)       2002         2001         2000         1999         1998

STOCK PERFORMANCE
Dividends paid per share                   $     0.57   $     0.52   $     0.49   $     0.47   $     0.44
Dividend payout ratio                          31.74%       32.63%       36.09%       40.14%       33.82%
Dividend yield (based on the average
  of the high and low for the year)             2.43%        3.28%        3.10%        1.97%        1.94%
Price/earnings ratio (based on
  year-end stock price and diluted
  earnings per share)                          13.40x       11.03x        8.81x       19.80x       20.83x
Price/book ratio (end of year)                  1.78x        1.44x        1.09x        2.08x        2.34x
                                           --------------------------------------------------------------
COMMON STOCK STATISTICS

Stock price ranges:
  High                                     $    29.36   $    19.77   $    20.68   $    27.95   $    26.18
  Low                                           17.57        11.82        10.97        20.00        18.86
  Close                                         24.00        17.55        11.93        20.34        22.91
Volume traded (on AMEX)                     1,757,890      732,600      617,900      281,300      351,800
As a percentage of average
  shares outstanding                           22.94%       10.45%        8.78%        4.02%        5.26%
Earnings per share (basic)                 $     1.80   $     1.59   $     1.36   $     1.03   $     1.12
Earnings per share (diluted)                     1.79         1.59         1.35         1.02         1.10
Book value per share                            13.49        12.15        10.97         9.85         8.46
---------------------------------------------------------------------------------------------------------

QUARTERLY COMMON STOCK PRICE RANGES AND DIVIDENDS

                        2002                            2001                            2000

QUARTER         HIGH     LOW   DIVIDEND         HIGH     LOW   DIVIDEND         HIGH     LOW   DIVIDEND
 1st           $23.04  $17.57   $0.136         $18.16  $11.82   $0.127         $20.68  $16.02   $0.118
 2nd            27.78   22.50    0.145          17.18   13.64    0.127          16.59   14.72    0.118
 3rd            29.36   21.34    0.145          19.77   17.14    0.127          15.45   12.05    0.127
 4th            28.24   20.92    0.145          17.87   16.00    0.136          14.26   10.97    0.127
---------------------------------------------------------------------------------------------------------

Per share data have been retroactively adjusted to give effect to a ten percent common stock dividend paid to shareholders of record on November 2, 1998, and a ten percent stock dividend paid to shareholders of record on December 6, 2002.

                                                                         SCBT 16

                                      2002
                                      ----
                                    SELECTED
                                  CONSOLIDATED
                                 FINANCIAL DATA

FIRST NATIONAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
---------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)       2002         2001         2000         1999         1998

AT DECEMBER 31
Assets                                     $1,144,948   $1,025,682   $  969,848   $  872,398   $  750,077
Loans, net of unearned income                 902,563      768,864      729,049      610,541      493,144
Investment securities                         164,951      189,933      183,198      195,572      206,137
Deposits                                      898,163      811,523      757,576      689,665      611,891
Borrowings                                    138,116      116,117      122,998      103,150       58,500
Stockholders' equity                          103,495       93,065       84,936       75,819       74,325
Number of full-service offices                     30           30           30           29           25
Full-time equivalent employees                    480          442          402          426          353
                                           --------------------------------------------------------------
SELECTED RATIOS

Return on average equity                        14.09%       13.64%       13.14%       10.58%       12.14%
Return on average assets                         1.28         1.21         1.11         0.98         1.18
Average equity as a percentage
 of average assets                               9.05         8.91         8.39         9.25         9.68
                                           --------------------------------------------------------------
ASSET QUALITY RATIOS

Allowance for loan losses to period
  end loans                                      1.23%        1.28%        1.22%        1.29%        1.41%
Allowance for loan losses to period
  end nonperforming loans                      233.47       203.74       273.14       513.08       448.22
Nonperforming assets to period end loans         0.64         0.63         0.20         0.26         0.31
Nonperforming assets to period end
  total assets                                   0.51         0.47         0.15         0.18         0.21
Net charge-offs to average loans                 0.25         0.19         0.12         0.12         0.12
---------------------------------------------------------------------------------------------------------

17 SCBT

                                      2002
                                      ----
                                  Consolidated
                                 Balance Sheets


FIRST NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)                    2002         2001

ASSETS
Cash and cash equivalents:
  Cash and due from banks                               $   40,479   $   40,126
  Interest-bearing deposits with banks                          35           49
  Federal funds sold                                           --         1,000
                                                        ------------------------
    Total cash and cash equivalents                         40,514       41,175
                                                        ------------------------

Investment securities:
  Securities held-to-maturity (fair value of
    $35,044 in 2002 and $35,662 in 2001)                    33,211       35,014
  Securities available-for-sale, at fair value             131,740      154,919
                                                        ------------------------
    Total investment securities                            164,951      189,933
                                                        ------------------------

Loans                                                      903,956      771,156
  Less, unearned income                                     (1,393)      (2,292)
  Less, allowance for loan losses                          (11,065)      (9,818)
                                                        ------------------------
    Loans, net                                             891,498      759,046
                                                        ------------------------
Premises and equipment, net                                 28,186       19,537
                                                        ------------------------
Other assets                                                19,799       15,991
                                                        ------------------------
    Total assets                                        $1,144,948   $1,025,682
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                      146,104      129,698
  Interest-bearing                                         752,059      681,825
                                                        ------------------------
    Total deposits                                         898,163      811,523
                                                        ------------------------
Federal funds purchased and securities sold under
  agreements to repurchase                                  88,616       66,617
Notes payable                                               49,500       49,500
Other liabilities                                            5,173        4,977
                                                        ------------------------
    Total liabilities                                    1,041,452      932,617
                                                        ------------------------

Shareholders' equity:
  Common stock - $2.50 per value; authorized
  40,000,000 shares; issued and outstanding
  7,673,339 shares in 2002 and 6,964,878
  shares in 2001                                            19,183       17,412
Surplus                                                     62,423       46,016
Retained earnings                                           20,071       28,485
Accumulated other comprehensive income                       1,819        1,152
                                                        ------------------------
    Total shareholders' equity                             103,496       93,065
                                                        ------------------------
    Total liabilities and shareholders' equity          $1,144,948   $1,025,682
--------------------------------------------------------------------------------

                                                                         SCBT 18

                                      2002
                                      ----
                                  Consolidated
                                   Statements
                                    of Income

FIRST NATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)       2002         2001         2000

Interest income:
  Loans, including fees                    $   58,119   $   63,196   $   61,284
  Investment securities:
    Taxable                                     7,307        8,980        9,252
    Tax-exempt                                  1,501        1,606        1,775
  Money market funds                              404          108          --
  Federal funds sold and securities
    purchased under agreements to resell          107          578        1,501
  Deposits with banks                              49            4           34
                                           -------------------------------------
    Total interest income                      67,487       74,472       73,846
                                           -------------------------------------
Interest expense:
  Deposits                                     15,382       25,423       25,458
  Federal funds purchased and securities
    sold under agreements to repurchase           874        2,438        5,923
  Notes payable                                 2,492        2,111        1,851
                                           -------------------------------------
    Total interest expense                     18,748       29,972       33,232
                                           -------------------------------------
Net interest income:
  Net interest income                          48,739       44,500       40,614
  Provision for loan losses                     3,227        2,304        1,838
                                           -------------------------------------
    Net interest income after provision
      for loan losses                          45,512       42,196       38,776
                                           -------------------------------------
Noninterest income:
  Service charges on deposit accounts          10,899        7,750        7,358
  Other service charges and fees                6,782        5,360        3,613
  Gain on sale of securities
    available-for-sale                            --           570          --
                                           -------------------------------------
    Total noninterest income                   17,681       13,680       10,971
                                           -------------------------------------
Noninterest expenses:
  Salaries and employee benefits               24,136       19,757       17,304
  Net occupancy expense                         2,319        2,053        1,989
  Furniture and equipment expense               3,858        3,723        3,569
  Other expense                                12,254       11,600       11,234
                                           -------------------------------------
    Total noninterest expenses                 42,567       37,133       34,096
                                           -------------------------------------
Earnings:
  Income before provision for income taxes     20,626       18,743       15,651
  Provision for income taxes                    6,792        6,486        5,118
                                           -------------------------------------
    Net income                             $   13,834   $   12,257   $   10,533
--------------------------------------------------------------------------------
Earnings per share
  Basic                                          1.80         1.59         1.36
  Diluted                                        1.79         1.59         1.36
--------------------------------------------------------------------------------

19 SCBT



2002
----    FIRST NATIONAL CORPORATION BOARD OF DIRECTORS





                                     [PHOTO]





COLDEN R. BATTEY JR.            M. OSWALD FOGLE              JOHN L. GRAMLING JR.
Partner and Attorney            President and                Farmer
Harvey & Battey                 Chief Executive Officer      Orangeburg, SC
Beaufort, SC                    Decolam, Inc.
                                Orangeburg, SC               RICHARD L. GRAY*
LUTHER J. BATTISTE III                                       Chairman of the Board
Partner and Attorney            DWIGHT W. FRIERSON*          Grayco Company Beaufort, SC
Johnson, Toal & Battiste, P.A.  Vice Chairman of the Board
Columbia and Orangeburg, SC     First National Corporation   ROBERT R. HILL JR.
                                Vice President and           President and
CHARLES W. CLARK*               General Manager              Chief Operating Officer
President                       Coca-Cola Bottling Company   South Carolina Bank and Trust
Santee Shores, Inc.             Orangeburg, SC               Columbia, SC
Santee, SC

                                                                         SCBT 20

FIRST NATIONAL CORPORATION BOARD OF DIRECTORS (CONTINUED)
C. JOHN HIPP III*                   J. W. WILLIAMSON III               EXECUTIVE OFFICERS
Chief Executive Officer             President
First National Corporation          J. W. Williamson Ginnery, Inc.     ROBERT R. HORGER
South Carolina Bank and Trust       Denmark, SC                        Chairman of the Board
Columbia, SC
                                    CATHY COX YEADON                   C. JOHN HIPP III
ROBERT R. HORGER*                   Human Resources Manager            Chief Executive Officer
Chairman of the Board               Cox Wood Preserving Co., Inc.
First National Corporation          Orangeburg, SC                     RICHARD C. MATHIS
Attorney                                                               Executive Vice President and
Horger, Barnwell & Reid             ROBERT H. JENNINGS III             Chief Financial Officer
Orangeburg, SC                      (Chairman Emeritus)
                                    First National Corporation         DWIGHT W. FRIERSON
HARRY M. MIMS JR.*                  South Carolina Bank and Trust      Vice Chairman of the Board
President                           Columbia, SC
J.F. Cleckley & Company                                                JAMES C. HUNTER JR.
Orangeburg, SC                      J. CARLISLE MCALHANY (Emeritus)    Executive Vice President
                                    Retired Farmer and                 and Secretary
RALPH W. NORMAN                     Cotton Broker
President                           St. George, SC                     JOHN C. POLLOK
Warren Norman Co., Inc.                                                Senior Executive Vice President and
Rock Hill, SC                       LARRY D. WESTBURY (Emeritus)       Chief Administrative Officer
                                    Retired President and Chairman
ANNE H. OSWALD                      First National Corporation         JOE BURNS
Oswald, White & Associates, Inc.    South Carolina Bank and Trust      Executive Vice President and
Walterboro, SC                      Columbia, SC                       Chief Credit Officer

SAMUEL A. RODGERS                                                      LORAN ADAMS
Vice Chairman                                                          Senior Vice President and
Carolina Eastern                                                       General Auditor
Scranton, SC

JAMES W. ROQUEMORE*
Chief Executive Officer
Patten Seed Company, Inc.
General Manager
Super-Sod
Orangeburg, SC

THOMAS E. SUGGS*                                      [PHOTO]
President and
Chief Executive Officer
Keenan & Suggs, Inc.
Columbia, SC

A. DEWALL WATERS
Partner
Main-Waters Enterprises
Partnership
Orangeburg, SC                  FIRST NATIONAL CORPORATION EXECUTIVE MANAGEMENT COMMITTEE

                                *MEMBER EXECUTIVE COMMITTEE

21 SCBT

2002
----                                              SOUTH CAROLINA BANK AND TRUST

EXECUTIVE MANAGEMENT                   EXECUTIVE OFFICERS                    BOARD OF DIRECTORS
COMMITTEE - FIRST NATIONAL
CORPORATION                            C. JOHN HIPP III                      COLDEN R. BATTEY JR.
                                       Chief Executive Officer               Partner and Attorney
C. JOHN HIPP III                                                             Harvey & Battey
Chief Executive Officer                ROBERT R. HILL JR.                    Beaufort, SC
                                       President and
ROBERT R. HILL JR.                     Chief Operating Officer               LUTHER J. BATTISTE III
President and                                                                Partner and Attorney
Chief Operating Officer                JOHN C. POLLOK                        Johnson, Toal & Battiste, P.A.
South Carolina Bank and Trust          Senior Executive Vice President and   Columbia and Orangeburg, SC
Columbia, SC                           Chief Administrative Officer
                                                                             CHARLES W. CLARK*
JOHN C. POLLOK                         RICHARD C. MATHIS                     President
Senior Executive Vice President and    Executive Vice President and          Santee Shores, Inc.
Chief Administrative Officer           Chief Financial Officer               Santee, SC

RICHARD C. MATHIS                      JOE BURNS                             M. OSWALD FOGLE
Executive Vice President and           Executive Vice President and          President and
Chief Financial Officer                Chief Credit Officer                  Chief Executive Officer
                                                                             Decolam, Inc.
JOE BURNS                              ALLEN HAY                             Orangeburg, SC
Executive Vice President and           Executive Vice President
Chief Credit Officer                   Support Services                      DWIGHT W. FRIERSON*
                                                                             Vice President and
ALLEN HAY                              JAMES C. HUNTER JR.                   General Manager
Executive Vice President               Executive Vice President              Coca-Cola Bottling Company
Support Services                       and Secretary                         Orangeburg, SC

DON KERR                               DON KERR                              JOHN L. GRAMLING JR.
Executive Vice President and           Executive Vice President and          Farmer
Chief Technology Officer               Chief Technology Officer              Orangeburg, SC

THOMAS S. CAMP                         DANE MURRAY                           RICHARD L. GRAY*
President and                          Executive Vice President              Chairman of the Board
Chief Executive Officer                                                      Grayco Company
South Carolina Bank and Trust          ALEX SHUFORD                          Beaufort, SC
of the Piedmont                        Executive Vice President
Rock Hill, SC                                                                Robert R. Hill Jr.
                                                                             President and
                                                                             Chief Operating Officer
                                                                             South Carolina Bank and Trust
                                                                             Columbia, SC

                                                                         SCBT 22

                                                                            2002
                                                                            ----





                                     [PHOTO]







SOUTH CAROLINA BANK AND TRUST PRESIDENT, REGIONAL PRESIDENTS AND REGIONAL EXECUTIVES

C. John Hipp III*                    James W. Roquemore*             Cathy Cox Yeadon
Chief Executive Officer              Chief Executive Officer         Human Resources Manager
First National Corporation           Patten Seed Company, Inc.       Cox Wood Preserving Co., Inc.
South Carolina Bank and Trust        General Manager                 Orangeburg, SC
Columbia, SC                         Super-Sod
                                     Orangeburg, SC                  Directors Emeriti
Robert R. Horger*                                                    Robert H. Jennings, III
Chairman of the Board                Thomas E. Suggs*                J. Carlisle McAlhany
First National Corporation           President and                   Larry D. Westbury
Attorney                             Chief Executive Officer
Horger, Barnwell & Reid              Keenan & Suggs, Inc.
Orangeburg, SC                       Columbia, SC

Harry M. Mims Jr.*                   A. Dewall Waters
President                            Partner
J.F. Cleckley & Company              Main-Waters Enterprises
Orangeburg, SC                       Partnership
                                     Orangeburg, SC
Anne H. Oswald
Oswald, White & Associates, Inc.     J. W. Williamson III
Walterboro, SC                       President
                                     J. W. Williamson Ginnery, Inc.
                                     Denmark, SC


                                                                    *MEMBER EXECUTIVE COMMITTEE

23 SCBT

2002
----

SOUTH CAROLINA BANK AND TRUST OF THE PIEDMONT
EXECUTIVE OFFICERS                FRANK S. CAMPBELL               RALPH W. NORMAN JR.
                                  President                       President
FRANK M. WILKERSON JR.            AME, Inc.                       Warren Norman Co., Inc.
Chairman of the Board             Fort Mill, SC                   Rock Hill, SC

R. WESLEY HAYES JR.               DWIGHT W. FRIERSON              JOLENE STEPP SETLIFF
Vice Chairman of the Board        Vice President and              President
                                  General Manager                 Stepp-Tuttle Realty
THOMAS S. CAMP                    Coca-Cola Bottling Company      Rock Hill, SC
President and                     Orangeburg, SC
Chief Executive Officer                                           JAY K. SHAH, MD
                                  R. WESLEY HAYES JR.             Carolina Cardiology Associates
J. GARY HOOD                      Attorney                        Rock Hill, SC
Executive Vice President          Harrelson and Hayes
and Chief Operating Officer       Rock Hill, SC                   JACOB D. SMITH
                                                                  President
BOARD OF DIRECTORS                C. JOHN HIPP III                Smith Enterprises, Inc.
                                  Chief Executive Officer         Rock Hill, SC
BERNARD N. ACKERMAN, CPA, PA      First National Corporation
Rock Hill, SC                     South Carolina Bank and Trust   FRANK M. WILKERSON JR.
                                  Columbia, SC                    President
THOMAS S. CAMP                                                    Wilkerson Fuel Co., Inc.
President and                                                     Rock Hill, SC
Chief Executive Officer
South Carolina Bank and Trust
of the Piedmont
Rock Hill, SC

SOUTH CAROLINA BANK AND TRUST OF THE PEE DEE

EXECUTIVE OFFICERS              C. JOHN HIPP III                 SAMUEL A. RODGERS
                                Chief Executive Officer          Vice Chairman
SAMUEL A. RODGERS               First National Corporation       Carolina Eastern
Chairman of the Board           South Carolina Bank and Trust    Scranton, SC
                                Columbia, SC
JOHN L. HANNA                                                    JERRY SHEALY
Executive Vice President        ROBERT R. HORGER                 President
County Executive                Chairman of the Board            Jerry Shealy Agency, Inc.
                                First National Corporation       Florence, SC
BOARD OF DIRECTORS              Attorney
                                Horger, Barnwell & Reid          SAMUEL F. SPARROW
DR. J. WILLIAM BURCH            Orangeburg, SC                   Enrolled Agent
Dentist-Farmer-Businessman                                       Florence, SC
Lake City, SC                   DR. F. GREGG JONES
                                Anesthesiologist                 D. P. "TILLY" THOMPSON
DR. W. S. "BILL" EDWARDS        Medical Anesthesia               (Emeritus)
Orthopedic Surgeon              Consultants, LLC                 Retired Executive Officer
Pee Dee Orthopedic Assoc.       Florence, SC                     Belk
Florence, SC                                                     Florence, SC

                                                                         SCBT 24

CORPORATE INFORMATION

GENERAL OFFICE

First National Corporation
520 Gervais Street
Columbia, SC 29201
(803) 771-2265

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 2 p.m. on Tuesday, April 22, 2003 in the Dorchester-Jasper Room on the 2nd Floor, 520 Gervais Street in Columbia, South Carolina.

FORM 10-K & OTHER INFORMATION

Copies of First National Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits thereto), and other information may be obtained without charge by written request to:
John L. Phillips
Corporate Controller
First National Corporation
Post Office Box 1030
Columbia, South Carolina 29202
(803) 771-2265

ANALYST CONTACT

Richard C. Mathis
Chief Financial Officer
First National Corporation
Post Office Box 1030
Columbia, South Carolina 29202
(803) 771-2265

STOCK INFORMATION

The Company's Common Stock is listed on the American Stock Exchange under the trading symbol FNC.

WEBSITE

www.SCBandT.com.

FIRST NATIONAL CORPORATION                                   SCBT
520 GERVAIS STREET                                          SOUTH
COLUMBIA, SC 29201                                         CAROLINA
                                                           --------
800-277-2175  803-771-2265                              BANK AND TRUST