Form 10-K, Exhibit 13
period 2003-12-31
SCBT FINANCIAL CORP
filed 2004-03-12
CIK 764038

SCBT FINANCIAL CORPORATION

committing to the future

2 0 0 3  a n n u a l  r e p o r t






                                     [PHOTO]





   SCBT
 FINANCIAL
CORPORATION



        We're pleased to share the financial highlights of our past year:


          o    NET INCOME INCREASED 6.9% TO $14,786,000.

          o    TOTAL ASSETS ROSE 4.6% TO $1,197,692,000.

          o    TOTAL LOANS INCREASED 8.7% TO $938,760,000.

          o    TOTAL DEPOSITS GREW 5.4% TO $946,278,000.

          o    LOAN NET CHARGE-OFFS WERE .19 IN 2003.

          o    RETURN ON AVERAGE ASSETS (ROA) WAS 1.23% IN 2003 AND 1.28% IN
               2002.

          o    RETURN ON AVERAGE EQUITY (ROE) WAS 13.72% IN 2003 AND 14.09% IN
               2002.

          o    EARNINGS PER DILUTED SHARE GREW TO $1.91 FROM $1.79.

          o    YEAR-END STOCK VALUE INCREASED TO $30.01 FROM $24.00 IN 2002.



                                      SCBT
                                    FINANCIAL
                                   CORPORATION

S C B T   F I N A N C I A L   C O R P O R AT I O N

SUMMARY OF OPERATIONS

(dollars in thousands except per share)

                                             YEAR ENDED DECEMBER 31
                               2003       2002       2001       2000      1999

Interest income             $ 64,854   $ 67,324   $ 74,472   $ 73,846   $60,569
Interest expense              14,622     18,752     29,972     33,232    23,916
Net interest income           50,232     48,572     44,500     40,614    36,653
Provision for loan losses      2,345      3,227      2,304      1,838     1,613
Net interest income after
 provision for loan losses    47,887     45,345     42,196     38,776    35,040
Noninterest income            22,915     17,848     13,680     10,971     9,727
Noninterest expense           48,715     42,567     37,133     34,096    33,802
Income before provision
 for income taxes             22,087     20,626     18,743     15,651    10,965
Provision for income taxes     7,301      6,792      6,486      5,118     3,025
Net income                    14,786     13,834     12,257     10,533     7,940*

PER COMMON SHARE

Net income, basic            $  1.93    $  1.80    $  1.59    $  1.36    $ 1.03
Net income, diluted             1.91       1.79       1.59       1.36      1.02
Book value                     14.61      13.49      12.15      10.97      9.85
Dividends                       0.66       0.57       0.52       0.49      0.47
Dividend payout ratio          33.98%     33.71%     32.63%     36.09%    40.14%


*In 1999 non-recurring expenses associated with the acquisition of FirstBancorporation and two Carolina First branches reduced net income by $1,684,000.

For more financial information about the Company, please refer to SCBT Financial Corporation's 2003 Annual Report on Form 10-K, a copy of which is included with the package provided to the Company's shareholders in connection with the Company's 2004 annual meeting of shareholders.



2 0 0 3  F I N A N C I A L  H I G H L I G H T S

                                                                      % CHANGE
                                           YEAR ENDED DECEMBER 31     INCREASE
                                             2003          2002      (DECREASE)
(dollars in thousands except per share)

FOR THE YEAR

Interest income                           $ 64,854      $ 67,324        (3.7)%
Interest expense                            14,622        18,752       (22.0)%
Net interest income                         50,232        48,572          3.4%
Provision for loan losses                    2,345         3,227       (27.3)%
Noninterest income                          22,915        17,848         28.4%
Noninterest expense                         48,715        42,567         14.4%
Income before provision
  for income taxes                          22,087        20,626          7.1%
Provision for income taxes                   7,301         6,792          7.5%
Net Income                                  14,786        13,834          6.9%

PER COMMON SHARE

Net income, basic                         $   1.93      $   1.80          7.2%
Net income, diluted                           1.91          1.79          6.7%
Cash dividends                                0.66          0.57         15.8%
Book value                                   14.61         13.49          8.3%

KEY PERFORMANCE RATIOS

Return on average assets                     1.23%         1.28%        (3.9)%
Return on average equity                    13.72%         14.09        (2.6)%
Nonperforming assets as
  percentage of assets                        0.69          0.51         35.3%
Average stockholders' equity
  as a percentage of
  average assets                              9.00          9.05        (0.6)%

SELECTED YEAR END BALANCES

Assets                                  $1,197,692    $1,144,948          4.6%
Loans, net of
unearned income*                           938,760       863,422          8.7%
Investment securities                      152,009       164,951        (7.9)%
Deposits                                   946,278       898,163          5.4%
Borrowings                                  52,050        49,500          5.2%
Stockholders' equity                       112,349       103,495          8.6%
Number of common
  shares outstanding                     7,690,186     7,673,339          0.2%

*EXCLUDES LOANS HELD FOR SALE.

            A   L E T T E R   T O   O U R   S H A R E H O L D E R S ,
                  C U S T O M E R S   A N D   F R I E N D S

     When our company was founded in 1934, we had a simple philosophy - to provide a wide range of financial solutions and a high level of personal service to the local communities we serve.

     Although nearly 70 years have passed and our organization has evolved, that simple philosophy is still the basis that guides us on our mission to become South Carolina's bank.

     In early 2004, we changed the name of our holding company, First National Corporation, to SCBT Financial Corporation. The new corporate name identifies the holding company more closely with our South Carolina Bank and Trust subsidiaries. We also switched from the American Stock Exchange to the NASDAQ(R) Stock Market and our stock now trades under the symbol "SCBT." We feel these changes further unite our company and stock as well as highlight the association we have with South Carolina.


OUR "REVERSE SOLUTION"

     Many banks focus solely on improving their stock value, regardless of the impact to the bank's personnel and customers. Often this results in an average employee turnover rate of 30 to 50% and a loss of customers. SCBT Financial Corporation's business model - called the REVERSE SOLUTION - focuses on satisfying customers and engaging employees, which translates into greater benefits for our shareholders.

     For seven decades, we have remained committed to community-based banking in both large and small markets across the state. We have centralized the processes of the bank and kept the decision-making process at the local level. Our balance of soundness, profitability and growth is time-proven and we believe it is the cornerstone of our company's culture.


FROM LEFT TO RIGHT:
DWIGHT W. FRIERSON, VICE CHAIRMAN OF THE BOARD             [PHOTO]
ROBERT R. HORGER, CHAIRMAN OF THE BOARD
C. JOHN HIPP III, CHIEF EXECUTIVE OFFICER

                                     [PHOTO]

                              2003 ACCOMPLISHMENTS

               o    MORTGAGE LENDING ORIGINATED $600 MILLION

               o    OPENED NEW CORPORATE HEADQUARTERS IN COLUMBIA

               o MAINTAINED A WELL-ABOVE-AVERAGE 4.56% NET INTEREST MARGIN FOR THE YEAR DURING A DIFFICULT LOW-INTEREST RATE ENVIRONMENT

               o    INSTITUTED UNIT PROFITABILITY MEASURING SYSTEM IN EACH CITY

               o    MADE GAINS IN THE CORRESPONDENT BANKING AREA

               o    OPENED REGIONAL HEADQUARTERS IN THE UPSTATE

     It is a culture that allows the SCBT team to grow stronger with each passing year. Significant resources are dedicated to our employees' professional growth and personal well-being. Studies have shown engaged employees can be up to 30% more productive. That's why we encourage our employees to adhere to the Gallup Q12(TM) and conduct annual employee opinion surveys to gauge and implement our workforce's needs.

     Our efforts on behalf of our employees have resulted in a number of achievements. For instance, in 2003, the South Carolina Psychological Association honored us with the Exemplary Program Recognition Award for Employee Involvement.

     Our employee turnover rate in 2003 was a remarkable 11.8%, which is significantly lower than the industry average. The passion and engagement of our employees are reflected in the continued growth and solid relationships we have with our many long-time customers.

REAPING SUCCESSFUL RESULTS

     SCBT Financial Corporation's steady and sound performance has afforded our shareholders a stable and dependable investment. Our shareholders experienced consistent growth in earnings per share (EPS) even in the midst of 2003's soft economy. Compared to the beginning of the year, our stock price was up 25% at the end of the year.

     Ten years ago, we originated $10 million in residential mortgage loans. This year, mortgage services originated $600 million in loans and generated more than $8 million in fees - a most impressive performance! The mortgage division - led by one of the South's top mortgage visionaries, Senior Executive Vice President John Pollok - built a tremendous amount of noninterest income and will continue to be a factor in mortgage lending throughout the state. In 2004, we plan to diversify our mortgage income significantly through new services and inititiatives.


EARNINGS PER SHARE
    (diluted)

   '99  $1.02
   '00  $1.36
   '01  $1.59
   '02  $1.79
   '03  $1.91

DIVIDENDS PER SHARE
    (diluted)

   '99  $0.47
   '00  $0.49
   '01  $0.52
   '02  $0.57
   '03  $0.66

     Last year's softened economy was challenging for our industry; however, we were fortunate. Our loan portfolio held up quite well even under net interest margin pressure. On the heels of our rebranding in 2002, the relocation of our headquarters to Columbia has strongly positioned us for growth in the Midlands and strengthened our ability to serve our statewide markets. Additionally, the Greenville market is the fastest-growing MSA in our state and we are experiencing exceptional growth in the Upstate. We have a solid foothold upon which we intend to expand.

     As a measure of our dedication to the communities of South Carolina, we created a new position to handle community development activities statewide. Nate Barber, Director of Community Development, will lead this area and help us build small business lending around the state. While few banks of our size commit many resources to this effort, we felt it was an important need in our state.

BUILDING SOUTH CAROLINA'S BANK

     We believe in our future of being South Carolina's bank. For years, our state had SCN, C&S and Banker's Trust as strong statewide banks. That time has come again. If technology, talented staff, a focus on soundness, profitability and growth, local decisions and relationship banking matter to South Carolinians, we are ready to fulfill our destiny. We greatly appreciate your investment in our company and welcome your thoughts and opinions.

     We look forward to the coming year and are grateful to our many dedicated customers, employees, directors and shareholders for sharing in our vision for the company and South Carolina Bank and Trust.


/s/ C. John Hipp III        /s/ Dwight W. Frierson        /s/ Robert R. Horger
C. John Hipp III            Dwight W. Frierson            Robert R. Horger

               2004 GOALS

               o    EXPAND MORTGAGE LENDING LINES OF BUSINESS

               o    EXPAND CORRESPONDENT BANKING RELATIONSHIPS

               o    OFFER NEW DEPOSIT PRODUCTS

               o    CONTINUE TO BUILD MARKET SHARE IN EXISTING AND NEW MARKETS

               o    CONTINUE TO FOCUS ON OPERATING EFFICIENCIES







                                     [PHOTO]








                                 REACHING GOALS

WE FOCUS ON SATISFYING CUSTOMERS AND NURTURING EMPLOYEES TO IMPROVE THE RETURN FOR OUR SHAREHOLDERS.






                                                                        SCBT   5

L A S T I N G   R E L A T I O N S H I P S

enriching

c u s t o m e r s'  l i v e s


     Relationships are extremely basic in nature, yet their effect can resonate through a lifetime. At South Carolina Bank and Trust, we understand the importance of a good banking relationship. We stay in touch with our customers. Learning names and recognizing faces, so they always know just how much they're appreciated. Keeping decisions that affect their lives and dreams in the hands of local bankers they know. Becoming a part of each community we serve.

     At South Carolina Bank and Trust, relationship banking is more than a concept or business model - it's our guiding philosophy. We provide our customers with a good relationship that is based on mutual trust. Not only have we been serving South Carolina with relationship banking, we've been providing it consistently since the bank was founded in 1934. We are committed to South Carolina markets both large and small, and we continue to create products and services that enrich our customers' lives.


6   SCBT

                                     [PHOTO]

















     We offer the best banking services, without sacrificing personal service. WE BELIEVE STRONG, DEEP ROOTS ARE WHAT MAKE RELATIONSHIPS BLOOM.

Rich Mozingo, Team President, pictured
with Relationship Manager Curt London             [PHOTO]
and team mascot Bomber the Mouse







CAPITAL CITY BOMBERS

The Capital City Bombers always aim for the big league. That's why, when the Columbia-based minor league team needed a banking partner, President Rich Mozingo drafted the winning team at South Carolina Bank and Trust. Rich says, "I'm constantly impressed with the attention we receive from the entire Midlands team." Rich and his teammates appreciate the bank's comprehensive product offering and unparalleled customer service - something South Carolina Bank and Trust


         '99  610.5                         '99  689.7
         '00  727.7                         '00  757.6
         '01  748.1                         '01  811.5
         '02  863.4                         '02  898.2
         '03  938.8                         '03  946.3

            LOANS                            DEPOSITS
  (at year end in millions,         (at year end in millions)
excluding loans held for sale)

                                          PERSONAL BANKING SERVICE LINES

                                          o   CHECKING, CREDIT LINES AND LOANS

                                          o   IRAS AND INVESTING

                                          o   MONEY MANAGEMENT

                                          o   SAVINGS AND CDS

                                          o   TRUST AND ESTATE PLANNING









                                     [PHOTO]










                                                                        SCBT   9

R E A L I Z I N G   P O T E N T I A L

engaging

a n d   e m p o w e r i n g   e m p l o y e e s


     The changes in the banking industry have yielded some unexpected benefits for South Carolina Bank and Trust. We are gaining new customers who miss the personal interaction they once had with their bank. And we are gaining new, experienced employees frustrated with big bank processes. Our talent pool - already extraordinary - is only getting stronger.

     Throughout our 33 locations, we provide our unique style of banking through our high-caliber employees. While we've centralized the processes of the bank, we've kept the decisionmaking process at the local level. This simple concept that ensures our customers get answers also keeps our employees engaged and empowered. By nurturing our employees' potential, we're providing a level of service to our customers that many larger banks can't provide.

     Employees are a tremendous asset. That's why we invest heavily in personal development as well as considerable financial training. Commitment to treating our employees well earned us statewide recognition in 2003. Employee turnover remains exceptionally low and is the strong foundation for quality community banking.




10   SCBT

                                     [PHOTO]















                   Together we will become who we want to be.

    OUR EMPLOYEES ARE DEDICATED TO THE IDEALS OF OUR BANK AND WE ARE EQUALLY
            DEDICATED TO HELPING OUR EMPLOYEES ACHIEVE THEIR GOALS.

SCBT EMPLOYEES (PICTURED LEFT TO RIGHT)
JIM RHODES, NATE BARBER AND SHIELDS COCHRAN               [PHOTO]




OUR EMPLOYEES' PERSPECTIVE

Private Banker Shields Cochran knows SCBT is different than other banks. "Our bank is associate-friendly and not solely focused on stock price. That attitude breeds a positive spirit within the bank, one that our customers see every day," says Shields. That team spirit attracted Nate Barber, Director of Community Development, to SCBT last year. "Teamwork is essential because every day we're working with people's lives," Nate says. Jasper County Area Executive Jim Rhodes reflects on his 33 years at SCBT, adding, "I've seen the bank grow from manual to automated operations and one thing's for sure: through it all, this bank went out of its way to support employees."


     '99   $75.8
     '00   $84.9
     '01   $93.1
     '02  $103.5
     '03  $112.3

    STOCKHOLDERS'
       EQUITY
    (in millions)

                                          BUSINESS BANKING

                                          o    CHECKING ACCOUNTS

                                          o    CASH MANAGEMENT

                                          o    BUSINESS LINK

                                          o    CREDIT OPTIONS

                                          o    PAYROLL SOLUTIONS

                                          o    BANK STATEMENTS ON COMPACT DISC

















                                                                       SCBT   13

A   V I S I O N   T O   B U I L D   O N

building

s o u t h   c a r o l i n a ' s   b a n k



     Our equation for success focuses on the solid relationships we've built with our customers and employees. These relationships will continue to fuel our strong performance, expansion and investor returns. We enjoy a strong commitment from our shareholders, who share the vision for SCBT Financial Corporation to be a statewide leader in the banking industry. Through the years, our Board of Directors and shareholders have supported making investments to ensure our long-term success. Since 1998, we have spent approximately $15 million on technology, making us one of the more technologically advanced banks in our size category.

     SCBT is equally committed to bringing value to our state's communities, large and small. As we grow, we continue to add community-based initiatives that improve the quality of life in our state. By working with cities, counties and municipalities in economic development and small business lending, SCBT is investing in South Carolina's future.

     South Carolina Bank and Trust is proud to offer South Carolinians a unique blend of financial services, all backed by the personal touch of a banker who knows and understands your needs. We look forward to the years ahead and hope that we'll have the opportunity to serve our friends, neighbors, customers and shareholders for many years to come.


14   SCBT

                                DIVERSIFIED SERVICES

                                o    MORTGAGE LENDING

                                o    RETAIL INVESTMENTS

                                o    TRUST PLANNING

                                o    SALES FINANCE

                                o    SMALL BUSINESS SERVICES

                                o    COMMERCIAL AND CONSUMER LENDING

                                o    CORRESPONDENT BANKING








                                     [PHOTO]










            We're committed to being South Carolina's community bank.

OUR SIMPLE PHILOSOPHY IS THE BASIS THAT GUIDES US ON OUR MISSION TO BECOME SOUTH CAROLINA'S BANK.

             [PHOTO]                          RELATIONSHIP MANAGER RONNY MAXWELL
                                              AND BUBBA BAMBERG



Bubba Bamberg

To a farmer like Bubba Bamberg, a "fair-weather banker" is just about as welcome as a long summer drought. That's why, when he needed a banking partner for his farming business, he called South Carolina Bank and Trust. "Farming has peaks and troughs, so I need someone I can depend on through good times and bad," says Bubba. His Relationship Manager Ronny Maxwell and his banking team are there for Bubba every step of the way. And to Bubba, that's as good for business as sunshine and showers.



     '99  $0.98                    '99  $10.58
     '00  $1.11                    '00  $13.14
     '01  $1.21                    '01  $13.64
     '02  $1.28                    '02  $14.09
     '03  $1.23                    '03  $13.72

      RETURN ON                     RETURN ON
    AVERAGE ASSETS                AVERAGE EQUITY




16   SCBT

SERVING SOUTH CAROLINA


o South Carolina Bank and Trust

o South Carolina Bank and Trust of the Piedmont


SOUTH CAROLINA
BANK AND TRUST

BAMBERG
317 North Main Street
Bamberg, SC 29003
(803) 245-2416

BEAUFORT
1121 Boundary Street
Beaufort, SC 29901
(843) 521-5600

BLUFFTON
1328 Fording Island Road
Bluffton, SC 29910
(843) 837-2100

One Burnt Church Road
Highway 278
Bluffton, SC 29910
(843) 837-7726

COLUMBIA
520 Gervais Street
Columbia, SC 29201
(803) 771-2265

2010 Clemson Road
Columbia, SC 29229
(803) 788-7845

1100 Knox Abbott Drive
Cayce, SC 29033
(803) 739-1854

DENMARK
18587 Heritage Highway
Denmark, SC 29042
(803) 793-3324

ELLOREE
6512 Old No. 6 Highway
Elloree, SC 29047
(803) 897-2121

FLORENCE
1600 W. Palmetto Street
Florence, SC 29501
(843) 673-9900

GREENVILLE
200 East Broad Street
Greenville, SC 29601
(864) 250-4455

3622 Pelham Road
Greenville, SC 29615
(864) 254-9460

HARDEEVILLE
26 South Coastal
Highway 17
Hardeeville, SC 29927
(843) 784-3151

HARLEYVILLE
122 West Main Street
Harleyville, SC 29448
(843) 462-7687
                                          [MAP OF SOUTH CAROLINA]
HILTON HEAD
81 Main Street
Hilton Head, SC 29926
(843) 342-2100

2 Park Lane
Hilton Head, SC 29938
(843) 842-4637

LADY'S ISLAND
184 Sea Island Parkway
Lady's Island, SC 29902
(843) 521-5660

LAKE CITY
266 West Main Street
Lake City, SC 29560
(843) 394-1417

MONCKS CORNER
317 North Highway 52
Moncks Corner, SC 29461
(843) 761-8024

NORWAY
8403 Savannah Highway
Norway, SC 29113
(803) 263-4295

ORANGEBURG
950 John C. Calhoun Drive
Orangeburg, SC 29115
(803) 534-2175

2705 Old Edisto Drive
Orangeburg, SC 29115
(803) 531-0540

1255 St. Matthews Road
Orangeburg, SC 29118
(803) 531-0520

3025 St. Matthews Road
Orangeburg, SC 29115
(803) 531-0550

RIDGELAND
207 Jacob Smart Boulevard
Ridgeland, SC 29936
(843) 726-5596

SANTEE
657 Bass Drive
Santee, SC 29142
(803) 854-2451

ST. GEORGE
5542 Memorial Boulevard
St. George, SC 29477
(843) 563-2324

WALTERBORO
520 North Jefferies Boulevard
Walterboro, SC 29488
(843) 549-1553

600 Robertson Boulevard
Walterboro, SC 29488
(843) 549-1553

SOUTH CAROLINA
BANK AND TRUST
OF THE PIEDMONT

FORT MILL
808 Tom Hall Street
Fort Mill, SC 29715
(803) 548-6292

ROCK HILL - EASTSIDE
1274 East Main Street
Rock Hill, SC 29730
(803) 329-5100

1127 Ebenezer Road
Rock Hill, SC 29732
(803) 329-1222

YORK
801 East Liberty Street
York, SC 29745
(803) 684-5554

SCBT FINANCIAL CORPORATION

S T O C K   P E R F O R M A N C E   &   S T A T I S T I C S

The financial information on pages 18 through 21 should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in SCBT Financial Corporation's 2003 Annual Report on Form 10-K.
--------------------------------------------------------------------------------

                                                       2003            2002            2001            2000            1999
    S T O C K   P E R F O R M A N C E
Dividends paid per share                          $      0.66     $      0.57     $      0.52     $      0.49     $      0.47
Dividend payout ratio                                   33.98%          33.71%          32.63%          36.09%          40.14%
Dividend yield (based on the average
      of the high and low for the year)                  2.46%           2.43%           3.28%           3.10%           1.97%
Price/earnings ratio (based on year-end
      stock price and diluted
      earnings per share)                               15.71x          13.40x          11.03x          8.81x           19.80x
Price/book ratio (end of year)                           2.05x           1.78x           1.44x           1.09x           2.08x

C O M M O N   S T O C K   S T A T I S T I C S

Stock price ranges:
      High                                        $     32.25     $     29.36     $     19.77     $     20.68     $     27.95
      Low                                               21.40           17.57           11.82           10.97           20.00
      Close                                             30.01           24.00           17.55           11.93           20.34
Volume traded (on AMEX)                             1,399,500       1,757,890         732,600         617,900         281,300
As a percentage of average shares outstanding           18.22%          22.94%          10.45%           8.78%           4.02%
Earnings per share (basic)                        $      1.93     $      1.80     $      1.59     $      1.36     $      1.03
Earnings per share (diluted)                             1.91            1.79            1.59            1.36            1.02
Book value per share                                    14.61           13.49           12.15           10.97            9.85

---------------------------------------------------------------------------------------------------
 Q U A R T E R L Y   C O M M O N   S T O C K   P R I C E   R A N G E S   A N D   D I V I D E N D S

                       2003                          2002                          2001

QUARTER      HIGH       LOW    DIVIDEND    HIGH       LOW    DIVIDEND    HIGH       LOW    DIVIDEND

  1st       $28.00    $21.40    $0.160    $23.04    $17.57    $0.136    $18.16    $11.82    $0.127
  2nd        28.09     23.65     0.160     27.78     22.50     0.145     17.18     13.64     0.127
  3rd        28.50     24.60     0.170     29.36     21.34     0.145     19.77     17.14     0.127
  4th        32.25     26.52     0.170     28.24     20.92     0.145     17.87     16.00     0.136
---------------------------------------------------------------------------------------------------

PER SHARE DATA HAVE BEEN RETROACTIVELY ADJUSTED TO GIVE EFFECT TO A TEN PERCENT COMMON STOCK DIVIDEND PAID TO SHAREHOLDERS OF RECORD ON DECEMBER 6, 2002.



18   SCBT

SCBT FINANCIAL CORPORATION
S E L E C T E D   C O N S O L I D A T E D   F I N A N C I A L   D A T A
--------------------------------------------------------------------------------------------------------------------------------

A T   D E C E M B E R   3 1                               2003            2002            2001           2000           1999
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)
Assets                                                $ 1,197,692     $ 1,144,948     $ 1,025,682     $  969,848     $  872,398
Loans, net of unearned income*                            938,760         863,422         768,864        729,049        610,541
Investment securities                                     152,009         164,951         189,933        183,198        195,572
Deposits                                                  946,278         898,163         811,523        757,576        689,665
Borrowings                                                 52,050          49,500         116,117        122,998        103,150
Stockholders' equity                                      112,349         103,495          93,065         84,936         75,819
Number of locations                                            34              32              30             30             29
Full-time equivalent employees                                514             480             442            402            426

S E L E C T E D   R A T I O S

Return on average equity                                   13.72%          14.09%          13.64%          13.14%         10.58%
Return on average assets                                     1.23            1.28            1.21            1.11           0.98
Average equity as a percentage
     of average assets                                       9.00            9.05            8.91            8.39           9.25

A S S E T   Q U A L I T Y   R A T I O S

Allowance for loan losses to period end loans               1.25%           1.28%           1.28%           1.22%          1.29%
Allowance for loan losses to
     period end nonperforming loans                        173.30          233.47          203.74          273.14         513.08
Nonperforming assets to period end loans and OREO            0.87            0.67            0.74            0.20           0.26
Nonperforming assets to period
     end total assets                                        0.88            0.51            0.47            0.15           0.18
Net charge-offs to average loans                             0.19            0.25            0.19            0.12           0.12
---------------------------------------------------------------------------------------------------------------------------------
*EXCLUDES LOANS HELD FOR SALE.

S C B T   F I N A N C I A L   C O R P O R A T I O N
C O N S O L I D A T E D   B A L A N C E   S H E E T S
--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)                    2003          2002
A S S E T S

Cash and cash equivalents:
     Cash and due from banks                           $   38,541    $   40,479
     Interest-bearing deposits with banks                   4,083            35
     Federal funds sold                                     4,500           --
                                                       ------------------------
         Total cash and cash equivalents                   47,124        40,514
                                                       ------------------------
Investment securities:
     Securities held-to-maturity (fair value of
       $30,952 in 2003 and $35,044 in 2002)                29,487        33,211
     Securities available-for-sale, at fair value         122,522       131,740
                                                       ------------------------
         Total investment securities                      152,009       164,951
                                                       ------------------------

Loans held for sale                                        12,346        39,141
                                                       ------------------------

Loans                                                     939,538       864,815
     Less unearned income                                    (778)       (1,393)
     Less allowance for loan losses                       (11,700)      (11,065)
                                                       ------------------------
         Loans, net                                       927,060       852,357
                                                       ------------------------
Premises and equipment, net                                32,647        28,186
                                                       ------------------------
Other assets                                               26,506        19,799
                                                       ------------------------
         Total assets                                  $1,197,692    $1,144,948

--------------------------------------------------------------------------------

L I A B I L I T I E S   A N D   S H A R E H O L D E R S '   E Q U I T Y

Deposits:
     Noninterest-bearing                               $  169,192    $  146,104
     Interest-bearing                                     777,086       752,059
                                                       ------------------------
         Total deposits                                   946,278       898,163

Federal funds purchased and securities sold
  under agreements to repurchase                           80,967        88,616
Notes payable                                              52,050        49,500
Other liabilities                                           6,048         5,173
                                                       ------------------------
         Total liabilities                              1,085,343     1,041,452
                                                       ------------------------

Shareholders' equity:
     Common stock - $2.50 par value; authorized
      40,000,000 shares; issued and outstanding
      7,690,186 shares in 2003 and 7,673,339
      shares in 2002                                       19,225        19,183
     Surplus                                               62,722        62,422
     Retained earnings                                     29,787        20,071
     Accumulated other comprehensive income                   615         1,819
                                                       ------------------------
         Total shareholders' equity                       112,349       103,495
                                                       ------------------------

         Total liabilities and shareholders' equity    $1,197,692    $1,144,948

--------------------------------------------------------------------------------

20   SCBT

S C B T   F I N A N C I A L   C O R P O R A T I O N
C O N S O L I D A T E D   S T A T E M E N T S   O F   I N C O M E
---------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)                   2003          2002          2001

Interest income:
     Loans, including fees                             $   58,283    $   57,956    $   63,196
     Investment securities:
            Taxable                                         4,980         7,307         8,980
            Tax-exempt                                      1,383         1,501         1,606
     Money market funds                                        67           404           108
     Federal funds sold and securities purchased
      under agreements to resell                               86           107           578
     Deposits with banks                                       55            49             4
                                                       --------------------------------------
            Total interest income                          64,854        67,324        74,472
                                                       --------------------------------------

Interest expense:
     Deposits                                              11,555        15,382        25,423
     Federal funds purchased and securities sold
      under agreements to repurchase                          545           878         2,438
     Notes payable                                          2,522         2,492         2,111
                                                       --------------------------------------
            Total interest expense                         14,622        18,752        29,972
                                                       --------------------------------------

Net interest income:
     Net interest income                                   50,232        48,572        44,500
     Provision for loan losses                              2,345         3,227         2,304
                                                       --------------------------------------
            Net interest income after provision
             for loan losses                               47,887        45,345        42,196
                                                       --------------------------------------

Noninterest income:
     Service charges on deposit accounts
                                                           11,537        10,899         7,750
     Other service charges and fees                        11,378         6,949         5,360
     Gain on sale of securities available-for-sale            --            --            570
                                                       --------------------------------------
            Total noninterest income                       22,915        17,848        13,680
                                                       --------------------------------------

Noninterest expenses:
     Salaries and employee benefits                        28,670        24,136        19,757
     Net occupancy expense                                  2,887         2,319         2,053
     Furniture and equipment expense                        4,397         3,858         3,723
     Other expense                                         12,761        12,254        11,600
                                                       --------------------------------------
            Total noninterest expenses                     48,715        42,567        37,133
                                                       --------------------------------------

Earnings:
     Income before provision for income taxes
                                                           22,087        20,626        18,743
     Provision for income taxes                             7,301         6,792         6,486
                                                       --------------------------------------
            Net income                                 $   14,786    $   13,834    $   12,257

---------------------------------------------------------------------------------------------

Earnings per share:
     Basic                                                 $ 1.93        $ 1.80        $ 1.59
     Diluted                                                 1.91          1.79          1.59

---------------------------------------------------------------------------------------------

SCBT FINANCIAL CORPORATION BOARD OF DIRECTORS









                                     [PHOTO]









COLDEN R. BATTEY JR.*
Partner and Attorney
Harvey and Battey, PA
Beaufort, SC

LUTHER J. BATTISTE III
Partner and Attorney
Johnson, Toal & Battiste, PA
Columbia and Orangeburg, SC

CHARLES W. CLARK*
President
Santee Shores, Inc.
Santee, SC

M. OSWALD FOGLE
President and
Chief Executive Officer
Decolam, Inc.
Orangeburg, SC

DWIGHT W. FRIERSON*
Vice Chairman of the Board
SCBT Financial Corporation
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

JOHN L. GRAMLING JR.
Farmer
J.L. Gramling & Sons
Orangeburg, SC

ROBERT R. HILL JR.
President and
Chief Operating Officer
South Carolina Bank and Trust
Orangeburg, SC

C. JOHN HIPP III*
Chief Executive Officer
SCBT Financial Corporation
South Carolina Bank and Trust
Columbia, SC

ROBERT R. HORGER*
Chairman of the Board
SCBT Financial Corporation
South Carolina Bank and Trust
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

HARRY M. MIMS JR.*
President
J.F. Cleckley & Company
Orangeburg, SC

RALPH W. NORMAN
(not pictured)
President
Warren Norman Co., Inc.
Rock Hill, SC

ANNE H. OSWALD
(not pictured)
President
Oswald & Associates Realty, Inc.
Walterboro, SC

SAMUEL A. RODGERS
Vice Chairman
Carolina Eastern, Inc.
Scranton, SC

JAMES W. ROQUEMORE*
Chief Executive Officer
Patten Seed Company, Inc.
General Manager
Super-Sod/Carolina
Orangeburg, SC

THOMAS E. SUGGS*
President and
Chief Executive Officer
Keenan & Suggs, Inc.
Columbia, SC

A. DEWALL WATERS
Partner/Owner
A.D. Waters Enterprises, LLC
Orangeburg, SC


*MEMBER, EXECUTIVE COMMITTEE

SCBT FINANCIAL CORPORATION BOARD OF DIRECTORS

J.W. WILLIAMSON III
President
J.W. Williamson Ginnery, Inc.
Denmark, SC

CATHY COX YEADON
Vice President, Human Resources
Cox Industries, Inc.
Orangeburg, SC

ROBERT H. JENNINGS III*
(Chairman Emeritus)
SCBT Financial Corporation
South Carolina Bank and Trust
Orangeburg, SC

J. CARLISLE MCALHANY
(Emeritus)
Retired Farmer and Cotton
Broker
St. George, SC

LARRY D. WESTBURY
(Emeritus)
Retired President and Chairman
SCBT Financial Corporation
South Carolina Bank and Trust
St. George, SC


EXECUTIVE OFFICERS

ROBERT R. HORGER
Chairman of the Board

C. JOHN HIPP III
Chief Executive Officer

RICHARD C. MATHIS
Executive Vice President and
Chief Financial Officer

DWIGHT W. FRIERSON
Vice Chairman of the Board

JAMES C. HUNTER JR.
Executive Vice President and
Secretary

JOHN C. POLLOK
Senior Executive Vice President
and Chief Administrative Officer

JOE BURNS
Executive Vice President and
Chief Credit Officer

LORAN ADAMS
Senior Vice President and
General Auditor


EXECUTIVE MANAGEMENT
COMMITTEE

C. JOHN HIPP III
Chief Executive Officer

ROBERT R. HILL JR.
President and
Chief Operating Officer
South Carolina Bank and Trust
Columbia, SC

JOHN C. POLLOK
Senior Executive Vice President
and Chief Administrative Officer

RICHARD C. MATHIS
Executive Vice President
and Chief Financial Officer

JOE BURNS
Executive Vice President and
Chief Credit Officer

THOMAS S. CAMP
President and
Chief Executive Officer
South Carolina Bank and Trust
of the Piedmont
Rock Hill, SC








                                     [PHOTO]





*MEMBER, EXECUTIVE COMMITTEE
                                                                       SCBT   23

SOUTH CAROLINA BANK AND TRUST OF THE PIEDMONT

EXECUTIVE OFFICERS BOARD OF DIRECTORS

C. JOHN HIPP III
Chief Executive Officer

ROBERT R. HILL JR.
President and
Chief Operating Officer

JOHN C. POLLOK
Senior Executive Vice President
and Chief Administrative Officer

RICHARD C. MATHIS
Executive Vice President
and Chief Financial Officer

JOE BURNS
Executive Vice President and
Chief Credit Officer

ALLEN HAY
Executive Vice President
Support Services

JAMES C. HUNTER JR.
Executive Vice President and
Secretary

DANE MURRAY
Executive Vice President

ALEX SHUFORD
Executive Vice President


BOARD OF DIRECTORS

COLDEN R. BATTEY JR.*
Partner and Attorney
Harvey and Battey, PA
Beaufort, SC

LUTHER J. BATTISTE III
Partner and Attorney
Johnson, Toal & Battiste, PA
Columbia and Orangeburg, SC

CHARLES W. CLARK*
President
Santee Shores, Inc.
Santee, SC

M. OSWALD FOGLE
President and
Chief Executive Officer
Decolam, Inc.
Orangeburg, SC

DWIGHT W. FRIERSON*
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

JOHN L. GRAMLING JR.
Farmer
J.L. Gramling & Sons
Orangeburg, SC

ROBERT R. HILL JR.
President and
Chief Operating Officer
South Carolina Bank and Trust
Orangeburg, SC

C. JOHN HIPP III*
Chief Executive Officer
SCBT Financial Corporation
South Carolina Bank and Trust
Columbia, SC

ROBERT R. HORGER*
Chairman of the Board
SCBT Financial Corporation
South Carolina Bank and Trust
Attorney
Horger, Barnwell & Reid
Orangeburg, SC

HARRY M. MIMS JR.*
President
J.F. Cleckley & Company
Orangeburg, SC

ANNE H. OSWALD
President
Oswald & Associates Realty, Inc.
Walterboro, SC

JAMES W. ROQUEMORE*
Chief Executive Officer
Patten Seed Company, Inc.
General Manager
Super-Sod/Carolina
Orangeburg, SC

THOMAS E. SUGGS*
President and
Chief Executive Officer
Keenan & Suggs, Inc.
Columbia, SC

A. DEWALL WATERS
Partner/Owner
A.D. Waters Enterprises, LLC
Orangeburg, SC

J.W. WILLIAMSON III
President
J.W. Williamson Ginnery, Inc.
Denmark, SC

CATHY COX YEARDON
Vice President, Human Resources
Cox Industries, Inc.
Orangeburg, SC

DIRECTORS EMERITI
Robert H. Jennings III
J. Carlisle McAlhany
Larry D. Westbury


                                                    *MEMBER, EXECUTIVE COMMITTEE
24   SCBT

SOUTH CAROLINA BANK AND TRUST OF THE PIEDMONT

EXECUTIVE OFFICERS

FRANK M. WILKERSON JR.
Chairman of the Board

R. WESLEY HAYES JR.
Vice Chairman of the Board

THOMAS S. CAMP
President and
Chief Executive Officer

J. GARY HOOD
Executive Vice President and
Chief Operating Officer



BOARD OF DIRECTORS


BERNARD N. ACKERMAN, CPA, PA
Rock Hill, SC

THOMAS S. CAMP
President and
Chief Executive Officer
South Carolina Bank and Trust
of the Piedmont
Rock Hill, SC

FRANK S. CAMPBELL
President
AME, Inc.
Fort Mill, SC

DWIGHT W. FRIERSON
Vice President and
General Manager
Coca-Cola Bottling Company
Orangeburg, SC

R. WESLEY HAYES JR.
Attorney
Harrelson and Hayes
Rock Hill, SC

C. JOHN HIPP III
Chief Executive Officer
SCBT Financial Corporation
South Carolina Bank and Trust
Columbia, SC

RALPH W. NORMAN JR.
President
Warren Norman Co., Inc.
Rock Hill, SC

JOLENE STEPP SETLIFF
President
Stepp-Tuttle Realty
Rock Hill, SC

JAY K. SHAH, MD
Carolina Cardiology Associates
Rock Hill, SC

JACOB D. SMITH
President
Smith Enterprises, Inc.
Rock Hill, SC

FRANK M. WILKERSON JR.
President
Wilkerson Fuel Co., Inc.
Rock Hill, SC



CORPORATE INFORMATION


GENERAL OFFICE

SCBT Financial Corporation
520 Gervais Street
Columbia, SC 29201
(803) 771-2265


ANNUAL MEETING

The Annual Meeting of Shareholders will
be held at 2 p.m. on Tuesday, April 27, 2004 in the Dorchester-Jasper Room on the 2nd Floor, 520 Gervais Street in Columbia,
South Carolina.


FORM 10-K & OTHER INFORMATION

Copies of SCBT Financial Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits thereto), and other information may be obtained without charge by written request to:

John L. Phillips
Senior Accountant
SCBT Financial Corporation
Post Office Box 1030
Columbia, SC 29202
(803) 765-4619


ANALYST CONTACT

Richard C. Mathis
Chief Financial Officer
SCBT Financial Corporation
Post Office Box 1030
Columbia, SC 29202
(803) 765-4618


STOCK INFORMATION

The Company's Common Stock is listed on the NASDAQ(R) Stock Market under the trading symbol SCBT.

WEBSITE
WWW.SCBANDT.COM

                                                                        SCBT
                                                                      FINANCIAL
                                                                     CORPORATION

                                         520 Gervais Street o Columbia, SC 29201
                                                     800-277-2175 o 803-771-2265