Form 10-K, Exhibit 13
period 2004-12-31
SCBT FINANCIAL CORP
filed 2005-03-15
CIK 764038

EXHIBIT 13
                                   ----------












Not just a bank. A bank and

        TRUST
















                                                              SCBT
                                                       [LOGO] FINANCIAL
                                                              CORPORATION
                                                              2004 annual report

                                      SCBT

                                  At a Glance

INVESTMENT HIGHLIGHTS
-----------------------------------------------------------------
    o 5 year Compound Annual Growth Rate (CAGR) of

        - Total Assets ........................10.4%

        - Deposits ............................11.6%

        - Cash Dividends .......................8.4%

    o 5 year Total Return ......................102%

2004 HIGHLIGHTS
-----------------------------------------------------------------
    o   Loan Growth of 23%

    o   Low net charge-offs; 15 basis points of average loans

    o   Noninterest Deposit Growth of 33%

    o   Deposit Growth of 24%

    o   Announced 5% stock dividend

    o   Total return on stock 20.2%

    o   Opened new banking offices

           - Greenville

           - Hilton Head

           - Summerville

           - Fort Mill (Loan Production Office)

    o   Formed The Mortgage Banc

    o   Formed The Wealth Management Group

    o   Announced plans to acquire New Commerce BanCorp

  2004 Financial Summary
 ---------------------------------------------------------------------
                             2004             2003       % Change
 ---------------------------------------------------------------------
  (Dollars in thousands except per share)
 ---------------------------------------------------------------------
 Loans, Net of
   Unearned Discount       $ 1,153,230     $   938,760      22.8 %
 ---------------------------------------------------------------------
  Total Assets             $ 1,436,977     $ 1,197,692      20.0 %
 ---------------------------------------------------------------------
  Total Deposits           $ 1,171,313     $   947,399      23.6 %
 ---------------------------------------------------------------------
  Shareholders' Equity     $   118,798     $   112,349       5.7 %
 ---------------------------------------------------------------------
  Net Income               $    14,016     $    14,786     (5.2) %
 ---------------------------------------------------------------------
  Diluted EPS              $      1.72     $      1.82     (5.2) %
 ---------------------------------------------------------------------
  Return on Average Assets       1.05%           1.23%    (14.6) %
 ---------------------------------------------------------------------
  Return on Average Equity      12.20%          13.72%    (11.1) %
 ---------------------------------------------------------------------

SCBT FINANCIAL / Summary of Operations

                                                           Year Ended December 31
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands,
    except per share)                2004            2003            2002            2001            2000
-----------------------------------------------------------------------------------------------------------
Interest income                    $ 67,908        $ 64,854        $ 67,324        $ 74,472        $ 73,846

-----------------------------------------------------------------------------------------------------------

Interest expense                     14,643          14,622          18,752          29,972          33,232

-----------------------------------------------------------------------------------------------------------

Net interest income                  53,265          50,232          48,572          44,500          40,614

-----------------------------------------------------------------------------------------------------------

Provision for loan losses             4,332           2,345           3,227           2,304           1,838

-----------------------------------------------------------------------------------------------------------

Net interest income after            48,933          47,887          45,345          42,196          38,776
  provision for loan losses

-----------------------------------------------------------------------------------------------------------

Noninterest income                   22,651          22,915          17,848          13,680          10,971

-----------------------------------------------------------------------------------------------------------

Noninterest expense                  51,131          48,715          42,567          37,133          34,096

-----------------------------------------------------------------------------------------------------------

Income before provision              20,453          22,087          20,626          18,743          15,651
  for income taxes

-----------------------------------------------------------------------------------------------------------

Provision for income taxes            6,437           7,301           6,792           6,486           5,118

-----------------------------------------------------------------------------------------------------------

Net income                         $ 14,016        $ 14,786        $ 13,834        $ 12,257        $ 10,533

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
PER COMMON SHARE
-----------------------------------------------------------------------------------------------------------
Net income, basic                  $   1.74        $   1.83        $   1.72        $   1.51        $   1.30

-----------------------------------------------------------------------------------------------------------

Net income, diluted                    1.72            1.82            1.71            1.51            1.30

-----------------------------------------------------------------------------------------------------------

Book value                            14.77           13.91           12.85           11.57           10.45

-----------------------------------------------------------------------------------------------------------

Cash dividends                         0.65            0.63            0.54            0.50            0.47

-----------------------------------------------------------------------------------------------------------

Dividend payout ratio                 36.66%          33.98%          33.71%          32.63%          36.09%

-----------------------------------------------------------------------------------------------------------

2

                                      SCBT FINANCIAL / 2004 Financial Highlights

                                              Year Ended December 31          % Change
---------------------------------------------------------------------         Increase/
(Dollars in thousands, except per share)       2004            2003          (Decrease)
---------------------------------------------------------------------------------------
FOR THE YEAR
---------------------------------------------------------------------------------------
Interest income                            $   67,908      $   64,854            4.7%
---------------------------------------------------------------------------------------
Interest expense                               14,643          14,622            0.1
---------------------------------------------------------------------------------------
Net interest income                            53,265          50,232            6.0
---------------------------------------------------------------------------------------
Provision for loan losses                       4,332           2,345           84.7
---------------------------------------------------------------------------------------
Noninterest income                             22,651          22,915           (1.2)
---------------------------------------------------------------------------------------
Noninterest expense                            51,131          48,715            5.0
---------------------------------------------------------------------------------------
Income before provision
for income taxes                               20,453          22,087           (7.4)
---------------------------------------------------------------------------------------
Provision for income taxes                      6,437           7,301          (11.8)
---------------------------------------------------------------------------------------
Net income                                     14,016          14,786           (5.2)
---------------------------------------------------------------------------------------
PER COMMON SHARE
---------------------------------------------------------------------------------------
Net income, basic                          $    1.738      $    1.833           (5.2)%
---------------------------------------------------------------------------------------
Net income, diluted                             1.721           1.815           (5.2)
---------------------------------------------------------------------------------------
Cash dividends                                   0.65            0.63            3.2
---------------------------------------------------------------------------------------
Book value                                      14.77           13.91            6.2
---------------------------------------------------------------------------------------
KEY PERFORMANCE MEASURES
---------------------------------------------------------------------------------------
Return on average assets                         1.05%           1.23%         (14.6)%
---------------------------------------------------------------------------------------
Return on average equity                        12.20%          13.72%         (11.1)
---------------------------------------------------------------------------------------
Average nonperforming assets
as a percentage of loans & OREO                  0.59            0.76          (22.4)
---------------------------------------------------------------------------------------
Average shareholders' equity as
a percentage of average assets                   8.65            9.00           (3.9)
---------------------------------------------------------------------------------------
SELECTED YEAR END BALANCES
---------------------------------------------------------------------------------------
Assets                                     $1,436,977      $1,197,692           20.0%
---------------------------------------------------------------------------------------
Loans, net of unearned income*              1,153,230         938,760           22.8
---------------------------------------------------------------------------------------
Investment securities                         165,446         152,009            8.8
---------------------------------------------------------------------------------------
Deposits                                    1,171,313         947,399           23.6
---------------------------------------------------------------------------------------
Nondeposit borrowings                         141,136         133,017            6.1
---------------------------------------------------------------------------------------
Shareholders' equity                          118,798         112,349            5.7
---------------------------------------------------------------------------------------
Number of common shares outstanding         7,657,094       7,690,186           (0.4)
---------------------------------------------------------------------------------------

Per share data have been retroactively adjusted to give effect to a 10% common stock dividend paid to shareholders of record as of November 22, 2002 and a 5% common stock dividend paid to shareholders of record as of December 20, 2004.

*Excludes loans held for sale.

For more financial information about the Company, please refer to SCBT Financial Corporation's 2004 Annual Report on Form 10-K, a copy of which is included with the package provided to the Company's shareholders in connection with the Company's 2005 annual meeting of shareholders.

                   [PHOTO]

          Robert R. Horger
     Chairman of the Board
SCBT Financial Corporation



                         TO OUR SHAREHOLDERS & CUSTOMERS

The year 2004 marked the 70th anniversary of South Carolina Bank and Trust. Throughout those 70 years our company has built its well-earned reputation on relationships and relationship banking. We have found that our style of relationship banking has been well received as we focus on our goal of becoming South Carolina's premier community bank.

2004 was a year of transition, challenge and growth for our company. When C. John Hipp, III resigned in late 2004, Robert R. Hill, Jr. was quickly and unanimously selected as SCBT Financial's new CEO. Robert's experience and innate ability to lead will serve our shareholders and customers well in the years to come, and his dedication and vision for the company are certainly a basis for optimism at SCBT Financial. Part of John's legacy to the company was to leave a very talented and prepared management team in place to assist Robert. We would like to thank John Hipp for his leadership and vision in moving the company forward towards a statewide presence.

The past year was a challenging one in certain respects. Economic conditions, including historically low interest rates and a slowly improving economy, negatively affected our interest rate margins. Additionally, like many institutions, we experienced reduced mortgage origination fee income. We also incurred various non-recurring expenses during the year. As a result, earnings for 2004 do not match the prior year's earnings.

On the positive side of the ledger, we have experienced quite significant loan and deposit growth during 2004, including noninterest deposit growth of 32.9%. Our asset quality remains quite good. We launched The Mortgage Banc, which we believe in the long term can be a healthy contributor to noninterest income. We have also made great improvements in our Wealth Management division.

During 2004 we continued our strategy of expanding existing markets and entering new markets. We opened new branches in Greenville, Hilton Head, Fort Mill and Summerville. In addition, in December we announced plans to acquire New Commerce BanCorp in the Greenville area. This acquisition will double our presence in the vibrant upstate of South Carolina. Our management group and brand will certainly be leveraged in one of the high growth markets in our state.

                                                                "We have a
                                                         cohesive, focused
                                                           and experienced
                                                          group of bankers
                                                          with morale that
                                                            has never been
                                                                  higher."





We continue to look for expansion opportunities with the right partners. We are interested in those opportunities both in new markets and in markets which we currently serve. Of course, safety and soundness are the fundamental concerns of our company. We also seek to attain the right balance of growth and income in the best interest of our shareholders.

Your board of directors and management team has emphasized appropriate corporate governance. Frankly, it is my view that our company has been ahead of the curve in corporate governance and the culture of our board is to make our very good system of governance even better. Consequently, we remain diligent regarding our corporate processes and procedures. We will consistently strive to meet heightened expectations of shareholders and customers.

As we enter our eighth decade of service, I believe that the future at SCBT is bright. We have many opportunities for growth and development in South Carolina. We have a very fine management team in place to lead the company and help us achieve our expectations. We have a cohesive, focused and experienced group of bankers with morale that has never been higher. Of course, there are always challenges, but as you can tell I am very optimistic about the prospects of our company.

We thank you for your support and as always we welcome your comments.


                             Sincerely,

                             /s/ Robert R. Horger
                             -----------------------------
                             Robert R. Horger
                             Chairman of the Board

                   [PHOTO]

        Robert R. Hill, Jr.
        President and CEO
        SCBT Financial Corporation

"As we head into the future,
we will continue to
emphasize consistent high
performance, especially
as it relates to soundness,
profitability, and growth."


DEAR SHAREHOLDERS, CUSTOMERS, AND FRIENDS,

Amid the growth and progress of the past year, 2004 was also a year of transition, as I became your 10th CEO in the history of SCBT Financial Corporation. It is with a great deal of pride and pleasure that I communicate with you in my first Shareholders letter. As the new CEO of SCBT, I follow in the footsteps of an outstanding leader, C. John Hipp, III, who built a strong strategic platform with great potential. All of us at SCBT thank John for his years of vision and guidance.

During this year of transition, SCBT acted on many opportunities in our state, while facing the challenges of tighter net interest margins, slowdowns in mortgage lending, and an increase in our provision for loan losses as a result of increased growth and expansion. Despite these challenges, 2004 proved to be a year in which we laid a solid strategic groundwork for significant progress in the years to come. In short, the past year provided many highlights for SCBT. Here are a few:

ORGANIC GROWTH OF MORE THAN 20%: Traditionally, our company's focus has been on organic growth. 2004 was no different. During the past year, our outstanding loans increased 22.8%. Deposits increased 23.6%, and growth in noninterest checking increased 32.9%. In addition, we opened new offices in Greenville, Hilton Head, Fort Mill and Summerville. One of the more dynamic growth statistics (and one I am most proud of) concerns new account activity. Last year, we opened 10,771 new personal checking accounts and 2,512 new business checking accounts, a 42% increase from 2003. This is a strong vote of confidence from the people of South Carolina.

ADDITIONAL FOCUS ON NONINTEREST INCOME: One of our goals during 2004 was to bolster our efforts to increase noninterest income. As a result, John C. Pollok, our COO, opened The Mortgage Banc, a wholesale banking subsidiary designed to increase our noninterest income opportunities. Additionally,

                                                   [GRAPHS APPEAR HERE]

                                             $728   $748   $863   $939   $1,153
                                              00     01     02     03      04
                                            ------------------------------------
                                            LOANS
                                            (at year end, excluding loans
                                            held for sale, in millions)


                                             $758   $812   $898   $947   $1,171
                                              00     01     02     03      04
                                            ------------------------------------
                                            DEPOSITS
                                            (at year end, in millions)


                                             $1.30  $1.51  $1.71  $1.82  $1.72
                                              00     01     02     03      04
                                            ------------------------------------
                                            EARNINGS PER SHARE (diluted)

                                             $0.47  $0.50  $0.54  $0.63  $0.65
                                              00     01     02     03      04
                                            ------------------------------------
                                            DIVIDENDS PER SHARE


we expanded our Wealth Management unit and named Todd Harward as our head of that division. With 18 years of experience at Bank of America, Todd's leadership will enable us to capitalize on additional noninterest revenue through a variety of Wealth Management services.

70 YEARS OF SERVICE: In 2004, we marked our 70th year of operations, seven decades of service to the people of South Carolina. We are proud, and frankly humbled, that for seventy years men and women have walked through our doors and trusted us with their financial futures. We have never taken this trust or our responsibilities for granted. We believe in the relationships we have created and we work hard to expand and deepen them. In the course of seventy years, through the loyalty and trust of our customers and shareholders, we have evolved from a small bank to the 3rd largest S.C. based commercial bank.

ACQUISITION IN FAST GROWING UPSTATE: The Upstate of South Carolina is the largest banking market in the state, an area we felt would welcome our style of customer service and relationship banking. We opened two offices in that market in 2003 - 2004, and have assembled a dynamic team of great bankers. To enhance our market presence, in December of 2004 we announced a definitive agreement to acquire New Commerce BanCorp. Upon completion of this acquisition, we will double our presence in South Carolina's Upstate, with four offices and approximately $250 million in assets.

A GREAT TEAM: The primary reason for our success in 2004 is the quality of the people who are on the SCBT team. Throughout the years, we have created a team of experienced, professional bankers, men and women dedicated to relationships, performance, and results. Accordingly, we allow our bankers to perform in a unique, entrepreneurial environment. As our people cultivate relationships, we empower them to make decisions about their customers, and we give them the products and services to meet those customers' financial needs.

      [GRAPHS APPEAR HERE]

 $85    $93    $103   $112    $119
  00     01     02     03      04
------------------------------------
SHAREHOLDERS' EQUITY
(at year end, in millions)


 13.14% 13.64% 14.09% 13.72% 12.20%
  00     01     02     03      04
------------------------------------
RETURN ON AVERAGE EQUITY


 1.11%  1.21%  1.28%  1.23%   1.05%
  00     01     02     03      04
------------------------------------
RETURN ON AVERAGE ASSETS

With the team we have in place, we will make great strides toward our goal of becoming South Carolina's premier community bank. We have spent seventy years gaining the trust and respect of the people we know best - the people of South Carolina, and we look forward to expanding and rounding out existing markets and entering new markets.

As we head into the future, we will continue to emphasize consistent high performance, especially as it relates to soundness, profitability, and growth. Our track record in these areas is very solid. We will continue to invest wisely for the future.

Finally, I would like to thank our shareholders, customers, and friends for their trust in and loyal support of SCBT Financial Corporation. Your support is the reason for our success. We have a great opportunity to become South Carolina's bank, and we are well on our way.

                                   Sincerely,

                                   /s/ Robert R. Hill, Jr.
                                   ---------------------------
                                   Robert R. Hill, Jr.
                                   President and
                                   Chief Executive Officer

                              CELEBRATING 70 YEARS






                   70 YEARS OF EARNING SOUTH CAROLINA'S TRUST










With the original issuance of First National Bank in Orangeburg stock in 1934, the typical investor purchased 10 shares. In the last 70 years, the Bank has declared five stock splits and twenty stock dividends. The equivalent of those 10 shares today would be 1,221 shares of SCBT Financial Corporation stock.

                             CELEBRATING 70 YEARS


  "Those were good
folks back in '34,
  people you could
trust. And you can
  still trust them
    today, seventy
     years later."



"In the middle of the great depression in 1933, all the banks in Orangeburg were closing. The banks reopened about a year later - I think it was during the Roosevelt administration. When they reopened, Mr. Bill Glover approached my dad and gave him the option to take stock in this new bank they were starting instead of withdrawing the money from his business account. My dad



                                    T R U S T
                               from the beginning

trusted Mr. Glover and took the stock. It was a good thing for him then... and I still have that original stock in my family today. So see, we've owned South Carolina Bank and Trust stock from the very beginning. And I've never once considered getting rid of it. Those were good folks back in '34, people you could trust. And you can still trust them today, seventy years later."

SOL SILVER
Retired Clothing Store Owner
and Original Stockholder

                                     [PHOTO]

"SCBT made it a
  point to find
 out who we are
    and what we
       needed."


"Let me ask you something. Does your banker help you find vendors for your business? Does your banker recommend a real estate agent to help you relocate your offices? Well, South Carolina Bank and Trust's Jimmy Lindsey did all of that for us when we moved the BMW Car Club from Boston to Greenville a few years ago. He helped make the transition a smooth one, not just with our finances, but with so many of the details of a


                                    T R U S T
                               for the transitions


total relocation. SCBT made it a point to find out who we are and what we needed. And we got to know them. So, we've developed this trust that's more family-like than business-like. When we call them up, we never hear 'no' for an answer. Listen, the BMW Car Club has 76,000 members around the world. Our job is to take care of every one of them, and SCBT helps us do our job better than we ever imagined."



WYNNE SMITH
Executive Director
BMW Car Club of America

                                    [PHOTO]

  "I didn't realize
    that I would be
  sitting down with
   the president of
the bank. That sort
   of thing doesn't
      happen at the
       mega banks."



"I had decided to start my own business, which is a pretty huge undertaking. Of course, one of the first steps was to get the capital to begin. I already had relationships with several large banks, but a friend mentioned the level of service at South Carolina Bank and Trust, and I thought, 'That's something I want to experience myself.' So I made an appointment. I didn't realize that I would be sitting down with the president of the bank.


                                      TRUST
                                   for dreams


That sort of thing doesn't happen at the mega banks. He listened to my story, heard what I wanted to do with my career, and I guess he saw something in me that he trusted. When I walked out of his office, I had the financing to start my own business. But I had more than that. I had a bank that believed in me, a bank I could count on. It's a relationship that's only getting better."

DEEPAL ELIATAMBY
President
Alliance Consulting Engineers, Inc.

                                    [PHOTO]

"I'm still an SCBT
 customer - I have
     never changed
   banks in almost
   seventy years."

"Sixty-eight years ago, my dad opened a savings account for me at South Carolina Bank and Trust. He put one dollar in that account. I still have that first account book at the house. I'm still an SCBT customer - I have never changed banks in almost seventy years. In fact, I've never had a checking or savings account with any other bank. The folks at SCBT look after me. I guess that's why I've been a customer my whole life.


                                      TRUST
                                    for life


They've earned my trust, and I would like to think I've earned theirs. So now, when I need something, I can ask my friends for help. It just so happens these friends are my bankers. And around here, friends take care of one another."


COURTLAND RIZER, JR.
Third Generation Ford Dealer
Walterboro Motor Sales Co.

                                    [PHOTO]

"I've learned that
    we do whatever
it takes to get to
 know every one of
   our customers."


"What have I learned in three and a half years at South Carolina Bank and Trust? I've learned that we have a certain way of doing things here. I've learned that we do whatever it takes to get to know every one of our customers. I've learned how important it is to develop a mutual trust with customers, because really, we have to be able to rely on each other. Sure, other banks say exactly the same things, but can they prove it?



                                      TRUST
                                   you can see


We can, because I see the proof every day. I watch the way we treat the customers who've entrusted us with their financial lives. I've traveled to every branch in this state, and no matter where I am - big city or small town - I always see the same thing, the same way... the SCBT way. I'm proud to be a part of it."


MANDY HARPER
Assistant Vice President
Account Executive
The Mortgage Banc

[GRAPH APPEARS HERE]

35.3%      14.2%
----------------
U.S.       SCBT

Turnover among non-
exempt employees, the
largest component of our
workforce, was 14.2% as
compared to 35.3%
nationally.

Source: Financial Institutions
Compensation Report, 2004/2005.
Watson Wyatt Data Services.

                                    [PHOTO]

                             SERVING SOUTH CAROLINA

S C B T                         Florence                       Moncks Corner                   Summerville
                                1600 West Palmetto Street      317 North Highway 52            402-D North Main Street
Bamberg                         Florence, SC 29501             Moncks Corner, SC 29461         Summerville, SC 29483
2770 Main Highway               (843) 673-9900                 (843) 761-8024                  (843) 873-7221
Bamberg, SC 29003
(803) 245-2416                  Greenville                     Norway                          Walterboro
                                200 East Broad Street          8403 Savannah Highway           520 North Jefferies
Beaufort                        Greenville, SC 29601           Norway, SC 29113                Boulevard
1121 Boundary Street            (864) 250-4455                 (803) 263-4295                  Walterboro, SC 29488
Beaufort, SC 29901              (No Drive Thru Available)      (No ATM Available)              (843) 549-1553
(843) 521-5600
                                3622 Pelham Road               Orangeburg                      600 Robertson Boulevard
Bluffton                        Greenville, SC 29615           950 John C. Calhoun Drive       Walterboro, SC 29488
1328 Fording Island Road        (864) 254-9460                 Orangeburg, SC 29115            (843) 549-1553
Bluffton, SC 29910                                             (803) 534-2175
(843) 837-2100                  Hardeeville                                                    S C B T of the Piedmont
                                21839 Whyte Hardee             2705 Old Edisto Drive
Cayce                           Boulevard                      Orangeburg, SC 29115            Fort Mill
1100 Knox Abbott Drive          Hardeeville, SC 29927          (803) 531-0540                  808 Tom Hall Street
Cayce, SC 29033                 (843) 784-3151                 (Drive Thru Only)               Fort Mill, SC 29715
(803) 739-0276                                                                                 (803) 548-6292
                                Harleyville                    1255 St. Matthews Road
Columbia                        122 West Main Street           Orangeburg, SC 29118            Fort Mill West
2010 Clemson Road               Harleyville, SC 29448          (803) 531-0520                  Loan Production Office
Columbia, SC 29229              (843) 462-7687                                                 2000 Highway 160 West
(803) 788-7845                                                 3025 St. Matthews Road          Suite 12
                                Hilton Head                    Orangeburg, SC 29115            Fort Mill, SC 29715
520 Gervais Street              81 Main Street                 (803) 531-0550                  (803) 802-5576
Columbia, SC 29201              Hilton Head, SC 29926
(803) 771-2265                  (843) 342-2100                 Ridgeland                       Rock Hill
                                                               207 Jacob Smart Boulevard       1274 East Main Street
Denmark                         5 Park Lane                    Ridgeland, SC 29936             Rock Hill, SC 29730
18587 Heritage Highway          Hilton Head, SC 29928          (843) 726-5596                  (803) 329-5100
Denmark, SC 29042               (843) 842-4637
(803) 793-3324                  (No ATM or                     Santee                          1127 Ebenezer Road
                                Drive Thru Available)          657 Bass Drive                  Rock Hill, SC 29732
Elloree                                                        Santee, SC 29142                (803) 329-1222
6512 Old No. 6 Highway          Lady's Island                  (803) 854-2451
Elloree, SC 29047               184 Sea Island Parkway                                         York
(803) 897-2121                  Lady's Island, SC 29907        St. George                      801 East Liberty Street
                                (843) 521-5660                 5542 Memorial Boulevard         York, SC 29745
                                                               St. George, SC 29477            (803) 684-5554
                                Lake City                      (843) 563-2324
                                266 West Main Street
                                Lake City, SC 29560
                                (843) 394-1417

[LOGO]
Psychologically Healthy
Workplace Award

SCBT was one of only 10 companies to be recognized on the state and national level as a 2004 Best Practices Honoree for the American Psychological Association's Psychologically Healthy Workplace Award. The Best Practices Honors are presented by the American Psychological Association with cooperation from the Institute for Health and Productivity Management (IHPM). IHPM, www.ihpm.org, is a non-profit research, development, and education organization. IHPM works with all who have a stake in employee health: employers, providers, suppliers, health plans, and workers themselves.

                           South Carolina / Counties
                             [MAP OF SERVICE AREA]


EXISTING MARKETS BY COUNTY                 TARGETED EXPANSION MARKETS BY COUNTY

      o Bamberg                                      o Anderson

      o Beaufort                                     o Charleston

      o Berkeley                                     o Georgetown

      o Colleton                                     o Horry

      o Dorchester                                   o Spartanburg

      o Florence

      o Greenville

      o Jasper

      o Lexington

      o Orangeburg

      o Richland

      o York

TRUST... FOR GROWTH



Growth indicates a strengthening economy, and South Carolina knows a little something about growth. By the year 2015, South Carolina will have a population of more than 4.5 million, and the state's income growth projections for the next five years outstrip both the regional and national rates. In 2004, capital investment in South Carolina was more than twice that of the previous year. In addition, job creation increased 55% during the same period. In the years to come, South Carolina will continue to be fertile ground for its citizens and businesses alike. And we want to be the bank South Carolinians trust, both for their commercial needs and their individual financial futures.

Sources: South Carolina Department of Commerce (including their 2004 Capital Investment Report)




                                                                         *MSA's:
                                                            Columbia, Charleston
       South Carolina                               North Charleston, Greenville
 is the tenth fastest                                      Spartanburg-Anderson,
     growing state in                                         Charlotte-Gastonia
the nation, the fifth      [GRAPH APPEARS HERE]          Rock Hill, Myrtle Beach
fastest in the South.
                                                                         Source:
                                                     Bureau of Labor Statistics,
                                                     SNL DataSource and Claritus
                         8.06%     6.04%     4.84%
                        --------------------------
                        5 Key    Southeast  United
                        South               States
                        Carolina
                        Markets*







                                                                         *MSA's:
                                                            Columbia, Charleston
            In 2004,                                North Charleston, Greenville
      South Carolina                                       Spartanburg-Anderson,
  saw a 55% increase                                          Charlotte-Gastonia
    in job creation.        [GRAPH APPEARS HERE]         Rock Hill, Myrtle Beach

                                                                         Source:
                                                     Bureau of Labor Statistics,
                                                     SNL DataSource and Claritus
                         13.69%     13.23%   13.35%
                         --------------------------
                         5 Key    Southeast  United
                         South               States
                         Carolina
                         Markets*

TRUST... IN THE FUTURE



Why are we determined to be South Carolina's bank? Because the future is bright for our state. South Carolina's current population trends outpace projections for the prosperous Southeast region, as well as national growth rates. The real estate market is experiencing tremendous growth from the mountains to the coast. And the state has become a global business hub, a place more than 450 international facilities, representing 26 countries, call home. The years ahead present a wealth of opportunities for a community bank that truly knows South Carolina and its citizens. Yes, we want to be South Carolina's premier community bank... because we want to be part of South Carolina's future.

Sources: Federal Deposit Insurance Corporation State Profile; U.S. Census Bureau; South Carolina Infrastructure Study (1997) from the S.C. State Budget and Control Board's Office of Research and Statistics











                                    [PHOTO]

SCBT FINANCIAL / Stock Performance & Statistics

The financial information on pages 24 through 27 should be read in conjunction with Management's Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in SCBT Financial Corporation's 2004 Annual Report on Form 10-K.

----------------------------------------------------------------------------------------------------------------------------
                                           2004              2003              2002              2001              2000
----------------------------------------------------------------------------------------------------------------------------
STOCK PERFORMANCE
----------------------------------------------------------------------------------------------------------------------------
Dividends per share                    $       0.65      $       0.63      $       0.54      $       0.50      $       0.47
----------------------------------------------------------------------------------------------------------------------------
Dividend payout ratio                         36.66%            33.98%            33.71%            32.63%            36.09%
----------------------------------------------------------------------------------------------------------------------------
Dividend yield
  (based on the average of
  the high and low for the year)               2.06%             2.47%             2.42%             3.32%             3.12%
----------------------------------------------------------------------------------------------------------------------------
Price/earnings ratio (end of year)
  (based on year-end stock price
  and diluted earnings per share)            19.52x            15.70x            13.45x            11.07x             8.74x
----------------------------------------------------------------------------------------------------------------------------
Price/book ratio (end of year)                2.27x             2.05x             1.78x             1.44x             1.09x
----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK STATISTICS
----------------------------------------------------------------------------------------------------------------------------
Stock price ranges:
----------------------------------------------------------------------------------------------------------------------------
  High                                 $      37.61      $      30.71      $      27.96      $      18.83      $      19.70
----------------------------------------------------------------------------------------------------------------------------
  Low                                         25.57             20.38             16.73             11.26             10.45
----------------------------------------------------------------------------------------------------------------------------
  Close                                       33.57             28.58             22.86             16.71             11.36
----------------------------------------------------------------------------------------------------------------------------
Volume traded on exchanges                1,729,980         1,469,475         1,845,785           769,230           648,795
----------------------------------------------------------------------------------------------------------------------------
As a percentage of average
  shares outstanding                          21.46%            18.22%            22.94%            10.45%             8.78%
----------------------------------------------------------------------------------------------------------------------------
Earnings per share, basic              $       1.74      $       1.83      $       1.72      $       1.51      $       1.30
----------------------------------------------------------------------------------------------------------------------------
Earnings per share, diluted                    1.72              1.82              1.71              1.51              1.30
----------------------------------------------------------------------------------------------------------------------------
Book value per share                          14.77             13.91             12.85             11.57             10.45
----------------------------------------------------------------------------------------------------------------------------

QUARTERLY COMMON STOCK PRICE RANGES & DIVIDENDS

                         2004                            2003                              2002
  Quarter      High       Low      Dividend    High       Low      Dividend    High         Low    Dividend
------------------------------------------------------------------------------------------------------------
    1st       $31.733   $28.619     $0.162    $26.667   $20.381     $0.152    $21.943     $16.733   $0.130
------------------------------------------------------------------------------------------------------------
    2nd       $31.895   $25.571     $0.162    $26.752   $22.524     $0.152    $26.457     $21.429   $0.138
------------------------------------------------------------------------------------------------------------
    3rd       $31.038   $25.714     $0.162    $27.941   $23.429     $0.162    $27.962     $20.324   $0.138
------------------------------------------------------------------------------------------------------------
    4th       $37.610   $27.267     $0.162    $30.714   $25.257     $0.162    $26.895     $19.924   $0.138
------------------------------------------------------------------------------------------------------------

Per share data have been retroactively adjusted to give effect to a 10% common stock dividend paid to shareholders of record as of November 22, 2002 and a 5% common stock dividend paid to shareholders of record as of December 20, 2004.

SCBT FINANCIAL / Selected Consolidated Financial Data


                                                                   At December 31
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per
   share)                               2004            2003            2002            2001            2000
---------------------------------------------------------------------------------------------------------------
Assets                               $1,436,977      $1,197,692      $1,144,948      $1,025,682      $  969,848
---------------------------------------------------------------------------------------------------------------
Loans, net of unearned income*        1,153,230         938,760         863,422         748,080         727,690
---------------------------------------------------------------------------------------------------------------
Investment securities                   165,446         152,009         164,951         189,933         183,198
---------------------------------------------------------------------------------------------------------------
Deposits                              1,171,313         947,399         898,163         811,523         757,576
---------------------------------------------------------------------------------------------------------------
Nondeposit borrowings                   141,136         133,017         138,116         116,117         122,998
---------------------------------------------------------------------------------------------------------------
Shareholders' equity                    118,798         112,349         103,495          93,065          84,936
---------------------------------------------------------------------------------------------------------------
Number of locations                          34              32              32              30              30
---------------------------------------------------------------------------------------------------------------
Full-time equivalent employees              513             514             480             442             402
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
---------------------------------------------------------------------------------------------------------------
Return on average equity                  12.20%          13.72%          14.09%          13.64%          13.14%
---------------------------------------------------------------------------------------------------------------
Return on average assets                   1.05            1.23            1.28            1.21            1.11
---------------------------------------------------------------------------------------------------------------
Average equity as a percentage
 of average assets                         8.65            9.00            9.05            8.91            8.39
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS
---------------------------------------------------------------------------------------------------------------
Allowance for loan losses to
 period end loans                         1.25%           1.25%           1.28%           1.28%           1.22%
---------------------------------------------------------------------------------------------------------------
Allowance for loan losses to period
 end nonperforming loans                 442.64          173.30          233.47          203.74          273.14
---------------------------------------------------------------------------------------------------------------
Nonperforming assets to period
 end loans and OREO                        0.43            0.87            0.67            0.74            0.20
---------------------------------------------------------------------------------------------------------------
Nonperforming assets to period
 end total assets                          0.35            0.88            0.51            0.47            0.15
---------------------------------------------------------------------------------------------------------------
Net charge-offs to average loans           0.15            0.19            0.25            0.19            0.12
---------------------------------------------------------------------------------------------------------------

*Excludes loans held for sale.

[PIE CHART APPEARS HERE]                                [PIE CHART APPEARS HERE]

      CRE & Commercial                                  Time Deposits
Secured by Real Estate                                  36%
                   38%
                                                        Demand
          Commercial &                                  Deposits (NIBL)
            Industrial                                  19%
                   13%
                                                        NOW Accounts
              Consumer                                  19%
                    9%
                                                        Money Market
             Consumer                                   20%
          Real Estate
                  29%                                   Savings
                                                        6%
          Equity Line
                  11%

             LOAN MIX                                   DEPOSIT MIX

SCBT FINANCIAL / Consolidated Balance Sheets

--------------------------------------------------------------------------------------------------
                                                                        Year Ended December 31,
(Dollars in thousands, except par value)                                2004              2003
ASSETS
Cash and cash equivalents:
  Cash and due from banks                                           $     39,261      $     38,541
  Interest-bearing deposits with banks                                    14,876             6,637
  Federal funds sold                                                       3,000             4,500
                                                                    ------------      ------------
      Total cash and cash equivalents                                     57,137            49,678
                                                                    ------------      ------------
Investment securities:
  Securities held-to-maturity
    (fair value of $25,046 in 2004 and $30,952 in 2003)                   24,604            29,487
  Securities available-for-sale, at fair value                           135,058           117,247
  Other investments                                                        5,784             5,275
                                                                    ------------      ------------
      Total investment securities                                        165,446           152,009
                                                                    ------------      ------------
Loans held for sale                                                       13,837            12,346
                                                                    ------------      ------------
Loans                                                                  1,153,407           939,538
  Less unearned income                                                      (177)             (778)
  Less allowance for loan losses                                         (14,470)          (11,700)
                                                                    ------------      ------------
      Loans, net                                                       1,138,760           927,060
                                                                    ------------      ------------
Premises and equipment, net                                               33,667            32,647
                                                                    ------------      ------------
Other assets                                                              28,130            23,952
                                                                    ------------      ------------
      Total assets                                                  $  1,436,977      $  1,197,692
                                                                    ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                               $    224,027      $    170,313
  Interest-bearing                                                       947,286           777,086
                                                                    ------------      ------------
      Total deposits                                                   1,171,313           947,399
                                                                    ------------      ------------
Federal funds purchased and securities
  sold under agreements to repurchase                                     89,208            80,967
FHLB advances                                                             51,928            52,050
Other liabilities                                                          5,730             4,927
                                                                    ------------      ------------
      Total liabilities                                                1,318,179         1,085,343
                                                                    ------------      ------------
Shareholders' equity:
  Common stock - $2.50 par value; authorized 40,000,000 shares;
    issued and outstanding 7,657,094 and 7,690,186 shares                 19,143            19,225
  Stock dividend distributable                                               955              -
  Surplus                                                                 72,079            62,722
  Retained earnings                                                       26,486            29,787
  Accumulated other comprehensive income                                     135               615
                                                                    ------------      ------------
      Total shareholders' equity                                         118,798           112,349
                                                                    ------------      ------------
      Total liabilities and shareholders' equity                    $  1,436,977      $  1,197,692
                                                                    ============      ============

SCBT FINANCIAL / Consolidated Statements of Income

------------------------------------------------------------------------------------------------
Year Ended December 31,
(Dollars in thousands, except per share)                        2004         2003         2002
Interest income:
  Loans, including fees                                       $ 61,267     $ 58,283     $ 57,956
  Investment securities:
    Taxable                                                      4,856        4,682        7,006
    Tax-exempt                                                   1,461        1,679        1,802
  Money market funds                                                11           67          404
  Federal funds sold                                               138           82          107
  Deposits with banks                                              175           61           49
                                                              --------     --------     --------
      Total interest income                                     67,908       64,854       67,324
                                                              --------     --------     --------
Interest expense:
  Deposits                                                      11,243       11,555       15,382
  Federal funds purchased and securities
    sold under agreements to repurchase                            687          545          878
  FHLB advances                                                  2,713        2,522        2,492
                                                              --------     --------     --------
      Total interest expense                                    14,643       14,622       18,752
                                                              --------     --------     --------
Net interest income:
  Net interest income                                           53,265       50,232       48,572
  Provision for loan losses                                      4,332        2,345        3,227
                                                              --------     --------     --------
      Net interest income after provision for loan losses       48,933       47,887       45,345
                                                              --------     --------     --------
Noninterest income:
  Service charges on deposit accounts                           11,854       11,537       10,899
  Other service charges and fees                                 9,030       11,378        6,949
  Gain on sale of assets                                         1,766         --           --
  Realized gains on securities available-for-sale                    1         --           --
                                                              --------     --------     --------
      Total noninterest income                                  22,651       22,915       17,848
                                                              --------     --------     --------
Noninterest expense:
  Salaries and employee benefi ts                               27,762       28,670       24,136
  Net occupancy expense                                          3,309        2,887        2,319
  Furniture and equipment expense                                4,447        4,397        3,858
  Other expense                                                 15,613       12,761       12,254
                                                              --------     --------     --------
      Total noninterest expense                                 51,131       48,715       42,567
                                                              --------     --------     --------
Earnings:
  Income before provision for income taxes                      20,453       22,087       20,626
  Provision for income taxes                                     6,437        7,301        6,792
                                                              --------     --------     --------
      Net income                                              $ 14,016     $ 14,786     $ 13,834
                                                              ========     ========     ========
Earnings per share:
  Basic                                                       $   1.74     $   1.83     $   1.72
                                                              ========     ========     ========
  Diluted                                                     $   1.72     $   1.82     $   1.71
                                                              ========     ========     ========

   [LOGO]
    SCBT
 FINANCIAL
CORPORATION                      SCBT  FINANCIAL / Board of Directors

                         [PHOTO OF BOARD OF DIRECTORS]

SCBT Financial Corporation Board of Directors: (standing, left to right)
Cathy Cox Yeadon, Robert R. Hill Jr., Colden R. Battey, Jr., M. Oswald Fogle, Robert R. Horger, James W. Roquemore, Luther J. Battiste III, (seated, left to right) Robert H. Jennings III, Dwight W. Frierson, A. Dewall Waters, Anne H. Oswald, Harry M. Mims Jr.

Colden R. Battey Jr.*               Harry M. Mims Jr.*                       A. Dewall Waters
Partner and Attorney                President                                Partner/Owner
Harvey & Battey, PA                 J.F. Cleckley & Company                  A.D. Waters Enterprises, LLC
Beaufort, SC                        Orangeburg, SC                           Orangeburg, SC

Luther J. Battiste III              Ralph W. Norman, Jr.+                    J.W. Williamson III+
Partner and Attorney                President                                President
Johnson, Toal & Battiste, PA        Warren Norman Co., Inc.                  J.W. Williamson Ginnery, Inc.
Columbia and Orangeburg, SC         Rock Hill, SC                            Denmark, SC

Charles W. Clark*+                  Anne H. Oswald                           Cathy Cox Yeadon
President                           President                                Vice President, Human Resources
Santee Shores, Inc.                 Oswald & Associates Realty, Inc.         Cox Industries, Inc.
Santee, SC                          Walterboro, SC                           Orangeburg, SC

M. Oswald Fogle                     James W. Roquemore*                      Robert H. Jennings III
President and                       Chief Executive Officer                  (Chairman Emeritus)
Chief Executive Officer             Patten Seed Company, Inc.                Orangeburg, SC
Decolam, Inc.                       General Manager
Orangeburg, SC                      Super-Sod/Carolina                       J. Carlisle McAlhany+
                                    Orangeburg, SC                           (Director Emeritus)
Dwight W. Frierson*                                                          St. George, SC
Vice President and                  Thomas E. Suggs*+
General Manager                     President and                            Larry D. Westbury+
Coca-Cola Bottling Company          Chief Executive Officer                  (Chairman Emeritus)
Orangeburg, SC                      Keenan & Suggs, Inc.                     Retired President and Chairman
                                    Columbia, SC                             St. George, SC
Robert R. Hill Jr.*
President and                       Susie H. VanHuss, Ph.D.+
Chief Executive Officer             Executive Director of Foundations
Columbia, SC                        University of South Carolina
                                    Columbia, SC
Robert R. Horger*
Chairman of the Board                                                        *Member, Executive Committee
Attorney                                                                     +Not Pictured
Horger, Barnwell & Reid
Orangeburg, SC

                               SCBT FINANCIAL / Executive Management Team

E X E C U T I V E
O F F I C E R S

Robert R. Horger                     Standing, left to right:               John C. Pollok
Chairman of the Board                                                       Senior Executive
                                     Richard C. Mathis                      Vice President and
Robert R. Hill Jr.                   Executive Vice President               Chief Operating Officer
President and Chief                  and Chief Financial Officer
Executive Officer                                                           Seated, left to right:
                                     Joe E. Burns
Dwight W. Frierson                   Executive Vice President               John F. Windley
Vice Chairman                        and Chief Credit Officer               Executive Vice President
of the Board                                                                and Division Head
                                     Thomas S. Camp                         Upstate, Midlands and
John C. Pollok                       President and                          Beaufort Regions
Senior Executive                     Chief Executive Officer
Vice President and                   SCBT of the Piedmont                   Dane H. Murray
Chief Operating Officer                                                     Executive Vice President
                                     Robert R. Hill Jr.                     and Division Head
Richard C. Mathis                    President and Chief                    Lowcountry and
Executive Vice President             Executive Officer                      Orangeburg Regions
and Chief Financial Officer

Joe E. Burns
Executive Vice President
and Chief Credit Officer
                                            [PHOTO OF EXECUTIVE MANAGEMENT TEAM]
James C. Hunter Jr.
Executive Vice President
and Secretary

A. Loran Adams
Senior Vice President
and General Auditor

   [LOGO]
    SCBT
SOUTH CAROLINA
BANK AND TRUST                        SCBT / Board of Directors

Colden R. Battey Jr.*               Robert R. Horger*                       Susie H. VanHuss, Ph.D.
Partner and Attorney                Chairman of the Board                   Executive Director of Foundations
Harvey & Battey, PA                 Attorney                                University of South Carolina
Beaufort, SC                        Horger, Barnwell & Reid                 Columbia, SC
                                    Orangeburg, SC
Luther J. Battiste III                                                      A. Dewall Waters
Partner and Attorney                Harry M. Mims Jr.*                      Partner/Owner
Johnson, Toal & Battiste, PA        President                               A.D. Waters Enterprises, LLC
Columbia and Orangeburg, SC         J.F.Cleckley & Company                  Orangeburg, SC
                                    Orangeburg, SC
Charles W. Clark*                                                           J .W. Williamson III
President Santee Shores, Inc.       Anne H. Oswald                          President
Santee, SC                          President                               J.W. Williamson Ginnery, Inc.
                                    Oswald & Associates Realty, Inc.        Denmark, SC
M. Oswald Fogle                     Walterboro, SC
President and                                                               Cathy Cox Yeadon
Chief Executive Officer             James W. Roquemore*                     Vice President, Human Resources
Decolam, Inc.                       Chief Executive Officer                 Cox Industries, Inc.
Orangeburg, SC                      Patten Seed Company, Inc.               Orangeburg, SC
                                    General Manager
Dwight W. Frierson*                 Super-Sod/Carolina                      Directors Emeriti
Vice President and                  Orangeburg, SC                          Robert H. Jennings III
General Manager                                                             J. Carlisle McAlhany
Coca-Cola Bottling Company          Thomas E. Suggs*                        Larry D. Westbury
Orangeburg, SC                      President and
                                    Chief Executive Officer                 *Member, Executive Committee
Robert R. Hill Jr.*                 Keenan & Suggs, Inc.
President and                       Columbia, SC
Chief Executive Officer
Columbia, SC

         [LOGO]
          SCBT
      SOUTH CAROLINA
BANK AND TRUST OF THE PIEDMONT        SCBT OF THE PIEDMONT / Board of Directors

Bernard N. Ackerman, CPA, PA*       R. Wesley Hayes Jr.*                    Jolene Stepp Setliff
Rock Hill, SC                       Vice Chairman of the Board              Vice President, Sales & Marketing
                                    Attorney                                Coldwell Banker United, Realtors
Thomas S. Camp*                     Harrelson and Hayes                     Rock Hill, SC
President and                       Rock Hill, SC
Chief Executive Officer                                                     Jay K. Shah, MD
Rock Hill, SC                       Robert R. Hill Jr.                      Carolina Cardiology Associates
                                    President and                           Rock Hill, SC
Frank S. Campbell                   Chief Executive Officer
Board Member                        SCBT Financial Corporation              Jacob D. Smith
AME, Inc.                           South Carolina Bank and Trust           President and
Fort Mill, SC                       Columbia, SC                            Chief Executive Officer
                                                                            Smith Enterprises, Inc.
Dwight W. Frierson                  Ralph W. Norman Jr.*                    Rock Hill, SC
Vice President and                  President
General Manager                     Warren Norman Co., Inc.                 Frank M. Wilkerson Jr.*
Coca-Cola Bottling Company          Rock Hill, SC                           Chairman of the Board
Orangeburg, SC                                                              President
                                                                            Wilkerson Fuel Co., Inc.
                                                                            Rock Hill, SC

                                                                            *Member, Executive Committee

                             Senior Management Team


                       [PHOTO OF SENIOR MANAGEMENT TEAM]


Standing, left to right

Dane H. Murray                              J. Gary Hood
Executive Vice President                    Executive Vice President and
Division Head                               Chief Operating Officer
                                            SCBT of the Piedmont
John F. Windley
Executive Vice President                    Veronica H. Bailey
Division Head                               Senior Vice President
                                            Manager of Corporate Accounting
J. Alex Shuford III
Executive Vice President
Regional President
                                            Seated, left to right
David J. Charpia
Senior Vice President                       A. Loran Adams
Regional President                          Senior Vice President
                                            General Auditor
Frank G. Carter
Senior Vice President                       F. Gene McConnell Jr.
Director of Marketing                       Senior Vice President
                                            Regional President
Nathaniel A. Barber
Senior Vice President                       Rodney W. Overby
Community Development Officer               Senior Vice President
                                            Chief Information Officer
Marc J. Bogan
Senior Vice President                       James B. Brant
Sales Executive                             Senior Vice President
                                            Manager of Correspondent Banking
P. Hobson Busby
Executive Vice President                    Not Pictured
Senior Credit Administrator
                                            Allen M. Hay Jr.
                                            Executive Vice President
                                            Support Division

   [LOGO]
    SCBT                       CORPORATE INFORMATION
 FINANCIAL
CORPORATION








    GENERAL  >           SCBT Financial Corporation
     OFFICE              520 Gervais Street
                         Columbia, SC 29201

                         www.SCBandT.com



     ANNUAL  >           The Annual Meeting of Shareholders will be held at
    MEETING              2 p.m. on Tuesday, April 26, 2005 in the Dorchester-
                         Jasper Room on the 2nd Floor, 520 Gervais Street in
                         Columbia, South Carolina.





FORM 10 - K  >           Copies of SCBT Financial Corporation's Annual
    & OTHER              Report to the Securities and Exchange Commission
INFORMATION              on Form 10-K (excluding exhibits thereto), and other
                         information may be obtained without charge by written request to:

                         Veronica H. Bailey
                         Manager of Corporate Accounting
                         SCBT Financial Corporation
                         Post Office Box 1030
                         Columbia, SC 29202

                         (803) 765-4620




    ANALYST  >           Richard C. Mathis
    CONTACT              Chief Financial Officer
                         SCBT Financial Corporation
                         Post Office Box 1030
                         Columbia, SC 29202

                         (803) 765-4618






      STOCK  >           The Company's Common Stock is listed on
INFORMATION              the NASDAQ(R) Stock Market under the trading
                         symbol SCBT.



    WEBSITE  >           www.SCBandT.com

                        Not just a bank. A bank and . . .

                                      TRUST





















                                      SCBT
                             [LOGO] FINANCIAL
                                   CORPORATION

                               520 Gervais Street
                               Columbia, SC 29201
                                 (803) 771-2265